     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 20, 2003



                                                     REGISTRATION NO. 333-103679

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                            DEVON ENERGY CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

              DELAWARE                               1311                              73-1567067
    (State or Other Jurisdiction         (Primary Standard Industrial               (I.R.S. Employer
 of Incorporation or Organization)       Classification Code Number)             Identification Number)

                             ---------------------

                  20 NORTH BROADWAY                                       J. LARRY NICHOLS
          OKLAHOMA CITY, OKLAHOMA 73102-8260              CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                    (405) 235-3611                                    DEVON ENERGY CORPORATION
 (Address, Including Zip Code, and Telephone Number,                     20 NORTH BROADWAY
    Including Area Code, of Registrant's Principal               OKLAHOMA CITY, OKLAHOMA 73102-8260
                  Executive Offices)                                       (405) 235-3611
                                                         (Name, Address, Including Zip Code, and Telephone
                                                         Number, Including Area Code, of Agent For Service)

                             ---------------------

                                   COPIES TO

           SCOTT J. DAVIS                       DUKE R. LIGON                        T. MARK KELLY
          JAMES T. LIDBURY                  SENIOR VICE PRESIDENT                   DAVID P. OELMAN
      MAYER, BROWN, ROWE & MAW               AND GENERAL COUNSEL                 VINSON & ELKINS L.L.P.
      190 SOUTH LASALLE STREET                       AND                         2300 FIRST CITY TOWER
    CHICAGO, ILLINOIS 60603-3441               JANICE A. DOBBS                        1001 FANNIN
           (312) 782-0600                    CORPORATE SECRETARY               HOUSTON, TEXAS 77002-6760
                                           DEVON ENERGY CORPORATION                  (713) 758-2222
                                              20 NORTH BROADWAY
                                      OKLAHOMA CITY, OKLAHOMA 73102-8260
                                                (405) 235-3611

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


         (DEVON ENERGY LOGO)                       (OCEAN ENERGY LOGO)

                 PROPOSED MERGER -- YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:


     On February 23, 2003, Devon Energy Corporation and Ocean Energy, Inc. agreed to combine their businesses by merging a wholly owned subsidiary of Devon into Ocean. In the merger, each Ocean common stockholder will receive 0.414 of a share of Devon common stock for each share of Ocean common stock that the stockholder owns, and Ocean will become a subsidiary of Devon. We do not expect that Ocean common stockholders will recognize any gain or loss for U.S. federal income tax purposes to the extent that they receive Devon common stock in exchange for their shares of Ocean common stock.



     The issuance of shares of Devon common stock pursuant to the merger agreement requires the approval of Devon stockholders. In addition, the merger agreement must be adopted by Ocean stockholders. Devon and Ocean have each scheduled special meetings of their stockholders to vote on these matters on April 25, 2003. Regardless of the number of shares that you own or whether you plan to attend a meeting, it is important that your shares be represented and voted. Voting instructions are inside.


     DEVON'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND DETERMINED THAT IT IS ADVISABLE AND IN THE BEST INTERESTS OF DEVON AND ITS STOCKHOLDERS. ACCORDINGLY, DEVON'S BOARD OF DIRECTORS RECOMMENDS THAT DEVON STOCKHOLDERS VOTE TO APPROVE THE ISSUANCE OF DEVON COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

     SIMILARLY, OCEAN'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND DETERMINED THAT IT IS ADVISABLE AND IN THE BEST INTERESTS OF OCEAN AND ITS STOCKHOLDERS. ACCORDINGLY, OCEAN'S BOARD OF DIRECTORS RECOMMENDS THAT OCEAN STOCKHOLDERS VOTE TO ADOPT THE MERGER AGREEMENT.


     Devon is also proposing to adopt a new long-term incentive plan to accommodate the larger employee base of the combined company after the merger. Adoption of that plan requires the approval of Devon stockholders. Devon's board of directors recommends that Devon stockholders vote to adopt the new long-term incentive plan.


     This document provides you with detailed information about the proposed merger and the new long-term incentive plan that Devon is proposing. We encourage you to read the entire document carefully.

     Devon's common stock is traded on the American Stock Exchange under the symbol "DVN." Each share of Devon common stock is accompanied by one right, issued pursuant to Devon's stockholder rights plan, that trades with the Devon common stock. In addition, a class of exchangeable shares issued by Devon's subsidiary, Northstar Energy Corporation, is traded on The Toronto Stock Exchange under the symbol "NSX." The Northstar exchangeable shares are exchangeable at any time, on a one-for-one basis, for Devon common stock. Holders of Devon common stock and Northstar exchangeable shares will vote as a single class at the Devon meeting.

     Ocean's common stock is traded on the New York Stock Exchange under the symbol "OEI." Each share of Ocean common stock is accompanied by one right, issued pursuant to Ocean's stockholder rights plan, that trades with the Ocean common stock. Ocean's convertible preferred stock is not publicly traded. Ocean common stockholders and Ocean convertible preferred stockholders will vote as a single class at the Ocean meeting, with the Ocean convertible preferred stockholders voting on an as-converted basis.

     SEE "RISK FACTORS" BEGINNING ON PAGE 13 OF THIS DOCUMENT FOR A DISCUSSION OF RISKS RELEVANT TO THE MERGER.


       (-s- J LARRY NICHOLS)                (-s- JAMES T. HACKET)
         J. Larry Nichols                     James T. Hackett
   Chairman, President and Chief        Chairman, President and Chief
          Executive Officer                   Executive Officer
     DEVON ENERGY CORPORATION                OCEAN ENERGY, INC.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED UNDER THIS DOCUMENT OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     This document is dated March 20, 2003, and was first mailed to stockholders on or about March 24, 2003.


         (OCEAN ENERGY LOGO)                       (DEVON ENERGY LOGO)

                 PROPOSED MERGER -- YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:


     On February 23, 2003, Devon Energy Corporation and Ocean Energy, Inc. agreed to combine their businesses by merging a wholly owned subsidiary of Devon into Ocean. In the merger, each Ocean common stockholder will receive 0.414 of a share of Devon common stock for each share of Ocean common stock that the stockholder owns, and Ocean will become a subsidiary of Devon. We do not expect that Ocean common stockholders will recognize any gain or loss for U.S. federal income tax purposes to the extent that they receive Devon common stock in exchange for their shares of Ocean common stock.



     The merger agreement must be adopted by Ocean stockholders. In addition, the issuance of shares of Devon common stock pursuant to the merger agreement requires the approval of Devon stockholders. Ocean and Devon have each scheduled special meetings of their stockholders to vote on these matters on April 25, 2003. Regardless of the number of shares that you own or whether you plan to attend a meeting, it is important that your shares be represented and voted. Voting instructions are inside.


     OCEAN'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND DETERMINED THAT IT IS ADVISABLE AND IN THE BEST INTERESTS OF OCEAN AND ITS STOCKHOLDERS. ACCORDINGLY, OCEAN'S BOARD OF DIRECTORS RECOMMENDS THAT OCEAN STOCKHOLDERS VOTE TO ADOPT THE MERGER AGREEMENT.

     SIMILARLY, DEVON'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND DETERMINED THAT IT IS ADVISABLE AND IN THE BEST INTERESTS OF DEVON AND ITS STOCKHOLDERS. ACCORDINGLY, DEVON'S BOARD OF DIRECTORS RECOMMENDS THAT DEVON STOCKHOLDERS VOTE TO APPROVE THE ISSUANCE OF DEVON COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.


     Devon is also proposing to adopt a new long-term incentive plan to accommodate the larger employee base of the combined company after the merger. Adoption of that plan requires the approval of Devon stockholders. Devon's board of directors recommends that Devon stockholders vote to adopt the new long-term incentive plan.


     This document provides you with detailed information about the proposed merger and the new long-term incentive plan that Devon is proposing. We encourage you to read the entire document carefully.

     Ocean's common stock is traded on the New York Stock Exchange under the symbol "OEI." Each share of Ocean common stock is accompanied by one right, issued pursuant to Ocean's stockholder rights plan, that trades with the Ocean common stock. Ocean's convertible preferred stock is not publicly traded. Ocean common stockholders and Ocean convertible preferred stockholders will vote as a single class at the Ocean meeting, with the Ocean convertible preferred stockholders voting on an as-converted basis.

     Devon's common stock is traded on the American Stock Exchange under the symbol "DVN." Each share of Devon common stock is accompanied by one right, issued pursuant to Devon's stockholder rights plan, that trades with the Devon common stock. In addition, a class of exchangeable shares issued by Devon's subsidiary, Northstar Energy Corporation, is traded on The Toronto Stock Exchange under the symbol "NSX." The Northstar exchangeable shares are exchangeable at any time, on a one-for-one basis, for Devon common stock. Holders of Devon common stock and Northstar exchangeable shares will vote as a single class at the Devon meeting.

     SEE "RISK FACTORS" BEGINNING ON PAGE 13 OF THIS DOCUMENT FOR A DISCUSSION OF RISKS RELEVANT TO THE MERGER.


       (-s- JAMES T. HACKET)                (-s- J LARRY NICHOLS)
         James T. Hackett                     J. Larry Nichols
   Chairman, President and Chief        Chairman, President and Chief
          Executive Officer                   Executive Officer
        OCEAN ENERGY, INC.                DEVON ENERGY CORPORATION

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED UNDER THIS DOCUMENT OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     This document is dated March 20, 2003, and was first mailed to stockholders on or about March 24, 2003.

     This document incorporates by reference important business and financial information about both Devon and Ocean that is not included in or delivered with this document. See the "Additional Information -- Where You Can Find More Information" section of this document.

     You can obtain any of the documents incorporated by reference into this document through Devon or Ocean, as the case may be, or from the Securities and Exchange Commission's website at http://www.sec.gov. Documents incorporated by reference are available from Devon and Ocean without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into this document. You may obtain documents incorporated by reference into this document by requesting them in writing or by telephone from the appropriate company as follows:

           Devon Energy Corporation                          Ocean Energy, Inc.
              20 North Broadway                        1001 Fannin Street, Suite 1600
        Attention: Investor Relations                  Attention: Investor Relations
      Oklahoma City, Oklahoma 73102-8260                 Houston, Texas 77002-6794
          Telephone: (405) 552-4570                      Telephone: (713) 265-6161


     IF YOU WOULD LIKE TO REQUEST DOCUMENTS INCORPORATED BY REFERENCE, PLEASE DO SO BY APRIL 18, 2003, TO RECEIVE THEM BEFORE THE MEETING. PLEASE BE SURE TO INCLUDE YOUR COMPLETE NAME AND ADDRESS IN YOUR REQUEST. IF YOU REQUEST ANY DOCUMENTS, WE WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.


                             ---------------------

     All information in this document concerning Devon has been furnished by Devon. All information in this document concerning Ocean has been furnished by Ocean. Devon has represented to Ocean, and Ocean has represented to Devon, that the information furnished by and concerning it is true and complete.

     For an explanation of oil and gas terms used in this document, see the "Commonly Used Oil and Gas Terms" section of this document.

                            DEVON ENERGY CORPORATION

                               20 NORTH BROADWAY
                       OKLAHOMA CITY, OKLAHOMA 73102-8260

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON APRIL 25, 2003

                             ---------------------

To Devon Energy Corporation Stockholders:

     We will hold a special meeting of stockholders of Devon Energy Corporation for the following purposes:

     - To consider and vote on the approval of the issuance of Devon common stock pursuant to the Agreement and Plan of Merger, dated as of February 23, 2003, by and among Devon Energy Corporation, Devon NewCo Corporation and Ocean Energy, Inc., as it may be amended from time to time;


     - To consider and vote on the adoption of the Devon Energy Corporation 2003 Long-Term Incentive Plan, subject to the consummation of the merger contemplated by the Agreement and Plan of Merger, dated as of February 23, 2003, by and among Devon Energy Corporation, Devon NewCo Corporation and Ocean Energy, Inc., as it may be amended from time to time; and


     - To transact other business as may properly be presented at the meeting or any adjournments of the meeting.

     The date, time and place of the meeting are as follows:


                                 April 25, 2003
                             10:00 a.m., local time
                                Bank One Center
                               100 North Broadway
                         Third Floor, Kirkpatrick Room
                            Oklahoma City, Oklahoma



     Only stockholders of record at the close of business on March 17, 2003, are entitled to notice of and to vote at the meeting and any adjournments of the meeting. Devon will keep at its offices in Oklahoma City, Oklahoma, a list of stockholders entitled to vote at the meeting available for inspection for any purpose relevant to the meeting during normal business hours for the 10 days before the meeting.


     YOUR PROXY IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE IN ANY ONE OF THE FOLLOWING WAYS:

     - USE THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE PROXY CARD;

     - USE THE INTERNET WEBSITE SHOWN ON THE PROXY CARD; OR

     - MARK, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE. IT REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors,

                                          -s- JANICE A DOBBS

                                          JANICE A. DOBBS
                                          Corporate Secretary

Oklahoma City, Oklahoma

March 20, 2003

                               OCEAN ENERGY, INC.
                         1001 FANNIN STREET, SUITE 1600
                           HOUSTON, TEXAS 77002-6794

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON APRIL 25, 2003

                             ---------------------

To Ocean Energy, Inc. Stockholders:

     We will hold a special meeting of stockholders of Ocean Energy, Inc. for the following purposes:

     - To consider and vote on the adoption of the Agreement and Plan of Merger, dated as of February 23, 2003, by and among Devon Energy Corporation, Devon NewCo Corporation and Ocean Energy, Inc., as it may be amended from time to time; and

     - To transact other business as may properly be presented at the meeting or any adjournments of the meeting.

     The date, time and place of the meeting are as follows:


                                 April 25, 2003


                             10:00 a.m., local time


                             The Four Seasons Hotel


                                   1300 Lamar


                                 Houston, Texas



     Only stockholders of record at the close of business on March 17, 2003, are entitled to notice of and to vote at the meeting and any adjournments of the meeting. Ocean will keep at its offices in Houston, Texas, a list of stockholders entitled to vote at the meeting available for inspection for any purpose relevant to the meeting during normal business hours for the 10 days before the meeting.


     YOUR PROXY IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE IN ANY ONE OF THE FOLLOWING WAYS:

     - USE THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE PROXY CARD;

     - USE THE INTERNET WEBSITE SHOWN ON THE PROXY CARD; OR

     - MARK, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE. IT REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors,

                                          -s- ROBERT K. REEVES

                                          ROBERT K. REEVES
                                          Executive Vice President,
                                          General Counsel and Secretary

Houston, Texas

March 20, 2003

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: Why am I receiving these materials?

A: Devon and Ocean have agreed to combine their businesses by merging a wholly owned subsidiary of Devon into Ocean. The merger cannot be completed without approvals of the stockholders of both Devon and Ocean. Devon is also proposing to adopt a new long-term incentive plan in connection with the merger that requires approval by Devon stockholders.

Q: What will happen to Ocean as a result of the merger?


A: A Devon subsidiary will merge with and into Ocean, and Ocean will be the surviving company of the merger and a subsidiary of Devon.


Q: What will Ocean common stockholders receive in the merger?

A: Each Ocean common stockholder will receive
   0.414 of a share of Devon common stock for each share of Ocean common stock that the stockholder owns at the effective time of the merger. Instead of issuing fractional shares to Ocean common stockholders, the exchange agent will combine all of the fractional shares and sell them on the American Stock Exchange. Ocean common stockholders will receive cash, without interest, instead of fractional shares from the proceeds obtained from the sale of those shares.

Q:   What will Ocean convertible preferred
   stockholders receive in the merger?


A: Each share of Ocean convertible preferred stock outstanding at the effective time of the merger, other than shares held by Ocean convertible preferred stockholders who validly exercise their appraisal rights under Delaware law, will remain outstanding. After the effective time of the merger, those shares of Ocean convertible preferred stock will be convertible into Devon common stock instead of Ocean common stock, giving effect to the 0.414 exchange ratio, and will have voting rights in Devon on an as-converted basis.


Q: Should Ocean stockholders send in their stock certificates now?

A:   No. After the merger is completed, Ocean
   common stockholders will receive written instructions for exchanging their stock certificates. Please do not send in your Ocean stock certificates with your proxy.

Q:   What stockholder approvals are needed to
   complete the merger?

A: The following stockholder approvals are needed to complete the merger:


   - the affirmative vote of the holders of at least a majority in interest of the voting power of outstanding Ocean voting stock to adopt the merger agreement, with Ocean convertible preferred stockholders voting on an as-converted basis and as a single class with Ocean common stockholders; and


   - the affirmative vote of the holders of at least a majority of the votes cast in person or by proxy at the Devon meeting to approve the issuance of Devon common stock pursuant to the merger agreement.

Q: When do you expect the merger to be completed?

A: We are working to complete the merger as soon as possible. A number of conditions must be satisfied before we can complete the merger, including approval by the stockholders of both Devon and Ocean. Although we cannot be sure when all of the conditions to the merger will be satisfied, we expect to complete the merger in the second quarter of 2003.

Q: What do I need to do now?

A: You should carefully read this document. Then, if you choose to vote by proxy, you should do so as soon as possible by any of the following means: (1) completing, signing and mailing your proxy card,
   (2) using the toll-free telephone number listed on your proxy card and following the recorded instructions or (3) going to the Internet website listed on your proxy card and following the instructions provided.

Q: If I am planning on attending a meeting in person, should I still grant my proxy?

A: Yes. Whether or not you plan to attend a meeting, you should grant your proxy as described above. Your shares will not be voted if you neither attend a meeting and vote in person nor grant your proxy. For Ocean stockholders, this would have the same effect as a vote against adoption of the merger agreement. Assuming a quorum is present, the failure of a Devon stockholder to vote in person or by proxy will not affect the outcome of the vote to approve the issuance of Devon common stock pursuant to the merger agreement.


Q: Can I change my vote after I have granted my proxy?

A: Yes. You can change your vote at any time before your proxy is voted at the meeting by following the procedures set forth in "The Special Meetings -- Voting Procedures -- Revocation" section of this document.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will not vote your shares for or against adoption of the merger agreement or the issuance of Devon common stock pursuant to the merger agreement unless you tell the broker how to vote. If you are a Devon stockholder, your broker may vote your shares for or against adoption of the new long-term incentive plan in the broker's discretion if you do not tell the broker how to vote. To tell your broker how to vote, you should follow the directions that your broker provides to you.

Q: Are any stockholders entitled to appraisal rights in connection with the merger?

A: Ocean convertible preferred stockholders who comply with the procedures described in "The Merger -- Appraisal Rights" section of this document will be entitled to appraisal rights in connection with the merger. Devon common stockholders and Ocean common stockholders are not entitled to appraisal rights in connection with the merger.

Q: Whom do I call if I have further questions about voting, the meetings or the merger?

A: Ocean stockholders may call Ocean's Investor
   Relations department at (713) 265-6161.

   Devon stockholders may call Devon's Investor Relations department at (405) 552-4570.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
SUMMARY.....................................................     1
  The Companies.............................................     1
  The Special Stockholder Meetings..........................     1
  What Ocean Stockholders Will Receive in the Merger........     2
  U.S. Federal Income Tax Consequences......................     2
  Directors and Management of Devon Following the Merger....     3
  Market Prices of Devon and Ocean Common Stock on Important
     Dates..................................................     3
  Our Recommendations to Stockholders.......................     3
  Ocean's Reasons for the Merger............................     4
  Devon's Reasons for the Merger............................     4
  Interests of Ocean's Executive Officers and Directors in
     the Merger.............................................     4
  Opinions of Financial Advisors............................     5
  The Merger Agreement......................................     5
  Other Information Related to the Merger...................     6
  Devon Energy Corporation 2003 Long-Term Incentive Plan....     7
  Selected Historical Financial Data of Ocean...............     8
  Selected Historical Financial Data of Devon...............     9
  Selected Unaudited Pro Forma Combined Condensed Financial
     and Other Data.........................................    10
RISK FACTORS................................................    13
  We may not be able to integrate the operations of Devon
     and Ocean successfully.................................    13
  The market value at the effective time of the merger of
     the consideration to Ocean stockholders is determined
     by the price of Devon common stock; the market value
     will decrease if the market value of Devon common stock
     decreases..............................................    13
  The merger may be dilutive to various financial
     measurements...........................................    13
  The combined company may require capital outlays in excess
     of its cash flow.......................................    13
  Oil and gas operations involve substantial costs and are
     subject to various economic risks......................    14
  Devon and Ocean are, and the combined company will be,
     subject to uncertainties of foreign operations.........    14
  Reported oil, natural gas and NGL reserve data and future
     net revenue estimates are uncertain....................    15
  Product prices are volatile, and low prices can adversely
     impact results.........................................    15
  Concessions granted to Devon and Ocean by foreign
     countries will require significant capital outlays
     without guaranteed results.............................    16
  Ocean's significant investment in several high volume
     assets may not generate the benefits expected by
     Devon..................................................    16
  Terrorist attacks or similar hostilities may adversely
     impact our results of operations.......................    16
  The combined company's debt level may limit its financial
     flexibility............................................    16
THE COMPANIES...............................................    17
  Ocean Energy, Inc. .......................................    17
  Devon Energy Corporation..................................    17
PROPERTIES OF THE COMBINED COMPANY..........................    18
  Primary Operating Areas...................................    18
  Devon's Properties........................................    19
  Ocean's Properties........................................    23
  Developed and Undeveloped Acreage.........................    26

                                                              PAGE
                                                              ----
COMPARATIVE PER SHARE DATA..................................    27
MARKET PRICES AND DIVIDEND INFORMATION......................    28
THE SPECIAL MEETINGS........................................    29
  Time, Place and Date......................................    29
  Purposes..................................................    29
  Quorum....................................................    29
  Record Date...............................................    29
  Shares Entitled to Vote...................................    30
  Recommendations of the Boards of Directors................    30
  Votes Required............................................    30
  Shares Outstanding........................................    31
  Voting Procedures.........................................    31
  Solicitation of Proxies...................................    33
  Shares Held in Street Name................................    33
  Auditors..................................................    34
THE MERGER..................................................    35
  Background of the Merger..................................    35
  Recommendation of Ocean's Board of Directors and Reasons
     for the Merger.........................................    36
  Recommendation of Devon's Board of Directors and Reasons
     for the Merger.........................................    38
  Opinions of Financial Advisors............................    41
  Interests of Ocean's Executive Officers and Directors in
     the Merger.............................................    53
  Pending Litigation........................................    56
  Appraisal Rights..........................................    56
  Regulatory Requirements...................................    59
THE MERGER AGREEMENT........................................    60
  Structure of the Merger...................................    60
  When the Merger Becomes Effective.........................    60
  Conversion of Ocean Stock and Stock Options...............    60
  Exchange of Shares; Fractional Shares.....................    63
  Conditions to the Merger..................................    65
  Representations and Warranties............................    66
  Covenants and Other Agreements............................    67
  Termination...............................................    72
  Termination Fees and Expenses.............................    73
  Amendment; Extension and Waiver...........................    75
DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY....    76
  Directors.................................................    76
  Executive Officers........................................    78
DEVON ENERGY CORPORATION 2003 LONG-TERM INCENTIVE PLAN......    81
  Purpose and Key Features of the Plan......................    81
  Administration............................................    82
  Eligibility for Participation.............................    82

                                                              PAGE
                                                              ----
  Types of Awards...........................................    82
  Termination of Employment.................................    84
  Amending the New Long-Term Incentive Plan.................    84
  Change of Control Event...................................    84
  New Plan Benefits.........................................    84
  Automatic Adjustment Features.............................    84
  U.S. Federal Tax Treatment................................    85
  Equity Compensation Plan Information......................    86
  Devon Executive Compensation..............................    87
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS..................    92
  General...................................................    92
  Tax Treatment of Corporate Parties to the Reorganization
     and of Ocean Common Stockholders.......................    93
  Tax Treatment of Ocean Convertible Preferred
     Stockholders...........................................    93
  Backup Withholding; Information Reporting.................    94
COMPARISON OF THE RIGHTS OF OCEAN AND DEVON STOCKHOLDERS....    95
  Authorized Capital Stock..................................    95
  Size of Board of Directors................................    95
  Cumulative Voting.........................................    96
  Classes of Directors......................................    96
  Removal of Directors......................................    96
  Vacancies on the Board of Directors.......................    96
  Action by Written Consent.................................    96
  Amendments to Charter.....................................    97
  Amendments to Bylaws......................................    97
  Special Meetings of Stockholders..........................    98
  Vote on Extraordinary Corporate Transactions..............    98
  Inspection of Documents...................................    98
  State Anti-Takeover Statutes..............................    98
  Stockholder Rights Plan...................................    99
  Special Voting Stock......................................    99
  Notice of Stockholder Proposals and Director
     Nominations............................................    99
ADDITIONAL INFORMATION......................................   100
  Deadline for Future Stockholder Proposals.................   100
  Legal Matters.............................................   100
  Experts...................................................   100
  Where You Can Find More Information.......................   101
  Transfer Agents and Registrars............................   102
  Forward-Looking Statements................................   103
COMMONLY USED OIL AND GAS TERMS.............................   105
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION..........   F-1

                                                              PAGE
                                                              ----
ANNEXES
Annex A: Agreement and Plan of Merger.......................   A-1
Annex B: Opinion of Deutsche Bank Securities Inc. to Ocean's
  Board of Directors........................................   B-1
Annex C: Opinion of Morgan Stanley & Co. Incorporated to
  Devon's Board of Directors................................   C-1
Annex D: Section 262 of the Delaware General Corporation Law
  (Appraisal Rights)........................................   D-1
Annex E: Devon Energy Corporation 2003 Long-Term Incentive
  Plan......................................................   E-1

                                    SUMMARY

     This summary highlights some of the information in this document. It may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger, you should carefully read this document and the other documents to which we have referred you. See the "Additional Information -- Where You Can Find More Information" section of this document for more details.

THE COMPANIES

Ocean Energy, Inc.
1001 Fannin Street, Suite 1600
Houston, Texas 77002-6794
Telephone: (713) 265-6000

     Ocean is an independent energy company engaged primarily in oil and natural gas exploration, development and production, and the acquisition of producing properties. Ocean conducts North American operations in the shelf and deepwater areas of the Gulf of Mexico, the Rocky Mountains, the Permian Basin, Anadarko, East Texas, North Louisiana and the Gulf Coast regions. Internationally, Ocean conducts oil and gas activities in West Africa, Equatorial Guinea, Angola, Nigeria and Cote d'Ivoire. Ocean also conducts operations in Egypt, the Russian Republic of Tatarstan, Brazil and Indonesia.

Devon Energy Corporation
20 North Broadway
Oklahoma City, Oklahoma 73102-8260
Telephone: (405) 235-3611

     Devon is an independent energy company engaged primarily in oil and natural gas exploration, development and production, acquisition of producing properties, transportation of oil, gas and natural gas liquids, or NGLs, and the processing of natural gas. Devon operates oil and gas properties in the United States, Canada and internationally. Devon's North American properties are concentrated within five geographic areas. Operations in the United States are focused in the Permian Basin, the Mid-Continent, the Rocky Mountains and onshore and offshore Gulf Coast. Canadian operations are focused in the Western Canadian Sedimentary Basin in Alberta and British Columbia. Operations outside North America currently include Azerbaijan, Brazil, China and West Africa.

     In addition to its exploration and production activities, Devon has a marketing and midstream business. The marketing business is responsible for the marketing of Devon's natural gas, crude oil and NGLs. The midstream business transports oil and gas, removes impurities and extracts NGLs from the natural gas stream for separate sale. The midstream business is also responsible for construction and operation of Devon's pipelines, storage and treatment facilities and gas processing plants.

     In this document, we sometimes refer to Devon, Ocean and their respective subsidiaries as the "combined company."

THE SPECIAL STOCKHOLDER MEETINGS

  OCEAN SPECIAL STOCKHOLDER MEETING


     Where and when: The Ocean special stockholder meeting will take place at The Four Seasons Hotel, 1300 Lamar, Houston, Texas, on April 25, 2003 at 10:00 a.m., local time.


     What you are being asked to vote on: At the Ocean meeting, Ocean stockholders will vote on the adoption of the merger agreement. Ocean stockholders also may be asked to consider other matters as may properly come before the meeting. At the present time, Ocean knows of no other matters that will be presented for consideration at the meeting.


     Who may vote: You may vote at the Ocean meeting if you owned Ocean common stock or Ocean convertible preferred stock at the close of business on the record date, March 17, 2003. On that date, there were 177,780,229 shares of Ocean common stock and 50,000 shares of Ocean convertible preferred stock, constituting 3,517,000 shares of Ocean common stock on an as-converted basis, outstanding and entitled to vote. Ocean common stockholders and Ocean convertible preferred stockholders will vote as a single class, with Ocean convertible preferred stockholders voting on an as-converted basis. You may cast one vote for each share of Ocean common stock that you owned on the record date. You may cast 70.34 votes for each share of Ocean convertible preferred stock that you owned on the record date.

     What vote is needed: The affirmative vote of the holders of at least a majority in interest of the voting power of outstanding Ocean voting stock, with Ocean convertible preferred stockholders voting on an as-converted basis and as a single class with Ocean common stockholders, is required to adopt the merger agreement.


  DEVON SPECIAL STOCKHOLDER MEETING


     Where and when: The Devon special stockholder meeting will take place at Bank One Center, 100 North Broadway, Third Floor, Kirkpatrick Room, Oklahoma City, Oklahoma, on April 25, 2003, at 10:00 a.m., local time.


     What you are being asked to vote on: At the Devon meeting, Devon stockholders will vote on the issuance of Devon common stock pursuant to the merger agreement and on the adoption of a new long-term incentive plan. Adoption of the new long-term incentive plan is conditioned on completion of the merger, but approval of the issuance of Devon common stock pursuant to the merger agreement is not conditioned on adoption of the new long-term incentive plan. Devon is seeking adoption of the new long-term incentive plan to accommodate the larger employee base of the combined company. Devon stockholders also may be asked to consider other matters as may properly come before the meeting. At the present time, Devon knows of no other matters that will be presented for consideration at the meeting.


     Who may vote: You may vote at the Devon meeting if you owned Devon common stock or exchangeable shares issued by Devon's subsidiary, Northstar Energy Corporation, at the close of business on the record date, March 17, 2003. On that date, there were 156,916,379 shares of Devon voting stock outstanding and entitled to vote, consisting of 155,407,742 shares of Devon common stock and 1,508,637 Northstar exchangeable shares. Holders of Devon common stock and Northstar exchangeable shares will vote as a single class. You may cast one vote for each share of Devon common stock and one vote for each Northstar exchangeable share that you owned on the record date.


     Voting Northstar Exchangeable Shares: Each exchangeable share issued by Northstar is entitled to one vote at the Devon meeting through a voting agreement. Under the voting agreement, the trustee exercises voting rights on behalf of holders of the exchangeable shares. The trustee holds one share of special voting stock of Devon. The special voting share is entitled to one vote for each outstanding exchangeable share held by persons other than Devon. The trustee will vote only as instructed by the holders of exchangeable shares.

     What vote is needed: The affirmative vote of the holders of at least a majority of the votes cast in person or by proxy by holders of Devon voting stock is required to approve the issuance of Devon common stock pursuant to the merger agreement. The affirmative vote of the holders of at least a majority of the Devon voting power present in person or by proxy and entitled to vote is required to adopt the new long-term incentive plan.

WHAT OCEAN STOCKHOLDERS WILL RECEIVE IN THE MERGER

     Each Ocean common stockholder will receive 0.414 of a share of Devon common stock for each share of Ocean common stock that the stockholder owns at the effective time of the merger. Instead of issuing fractional shares to Ocean common stockholders, the exchange agent will combine all of the fractional shares and sell them on the American Stock Exchange. Ocean common stockholders will receive cash, without interest, instead of fractional shares from the proceeds obtained from the sale of those shares.


     Each share of Ocean convertible preferred stock outstanding at the effective time of the merger, other than shares held by Ocean convertible preferred stockholders who validly exercise their appraisal rights under Delaware law, will remain outstanding. After the effective time of the merger, those shares of Ocean convertible preferred stock will be convertible into Devon common stock instead of Ocean common stock, giving effect to the 0.414 exchange ratio, and will have voting rights in Devon on an as-converted basis.


U.S. FEDERAL INCOME TAX CONSEQUENCES

     The merger has been structured so that none of Ocean, Devon or their respective common stockholders will recognize any gain or loss for U.S. federal income tax purposes, except to the extent that Ocean common stockholders receive cash instead of fractional shares of Devon common stock. As a condition to the merger, Devon and Ocean must each receive a satisfactory opinion from their own legal counsel regarding the U.S. federal income tax treatment of the merger.


     The U.S. federal income tax consequences of the merger to Ocean convertible preferred stockholders are not clear. As discussed more fully in the "Material Federal Income Tax Considerations -- Tax Treatment of Ocean Convertible Preferred Stockholders" section of this document, it is possible that the Internal Revenue Service could assert either that (1) the automatic substitution, at the effective time of the merger, of Devon common stock for Ocean common stock would cause a taxable exchange resulting in recognition of gain or loss for Ocean convertible preferred stockholders or (2) a subsequent conversion of the Ocean convertible preferred stock would be a taxable transaction on which gain or loss would be recognized.


     Tax matters are very complicated. The tax consequences of the merger to you will depend on your own situation. We urge that you consult your tax advisor for a full understanding of the U.S. federal, state, local and foreign tax consequences of the merger to you.

DIRECTORS AND MANAGEMENT OF DEVON FOLLOWING THE MERGER

     Devon's board of directors is expected to consist of 13 directors after the effective time of the merger. In that case, nine members of Devon's current board of directors will retain their positions, and four members of Ocean's board of directors will be appointed as new members of Devon's board of directors at the effective time of the merger.


     J. Larry Nichols, currently the Chairman, President and Chief Executive Officer of Devon, will remain the Chairman and Chief Executive Officer of Devon. James T. Hackett, currently the Chairman, President and Chief Executive Officer of Ocean, will become the President and Chief Operating Officer of Devon at the effective time of the merger. Information on other members of the combined company's management team is contained in the "Directors and Executive Officers of the Combined Company" section of this document.


MARKET PRICES OF DEVON AND OCEAN COMMON STOCK ON IMPORTANT DATES

     Shares of Devon common stock are traded on the American Stock Exchange under the symbol "DVN." Shares of Ocean common stock are traded on the New York Stock Exchange under the symbol "OEI." The following table shows the closing per share sales prices of Devon and Ocean common stock on:

     - February 21, 2003 -- the last full trading day before Devon and Ocean announced the proposed merger; and


     - March 19, 2003 -- the last full trading day before the date of this document.



                       DEVON    OCEAN
                       COMMON   COMMON
DATE                   STOCK    STOCK
----                   ------   ------
February 21, 2003....  $48.23   $19.27
March 19, 2003.......  47.85     19.81


OUR RECOMMENDATIONS TO STOCKHOLDERS

  TO OCEAN STOCKHOLDERS:

     Ocean's board of directors has unanimously approved and adopted the merger agreement and determined that it is in the best interests of Ocean and its stockholders. Accordingly, the board recommends that Ocean stockholders vote to adopt the merger agreement.


     As of March 17, 2003, shares representing about 4% of the voting interests of outstanding Ocean stock were held by Ocean's directors, executive officers and their respective affiliates.


  TO DEVON STOCKHOLDERS:

     Devon's board of directors has unanimously approved and adopted the merger agreement and determined that it is advisable and in the best interests of Devon and its stockholders. Devon's board of directors also has unanimously approved the new long-term incentive plan. Accordingly, the board recommends that Devon stockholders vote to approve the issuance of Devon common stock pursuant to the merger agreement and to adopt the new long-term incentive plan.


     As of March 17, 2003, about 2% of Devon's outstanding voting shares were held by Devon's directors, executive officers and their respective affiliates.

OCEAN'S REASONS FOR THE MERGER


     Ocean's board of directors considered various factors in approving and adopting the merger agreement, including the complementary assets of Ocean and Devon, the pro forma financial profile of the combined company, expected benefits from the increased size of the combined company, opportunities to invest Devon's excess operating cash flow to fund Ocean's significant exploration and development projects, the accretion to Ocean stockholders in cash flow per share that Ocean expects to result from the merger, the 0.414 exchange ratio, the tax consequences of the merger to Ocean stockholders and the other matters referred to in the "The Merger -- Recommendation of Ocean's Board of Directors and Reasons for the Merger" section of this document.


DEVON'S REASONS FOR THE MERGER


     Devon's board of directors considered various factors in approving and adopting the merger agreement, including opportunities to invest Devon's excess operating cash flow to fund Ocean's significant exploration and development projects, the substantial overlap between areas in which Devon and Ocean operate, the decrease in the combined company's total debt to capitalization ratio as compared to Devon's stand-alone total debt to capitalization ratio, the
0.414 exchange ratio, expected near-term benefits from Ocean's existing operations, expected benefits from the increased size of the combined company and the other matters referred to in the "The Merger -- Recommendation of Devon's Board of Directors and Reasons for the Merger" section of this document.


INTERESTS OF OCEAN'S EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER

     Some of Ocean's directors and executive officers may have interests in the merger that are different from, or are in addition to, your interests:



- At the effective time of the merger, Milton Carroll, Peter J. Fluor, Robert L. Howard, and Charles F. Mitchell, M.D., each of whom is currently a member of Ocean's board of directors, are expected to be appointed to Devon's board of directors. Each will serve until his successor is elected and qualified or until his earlier resignation or removal.


- At the effective time of the merger, James T. Hackett, who is currently Ocean's Chairman, President and Chief Executive Officer, will be appointed President and Chief Operating Officer of Devon. Mr. Hackett's existing employment and severance agreements were amended in connection with the merger agreement to suspend until May 1, 2004 the triggering of certain change-of-control provisions that otherwise would have permitted Mr. Hackett to terminate his employment at or after the effective time of the merger and receive certain severance payments.


- John D. Schiller, Jr.'s existing employment agreement was amended in connection with the merger agreement to suspend until May 1, 2004 the triggering of certain change-of-control provisions that otherwise would have permitted Mr. Schiller to terminate his employment at or after the effective time of the merger and receive certain severance payments.


- After the merger, some Ocean officers may become officers of Devon.

- Outstanding Ocean stock options and restricted stock awards held by Ocean's directors and executive officers (and all other Ocean employees) will vest at the effective time of the merger. Outstanding Ocean stock options not exercised at that time will be converted into options to purchase shares of Devon common stock, subject to adjustment for the 0.414 exchange ratio.

- The merger will trigger change-of-control provisions in the employment agreements of some of Ocean's officers, which may entitle them to severance benefits if their employment ceases after the merger.

- Those Ocean directors who are not appointed to the Devon board will be entitled to lump-sum cash payments and other benefits having an aggregate value of about $1.4 million under Ocean's existing directors compensation plan.

- The merger will cause full or partial vesting of outstanding awards under Ocean's executive supplemental retirement plan, in which some of Ocean's executive officers participate, if a participant is terminated under some circumstances.

- The merger agreement generally requires Devon to honor Ocean's existing employee benefit plans and commitments in accordance with their terms after the merger. In addition, Devon will assume Ocean's long-term incentive plans and employee stock purchase plan under which options to purchase shares of Ocean common stock are outstanding.


- After the merger, Ocean will indemnify and hold harmless to the fullest extent permitted under law each current and former director and officer of Ocean, its subsidiaries and divisions against all losses pertaining to actions taken by them, or failures to act, while serving in those capacities before the merger.


- For six years after the merger, Ocean will maintain its current policies of directors' and officers' liability insurance and fiduciary liability insurance, or policies no less favorable to the insured, covering acts or omissions before the merger. Ocean will not be required to pay annual premiums to maintain that coverage in excess of 250% of the 2003 annual premium paid by Ocean, but will be required to purchase as much coverage as reasonably practicable for that amount.



     Ocean's directors and executive officers beneficially owned about 4% of the voting interests of outstanding Ocean stock as of March 17, 2003. Devon's directors and executive officers did not beneficially own any shares of Ocean stock as of March 17, 2003.


     The boards of directors of both companies were aware of these interests and considered them in approving the merger agreement.

OPINIONS OF FINANCIAL ADVISORS

     The opinions of Ocean's and Devon's financial advisors are attached to this document as Annexes B and C. We encourage you to read those opinions carefully, as well as the descriptions of the analyses and assumptions on which the opinions were based in "The Merger -- Opinions of Financial Advisors" section of this document. Each opinion is directed to the applicable company's board of directors and does not constitute a recommendation to any stockholder as to any matter relating to the merger.

  OPINION OF OCEAN'S FINANCIAL ADVISOR

     Deutsche Bank Securities Inc., Ocean's financial advisor, delivered its opinion to Ocean's board of directors on February 23, 2003 to the effect that, as of the date of its opinion and subject to the matters and assumptions set forth in the opinion, the 0.414 exchange ratio was fair from a financial point of view to Ocean common stockholders.

  OPINION OF DEVON'S FINANCIAL ADVISOR

     Morgan Stanley & Co. Incorporated, Devon's financial advisor, delivered its opinion to Devon's board of directors on February 23, 2003 to the effect that, as of the date of its opinion and subject to the matters and assumptions set forth in the opinion, the 0.414 exchange ratio pursuant to the merger agreement was fair from a financial point of view to Devon.

THE MERGER AGREEMENT

     The merger agreement is attached to this document as Annex A. We encourage you to read the merger agreement because it is the legal document that governs the merger.

  WHAT WE NEED TO DO TO COMPLETE THE MERGER

     Devon and Ocean will complete the merger only if the conditions set forth in the merger agreement are satisfied or, in some cases, waived. These conditions include:

     - adoption by Ocean's stockholders of the merger agreement;

     - approval by Devon's stockholders of the issuance of Devon common stock pursuant to the merger agreement;

     - the expiration of applicable antitrust waiting periods or the receipt of necessary antitrust approvals;

     - the absence of legal prohibitions to the merger;

     - the continued effectiveness of the registration statement of which this document is a part;

     - the approval for listing on the American Stock Exchange of the shares of Devon common stock to be issued in the merger;

     - the continued accuracy of each company's representations and warranties;

     - the performance by each company of its obligations under the merger agreement; and

     - the receipt of legal opinions from counsel for each company as to the treatment of the merger for U.S. federal income tax purposes.

     Either Devon or Ocean may choose to complete the merger even though a condition to its obligations has not been satisfied if the necessary stockholder approvals have been obtained and the law allows the company to do so.

  TERMINATION OF THE MERGER AGREEMENT

     Devon and Ocean can agree to terminate the merger agreement at any time without completing the merger, even after stockholder approvals have been obtained. In addition, either company can terminate the merger agreement on its own without completing the merger if:

     - the merger is not completed by September 30, 2003, other than due to a breach of the merger agreement by the terminating company;

     - the necessary approval of the stockholders of either company is not obtained at their respective meetings;

     - any legal prohibition to completing the merger has become final and non-appealable;

     - the other company materially breaches the merger agreement and cannot or does not correct the breach within a 30-day cure period;

     - the board of directors of the other company withdraws or adversely changes its original recommendation of the merger, or recommends that its stockholders vote for a competing transaction; or

     - its own board of directors withdraws or adversely changes its original recommendation of the merger, or recommends that stockholders vote for a competing transaction, and the other company does not require that it submit the matter to be voted on at its meeting to a vote of its stockholders.

  TERMINATION FEES AND EXPENSES

     If the merger agreement is terminated under circumstances involving a proposed business transaction between either Devon or Ocean and a third party that conflicts with the merger and other conditions are satisfied, either Devon or Ocean will be required to pay a termination fee of up to $139 million and reimburse the other party for up to $10 million of expenses incurred by the other party in connection with the merger agreement.

  OPTION TO REQUIRE OTHER PARTY'S
  STOCKHOLDER VOTE

     Each company will have an option, exercisable within two business days after it receives written notice from the other party that the other party's board of directors has withdrawn or adversely changed its original recommendation or recommended a competing transaction to its stockholders, to require the other party to (1) submit to a vote the matter to be voted on by that party's stockholders and (2) disclose to that party's stockholders the circumstances under which the matter is being submitted to a vote.

  NO SOLICITATION

     Devon and Ocean have generally agreed not to initiate or continue any discussions with any other party regarding a business combination while the merger is pending or to engage in any of those discussions unless required by fiduciary obligations under applicable law.

OTHER INFORMATION RELATED TO THE MERGER

  PENDING LITIGATION

     A lawsuit was filed on February 27, 2003 against Ocean and all of the members of Ocean's board of directors. The complaint seeks class action status and alleges breach of fiduciary duty in connection with the approval of the merger agreement by Ocean's board of directors. Ocean believes that the lawsuit is without merit and intends to defend against it vigorously. We can provide no assurance that additional claims may not be made or filed arising out of, or relating to, the merger agreement or the transactions that it contemplates.

  ANTITRUST CLEARANCE REQUIRED TO COMPLETE THE MERGER


     The merger is subject to antitrust laws. We made the required filings with the Department of Justice and the Federal Trade Commission relating to the merger on March 7, 2003, but we are not permitted to complete the merger until the applicable waiting periods have expired or otherwise terminated. We expect that the applicable waiting periods will expire on or about April 7, 2003. Although we do not expect the federal government or any state government to attempt to stop the merger, we cannot assure you that they will not try to do so.


  LISTING OF COMMON STOCK TO BE ISSUED IN THE MERGER

     Devon expects to obtain approval to list on the American Stock Exchange the shares of Devon common stock to be issued pursuant to the merger agreement.

  APPRAISAL RIGHTS

     Devon stockholders and Ocean common stockholders are not entitled to appraisal rights in connection with the merger. Ocean convertible preferred stockholders are entitled to appraisal rights in accordance with Delaware law. See "The Merger -- Appraisal Rights" section of this document for more information regarding the appraisal rights of Ocean convertible preferred stockholders.

  ACCOUNTING TREATMENT

     Devon will account for the merger using the purchase method of accounting. Under that method of accounting, the aggregate consideration that Devon pays to Ocean stockholders will be allocated to Ocean's assets and liabilities based on their fair values, with any excess being treated as goodwill. Devon currently expects to record approximately $1.3 billion of goodwill, but that estimate is subject to change.


DEVON ENERGY CORPORATION 2003 LONG-TERM INCENTIVE PLAN



     On February 22, 2003, Devon's board of directors approved the Devon Energy Corporation 2003 Long-Term Incentive Plan, which we sometimes refer to in this document as the "new long-term incentive plan" or the "plan," subject to adoption of the plan by Devon stockholders and to completion of the merger. The new long-term incentive plan is intended, among other things, to help the combined company attract and retain directors and employees after the effective time of the merger and to encourage them to promote the growth and profitability of the combined company.

                  SELECTED HISTORICAL FINANCIAL DATA OF OCEAN

     Ocean is providing the following information to aid in your analysis of the financial aspects of the merger. Ocean derived this information from audited financial statements for the years 1998 through 2002.

     The information is only a summary. You should read it along with Ocean's historical financial statements and related notes and the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Ocean's annual reports and other information on file with the Securities and Exchange Commission and incorporated by reference into this document. See the "Additional Information -- Where You Can Find More Information" section of this document.

                                                     YEAR ENDED DECEMBER 31,
                                            ------------------------------------------
                                             1998     1999     2000     2001     2002
                                            ------   ------   ------   ------   ------
                                             (IN MILLIONS, EXCEPT FOR PER SHARE DATA)
OCEAN SELECTED HISTORICAL CONSOLIDATED
  STATEMENT OF OPERATIONS DATA:
Revenues..................................  $  536   $  758   $1,074   $1,255   $1,162
Earnings (loss) from continuing
  operations..............................    (407)     (22)     213      274      135
Earnings (loss) from continuing operations
  per share:
  Basic...................................   (4.04)   (0.16)    1.26     1.59     0.76
  Diluted.................................   (4.04)   (0.16)    1.22     1.53     0.74
Cash dividends per common share...........      --       --     0.04     0.16     0.16

                                                        AS OF DECEMBER 31,
                                            ------------------------------------------
                                             1998     1999     2000     2001     2002
                                            ------   ------   ------   ------   ------
                                                          (IN MILLIONS)
OCEAN SELECTED HISTORICAL CONSOLIDATED
  BALANCE SHEET DATA:
Total assets..............................  $2,007   $2,783   $2,890   $3,469   $3,893
Long-term debt............................   1,372    1,333    1,033    1,283    1,443
Stockholders' equity......................     377      948    1,153    1,472    1,575

                  SELECTED HISTORICAL FINANCIAL DATA OF DEVON

     Devon is providing the following information to aid in your analysis of the financial aspects of the merger. Devon derived this information from audited financial statements for the years 1998 through 2002.

     The information is only a summary. You should read it along with Devon's historical financial statements and related notes and the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Devon's annual reports and other information on file with the Securities and Exchange Commission and incorporated by reference into this document. See the "Additional Information -- Where You Can Find More Information" section of this document.

                                                            YEAR ENDED DECEMBER 31,
                                                  --------------------------------------------
                                                   1998     1999     2000     2001      2002
                                                  ------   ------   ------   -------   -------
                                                    (IN MILLIONS, EXCEPT FOR PER SHARE DATA)
DEVON SELECTED HISTORICAL CONSOLIDATED
  STATEMENT OF OPERATIONS DATA:
Revenues........................................  $  604   $1,140   $2,587   $ 2,864   $ 4,316
Earnings (loss) from continuing operations
  before cumulative effect of change in
  accounting principle..........................    (201)    (193)     661        23        59
Earnings (loss) from continuing operations
  before cumulative effect of change in
  accounting principle per share:
  Basic.........................................   (2.83)   (2.13)    5.13      0.09      0.32
  Diluted.......................................   (2.83)   (2.13)    4.97      0.09      0.32
Cash dividends per common share.................    0.10     0.14     0.17      0.20      0.20

                                                               AS OF DECEMBER 31,
                                                  --------------------------------------------
                                                   1998     1999     2000     2001      2002
                                                  ------   ------   ------   -------   -------
                                                                 (IN MILLIONS)
DEVON SELECTED HISTORICAL CONSOLIDATED BALANCE
  SHEET DATA:
Investment in common stock of ChevronTexaco
  Corporation...................................  $   --   $  614   $  599   $   636   $   472
Total assets....................................   1,931    6,096    6,860    13,184    16,225
Debentures exchangeable into shares of
  ChevronTexaco Corporation.....................      --      760      760       649       662
Other long-term debt............................     736    1,656    1,289     5,940     6,900
Convertible preferred securities of subsidiary
  trust.........................................     149       --       --        --        --
Stockholders' equity............................     750    2,521    3,277     3,259     4,653

SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL AND OTHER DATA

     The following describes the pro forma effect of the merger on (1) the consolidated statement of operations data of Devon and Ocean for the year ended December 31, 2002 and (2) the consolidated balance sheet data of Devon and Ocean as of December 31, 2002. The unaudited pro forma combined condensed balance sheet data is presented as if the merger had occurred on December 31, 2002. The unaudited pro forma combined condensed statement of operations data is presented as if the merger had occurred on January 1, 2002.

     This information is only a summary. You should read the unaudited pro forma combined financial information and the accompanying notes that are included in this document. You should also read the historical information of Devon and Ocean that is incorporated by reference into this document.

     We are providing the unaudited pro forma combined condensed financial and other data for informational purposes only. It does not purport to represent what the financial position and results of operations of the combined company would actually have been had the merger in fact occurred on the dates indicated. It also does not purport to represent the future results that the combined company will achieve after the merger.

     We prepared the pro forma information based on the following:

     - Both Devon and Ocean use the full cost method of accounting for their oil and gas producing activities.

     - Devon acquired all the outstanding common shares of Mitchell Energy & Development Corp. on January 24, 2002. Devon's operating results for 2002 included in the unaudited pro forma combined statement of operations assume that the Mitchell acquisition occurred on January 1, 2002.

     - We have not reflected as an adjustment to the historical data annual cost savings of at least $50 million that Devon and Ocean expect to result from the merger.

     - Devon recognized net earnings from discontinued operations in 2002 of $45 million. This gain is not included in the summary unaudited pro forma combined statement of operations.

     No pro forma adjustments have been made with respect to the following unusual items. These items are reflected in the historical results of Devon and Ocean, as applicable, and should be considered in reading the pro forma results:

     - In the second quarter of 2002, Devon recognized a $651 million ($371 million after tax) reduction to the carrying value of its Canadian oil and gas properties pursuant to the full cost accounting ceiling rules.

     - In the third quarter of 2002, Ocean announced that it would discontinue current exploratory activities in Pakistan and on Block 10 offshore Angola. As a result, Ocean recognized an impairment in the amount of $76 million ($50 million after tax).

     - In the fourth quarter of 2002, Devon recognized a $205 million ($128 million after tax) expense related to the impairment of the value of 7.1 million shares of ChevronTexaco Corporation common stock owned by Devon. The impairment was related to Devon's determination that the decline in the value of the ChevronTexaco common stock was other than temporary, as such term is defined by accounting rules.

                                                               COMBINED COMPANY PRO FORMA
                                                              YEAR ENDED DECEMBER 31, 2002
                                                              ----------------------------
                                                                     (IN MILLIONS,
                                                                 EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Oil sales.................................................             $ 1,549
  Gas sales.................................................               2,655
  NGL sales.................................................                 304
  Marketing & midstream revenues............................               1,069
                                                                         -------
     Total revenues.........................................               5,577
                                                                         -------
Operating costs and expenses:
  Lease operating expenses..................................                 835
  Transportation costs......................................                 190
  Production taxes..........................................                 148
  Marketing & midstream costs and expenses..................                 873
  Depreciation, depletion and amortization..................               1,811
  General and administrative................................                 321
  Reduction of carrying value of oil and gas properties.....                 727
                                                                         -------
     Total operating costs and expenses.....................               4,905
                                                                         -------
Earnings from operations....................................                 672
Other income (expenses):
  Interest expense..........................................                (582)
  Dividends on subsidiary's preferred stock.................                  (3)
  Effects of changes in foreign currency exchange rates.....                   1
  Change in fair value of financial instruments.............                  28
  Impairment of ChevronTexaco Corporation common stock......                (205)
  Other income (expenses)...................................                  32
                                                                         -------
     Net other expenses.....................................                (729)
                                                                         -------
Earnings (loss) from continuing operations before income
  taxes.....................................................                 (57)
Income tax expense (benefit):
  Current...................................................                  47
  Deferred..................................................                (180)
                                                                         -------
     Total income tax expense (benefit).....................                (133)
                                                                         -------
Earnings from continuing operations.........................                  76
Less preferred stock dividends..............................                  10
                                                                         -------
Net earnings applicable to common stockholders..............             $    66
                                                                         =======
Net earnings from continuing operations per share:
  Basic.....................................................             $  0.29
  Diluted...................................................                0.29
Cash dividends per share....................................                0.20
Weighted average common shares outstanding:
  Basic.....................................................                 229
  Diluted...................................................                 232

                                                               COMBINED COMPANY PRO FORMA
                                                              YEAR ENDED DECEMBER 31, 2002
                                                              ----------------------------
PRODUCTION, PRICE AND OTHER DATA:
Production:
  Oil (MMBbls)..............................................                  70
  Gas (Bcf).................................................                 927
  NGLs (MMBbls).............................................                  22
  MMBoe.....................................................                 247
Average prices:
  Oil (per Bbl).............................................             $ 22.00
  Gas (per Mcf).............................................                2.87
  NGLs (per Bbl)............................................               13.99
  Per Boe...................................................               18.28
Cost per Boe:
  Operating costs...........................................                4.76
  Depreciation, depletion and amortization of oil and gas
     properties.............................................                6.85

                                                              COMBINED COMPANY PRO FORMA
                                                               AS OF DECEMBER 31, 2002
                                                              --------------------------
                                                                    (IN MILLIONS,
                                                                EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Total assets................................................           $23,056
Debentures exchangeable into shares of ChevronTexaco
  Corporation common stock..................................               662
Other long-term debt........................................             8,520
Stockholders' equity........................................             8,285
Book value per share........................................             36.06

                                  RISK FACTORS

     You should consider carefully the following risk factors before deciding how to vote.

WE MAY NOT BE ABLE TO INTEGRATE THE OPERATIONS OF DEVON AND OCEAN SUCCESSFULLY

     The merger will present challenges to management, including the integration of the operations, technologies and personnel of Devon and Ocean. The merger will also include other risks commonly associated with similar transactions, including unanticipated liabilities, unanticipated costs and diversion of management's attention. Any difficulties that we encounter in the transition and integration process could have an adverse effect on the revenue, level of expenses and operating results of the combined company. The combined company may also experience operational interruptions or the loss of key employees, customers or suppliers. As a result, we may not realize any of the anticipated benefits of the merger.

THE MARKET VALUE AT THE EFFECTIVE TIME OF THE MERGER OF THE CONSIDERATION TO OCEAN STOCKHOLDERS IS DETERMINED BY THE PRICE OF DEVON COMMON STOCK; THE MARKET VALUE WILL DECREASE IF THE MARKET VALUE OF DEVON COMMON STOCK DECREASES

     The market value at the effective time of the merger of the consideration that Ocean stockholders will receive in the merger depends on the trading price of Devon common stock. The 0.414 exchange ratio that determines the number of shares of Devon common stock that Ocean stockholders will receive in the merger is fixed. This means that there is no "price protection" mechanism contained in the merger agreement that would adjust the number of shares that Ocean stockholders will receive based on any increases or decreases in the trading price of Devon common stock. If Devon's stock price decreases, the market value of the consideration will also decrease. For historical and current market prices of Devon common stock and Ocean common stock, see the "Market Prices and Dividend Information" section of this document.

THE MERGER MAY BE DILUTIVE TO VARIOUS FINANCIAL MEASUREMENTS

     Devon expects that, in the near term, the merger will be slightly dilutive to its earnings per share, cash flow per share, production per share and reserves per share on a pro forma basis. Future events and conditions could cause such dilution to be more significant than expected, including, among other things, adverse changes in:

     - energy market conditions;

     - commodity prices for oil, natural gas and NGLs;

     - anticipated production levels;

     - anticipated reserve levels;

     - future operating results;

     - competitive conditions;

     - the effectiveness of technologies;

     - the availability of capital resources;

     - laws and regulations affecting the energy business;

     - capital expenditure obligations; and

     - general economic conditions.

THE COMBINED COMPANY MAY REQUIRE CAPITAL OUTLAYS IN EXCESS OF ITS CASH FLOW

     The benefits that Devon and Ocean expect from the merger may be reduced if the combined company's cash flow is insufficient to meets its capital needs. Devon and Ocean have a significant number of proved undeveloped reserves, or PUDs, international drilling commitments and deepwater projects and prospects. The capital outlays necessary to achieve the anticipated benefits of those assets will be significant. In addition, the combined company will have significant debt maturities over the next several years. If the combined company's operating cash flow is insufficient to meet those outlays, we may need to reduce or reprioritize our capital budget, or sell non-core assets, "monetize" commercial discoveries that would be capital intensive or access the capital markets to obtain the necessary funds. A significant decline in commodity prices would make it even more difficult to fund those projects at the times required.

OIL AND GAS OPERATIONS INVOLVE SUBSTANTIAL COSTS AND ARE SUBJECT TO VARIOUS ECONOMIC RISKS

     The oil and gas operations of Devon and Ocean are, and the oil and gas operations of the combined company will be, subject to the economic risks typically associated with exploration, development and production activities, including the necessity of significant expenditures to locate and acquire properties and to drill exploratory wells. In conducting exploration, development and production activities, the occurrence of some events can cause damage to property, interrupt production or otherwise compromise the combined company's operations. These risks include:

     - the presence of unanticipated pressure or irregularities in formations;

     - weather disturbances;

     - lack of access to pipelines or other methods of transportation;

     - accidents, blowouts or similar events; or

     - environmental hazards or liabilities.

     A significant occurrence of one of these events could result in a total loss of the combined company's investment in a particular property. If exploration efforts are unsuccessful in establishing proved reserves and exploration activities cease, the amounts accumulated as unproved costs would be charged against earnings as impairments in countries where the existence of proved reserves has not yet been determined. In addition, the cost and timing associated with drilling, completing and operating wells is often uncertain.

DEVON AND OCEAN ARE, AND THE COMBINED COMPANY WILL BE, SUBJECT TO UNCERTAINTIES OF FOREIGN OPERATIONS

     Devon has international operations in Azerbaijan, Brazil, China and West Africa. Ocean has numerous international assets in Equatorial Guinea, Angola, Nigeria, Cote d'Ivoire, Egypt, the Russian Republic of Tatarstan, Brazil and Indonesia that will expose the combined company to additional uncertainties. Political, economic and other uncertainties may adversely affect these operations. These uncertainties include:

     - general strikes and civil unrest;

     - the risk of war, acts of terrorism, expropriation, forced renegotiation or modification of existing contracts;

     - import and export regulations;

     - taxation policies, including royalty and tax increases and retroactive tax claims, and investment restrictions;

     - transportation regulations and tariffs;

     - exchange controls, currency fluctuations, devaluation or other activities that limit or disrupt markets and restrict payments or the movement of funds;

     - laws and policies of the United States affecting foreign trade, including trade sanctions;

     - the possibility of being subject to exclusive jurisdiction of foreign courts in connection with legal disputes relating to licenses to operate and concession rights in countries where Devon and Ocean currently operate;

     - the possible inability to subject foreign persons to the jurisdiction of courts in the United States; and

     - difficulties in enforcing the combined company's rights against a governmental agency because of the doctrine of sovereign immunity and foreign sovereignty over international operations.

     Foreign countries have occasionally asserted rights to land, including oil and gas properties, through border disputes. If a country claims superior rights to oil and gas leases or concessions granted to Devon or Ocean by another country, Devon's or Ocean's interests could decrease in value or be lost. Even the combined company's smaller international assets may affect our overall business and results of operations by distracting management's attention from our more significant assets. Various regions of the world have a history of political and economic instability. This instability could result in new governments or the adoption of new policies that might assume a substantially more hostile attitude toward foreign investment. In an extreme case, such a change could result in termination of contract rights and expropriation of foreign-owned assets. This could adversely affect the combined company's interests.

REPORTED OIL, NATURAL GAS AND NGL RESERVE DATA AND FUTURE NET REVENUE ESTIMATES ARE UNCERTAIN

     Estimates of reserves are projections based on engineering data, projected future rates of production and the timing of future expenditures. Devon's estimates of its proved oil, natural gas and NGL reserves and projected future net revenue are based on reserve reports that Devon prepares and on the reports of independent consulting petroleum engineers that it hires for that purpose. Ocean's estimates of proved oil and natural gas reserves and projected net revenue are based on reports prepared by internal reserve engineers. At least 80% of Ocean's estimates of proved reserves are reviewed annually by an independent petroleum engineering firm. The process of estimating oil, natural gas and NGL reserves requires substantial judgment, resulting in imprecise determinations, particularly for new discoveries. Different reserve engineers may make different estimates of reserve quantities and related revenue based on the same data. Future performance that deviates significantly from the reserve reports could have a material adverse effect on the combined company's financial position and results of operations.

PRODUCT PRICES ARE VOLATILE, AND LOW PRICES CAN ADVERSELY IMPACT RESULTS

     The results of operations of Devon and Ocean are highly dependent on the prices of and demand for oil, natural gas and NGLs. Historically, the markets for oil, natural gas and NGLs have been volatile and are likely to continue to be volatile in the future. Accordingly, the prices received by Devon and Ocean for their oil, natural gas and NGL production depend on numerous factors beyond their control. These factors include, among other things:

     - the level of ultimate consumer product demand;

     - governmental regulations and taxes;

     - the price and availability of alternative fuels;

     - the level of imports and exports of oil, natural gas and NGLs;

     - the overall economic environment;

     - OPEC production restraints; and

     - weather.

Any significant decline in prices for oil, natural gas and NGLs, as has occurred from time to time in the past, could have a material adverse effect on the combined company's financial condition, results of operations and quantities of reserves recoverable on an economic basis. Should the oil and gas industry experience significant price declines or other adverse market conditions, the combined company may not be able to generate sufficient cash flows from operations to meet its obligations and to make planned capital expenditures.

CONCESSIONS GRANTED TO DEVON AND OCEAN BY FOREIGN COUNTRIES WILL REQUIRE SIGNIFICANT CAPITAL OUTLAYS WITHOUT GUARANTEED RESULTS

     Devon and Ocean have made commitments in connection with being granted concessions by foreign countries that will require the combined company to make significant capital outlays. The benefits that Devon and Ocean anticipate from those commitments may not be realized. It would likely be difficult for the combined company to exit some or all of those countries without making those capital outlays.

OCEAN'S SIGNIFICANT INVESTMENT IN SEVERAL HIGH VOLUME ASSETS MAY NOT GENERATE THE BENEFITS EXPECTED BY DEVON

     Devon believes that a significant portion of Ocean's value and future potential is tied to several of its high volume assets, including the Zafiro Field in Equatorial Guinea and six significant deepwater discoveries in the Gulf of Mexico. These projects currently account for about 40% of Ocean's current reserves. To the extent that these assets do not generate the return expected of them, the benefits of the merger to Devon will be reduced and the combined company may have to write down the related reserves.

TERRORIST ATTACKS OR SIMILAR HOSTILITIES MAY ADVERSELY IMPACT OUR RESULTS OF OPERATIONS

     The impact that future terrorist attacks or regional hostilities (particularly in the Middle East) may have on the energy industry in general, and on Devon, Ocean and the combined company in particular, is not known at this time. Uncertainty surrounding military strikes or a sustained military campaign may affect operations in unpredictable ways, including disruptions of fuel supplies and markets, particularly oil, and the possibility that infrastructure facilities, including pipelines, production facilities, processing plants and refineries, could be direct targets of, or indirect casualties of, an act of terror or war. Moreover, each of Devon and Ocean have incurred additional costs since the terrorist attacks of September 11, 2001 to safeguard certain of its assets, and the combined company may be required to incur significant additional costs in the future.

THE COMBINED COMPANY'S DEBT LEVEL MAY LIMIT ITS FINANCIAL FLEXIBILITY

     As of December 31, 2002, Devon had approximately $7.6 billion of total debt. As of the same date, Ocean had approximately $1.4 billion of total debt. Assuming that the merger had been completed on December 31, 2002, the combined company would have had approximately $9.2 billion of total debt on a pro forma basis. The combined company may incur additional debt in the future, including debt in connection with future acquisitions. The level of the combined company's debt could have several important effects on the combined company's future operations, including, among other things:

     - a significant portion of the combined company's cash flow from operations will be dedicated to the payment of principal and interest on outstanding debt and will not be available for other purposes;

     - credit rating agencies may in the future view the combined company's debt level negatively;

     - covenants contained in Devon's and Ocean's existing debt arrangements will require the combined company to continue to meet financial tests that may affect the combined company's flexibility in planning for and reacting to changes in its business, including possible acquisition opportunities;

     - the combined company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited;

     - the combined company may be at a competitive disadvantage to similar companies that have less debt; and

     - the combined company may be more vulnerable to adverse economic and industry conditions as a result of its significant debt level.

                                 THE COMPANIES

OCEAN ENERGY, INC.

     Ocean is an independent energy company engaged primarily in oil and natural gas exploration, development and production, and the acquisition of producing properties. Ocean conducts North American operations in the shelf and deepwater areas of the Gulf of Mexico, the Rocky Mountains, the Permian Basin, Anadarko, East Texas, North Louisiana and the Gulf Coast regions. Internationally, Ocean conducts oil and gas activities in Equatorial Guinea, Angola, Nigeria and Cote d' Ivoire. Ocean also conducts operations in Egypt, the Russian Republic of Tatarstan, Brazil and Indonesia.

     Ocean has developed a significant position among U.S. independent oil and gas exploration and production companies in the deep waters off the coasts of the Gulf of Mexico, Brazil and West Africa. Ocean has assumed an operator position as controlling partner on selected properties in each of these deepwater areas. During 2002, Ocean increased its deepwater net acreage position in the Gulf of Mexico and expanded its international operations by adding new blocks in Angola, Nigeria and Egypt.

     At December 31, 2002, Ocean's estimated proved reserves were 593 MMBoe, of which 50% were natural gas reserves and 50% were oil and NGL reserves. The present value of pre-tax net revenues discounted at 10% per annum assuming essentially constant prices of these reserves was $6.4 billion. After taxes, the present value was $4.7 billion.

DEVON ENERGY CORPORATION

     Devon is an independent energy company engaged primarily in oil and natural gas exploration, development and production, acquisition of producing properties, transportation of oil, gas and NGLs and the processing of natural gas. Through its predecessors, Devon began operations in 1971. Devon operates oil and gas properties in the United States, Canada and internationally. Devon's North American properties are concentrated within five geographic areas. Operations in the United States are focused in the Permian Basin, the Mid-Continent, the Rocky Mountains and onshore and offshore Gulf Coast. Canadian operations are focused in the Western Canadian Sedimentary Basin in Alberta and British Columbia. Operations outside North America currently include Azerbaijan, Brazil, China and West Africa.

     In addition to its exploration and production activities, Devon has a marketing and midstream business. The marketing business is responsible for the marketing of Devon's natural gas, crude oil and NGLs. The midstream business transports oil and gas, removes impurities and extracts NGLs from the natural gas stream for separate sale. The midstream business is also responsible for construction and operation of Devon's pipelines, storage and treatment facilities and gas processing plants.

     At December 31, 2002, Devon's estimated proved reserves were 1,609 MMBoe, of which 60% were natural gas reserves and 40% were oil and NGLs reserves. The present value of pre-tax future net revenues discounted at 10% per annum assuming essentially constant prices of those reserves was $15.3 billion. After taxes, the present value was $10.4 billion.

                       PROPERTIES OF THE COMBINED COMPANY

     The following table shows the total proved reserves, net of royalties, as of December 31, 2002 of Devon and Ocean, individually, and on a combined basis:

                                                                               COMBINED
                                             DEVON       OCEAN     COMBINED      MBOE%
                                           ---------   ---------   ---------   ---------
BY OPERATING AREA
-----------------
NORTH AMERICA -- MBOE:
United States -- Onshore.................    825,342     196,328   1,021,670       46%
United States -- Offshore................     60,249     197,603     257,852       12%
                                           ---------   ---------   ---------      ---
  Total United States....................    885,591     393,931   1,279,522       58%
Canada...................................    575,606          --     575,606       26%
                                           ---------   ---------   ---------      ---
  Total North America....................  1,461,197     393,931   1,855,128       84%
                                           ---------   ---------   ---------      ---
INTERNATIONAL -- MBOE:
Azerbaijan...............................    125,143          --     125,143        6%
Equatorial Guinea........................         --     116,832     116,832        5%
Other International......................     22,742      82,657     105,399        5%
                                           ---------   ---------   ---------      ---
  Total International....................    147,885     199,489     347,374       16%
                                           ---------   ---------   ---------      ---
  Total Company..........................  1,609,082     593,420   2,202,502      100%
                                           =========   =========   =========      ===
BY PRODUCT
-----------
OIL -- MBBLS:
United States............................    147,352     106,712     254,064       12%
Canada...................................    148,959          --     148,959        7%
International............................    147,885     171,027     318,912       14%
                                           ---------   ---------   ---------      ---
  Total Company -- Oil...................    444,196     277,739     721,935       33%
                                           =========   =========   =========      ===
NATURAL GAS -- MMCF:
United States............................  3,551,812   1,608,680   5,160,492       39%
Canada...................................  2,284,048          --   2,284,048       17%
International............................         --     170,775     170,775        1%
                                           ---------   ---------   ---------      ---
  Total Company -- Natural Gas...........  5,835,860   1,779,455   7,615,315       57%
                                           =========   =========   =========      ===
NGLS -- MBBLS:
United States............................    146,271      19,105     165,376        8%
Canada...................................     45,972          --      45,972        2%
International............................         --          --          --       --
                                           ---------   ---------   ---------      ---
  Total Company -- NGLs..................    192,243      19,105     211,348       10%
                                           =========   =========   =========      ===
  Total Company -- MBoe..................  1,609,082     593,420   2,202,502      100%
                                           =========   =========   =========      ===

PRIMARY OPERATING AREAS

     Eighty-four percent of the combined company's proved reserves will be within North America. The remainder is in several other regions. Devon has organized its exploration and production operations geographically into five separate areas in North America and one internationally. Devon also has a separate marketing and midstream business.

     Ocean's operations are also organized geographically into three separate areas. Each area includes an underlying base of producing oil and gas wells and an inventory of undeveloped lands on which to explore for new oil and gas reserves.

DEVON'S PROPERTIES

     Devon's North American properties are concentrated within five geographic areas. Operations in the United States are focused in the Permian Basin, the Mid-Continent, the Rocky Mountains and onshore and offshore Gulf Coast regions. Canadian operations are focused in the Western Canadian Sedimentary Basin in Alberta and British Columbia. Operations outside North America currently include Azerbaijan, Brazil, China and West Africa. Maintaining a tight geographic focus in selected core areas has allowed Devon to improve operating and capital efficiency.

  UNITED STATES PROPERTIES

  Permian Basin

     The Permian Basin includes portions of Southeast New Mexico and West Texas. These assets include conventional oil and gas properties from a wide variety of geologic formations and productive depths. The Permian Basin represented 9% of Devon's proved reserves at December 31, 2002.

     Devon's leasehold position in Southeast New Mexico encompasses more than 102,000 acres of developed lands and 237,000 acres of undeveloped land and minerals. Historically, Devon has been a very active operator in this area developing gas from the high productivity Morrow formation and oil in the lower risk Delaware formation.

     In the West Texas area of the Permian Basin, Devon maintains a base of oil production with long-life reserves. Many of these reserves are from both operated and non-operated positions in large enhanced oil recovery units such as the Wasson ODC Unit, the Willard Unit, the Reeves Unit, the North Welch Unit and the Anton Irish (Clearfork) Unit. These oil-producing units often exhibit long lives with low decline rates. Devon also owns a significant acreage position in West Texas with over 194,000 acres of developed lands and over 224,000 acres of undeveloped land and minerals at December 31, 2002.

  Mid-Continent

     The Mid-Continent region includes portions of Texas, Oklahoma, Kansas, Mississippi and Louisiana. These areas encompass a wide variety of geologic formations and productive depths and produce both oil and natural gas. Devon's Mid-Continent production has historically come from conventional oil and gas properties, but Devon has recently established two non-conventional gas operations in the Mid-Continent region: the Barnett Shale and the Cherokee coalbed methane project. The Mid-Continent region represented 30% of Devon's proved reserves at December 31, 2002.


     The most significant asset acquired by Devon in its 2002 acquisition of Mitchell was a substantial interest in the Barnett Shale of North Texas. The Barnett Shale is known as a tight gas formation. This means that, in its natural state, the formation is resistant to the production of natural gas. Mitchell spent decades understanding how to efficiently develop and produce this gas. The resulting technology yielded a low-risk and highly profitable natural gas operation. Devon holds 525,000 net acres and over 1,100 producing wells in the Barnett Shale. Devon's average working interest is approximately 95%. The Barnett Shale is an unconventional natural gas resource that offers immediate low-risk production growth and the potential for additional drilling locations.



     Devon has experienced success extracting gas from the Barnett Shale by using light sand fracturing. Light sand fracturing yields better results and is less expensive than earlier techniques and can be used to complete new wells and to refracture existing wells. Refractured wells often exceed their original flow rates. Devon is also investigating horizontal drilling and closer well spacing to further enhance the value of the Barnett Shale.

     Devon's marketing and midstream operation transports, treats and processes its Barnett Shale production along with Barnett Shale production from unrelated third parties. The transport system consists of approximately 3,100 miles of pipeline, a 650 MMcf per day gas processing plant, and a 15,000 Bbls per day NGL fractionator.

     In 2003, Devon plans to drill up to 450 new Barnett Shale wells and refracture 64 wells. Devon is also conducting exploratory pilot projects outside the core development area in an effort to expand the productive area. The Barnett Shale is expected to continue to be an important growth area for Devon for the foreseeable future. Current production from the Barnett Shale is approximately 345 MMcf and 21,700 Bbls of oil and NGLs per day net.

     The other non-conventional asset Devon is developing in the Mid-Continent region is the Cherokee coalbed methane project. Coalbed methane is natural gas produced from underground coal deposits. Devon acquired over 400,000 net acres within the Cherokee area of Southeast Kansas and Northeast Oklahoma in 2001.

     Devon's East Texas properties are a significant conventional asset. A large portion of this asset base was initially acquired in 1999. The Carthage and Bethany fields are two of the primary properties. These properties produce from the Cotton Valley sands, the Travis Peak sands and from shallower sands and carbonates. Devon operates over 500 producing wells in this area and utilizes a one to two rig drilling program to continue the low-risk, infill development of this area.

     The 2002 acquisition of Mitchell added a complementary asset base to the East Texas area. These properties are located on the western side of the East Texas Basin and produce from the Bossier, Cotton Valley and Travis Peaks sands. Devon operates approximately 400 producing wells in this area and plans to continue the development drilling program with one to two rigs. Devon's current net production in East Texas is approximately 123 MMcf and 3,800 Bbls of oil and NGLs per day.

  Rocky Mountain Region

     Devon's operations in the Rocky Mountain region include properties in Wyoming, Utah, and Northern New Mexico. These assets include conventional oil and gas properties and coalbed methane projects. As of December 31, 2002, the Rocky Mountain region comprised 11% of Devon's proved reserves.

     Devon began producing coalbed methane in the San Juan Basin of New Mexico in the mid-1980s and began drilling coalbed methane wells in the Powder River Basin of Wyoming in 1998. As of December 31, 2002, Devon has drilled over 1,500 coalbed methane wells in the Powder River Basin. Devon's net coalbed methane gas production from the basin was approximately 80 MMcf per day as of December 31, 2002, and Devon plans to drill more than 100 wells in the Powder River Basin in 2003. Current production in the basin is primarily from the Wyodak coal formation.

     The deeper Big George formation is currently being tested by Devon and others with working interests in the area. Increased development in the Big George is subject to an Environmental Impact Statement, which has been completed and is expected to be approved within the next few months. Pending this approval and the success of current pilot projects, the Big George could significantly expand the coalbed methane play into the western portion of the Powder River Basin. Devon's leasehold in this area would allow for the development of four projects in the Big George.

     Devon is also continuing to develop conventional gas operations at the Washakie field in Wyoming. Devon drilled 31 wells in 2002 and plans to drill another 30 wells in 2003. Devon has interests in over 200,000 acres. Devon's current net production from Washakie is approximately 77 MMcf and 1,100 Bbls of oil and NGLs per day.

  Gulf of Mexico and Gulf Coast

     Devon is active in the offshore Gulf of Mexico and onshore South Texas and South Louisiana. Devon operates 100 structures in the Gulf of Mexico predominantly in the outer shelf area offshore Louisiana.

The Gulf of Mexico and Gulf Coast region represented 5% of Devon's proved reserves at December 31, 2002.

     Devon is applying four-component, or 4-C, seismic technology to identify prospects on large tracts of its shelf acreage. Traditional seismic techniques have not been successful in imaging reservoirs lying below shallow gas reservoirs and salt deposits, but 4-C seismic technology is allowing Devon's geoscientists to more accurately picture these unexplored formations. Devon has conducted two large 4-C seismic surveys offshore Louisiana and, in 2002, Devon drilled four successful wells in the West Cameron area based on 4-C data. Devon is also reprocessing large seismic data volumes using pre-stack depth migration to prospect for oil and gas in the outer shelf. In addition, Devon is utilizing new long cable 3-D seismic data to better image deep shelf prospects. Devon has developed a significant inventory of drilling opportunities for deeper gas near our infrastructure in offshore Louisiana and offshore Texas.

     In the deepwater Gulf of Mexico, Devon participated in its first subsalt discovery in 1999 in the Enchilada Field located in Garden Banks 128. Since then Devon has operated several successful subsea completions ranging from Garden Banks to Viosca Knoll. Devon has experience with the successful installation and operation of subsea production equipment, which is an important component of any deepwater program. Devon's Pecten discovery in Viosca Knoll Block 694, a subsea tieback completed in 2001, is currently producing approximately 17 MMcf of gas per day.

     Because deepwater exploration requires significant capital expenditures, Devon's strategy is to share projects with experienced partners to mitigate risk. In 2002, Devon entered into a four-well joint venture with ChevronTexaco that will earn Devon a 25% working interest in 71 deepwater blocks and 14 identified exploratory prospects. Devon also made a potentially significant discovery in 2002 in 8,200 feet of water at Cascade located in Walker Ridge Block 206 and plans to participate with other partners in four or five deepwater wells in 2003, including a confirmation well at Cascade.

     Devon's operations in the Gulf Coast region include operations onshore in South Texas, where exploration for oil and gas is accelerating. Devon's activities in this area have focused on exploration in the Edwards, Wilcox and Frio/Vicksburg formations. Devon also acquired additional production and undeveloped acreage in the South Texas area from its acquisition of Mitchell.

  CANADA

     Devon's acquisition of Anderson in late 2001 significantly increased the relative importance of Devon's Canadian operations. The Anderson acquisition strengthened Devon's holdings in the Deep Basin located in Western Alberta and Eastern British Columbia, and the Foothills Region of Northeastern British Columbia. As of December 31, 2002, 36% of Devon's proved reserves were in Canada.

     Devon had sought for years to obtain a significant acreage position in the Deep Basin, but other operators, including Anderson, already controlled most of the acreage. As a result of the Anderson acquisition, Devon now holds over 800,000 net acres in the Deep Basin. The profitability of Devon's operations in the Deep Basin is enhanced by its ownership in nine gas processing plants in the area. Devon plans to drill about 100 wells in the Deep Basin in 2003. These reservoirs tend to be rich in liquids, producing up to 100 barrels of NGLs with each MMcf of gas.

     Late in 2002, Devon commenced production from the first of several wells it has drilled in the Grizzly Valley area of the Foothills Region of Northeastern British Columbia. Due to gas pipeline and processing limitations, initial production has been limited to 10 MMcf of gas per day. However, a pipeline extension slated for completion in the second quarter of 2003 should allow production to increase to about 35 MMcf per day.

     Devon acquired from Anderson approximately 1.5 million net acres in the MacKenzie Delta region and the shallow waters of the Beaufort Sea in Northern Canada. In 2002, a Devon well in the MacKenzie Delta encountered over 110 feet of natural gas pay in the Kamik sand. Two to three more exploratory wells are planned by Devon in the MacKenzie Delta in 2003.

     Devon has been active for over a decade in Northeastern British Columbia, an area in which Devon owns approximately 1.35 million net undeveloped acres of land. In 2002, Devon participated in the drilling of 67 gross wells and plans to participate in the drilling of approximately 93 wells in 2003.

     The Peace River Arch area is a more mature area with both light oil and natural gas potential. Most of Devon's position in the Peace River Arch was acquired through the Anderson acquisition. Devon holds roughly 730,000 net undeveloped acres in the Peace River Arch, and the average production in 2002 was approximately 140 MMcf of natural gas and 7,500 Bbls of NGLs per day net. In 2003, Devon plans to participate in the drilling of 71 gross wells in the Peace River Arch. Devon has an interest in a production and processing infrastructure in the Peace River Arch, which enhances Devon's operations in the area.

     In the Northern Plains region of Northeastern Alberta, Devon has been active for many years. While the area is a highly developed area with winter-only access, Devon is very active, drilling in excess of 100 gross wells per year. In 2002, average daily net production from the area was about 150 MMcf of natural gas and approximately 3,400 Bbls of NGLs net. Natural gas is encountered in multiple horizons at depths generally less than 1,300 feet. Devon holds approximately 2 million net undeveloped acres in this area.

     Devon has about 400,000 net undeveloped acres in the central and southern region of Alberta, and the average production from this area in 2002 was approximately 80 MMcf of natural gas and 20,000 Bbls of NGLs per day net. Planned activity in 2003 includes drilling approximately 70 gross wells that vary from deep Devonian tests to shallow Cretaceous tests.

     Devon is also active in exploration for and production of "cold-flow" heavy oil in the Lloydminster area of Alberta and Saskatchewan where oil is found in multiple horizons generally at depths of 1,000 to 2,000 feet. In 2003, Devon plans to drill 134 gross wells with primarily a development focus. Average daily production from the area in 2002 was approximately 37 MMcf of natural gas and 13,750 Bbls of crude oil net.

     Devon is also active in the evaluation of thermal heavy oil in Alberta through its 13% ownership interest in the Surmont project, operated by ConocoPhillips, and is actively evaluating the development of a 100% working interest heavy oil lease at Jackfish and an 83% working interest heavy oil project at Dover. Each of these heavy oil projects target bitumen (heavy tar-like oil) through the use of Steam Assisted Gravity Drainage whereby a pair of horizontal wells are utilized. Steam is injected in one well and is used to heat the bitumen to allow it to gravity drain to the other horizontal production well.

  INTERNATIONAL

     Devon's international activities are currently focused in development projects in Azerbaijan and China and deepwater exploration in the combined South Atlantic Margin of Brazil and West Africa. In 2002, Devon divested all remaining interests in Argentina, Indonesia and Egypt. As of December 31, 2002, 9% of Devon's proved reserves were in countries outside North America.

     In Azerbaijan, Devon has a 5.6% carried working interest in the large Azeri-Chirag-Gunashli, or ACG, oil development project. Devon estimates that the ACG field contains over 4.6 billion barrels of gross proved oil reserves. The development project commenced in 2002. The Baku-T'Bilisi-Ceyhan (BTC) pipeline to export oil for this project has been approved by the governments of Azerbaijan, Georgia and Turkey.

     In China, Devon is an acreage holder in the Pearl River Mouth Basin in the South China Sea and has been successful in discovering two new fields. Devon is currently developing the Devon operated Panyu development project and expects oil production from two offshore platforms and into a floating production-storage and offloading vessel to commence in late 2003. Gross capital expenditures for the project are $340 million, with Devon owning a 24.5% working interest. Peak production is expected to reach 58,000 Bbls of oil per day (15,000 Bbls of oil per day net to Devon) in 2004.

     Devon's international exploration efforts are strategically focused in the combined South Atlantic deepwater region of West Africa and Brazil. Devon's presence in West Africa began in 1992 with exploration efforts resulting in the discoveries of the Tchatamba fields in the shallow waters offshore Gabon. In this region, Devon has five blocks and holds over 3.2 million net acres. Devon plans to drill deepwater exploratory wells in its West Africa portfolio in Ghana and Gabon in 2003. In Brazil, Devon will be acquiring a 3-D survey in a Devon-operated deepwater block in early 2003 in order to identify future drilling opportunities.

OCEAN'S PROPERTIES

     Ocean's properties are located primarily in three operating areas: (1) the continental shelf and deepwater areas of the Gulf of Mexico, (2) onshore areas of North America, and (3) internationally in Equatorial Guinea, Angola, Nigeria, Cote d'Ivoire, Egypt, the Russian Republic of Tatarstan, Brazil and Indonesia.

  GULF OF MEXICO

     Ocean's Gulf of Mexico properties are located in offshore waters along the coasts of Texas and Louisiana. In 2002, Ocean's Gulf of Mexico operations had average daily production of 51 MBoe, or approximately 33% of its production for the year.

     The major focus in the Gulf of Mexico area is associated with deepwater prospects where Ocean currently has interests in 860,000 net acres covering 361 blocks. Exploratory efforts are focused on specific regions followed by subsequent development of neighboring discoveries with production from a large, centrally located facility. Ocean's interests in the Gulf of Mexico include:

     - Nansen/Boomvang/Navajo Complex -- During 2002, production began from Ocean's first major deepwater fields in the East Breaks area of the Gulf of Mexico where Ocean made two significant discoveries in 1999. The Nansen and Boomvang production spars have a combined daily production capacity of up to 80,000 Bbls of oil and 400 MMcf of gas. Production began from the Nansen field (in which Ocean owns a 50% working interest) in January 2002 and from the Boomvang fields (in which Ocean owns a 20% working interest) in June 2002. Additional discoveries made in the West Navajo field (in which Ocean owns a 50% working interest) and the Northwest Navajo field (in which Ocean owns a 50% working interest) during 2002 are being linked to the nearby Nansen spar via subsea tiebacks. Ocean's combined net production from the Nansen/Boomvang/Navajo complex was approximately 37 MBoe per day at December 31, 2002. Completion of dry tree and subsea wells is expected to continue through the first half of 2003.

     - Zia Development -- The Zia project (in which Ocean owns a 65% working interest) in Mississippi Canyon is the first deepwater development project operated by Ocean, with production scheduled to begin in late summer 2003. The field will utilize a subsea completion that will flow approximately 16 miles to a platform in South Pass 89.

     - Magnolia Development -- Ocean is participating in the development of the Magnolia Field (in which Ocean owns a 25% working interest), located in Garden Banks in nearly 4,700 feet of water. Development drilling is currently underway, and platform construction has begun, with production anticipated to begin by year-end 2004.

     - Redhawk Development -- First production from the Redhawk natural gas discovery (in which Ocean owns a 50% working interest) in Garden Banks is anticipated in 2004. Fabrication of a cell spar for Redhawk has already commenced.

     - Atwater Valley Area -- Ocean participated in two discoveries in the Atwater Valley area, Merganser (in which Ocean owns a 50% working interest) and Vortex (in which Ocean has a 33% working interest). Ocean is continuing to evaluate its additional exploration opportunities in the area.

     - Trident Prospect -- Ocean and Ocean's partners are currently evaluating the commerciality of the Trident discovery in Alaminos Canyon (in which Ocean owns a 13% working interest).

     In 2003, Ocean anticipates drilling another six prospects in the deepwater Gulf of Mexico, including four prospects that will be Ocean-operated, Yorktown (in which Ocean owns a 50% working interest) in Mississippi Canyon, Shiner (in which Ocean owns a 25% working interest) in Garden Banks, Tuscany East (in which Ocean owns a 37.5% working interest and Devon owns a 25% working interest) in Desoto Canyon and Aztec (in which Ocean owns a 50% interest) in Keathley Canyon. Ocean also intends to be active in the shelf area, specifically in the core areas of the Delta and central Gulf of Mexico, where Ocean's activities in 2002 included a workover and recompletion program designed to maximize production from the area and successful development drilling programs at the Main Pass 69 field (in which Ocean owns a 100% working interest) and the Eugene Island 126 field (in which Ocean owns a 100% working interest). The recompletion and workover program will continue during 2003.

  NORTH AMERICA ONSHORE

     Ocean's portfolio of onshore properties in North America is focused primarily in the Rocky Mountains, the Permian Basin, Anadarko, East Texas, North Louisiana and the Gulf Coast onshore regions of South Texas and South Louisiana. During 2002, Ocean's share of production from the North America Onshore area averaged about 47 MBoe per day. Ocean's onshore interests in North America include:

     - Rocky Mountains -- The Rocky Mountain area contains the Bear Paw field where Ocean has a large inventory of drilling locations. In 2002, Ocean completed a 75-well development drilling program in the Bear Paw Field, in which Ocean owns a 96% working interest. In 2003, Ocean intends to continue development of the field by expanding its drilling program to 100 wells. Ocean also plans to implement 3-D seismic for the first time within the Bear Paw producing area to help identify optimum drilling locations within new fault blocks. Ocean obtained a 75% working interest in approximately 60,000 acres in Northwest Colorado during 2002 and plans to conduct exploratory activities on the acreage during 2003.

     - Permian Basin -- Ocean's 2002 activities in the Permian Basin included a successful horizontal drilling and development program in Ward County. The program included the drilling of two 17,000 foot horizontal gas wells, the Harding Fee #2H and the Harding Fee #3H (in which Ocean owns a 65% working interest), which targeted the Montoya formation. In 2003, Ocean intends to continue horizontal drilling and development activities and plans to drill an exploratory horizontal well in Midland County. Ocean will also continue exploratory efforts in West Texas and New Mexico.

     - Anadarko -- Ocean continues to exploit its acreage position in the Anadarko area. During 2002, the primary focus was in the Strong City and Watonga-Chickasha areas in the Anadarko Basin and the Wilburton area in the Arkoma Basin. For 2003, Ocean plans additional development of the Anadarko area, particularly in the Texas Panhandle.

     - East Texas and North Louisiana -- Ocean's focus in this region is the Bossier, Carthage and Stockman Fields in East Texas and the Vernon Ansley and Ruston Field areas in North Louisiana where development drilling and recompletion activities are ongoing.

     - Gulf Coast -- Ocean's primary focus for 2002 in the onshore Gulf Coast region was in the Wilcox trend in South Texas. Exploitation activities are expected to continue in 2003, with increased development drilling, a continued active recompletion/workover program and the use of 3-D seismic to identify more exploration leads.

  INTERNATIONAL

     Ocean produces oil and gas in five countries outside of the United
States -- Equatorial Guinea, Egypt, Russia, Cote d'Ivoire and Indonesia. In addition, Ocean has interests in other countries, including Angola, Brazil and Nigeria. Ocean discontinued exploratory activities in Pakistan in 2002.

     Ocean's international operations include:

     - Equatorial Guinea -- Ocean has three production sharing contracts covering about 1.9 million gross acres in Equatorial Guinea, which included 20% of Ocean's reserves and accounted for approximately 22% of Ocean's production in 2002. In 2002, Ocean's share of production averaged about 33 MBoe per day. Nearly half of Ocean's international budget for 2003 is slated to be spent in Equatorial Guinea on continued development of the Zafiro field. Ocean's interests in Equatorial Guinea include:

      - Block B (in which Ocean owns a 23.75% working interest) covers about 547,000 gross acres and contains the Zafiro field, where production currently occurs from two facilities, the Zafiro Producer and the Jade Platform. In 2002, Ocean continued development of this area by successfully drilling eight development wells, one of which is the longest extended reach well from the Jade Platform to date, with approximately 13,000 feet of horizontal displacement. Ocean has also been conducting development activities in the Southern Expansion Area of the Zafiro field. To date, seven development wells have been drilled and suspended pending arrival of the Serpentina, a floating production, storage and offloading vessel that will add the capacity needed to begin producing from this area. This project remains on schedule to begin in the second half of 2003.

      - Ocean has been conducting exploratory activities on Block C (in which Ocean owns a 37.6% working interest). An exploratory well failed to discover commercial quantities of reserves, and Ocean is evaluating the remaining potential for oil in Block C. This block covers about 649,000 gross acres.

      - In early 2002, Ocean entered into a production sharing contract with the government of Equatorial Guinea covering Corisco Bay Block N (in which Ocean owns a 25.5% working interest), an approximately 678,000 gross acre concession in the Rio Muni Basin offshore the mainland of Equatorial Guinea. Interpretation of final processed 3-D seismic data for Block N is underway, and Ocean expects to drill an exploratory well in the second half of 2003.

     - Egypt -- Egypt comprised about 4% of Ocean's reserves and accounted for about 6% of Ocean's production in 2002, and Ocean's share of production averaged about 9 MBoe per day. Ocean's Egyptian operations consist of working interests in seven concessions covering approximately 3.8 million gross acres. Four of these concessions are producing (East Zeit, Qarun, East Beni Suef and West Abu Gharadig). Ocean also holds an interest in three exploratory blocks, Southwest Gebel el Zeit in the Gulf of Suez, Ras Abu Darag in the Northern Gulf of Suez and North Zeit Bay in the Gulf of Suez.

     - Cote d'Ivoire -- Ocean is the operator on three blocks in Cote d'Ivoire, which cover about 313,000 gross acres. Ocean also owns and operates the Lion Gas Plant. Ocean's share of production in Cote d'Ivoire averaged 7 MBoe per day in 2002.

     - Russia -- Ocean has a net 45% interest in a joint venture in the Russian Republic of Tatarstan. In 2002, the joint venture successfully drilled 29 development wells and two exploratory wells in the Onbysk and Demkino fields and plans additional development activity in 2003. Ocean's share of production averaged about 5 MBoe per day in 2002.

     - Angola -- Ocean currently holds approximately 2.7 million gross offshore acres in the country. Ocean acquired an operated interest of about 1.2 million gross acres in Block 10 (in which Ocean owns a 35% working interest) in early 2002 and is in the process of conducting 3-D seismic acquisition. Ocean plans to drill the first exploratory well on Block 10 in 2003. In addition, Ocean holds an interest in about 1.2 million gross acres in Block 24 (in which Ocean owns a 40% working interest). Ocean will become operator of the block following the drilling of the Varina North well. Ocean anticipates drilling a second exploratory well on Block 24 in late 2003.

     - Brazil -- Ocean holds interests in two deepwater blocks offshore Brazil. Ocean has a 65% working interest in Block BM-C-15, which it operates, and a 20% working interest in Block BM-S-22. The two blocks cover a total of about 1.2 million gross acres. Ocean is in the process of interpreting 3-D seismic data on Block BM-C-15 in the Campos Basin and plans to drill on this block in late 2003 or early 2004.

     - Nigeria -- In early 2003, Ocean finalized a production sharing contract to become operator of OPL Block 256 (in which Ocean owns a 95% working interest). The 631,000 gross acre block is located in water depths of 6,000 to 9,500 feet. The working program calls for seismic studies and the drilling of three obligatory exploration wells, the first of which is expected to begin in 2004. Ocean plans to farm out a portion of its interest in this block.

     - Indonesia -- Ocean owns a 1.7% interest in a joint venture in East Kalimantan, Indonesia. The majority of the joint venture's revenue results from the sale of liquefied natural gas.

DEVELOPED AND UNDEVELOPED ACREAGE

     The following tables set forth Devon's and Ocean's combined developed and undeveloped oil and gas lease and mineral acreage on a pro forma basis as of December 31, 2002:

                                              DEVELOPED -- GROSS           DEVELOPED -- NET
                                          --------------------------   -------------------------
                                          DEVON    OCEAN    COMBINED   DEVON    OCEAN   COMBINED
                                          ------   ------   --------   ------   -----   --------
                                                         (IN THOUSANDS OF ACRES)
United States -- Onshore................   2,654      977     3,631     1,610     587     2,197
United States -- Offshore...............     495      442       937       286     205       491
Canada..................................   3,655       --     3,655     2,296      --     2,296
International...........................      54      505       559         6     310       316
                                          ------   ------    ------    ------   -----    ------
  Total.................................   6,858    1,924     8,782     4,198   1,102     5,300
                                          ======   ======    ======    ======   =====    ======

                                              UNDEVELOPED -- GROSS             UNDEVELOPED -- NET
                                          -----------------------------   ----------------------------
                                          DEVON    OCEAN       COMBINED   DEVON    OCEAN      COMBINED
                                          ------   ------      --------   ------   -----      --------
                                                            (IN THOUSANDS OF ACRES)
United States -- Onshore................   4,212    1,644        5,856     2,333     542        2,875
United States -- Offshore...............     781    2,207        2,988       467     962        1,429
Canada..................................  16,370       --       16,370    11,468      --       11,468
International...........................  11,759    9,371(1)    21,130     7,437   3,951(1)    11,388
                                          ------   ------       ------    ------   -----       ------
  Total.................................  33,122   13,222       46,344    21,705   5,455       27,160
                                          ======   ======       ======    ======   =====       ======

---------------

(1) Excludes an interest in 1,194,000 gross (239,000 net) acres in Angola Block 19 that was relinquished in early 2003 and 1,485,000 gross (1,262,000 net) acres in the Makran Central block in Pakistan that was assigned by Ocean in early 2003.

                           COMPARATIVE PER SHARE DATA

     The following table presents: (1) historical per share data for Devon; (2) pro forma per share data for Devon after giving effect to the Mitchell acquisition; (3) pro forma per share data of the combined company after giving effect to the merger; and (4) historical and equivalent pro forma per share data for Ocean.

     The combined company pro forma per share data was derived by combining information from the historical consolidated financial statements of Devon and Ocean using the purchase method of accounting for the merger. You should read this table together with the historical consolidated financial statements of Devon and Ocean that are filed with the Securities and Exchange Commission and incorporated by reference into this document. See the "Additional
Information -- Where You Can Find More Information" section of this document. You should not rely on the pro forma per share data as being necessarily indicative of actual results had the merger and the Mitchell acquisition occurred prior to the dates indicated below.

                                                   DEVON PRO                               OCEAN
                                                  FORMA AFTER       COMBINED     -------------------------
                                      DEVON         MITCHELL      COMPANY PRO                  EQUIVALENT
                                    HISTORICAL   ACQUISITION(1)     FORMA(2)     HISTORICAL   PRO FORMA(3)
                                    ----------   --------------   ------------   ----------   ------------
Earnings from continuing
  operations per share for the
  year ended December 31, 2002:
     Basic........................    $ 0.32         $ 0.31          $ 0.29        $0.76         $ 0.12
     Diluted......................      0.32           0.31            0.29         0.74           0.12
Cash dividends per share for the
  year ended December 31, 2002....      0.20           0.20            0.20         0.16           0.08
Book value per share as of
  December 31, 2002...............     29.68          29.68           36.06         8.93          14.93

---------------

(1) Devon's pro forma data includes the effect of the Mitchell acquisition as if it had occurred on January 1, 2002 instead of the actual closing date of January 24, 2002.

(2) The combined company's pro forma data includes the effect of the merger on the basis described in the notes to the unaudited pro forma combined financial information included elsewhere in this document.

(3) Ocean's equivalent pro forma amounts have been calculated by multiplying the combined company's pro forma earnings from continuing operations, cash dividends and book value per share amounts by the 0.414 exchange ratio.

                     MARKET PRICES AND DIVIDEND INFORMATION

     Shares of Devon common stock are traded on the American Stock Exchange under the symbol "DVN" and shares of Ocean common stock are traded on the New York Stock Exchange under the symbol "OEI." The following table sets forth, for the periods indicated, the range of high and low sales prices per share for Devon common stock, on the American Stock Exchange, and Ocean common stock, on the New York Stock Exchange composite tape, as well as information concerning quarterly cash dividends paid on those shares. The sales prices are as reported in published financial sources.


                                          SHARES OF DEVON COMMON STOCK     SHARES OF OCEAN COMMON STOCK
                                         ------------------------------   ------------------------------
                                          HIGH       LOW     DIVIDENDS     HIGH       LOW     DIVIDENDS
                                         -------   -------   ----------   -------   -------   ----------
2001
  First Quarter........................  $66.75    $52.30      $0.05      $21.60    $15.31      $0.04
  Second Quarter.......................   62.65     48.50       0.05       20.50     15.40       0.04
  Third Quarter........................   55.25     30.55       0.05       20.73     14.52       0.04
  Fourth Quarter.......................   41.25     31.45       0.05       19.81     15.60       0.04
2002
  First Quarter........................   49.10     34.40       0.05       19.90     16.20       0.04
  Second Quarter.......................   52.28     45.05       0.05       22.62     18.93       0.04
  Third Quarter........................   49.70     33.87       0.05       22.15     16.68       0.04
  Fourth Quarter.......................   53.10     42.14       0.05       21.00     17.51       0.04
2003
  First Quarter (through March 19,
     2003).............................   50.37     42.45       0.05       20.99     17.90       0.04


     Devon is currently paying a regular quarterly cash dividend of $0.05 per share. The payment of dividends by Devon in the future will depend on business conditions, Devon's financial condition, earnings, capital requirements and other factors.

     Since January 2001, Ocean has paid quarterly cash dividends of $0.04 per share on its outstanding common stock. If the merger is not completed as expected, the amount of future dividends declared and paid by Ocean will be determined on a quarterly basis and will depend on Ocean's financial condition, earnings, capital requirements and other factors.


     The merger agreement requires Devon and Ocean to coordinate dividend record and payment dates so that Ocean stockholders do not fail to receive a dividend in any calendar quarter or receive dividends on both Ocean common stock and Devon common stock received in the merger in any calendar quarter. Since Ocean's board of directors already has declared a second quarter 2003 common stock cash dividend of $0.04 per share of Ocean common stock with a record date of April 10, 2003 and a payment date of April 24, 2003, Devon anticipates that if the merger is completed during the second calendar quarter of 2003, Devon's common stock cash dividend for such quarter, if any, would have a record date prior to the effective time of the merger and a payment date after the merger is completed.

                              THE SPECIAL MEETINGS


                                   OCEAN                                DEVON
TIME, PLACE AND     April 25, 2003                       April 25, 2003
DATE                10:00 a.m., local time               10:00 a.m., local time
                    The Four Seasons Hotel               Bank One Center
                    1300 Lamar                           100 North Broadway
                    Houston, Texas                       Third Floor, Kirkpatrick Room
                                                         Oklahoma City, Oklahoma
                    The meeting may be adjourned or      The meeting may be adjourned or
                    postponed to another date or place   postponed to another date or place
                    for proper purposes, including for   for proper purposes, including for
                    the purpose of soliciting            the purpose of soliciting
                    additional proxies.                  additional proxies.
PURPOSES            - To consider and vote on the        - To consider and vote on the
                      adoption of the Agreement and        approval of the issuance of Devon
                      Plan of Merger, dated as of          common stock pursuant to the
                      February 23, 2003, by and among      Agreement and Plan of Merger,
                      Devon Energy Corporation, Devon      dated as of February 23, 2003, by
                      NewCo Corporation and Ocean          and among Devon Energy
                      Energy, Inc., as it may be           Corporation, Devon NewCo
                      amended from time to time; and       Corporation and Ocean Energy,
                                                           Inc., as it may be amended from
                    - To transact other business as may    time to time;
                      properly be presented at the
                      meeting or any adjournments of     - To consider and vote on the
                      the meeting.                         adoption of the Devon Energy
                                                           Corporation 2003 Long-Term
                    At the present time, Ocean knows of    Incentive Plan, subject to the
                    no other matters that will be          consummation of the merger
                    presented for consideration at the     contemplated by the Agreement and
                    meeting.                               Plan of Merger, dated as of
                                                           February 23, 2003, by and among
                                                           Devon Energy Corporation, Devon
                                                           NewCo Corporation and Ocean
                                                           Energy, Inc., as it may be
                                                           amended from time to time; and
                                                         - To transact other business as may
                                                           properly be presented at the
                                                           meeting or any adjournments of
                                                           the meeting.
                                                         At the present time, Devon knows of
                                                         no other matters that will be
                                                         presented for consideration at the
                                                         meeting.
QUORUM              Presence, in person or by proxy, of  Presence, in person or by proxy, of
                    stockholders holding a majority of   stockholders holding a majority of
                    the shares of Ocean capital stock    the shares of Devon capital stock
                    entitled to vote at the meeting.     entitled to vote at the meeting.
RECORD DATE         Close of business on March 17,       Close of business on March 17,
                    2003.                                2003.

                                   OCEAN                                DEVON
SHARES ENTITLED TO  - You may vote at the Ocean meeting  - You may vote at the Devon meeting
VOTE                  if you owned Ocean common stock      if you owned Devon common stock
                      or Ocean convertible preferred       or exchangeable shares issued by
                      stock as of the record date.         Devon's subsidiary, Northstar
                      Ocean common stockholders and        Energy Corporation, as of the
                      Ocean convertible preferred          record date. Holders of Devon
                      stockholders will vote as a          common stock and Northstar
                      single class, with the Ocean         exchangeable shares will vote as
                      convertible preferred                a single class.
                      stockholders voting on an
                      as-converted basis.                - You may cast one vote for each
                                                           share of Devon common stock and
                    - You may cast one vote for each       one vote for each Northstar
                      share of Ocean common stock that     exchangeable share that you owned
                      you owned on the record date.        on the record date.
                    - You may cast 70.34 votes for each
                      share of Ocean convertible
                      preferred stock that you owned on
                      the record date.
RECOMMENDATIONS OF  Ocean's board of directors has       Devon's board of directors has
THE BOARDS OF       unanimously approved and adopted     unanimously approved and adopted
DIRECTORS           the merger agreement and determined  the merger agreement and determined
                    that it is advisable and in the      that it is advisable and in the
                    best interests of Ocean and its      best interests of Devon and its
                    stockholders. Accordingly, the       stockholders. Accordingly, the
                    board recommends that Ocean          board recommends that Devon
                    stockholders vote to adopt the       stockholders vote to approve the
                    merger agreement.                    issuance of Devon common stock
                                                         pursuant to the merger agreement.
                                                         Devon's board of directors also has
                                                         unanimously approved the new long-
                                                         term incentive plan and recommends
                                                         that Devon stockholders vote to
                                                         adopt the new long-term incentive
                                                         plan.
VOTES REQUIRED      - The affirmative vote of the        - The affirmative vote of the
                      holders of at least a majority in    holders of at least a majority of
                      interest of the voting power of      the votes cast in person or by
                      outstanding Ocean voting stock,      proxy by holders of Devon voting
                      with Ocean convertible preferred     stock is required to approve the
                      stockholders voting on an as-        issuance of Devon common stock
                      converted basis and as a single      pursuant to the merger agreement.
                      class with Ocean common
                      stockholders, is required to       - The affirmative vote of the
                      adopt the merger agreement.          holders of at least a majority of
                                                           the Devon voting power present in
                    - Abstentions will have the same       person or by proxy and entitled
                      effect as votes against adoption     to vote is required to adopt the
                      of the merger agreement.             new long-term incentive plan.
                    - The failure of a stockholder to    - Abstentions will not affect the
                      vote in person or by proxy will      outcome of the vote with respect
                      also have the effect of a vote       to the issuance of Devon common
                      against adoption of the merger       stock in the merger.
                      agreement.

                                   OCEAN                                DEVON
VOTES REQUIRED                                           - Abstentions will have the same
  (CONTINUED)                                            effect as votes against adoption of
                                                           the new long-term incentive plan.
                                                         - Assuming a quorum is present, the
                                                           failure of a stockholder to vote
                                                           in person or by proxy will not
                                                           affect the outcome of either
                                                           Devon vote.
SHARES OUTSTANDING  As of the record date, there were    As of the record date, there were
                    177,780,229 shares of Ocean common   156,916,379 shares of Devon voting
                    stock and 50,000 shares of Ocean     stock outstanding and entitled to
                    convertible preferred stock,         vote, consisting of 155,407,742
                    constituting 3,517,000 shares of     shares of Devon common stock and
                    Ocean common stock on an             1,508,637 Northstar exchangeable
                    as-converted basis, outstanding and  shares.
                    entitled to vote.
VOTING PROCEDURES   A proxy card will be sent to each Devon and Ocean stockholder of record.
                    If you have timely and properly submitted your proxy, clearly indicated
                    your vote and have not revoked your proxy, your shares will be voted as indicated. If you have timely and properly submitted your proxy but have not clearly indicated your vote, your shares will be voted FOR the proposal to adopt the merger agreement, in the case of Ocean stockholders, and FOR the proposal to approve the issuance of shares of
                    Devon common stock pursuant to the merger agreement and FOR the proposal to adopt the new long-term incentive plan, in the case of Devon stockholders.
                    If any other matters are properly presented at the meeting for consideration, the persons named in your proxy will have the discretion to vote on these matters in accordance with their best judgment. Proxies voted against the proposals related to the merger will not be voted in favor of any adjournment of the meeting for the purpose of soliciting additional proxies.
                    Voting by Ocean Common Stockholders  Voting by Devon Common Stockholders
                    and Convertible Preferred
                    Stockholders                         Devon common stockholders may vote
                                                         using any of the following methods:
                    Ocean common stockholders and Ocean
                    convertible preferred stockholders   - phone the toll-free number listed
                    may vote using any of the following    on your proxy card and follow the
                    methods:                               recorded instructions;
                    - phone the toll-free number listed  - go to the Internet website listed
                      on your proxy card and follow the    on your proxy card and follow the
                      recorded instructions;               instructions provided;
                    - go to the Internet website listed  - complete, sign and mail your
                      on your proxy card and follow the    proxy card in the postage-paid
                      instructions provided;               envelope; or
                    - complete, sign and mail your       - attend the meeting and vote in
                      proxy card in the postage-paid       person.
                      envelope; or
                    - attend the meeting and vote in
                      person.

                                   OCEAN                                DEVON
VOTING PROCEDURES                                        Voting by Holders of Northstar
  (CONTINUED)                                            Exchangeable Shares
                                                         Each Northstar exchangeable share
                                                         is entitled to vote at the Devon
                                                         meeting through a voting and
                                                         exchange trust agreement. Under
                                                         that agreement, CIBC Mellon Trust
                                                         Company, the trustee, is entitled
                                                         to exercise voting rights on behalf
                                                         of holders of Northstar
                                                         exchangeable shares. The trustee
                                                         holds one share of special voting
                                                         stock of Devon. The share of
                                                         special voting stock is entitled to
                                                         a number of votes equal to the
                                                         number of Northstar exchangeable
                                                         shares outstanding that are held by
                                                         persons other than Devon. Each
                                                         holder of Northstar exchangeable
                                                         shares, other than Devon, is
                                                         entitled to give the trustee voting
                                                         instructions for a number of votes
                                                         equal to the number of that
                                                         holder's Northstar exchangeable
                                                         shares. A voting direction card is
                                                         a means by which a holder of
                                                         Northstar exchangeable shares may
                                                         authorize the voting of his or her
                                                         voting rights at the meeting. The
                                                         trustee will exercise each vote
                                                         only as directed by the relevant
                                                         holders on the voting direction
                                                         card. In the absence of
                                                         instructions from a holder as to
                                                         voting, the trustee will not
                                                         exercise those votes. A holder of
                                                         Northstar exchangeable shares may
                                                         also instruct the trustee to give
                                                         him or her a proxy entitling him or
                                                         her to vote personally the relevant
                                                         number of votes or to grant to
                                                         Devon's management a proxy to vote
                                                         those votes.
                    Revocation                           Revocation
                    You may revoke your proxy at any     You may revoke your proxy at any
                    time prior to its exercise by:       time prior to its exercise by:
                    - giving written notice of           - giving written notice of
                      revocation to the Secretary of       revocation to the Corporate
                      Ocean;                               Secretary of Devon;
                    - appearing and voting in person at  - appearing and voting in person at
                      the Ocean meeting; or                the Devon meeting; or
                    - properly completing and executing  - properly completing and executing
                      a later dated proxy and              a later dated proxy and
                      delivering it to the Secretary of    delivering it to the Corporate
                      Ocean at or before the Ocean         Secretary of Devon at or before
                      meeting.                             the Devon meeting.
                    Your presence without voting at the  Your presence without voting at the
                    meeting will not automatically       meeting will not automatically
                    revoke your proxy, and any           revoke your proxy, and any
                    revocation during the meeting will   revocation during the meeting will
                    not affect votes previously taken.   not affect votes previously taken.

                                   OCEAN                                DEVON
VOTING PROCEDURES   Validity                             Validity
  (CONTINUED)       The inspectors of election will      The inspectors of election will
                    determine all questions as to the    determine all questions as to the
                    validity, form, eligibility          validity, form, eligibility
                    (including time of receipt) and      (including time of receipt) and
                    acceptance of proxies. Their         acceptance of proxies. Their
                    determination will be final and      determination will be final and
                    binding. Ocean's board of directors  binding. Devon's board of directors
                    has the right to waive any           has the right to waive any
                    irregularities or conditions as to   irregularities or conditions as to
                    the manner of voting. Ocean may      the manner of voting. Devon may
                    accept your proxy by any form of     accept your proxy by any form of
                    communication permitted by Delaware  communication permitted by Delaware
                    law so long as Ocean is reasonably   law so long as Devon is reasonably
                    assured that the communication is    assured that the communication is
                    authorized by you.                   authorized by you.
SOLICITATION OF     The accompanying proxy is being      The accompanying proxy is being
PROXIES             solicited on behalf of Ocean's       solicited on behalf of Devon's
                    board of directors. The expenses of  board of directors. The expenses of preparing, printing and mailing the  preparing, printing and mailing the
                    proxy and materials used in the      proxy and materials used in the
                    solicitation will be borne by        solicitation will be borne by
                    Ocean.                               Devon.
                    Georgeson Shareholder                Innisfree M&A Incorporated has been
                    Communications, Inc. has been        retained by Devon to aid in the
                    retained by Ocean to aid in the      solicitation of proxies for a fee
                    solicitation of proxies for a fee    of $15,000 and the reimbursement of
                    of $20,000 and the reimbursement of  out-of-pocket expenses. Proxies may out-of-pocket expenses. Proxies may  also be solicited from Devon
                    also be solicited from Ocean         stockholders by personal interview,
                    stockholders by personal interview,  telephone and telegram by Devon's
                    telephone and telegram by Ocean's    directors, officers and employees,
                    directors, officers and employees,   who will not receive additional
                    who will not receive additional      compensation for performing that
                    compensation for performing that     service. Arrangements also will be
                    service. Arrangements also will be   made with brokerage houses and
                    made with brokerage houses and       other custodians, nominees and
                    other custodians, nominees and       fiduciaries for the forwarding of
                    fiduciaries for the forwarding of    proxy materials to the beneficial
                    proxy materials to the beneficial    owners of Devon shares held by
                    owners of Ocean shares held by       those persons, and Devon will
                    those persons, and Ocean will        reimburse them for any reasonable
                    reimburse them for any reasonable    expenses that they incur.
                    expenses that they incur.
SHARES HELD IN      General
STREET NAME         If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares or when granting or revoking a proxy.
                    Absent specific instructions from you, your broker is NOT empowered to vote your shares with respect to the adoption of the merger agreement or the issuance of Devon common stock in the merger. The shares not voted because brokers lack power to vote them without instructions are also known as "broker non-votes."
                    Absent specific instructions from you in accordance with the procedures outlined by your broker, a broker may vote your shares of Devon common stock for or against, in the broker's discretion, adoption of the new long-term incentive plan.

                                   OCEAN                                DEVON
SHARES HELD IN      Effect of Broker Non-Votes           Effect of Broker Non-Votes and
  STREET NAME                                            Broker Abstentions
  (CONTINUED)       Broker non-votes will be counted as
                    present and represented at the       Broker non-votes will be counted as
                    Ocean meeting and will have the      present and represented at the
                    same effect as a vote against        Devon meeting. Broker non-votes
                    adoption of the merger agreement.    will not affect the outcome of the
                                                         vote regarding the issuance of
                                                         Devon common stock pursuant to the
                                                         merger agreement.
                                                         Broker abstentions regarding the
                                                         adoption of the new long-term
                                                         incentive plan will have the same
                                                         effect as a vote against adoption
                                                         of the new long-term incentive
                                                         plan.
AUDITORS            KPMG LLP serves as Ocean's           KPMG LLP serves as Devon's
                    independent auditors.                independent auditors.
                    Representatives of KPMG LLP plan to  Representatives of KPMG LLP plan to
                    attend the Ocean meeting and will    attend the Devon meeting and will
                    be available to answer appropriate   be available to answer appropriate
                    questions. Its representatives will  questions. Its representatives will
                    also have an opportunity to make a   also have an opportunity to make a
                    statement at the meeting if they so  statement at the meeting if they so desire, although it is not expected  desire, although it is not expected
                    that any statement will be made.     that any statement will be made.

                                   THE MERGER

BACKGROUND OF THE MERGER

     Beginning in late October 2002, initial conversations between members of Ocean's senior management and members of Devon's senior management were held regarding the possibility of a business combination between Ocean and Devon. On October 25, 2002, Ocean and Devon signed a confidentiality agreement. Shortly thereafter, Devon and Ocean began exchanging confidential evaluation materials and conducting due diligence investigations of each other.

     On October 30, 2002, the executive committee of Ocean's board of directors met to discuss the possibility of a business combination between Ocean and Devon and the status of ongoing discussions between Ocean and Devon. Representatives of Ocean and Devon continued to hold discussions and conduct due diligence relating to a potential business combination throughout November and early December 2002.

     On November 13, 2002, J. Larry Nichols, Devon's Chairman, President and Chief Executive Officer, met with James T. Hackett, Ocean's Chairman, President and Chief Executive Officer, in Houston, Texas to discuss a potential business combination between Ocean and Devon.

     On November 15, 2002, Ocean's board of directors held a special meeting to discuss the potential business combination with Devon and to review financial data and other information regarding Devon.

     On November 20 and 21, 2002, a meeting of members of the senior management teams of Ocean and Devon, including Messrs. Nichols and Hackett, was held in Galveston, Texas to review technical matters relating to the potential business combination between Ocean and Devon.

     From late November 2002 through mid-December, Ocean's and Devon's legal counsel conducted due diligence investigations, exchanged draft merger agreements and related documents and held discussions and negotiations regarding the terms of the merger agreement.

     On December 3, 2002, Devon's board of directors held a regularly scheduled meeting in Oklahoma City at which the board of directors discussed the potential merger with Ocean and reviewed information regarding Ocean.

     On December 10, 2002, Devon's board of directors held a special meeting to discuss the potential merger with Ocean and to receive an update regarding the status of the discussions between Ocean and Devon.

     On December 13, 2002, Ocean's board of directors held a regularly scheduled meeting. At that meeting, Ocean's board of directors discussed the status of the potential merger with Devon and received presentations from Ocean's management, financial advisors and legal representatives. Mr. Nichols of Devon attended a portion of that meeting to discuss the potential merger and to answer questions from Ocean's directors.


     On December 16, 2002, Devon's board of directors held a special meeting to discuss the potential merger with Ocean. Later on December 16, 2002, Ocean and Devon decided to delay further discussions regarding a potential merger, pending completion of additional due diligence, including exchange of year-end financial and operating data.


     On January 29, 2003, Messrs. Nichols and Hackett met in Houston, Texas to discuss the resumption of discussions about a potential merger between Ocean and Devon. On February 3, 2003, Messrs. Nichols and Hackett agreed that Ocean and Devon would resume discussions regarding a potential merger.

     On February 10 and 11, 2003, members of Devon's and Ocean's management teams met in Houston, Texas, along with representatives from their respective outside oil and gas engineering firms, to exchange technical data and discuss various technical due diligence issues.

     From mid-February through February 23, 2003, representatives of Ocean and Devon finalized due diligence investigations and continued to hold discussions and negotiate the terms of the merger agreement and related matters.

     On February 21, 2003, Ocean's board of directors held a special meeting to discuss the proposed merger. Representatives of Ocean's management, financial advisors and legal counsel made presentations at that meeting and discussed the proposed merger with Ocean's board of directors.

     On February 22, 2003, Devon's board of directors held a special meeting to discuss the proposed merger. Representatives of Devon's management, financial advisors and legal counsel made presentations at that meeting and discussed the proposed merger with Devon's board of directors.

     On February 23, 2003, Ocean's board of directors held a special meeting at which it received the opinion of Deutsche Bank Securities Inc. to the effect that, as of the date of such opinion, the 0.414 exchange ratio was fair to Ocean common stockholders from a financial point of view. Thereafter, Ocean's board of directors unanimously approved and adopted the merger agreement and resolved to recommend that Ocean's stockholders vote to adopt the merger agreement. At that time, Ocean's board of directors also approved an amendment to Ocean's stockholder rights plan that had the effect of causing the stockholder rights plan to be inapplicable to Devon and the merger.

     Also on February 23, 2003, Devon's board of directors held a special meeting at which it received the opinion of Morgan Stanley & Co. Incorporated to the effect that, as of the date of such opinion, the 0.414 exchange ratio pursuant to the merger agreement was fair to Devon from a financial point of view. Thereafter, Devon's board of directors unanimously approved and adopted the merger agreement, approved the issuance of shares of Devon common stock pursuant to the merger agreement and resolved to recommend that Devon's stockholders approve the issuance of shares of Devon common stock pursuant to the merger agreement.

     Following the Ocean board meeting and the Devon board meeting on February 23, 2003, Ocean and Devon executed the merger agreement.

     On February 24, 2003, Ocean and Devon publicly announced the execution of the merger agreement.

     On February 27, 2003, a lawsuit was filed in the District Court of Harris County, Texas, naming as defendants Ocean and all of the members of Ocean's board of directors alleging that the exchange ratio in the merger is inadequate and unfair to Ocean common stockholders and alleging the breach of the defendants' fiduciary duties to Ocean stockholders. The complaint seeks class action status. It also seeks injunctive relief against completing the merger or, if the merger is completed, rescission of the merger, monetary damages in an unspecified amount and recovery of the plaintiff's costs and attorneys' fees.


     On March 19, 2003, the parties amended the merger agreement to correct a clerical oversight in Exhibit A (certificate of incorporation of the surviving corporation in the merger) to the merger agreement. The change does not materially affect the substantive terms of the merger.


RECOMMENDATION OF OCEAN'S BOARD OF DIRECTORS AND REASONS FOR THE MERGER

     Ocean's board of directors has unanimously approved and adopted the merger agreement and determined that it is advisable and in the best interests of Ocean and its stockholders. Accordingly, the board recommends that Ocean stockholders vote to adopt the merger agreement.

     Ocean's board of directors consulted with Ocean's management, as well as its financial and legal advisors, and considered various factors, including the following, in unanimously approving the merger agreement and the merger (the order does not reflect the relative significance):

     - Complementary Assets and Diversification. Ocean believes that the combination of Ocean's and Devon's core operating assets will result in a more balanced, diversified oil and gas company. Ocean's oil and gas operations are concentrated in the deepwater Gulf of Mexico and internationally, and Ocean's onshore and shelf assets will be complementary to Devon's core natural gas operations in North America. Ocean believes that Devon's strong North American presence will provide Ocean stockholders with a more stable, diversified exploration and exploitation portfolio, reducing the risk associated with Ocean's higher impact exploration projects in the deepwater Gulf of Mexico and international locations. Based on production information for the fourth quarter of 2002 and on a pro forma basis, 90% of the combined company's worldwide production will be from North America with a production mix consisting of approximately 63% natural gas and 37% oil and NGLs.

     - Strong Pro Forma Financial Profile; Synergies. Because of Devon's size and significant, stable North American natural gas position, Ocean believes that the combined company's pro forma financial profile will consist of an improved balance sheet and credit ratings compared to Ocean on a stand-alone basis, which Ocean believes will result in improved access to capital at a lower overall cost. Ocean believes that the financial profile of the combined company will be enhanced following the merger as a result of cost savings of at least $50 million annually.

     - Acceleration of Exploration Program and Long-Term Growth. Ocean believes that the combined company's substantial scale and cash flows will permit a greater allocation of resources to Ocean's deepwater Gulf of Mexico and international exploration inventory. The ability of Ocean stockholders to access Devon's capital resources to accelerate Ocean's prospect inventory is expected to provide Ocean stockholders with greater long-term value than Ocean could achieve independent of Devon.

     - Reduction of Execution Risk. Ocean believes that the overall size of the combined company will reduce the execution risk associated with development of large-scale deepwater development projects. The combination of Devon's size and stable operating assets with Ocean's high-potential growth prospects is expected to result in better comparative valuations over time for Ocean's stockholders than Ocean could achieve on a stand-alone basis.

     - Scope and Scale of the Combined Company. Devon and Ocean together produced approximately 2.4 Bcf of natural gas per day and 245,000 Bbls of oil and NGLs per day during the fourth quarter of 2002. The combined company is expected to have daily production of about 650 MBoe, estimated proved reserves of 2.2 billion Boe (84% of which are in North America) and approximately 29 million net undeveloped acres. Ocean believes that the scope and scale of the combined company will result in greater marketing, purchasing and operating strength, facilitate internal growth and promote long-term stockholder value.

     - Per Share Accretion. Ocean expects that the merger will provide immediate accretion to Ocean stockholders in cash flows per share.


     - Merger Consideration. The market value of the merger consideration as of February 21, 2003 -- the last trading day prior to announcement of the execution of the merger agreement -- represented an approximate 4% premium over the closing price of Ocean's common stock on that date. The merger agreement requires Devon to issue approximately 73.4 million shares of its common stock to Ocean common stockholders (measured as of the date of the merger agreement), which would result in Ocean common stockholders owning approximately 32% of the combined company's outstanding voting shares based on the number of shares of Ocean common stock and Devon common stock outstanding on the date on which the merger agreement was signed. Ocean stockholders will have the opportunity to participate in any post-merger appreciation in the market value of Devon common stock. This 32% equity percentage matches or exceeds Ocean's contributions to the combined company on several important 2002 measures: earnings, cash flow, production, proved reserves and enterprise values.


     - Increased Liquidity. The combined company's common stock will be traded on the American Stock Exchange in substantially greater dollar volumes than that of Ocean on the New York Stock Exchange, providing greater liquidity for Ocean stockholders and for new institutional investors.

     - Tax Consequences of the Merger. The merger is structured to be tax-free for U.S. federal income tax purposes to Ocean common stockholders to the extent that they receive Devon common stock in exchange for their shares of Ocean common stock.

     - Opinion of Financial Advisors. Ocean's board of directors also considered the presentation and opinion of Deutsche Bank described elsewhere in this document to the effect that, based on the assumptions and other matters stated in its opinion, the 0.414 exchange ratio was fair from a financial point of view to Ocean common stockholders as of the date of the merger agreement.

     Ocean recognized that there are risks associated with the merger and an investment in the combined company, including the following risks:

     Integration Risks. The combined company will face risks typical to major business combinations, including challenges associated with integrating personnel, operations, financial reporting and information technologies. Unintended and unforeseen consequences could develop in the process of that integration, and the combined company may lose key employees, customers or suppliers as a result.

     Limited Premium and Fixed Exchange Ratio. Ocean considered the limited premium -- approximately 4% over the closing price of Ocean's common stock as of February 21, 2003 -- in making its recommendation in favor of approval and adoption of the merger agreement. Moreover, because the merger agreement contains a fixed exchange ratio, the market value of the consideration to be received by Ocean stockholders at the effective time of the merger will depend on the trading price of Devon common stock at the effective time of the merger.

     Increased Indebtedness. Following the merger, the combined company is expected to have in excess of $9 billion in total debt and a higher total debt to capitalization ratio than Ocean had on a stand-alone basis. This increased indebtedness could limit the combined company's flexibility as a result of debt service requirements and restrictive covenants and may limit the combined company's business strategy or its ability to access additional capital.

     Concentration of Exposure. Devon's estimated proved reserves were 60% natural gas at December 31, 2002, with the majority of its reserves located in North America. Devon's operating results are more dependent on gas prices and the North American market than Ocean's operating results, and adverse developments with respect to either could negatively impact the combined company's operating results.

     Execution. The merger might not be completed as a result of a failure to satisfy the conditions contained in the merger agreement or other reasons. Neither Ocean nor Devon is obligated to complete the merger unless the conditions in the merger agreement are satisfied or, in some cases, waived.


     The preceding discussion of the information and factors considered and given weight by Ocean's board of directors is not intended to be exhaustive. However, Ocean believes that the discussion includes all of the material factors that its board considered. In reaching its decision to approve and to recommend approval to Ocean stockholders of the merger agreement, Ocean's board of directors did not assign any relative or specific weights to the factors it considered. Individual directors may have given different weights to different factors.


RECOMMENDATION OF DEVON'S BOARD OF DIRECTORS AND REASONS FOR THE MERGER

     Devon's board of directors has unanimously approved and adopted the merger agreement and determined that it is advisable and in the best interests of Devon and its stockholders. Accordingly, the board recommends that Devon stockholders vote to approve the issuance of Devon common stock pursuant to the merger agreement.

     The merger is part of Devon's overall business strategy for growth through exploration and development of existing properties and through strategic mergers and acquisitions. In reaching its decision to approve and adopt the merger agreement, Devon's board of directors consulted with Devon's management, as well as its financial and legal advisors. Devon's board of directors believes that Devon and its stockholders will benefit from the merger for the following reasons (the order does not reflect the relative significance):

     - Combination of Ocean's Prospects with Devon's Capital Resources. Ocean has significant development projects and exploration prospects. By combining Devon's excess operating cash flow (estimated to be between $500 million and $700 million in fiscal 2003) with Ocean's project inventory, Devon expects to enhance Ocean's ability to develop and exploit its prospects while creating a more diverse company.

     - Complementary, Focused Asset Base. Approximately 90% of Ocean's operations are within Devon's current core areas of the shelf and deepwater areas of the Gulf of Mexico, West Africa, the Rocky Mountains, the Permian Basin, East Texas and the Gulf Coast. This is expected to facilitate the integration of Devon's and Ocean's businesses and the realization of anticipated synergies and economies of scale.

     - Deleveraging Impact. The merger improves a number of Devon's financial measures commonly used to assess a company's credit rating, including Devon's ratios of (1) total debt to capitalization, (2) debt to cash flow, (3) earnings before interest, taxes, depreciation and amortization to interest, and (4) debt per proved Boe reserves.


     - At-the-Market Exchange Ratio. The 0.414 exchange ratio was intended to reflect the relative market prices of Devon's and Ocean's common stock for about 30 days prior to the date of the merger agreement. This reflects the fact that the merger is a strategic merger in which Ocean common stockholders (measured as of the date of the merger agreement) will receive Devon common stock in the merger representing about 32% of the combined company's outstanding voting shares based on the number of shares of Ocean common stock and Devon common stock outstanding on the date on which the merger agreement was signed. Devon's board of directors believes the "at-the-market" exchange ratio is fair to Devon and its stockholders.


     - Increased Presence in the Gulf of Mexico and West Africa. The merger significantly enhances Devon's position in the Gulf of Mexico and West Africa. Ocean's Gulf of Mexico division is more than twice as large as Devon's existing Gulf of Mexico operations, as measured by proved reserves as of December 31, 2002. Ocean has a significant West African presence to complement Devon's existing West African position. Ocean also has substantial production from the Zafiro field in offshore Equatorial Guinea.

     - Identifiable Near-Term Production Growth. In 2002, Ocean began production from its major deepwater discoveries in the Nansen and Boomvang fields in the Gulf of Mexico. Ocean has other material deepwater Gulf of Mexico discoveries/development projects that are scheduled to commence production in 2003 and 2004. Most of these are in water depths that are less than 5,000 feet, which means that they can be operated using existing technology and tied into existing infrastructure. Production from Ocean's non-operating interest in the Zafiro field in Equatorial Guinea is currently increasing. Devon's board of directors believes that these deepwater projects provide Ocean with near-term production growth. Devon estimates that the combined company's production growth profile will be between 4% and 6% per annum over the next two to three years.

     - Enhanced Portfolio of Impact Projects/Large Inventory of Identified Prospects. Ocean holds a deepwater exploratory position in the Gulf of Mexico and the South Atlantic Margin. In the Gulf of Mexico, Ocean holds approximately 1.1 million net acres covering about 360 blocks, with over 50 identified prospects and leads. In the South Atlantic Margin, Ocean has exposure in blocks in offshore Equatorial Guinea, Brazil and Nigeria that Devon believes hold exploration potential. Devon believes that the combination of Devon and Ocean provides a compelling blend of stable, growing production, lower risk development drilling/exploitation opportunities and significant potential growth exploration exposure.

     - Deepwater Expertise. Devon expects to benefit from sharing deepwater technology and expertise with Ocean.

     - Synergies. Devon expects that the merger will create annual cost savings of at least $50 million.

     - Larger Size. The combined company will be significantly larger than Devon is now and, as a result of the larger size:

      - Devon is expected to have greater liquidity in the market for its shares;

      - Devon should be able to consider future transactions that would not otherwise be possible; and

      - Devon should have greater marketing, purchasing and operating strengths.

     - Opinion of Financial Advisor. Devon's board of directors also considered the presentation and opinion of Morgan Stanley & Co. Incorporated described elsewhere in this document to the effect that, based on the assumptions and other matters stated in its opinion, the 0.414 exchange ratio pursuant to the merger agreement was fair from a financial point of view to Devon as of the date of the opinion.

     Devon recognized that there are risks associated with the merger and the merger agreement, including the following risks:

     - Integration Risks. The operations, technologies and personnel of the two companies may not be successfully integrated. The merger will include risks commonly associated with similar transactions, including unanticipated liabilities, unanticipated costs and diversion of management's attention. The combined company may also experience operational interruptions or the loss of key employees, customers or suppliers.

     - Dilution. The merger is expected to be slightly dilutive in the near term to Devon's earnings per share, cash flow per share, production per share and reserves per share on a pro forma basis, depending on various assumptions, including future commodity price levels.

     - Capital Needs of Combined Company. The capital outlays necessary to satisfy Ocean's existing commitments and to achieve the estimated growth in Ocean's business will be significant. In addition, the combined company will have significant debt maturities over the next several years. There can be no assurance that the combined company will be able to fund all of its capital needs from operating cash flows. The combined company may need to access the capital markets or sell assets to meet its capital needs in the future, and there can be no assurance that it will be able to do so on favorable terms or at all.

     - Larger Component of Proved Undeveloped Reserves. The merger would increase Devon's PUDs from about 27% to 31% of its total reserves. PUDs involve greater uncertainty and require significant capital to develop.

     - International Projects. The merger will increase Devon's exposure to investments outside of North America that may involve a higher degree of exposure to risks associated with political and economic instabilities. In addition, Ocean has made commitments in connection with being granted concessions by foreign countries that will be costly to fund and may limit the combined company's flexibility as to whether to continue operations in those countries.

     - Concentration of Exposure. Ocean is dependent on several high volume assets, including the Zafiro field in Equatorial Guinea and the Nansen and Boomvang fields in the Gulf of Mexico, which are currently producing, and the Redhawk and Magnolia deepwater projects in the Gulf of Mexico, which are expected to come "on stream" in the near future. Should these assets not perform as well as expected, the combined company may not be able to achieve the desired growth, and the combined company could be required to write-down reserves.

     - Closing Conditions May Not Be Satisfied. The merger might not be completed as a result of a failure to satisfy the conditions contained in the merger agreement or other reasons. Neither Devon nor Ocean is obligated to complete the merger unless the conditions in the merger agreement are satisfied or, in some cases, waived.

     The preceding discussion of the information and factors considered and given weight by Devon's board of directors is not intended to be exhaustive. However, Devon believes that the discussion includes all of the material factors that its board considered. In reaching its decision to approve the merger agreement and to recommend approval to Devon stockholders of the issuance of Devon common stock in the merger, Devon's board of directors did not assign any relative or specific weights to the factors it considered. Individual directors may have given different weights to different factors.


OPINIONS OF FINANCIAL ADVISORS

  OPINION OF DEUTSCHE BANK SECURITIES INC. -- FINANCIAL ADVISOR TO OCEAN

     At the February 23, 2003 meeting of Ocean's board of directors, Deutsche Bank rendered its oral opinion to Ocean's board of directors, subsequently confirmed in writing, that as of February 23, 2003, and subject to and based on the considerations in its opinion, the 0.414 exchange ratio was fair from a financial point of view to Ocean common stockholders.

     The full text of Deutsche Bank's opinion, dated February 23, 2003, which sets forth, among other things, the assumptions made and matters considered by Deutsche Bank, is attached as Annex B to this document and is incorporated into this document by reference. We urge you to read this opinion carefully and in its entirety. Deutsche Bank's opinion is directed to Ocean's board of directors, addresses only the fairness from a financial point of view of the 0.414 exchange ratio to Ocean common stockholders, and does not address any other aspect of the merger or constitute a recommendation to any Ocean stockholder as to how to vote at the Ocean meeting. This summary is qualified in its entirety by reference to the full text of the Deutsche Bank opinion.

     In connection with rendering its opinion, Deutsche Bank, among other things:

     - reviewed certain publicly available financial statements and other business and financial information of Ocean and Devon, respectively;

     - reviewed certain internal financial statements and other financial and operating data concerning Ocean and Devon prepared by the respective managements of Ocean and Devon;

     - reviewed certain financial forecasts prepared by the respective managements of Ocean and Devon;

     - discussed with senior executives of Ocean and Devon certain strategic, financial and operational benefits they expect to derive from the merger;

     - discussed the past and current operations and financial condition and the prospects of Ocean and Devon with senior executives of Ocean and Devon;

     - reviewed the pro forma impact of the merger on, among other things, Ocean's and Devon's earnings per share, cash flow, consolidated capitalization and financial ratios;

     - reviewed information prepared by the members of the respective senior managements of Ocean and Devon relating to the relative contributions of Ocean and Devon to the combined company;

     - reviewed the reported prices and trading activity for Ocean common stock and Devon common stock;

     - compared the prices and trading activity of Ocean common stock and Devon common stock with similar information for the securities of certain other publicly traded companies;

     - reviewed the financial terms, to the extent publicly available, of certain business combination transactions that it deemed comparable in whole or in part;

     - participated in certain discussions and negotiations among representatives of Ocean and Devon and their financial and legal advisors;

     - reviewed the merger agreement and certain related documents; and

     - performed such other analyses and considered such other factors as it deemed appropriate.

     Deutsche Bank relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to it and assumed such accuracy and completeness for purposes of rendering its opinion. With respect to the financial forecasts that Deutsche Bank received from the respective managements of Ocean and Devon, as well as information relating to certain cost savings, operating efficiencies, revenue effects and financial synergies expected by Ocean and Devon to be achieved as a result of the merger, Deutsche Bank assumed that the information provided was reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Ocean or Devon, as the case may be. Deutsche Bank did not make any independent valuation or appraisal of the assets or liabilities of Ocean or Devon, nor was Deutsche Bank furnished with any such appraisals.

     Deutsche Bank assumed that the representations and warranties contained in the merger agreement are true and correct, that the parties to the merger agreement will perform all of their covenants and agreements under the merger agreement, and that all conditions to the parties' obligations to complete the merger will be satisfied without any waiver. Deutsche Bank also assumed that all material approvals and consents required in connection with the merger will be obtained and that, in connection with obtaining any such approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which Ocean or Devon is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Ocean or Devon or materially reduce the contemplated benefits of the merger. In addition, Ocean informed Deutsche Bank, and for purposes of rendering its opinion Deutsche Bank assumed, that the merger will be tax-free to each of Ocean and Devon and their respective common stockholders. In arriving at its opinion, Deutsche Bank analyzed the merger as a strategic business combination not involving a sale of control of Ocean. Deutsche Bank was not authorized by Ocean or its board of directors to solicit, and did not solicit, third-party indications of interest with respect to the acquisition of all or any part of Ocean or any other extraordinary transaction involving Ocean.

     The opinion of Deutsche Bank is necessarily based on financial, economic, market and other conditions as in effect on, the information made available to Deutsche Bank as of, and the financial condition of Ocean and Devon on, February 23, 2003.

  DEUTSCHE BANK'S FINANCIAL ANALYSIS

     The following is a summary of the material financial analyses performed by Deutsche Bank in connection with rendering its opinion. These summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Deutsche Bank, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

     Historical Exchange Ratio Analysis. Deutsche Bank compared the daily closing share price of Ocean common stock to the daily closing price of Devon common stock during the period beginning February 21, 2001 and ending February 19, 2003, and reviewed and analyzed the historical exchange ratios implied by these comparisons.

     Deutsche Bank also reviewed and analyzed the average of these historical daily exchange ratios over various periods beginning February 21, 2001 and ending February 19, 2003. The following table presents the implied exchange ratios during the periods covered and as of February 19, 2003.

                          DEVON SHARES PER OCEAN SHARE

PERIOD                                                        AVERAGE EXCHANGE RATIO(1)
------                                                        -------------------------
At February 19, 2003........................................            0.398x
Last five-day average.......................................            0.404
Last month average..........................................            0.413
Last 3 months average.......................................            0.418
Last 6 months average.......................................            0.415
Last 12 months average......................................            0.424
Last 2 years average........................................            0.413

---------------

(1) Averages of exchange ratios based on daily closing prices.

     As the 0.414 exchange ratio was implied from the last month average of Ocean and Devon common stock as of February 21, 2003, and Deutsche Bank, for purposes of its opinion, reviewed Ocean's and Devon's stock prices until February 19, 2003, Deutsche Bank also analyzed the implied exchange ratio on February 21, 2003 by examining independently both Ocean's and Devon's stock price movements for February 20 and 21, 2003. Based on the actual closing prices per share of Ocean common stock and Devon common stock on February 20 and February 21, 2003, the 0.414 exchange ratio is substantially the same as the last month average implied by the February 19 closing prices.

     Last Twelve Months Trading Analysis. Deutsche Bank reviewed the daily closing share prices of Ocean common stock and Devon common stock over the twelve months ended February 19, 2003. The table below shows the twelve-month high and low closing prices during that period, compared with a closing price on February 19, 2003 of $18.60 per share for Ocean common stock and $46.70 per share for Devon common stock:

                                                              FEBRUARY 19, 2002
                                                                   THROUGH
                                                              FEBRUARY 19, 2003
                                                              -----------------
                                                               HIGH       LOW
                                                              -------   -------
Ocean.......................................................  $22.62    $16.68
Devon.......................................................   52.76     35.54

     The range of exchange ratios implied by this range of values for Ocean common stock and Devon common stock is between 0.316x and 0.636x. The foregoing analysis was unaffected by the price movements in Ocean common stock and Devon common stock on February 20 and February 21, 2003.

     Research Analysts' Future Price Targets Analysis. Deutsche Bank reviewed the 12-month price targets for Ocean common stock and Devon common stock as projected in recent reports by analysts from six financial institutions, in the case of Ocean, and seven financial institutions, in the case of Devon. Such reports represent substantially all the research analysts' reports on Ocean and Devon that were reasonably available and current at the time the analyses were performed. One of the selected research analysts was an employee of Deutsche Bank. These targets reflected each analyst's estimate of the future public market trading price of Ocean common stock and Devon common stock at the end of the particular period considered for each estimate. Deutsche Bank then arrived at the present value for these targets using an estimated equity discount rate of 10.0%.

     This analysis showed the following range of values for Ocean common stock and Devon common stock:

                                                           12 MONTH ANALYSTS' PRICE TARGET
                                                           --------------------------------
                                                              NOMINAL        PRESENT VALUE
                                                           --------------   ---------------
Ocean....................................................   $22.00-26.00      $20.00-23.64
Devon....................................................    49.00-64.00       44.55-58.18

     The range of exchange ratios implied by this range of values for Ocean common stock and Devon common stock is 0.344x to 0.531x.

     Comparable Companies Analysis. Deutsche Bank compared total enterprise value (calculated as equity value adjusted for capital structure) to estimated earnings before interest, taxes, depreciation and amortization, which is referred to as EBITDAX, for Ocean and Devon for the fiscal years 2003 and 2004 and based on First Call estimates. (First Call Corporation compiles summaries of financial forecasts published by various investment banking firms. We refer to the information published by First Call Corporation as "First Call estimates.") Deutsche Bank then compared the EBITDAX multiples obtained for Ocean and Devon with multiples obtained for groups of selected oil and gas companies.

     The selected oil and gas companies forming the group to which Ocean was compared were Anadarko Petroleum, Apache Corporation, Burlington Resources, Encana Corporation, EOG Resources, Kerr-McGee Corporation, Murphy Oil, Noble Energy, Pioneer Natural Resources and Unocal Corporation. We refer to those companies as the "Ocean Selected Companies." The selected oil and gas companies forming the group to which Devon was compared were: Anadarko Petroleum, Apache Corporation, Burlington Resources, Encana Corporation, EOG Resources, Inc., Noble Energy, Unocal Corporation and XTO Energy. We refer to those companies as the "Devon Selected Companies." Deutsche Bank selected these companies because they are publicly traded companies with oil and gas operations that for purposes of this analysis may be considered similar to those of Ocean and Devon.

     The analysis showed the following multiples:

                                                                 TOTAL
                                                              ENTERPRISE
                                                                VALUE/
                                                               ESTIMATED
                                                                EBITDAX
                                                              -----------
                                                              2003   2004
                                                              ----   ----
Ocean.......................................................  4.6x   5.1x
Devon.......................................................  5.2    5.6
Ocean Selected Companies Median.............................  5.4    5.3
Devon Selected Companies Median.............................  5.5    5.6

     Deutsche Bank then applied comparable company multiples (ranging between 4.6x and 5.8x for 2003 Total Enterprise Value/EBITDAX and between 4.8x and 5.9x for 2004 Total Enterprise Value/ EBITDAX) to the corresponding Ocean statistics based on publicly available estimates. Deutsche Bank then applied comparable company multiples (ranging between 5.2x and 5.7x for 2003 Total Enterprise Value/EBITDAX and between 5.6x and 6.2x for 2004 Total Enterprise Value/EBITDAX) to the corresponding Devon statistics based on publicly available estimates. The following table presents the range of exchange ratios implied by the resulting mean valuation range based on implied Ocean and Devon share prices derived from the 2003 and 2004 Total Enterprise Value as computed by Deutsche Bank.

                                                              EXCHANGE RATIO RANGE
                                                              --------------------
Total Enterprise Value/EBITDAX..............................     0.315x-0.510x

     Deutsche Bank calculated Price to Cash Flow per Share and Price to Earnings per Share multiples for Ocean and Devon for the fiscal years ended 2003 and 2004 based on First Call estimates. Deutsche Bank then compared these multiples with multiples obtained for the Ocean Selected Companies and the Devon Selected Companies.

     The analysis showed the following multiples:

                                                                PRICE/
                                                               ESTIMATED
                                                                 CFPS
                                                              -----------
                                                              2003   2004
                                                              ----   ----
Ocean.......................................................  3.8x   4.1x
Devon.......................................................  3.4    3.8
Ocean Selected Companies Median.............................  4.7    4.8
Devon Selected Companies Median.............................  4.8    4.9

                                                                PRICE/
                                                               ESTIMATED
                                                                  EPS
                                                              -----------
                                                              2003   2004
                                                              ----   ----
Ocean.......................................................  11.3x  15.6x
Devon.......................................................  10.1   12.2
Ocean Selected Companies Median.............................  14.4   16.1
Devon Selected Companies Median.............................  14.4   17.2

     Deutsche Bank then applied comparable company multiples (ranging between 3.8x and 4.6x for 2003 Price/Cash Flow per share; between 4.0x and 4.8x for 2004 Price/Cash Flow per share; between 11.0x and 12.0x for 2003 Price/Earnings per share; and between 14.0x and 15.6x for 2004 Price/Earnings per share) to the corresponding Ocean statistics based on publicly available estimates. Deutsche Bank then applied comparable company multiples (ranging between 3.4x and 5.0x for 2003 Price/Cash Flow per share; between 3.8x and 5.2x for 2004 Price/Cash Flow per share; between 10.1x and 11.7x for 2003 Price/ Earnings per share; and between 12.2x and 13.4x for 2004 Price/Earnings per share) to the corresponding Devon statistics based on publicly available estimates. The following table presents the range of exchange ratios implied by the resulting mean valuation range based on implied Ocean and Devon share prices derived from the 2003 and 2004 Price/Earnings per Share and Price/Cash Flow per Share analysis as computed by Deutsche Bank.

                                                              EXCHANGE RATIO RANGE
                                                              --------------------
Price/Cash Flow per Share...................................      0.276x-0.472x
Price/Earnings per Share....................................      0.331 -0.412

     Deutsche Bank also calculated Total Enterprise Value to barrel-of-energy equivalent proved reserves values for Ocean and Devon based on the most recently public disclosed amount of proved reserves available. Deutsche Bank then compared the Total Enterprise Value to proved reserves values obtained for Ocean and Devon with results obtained for the Ocean Selected Companies and the Devon Selected Companies.

     The analysis showed the following results:

                                                              TOTAL ENTERPRISE
                                                                VALUE/PROVED
                                                               RESERVES (BOE)
                                                              ----------------
Ocean.......................................................       $7.97
Devon.......................................................        9.08
Ocean Selected Companies Median.............................        6.93
Devon Selected Companies Median.............................        7.39

     Deutsche Bank then applied comparable company values (ranging between $8.00 and $9.00 for Total Enterprise Value/proved reserves) to the corresponding Ocean statistics based on publicly disclosed estimates. Deutsche Bank then applied comparable company values (ranging between $7.50 and $9.00 for Total Enterprise Value/proved reserves) to the corresponding Devon statistics based on publicly available estimates. The following table presents the range of exchange ratios implied by the resulting valuation range based on implied Ocean and Devon share prices derived from the Total Enterprise Value as computed by Deutsche Bank.

                                                              EXCHANGE RATIO RANGE
                                                              --------------------
Total Enterprise Value/Proved Reserves (Boe)................     0.408x-0.720x

     Pro Forma Contribution Analysis. Deutsche Bank compared the pro forma contributions of each of Ocean and Devon, based on First Call estimates, to the combined company. Deutsche Bank reviewed pro forma estimates of earnings, cash flow and EBITDAX for the years 2003 and 2004.

     Deutsche Bank also reviewed the contributions of the pre-transaction enterprise value, the pre-transaction equity value, and proved reserves based on 2002 reported figures. As more fully described in the table below, Ocean and Devon will contribute to the combined company in a manner consistent with the participation that Ocean stockholders and Devon stockholders will have in the ownership of Devon, as such participation is implied by the agreed 0.414 exchange ratio:

                                                                                                              RELATIVE
                                                                                     PRE-          PRE-       OWNERSHIP
                         2002        EBITDAX        CASH FLOW      NET INCOME     TRANSACTION   TRANSACTION   BASED ON
                        PROVED    -------------   -------------   -------------   ENTERPRISE      EQUITY      EXCHANGE
                       RESERVES   2003E   2004E   2003E   2004E   2003E   2004E      VALUE         VALUE        RATIO
                       --------   -----   -----   -----   -----   -----   -----   -----------   -----------   ---------
Ocean................     27%      27      26      29      29      29      26         24            31           32
Devon................     73       73      74      71      71      71      74         76            69           68

     Pro Forma Earnings, Cash Flow and Credit Impact Analysis. Deutsche Bank analyzed the pro forma effects of the merger and computed the resulting accretion/dilution to the combined company's projected per-share earnings and cash flow during 2003 and 2004, based on the agreed-upon exchange ratio. Deutsche Bank also computed the resulting credit statistics for the combined company based on the agreed-upon exchange ratio, including total debt to book capitalization, estimated 2003 cash flow to total debt, estimated 2003 earnings before interest and taxes (EBIT) to interest expense and total debt to barrel-of-energy equivalent proved reserves. These computations used earnings and cash flow projections for Ocean and Devon based on First Call estimates, preliminary synergy estimates provided by Ocean's and Devon's management prior to finalization of their synergy review, and certain purchase accounting adjustments.

     The analysis indicated that, based on First Call estimates, the merger would be accretive to estimated earnings per share in 2003 and 2004 of Ocean and dilutive to estimated earnings per share in 2003 and 2004 of Devon, in each case as compared to the same estimates for Ocean and Devon on a stand-alone basis. Based on First Call estimates, the merger would also be accretive to cash flow per share for Ocean and Devon in 2003 and 2004, in each case as compared to the same estimates for Ocean and Devon on a stand-alone basis. In addition, the analysis indicated that, based on First Call estimates, the merger should have a positive impact on the credit statistics of the combined company as compared to Devon on a stand-alone basis. Deutsche Bank also noted that Devon's senior unsecured credit ratings, as published by Moody's Investors Service and Standard and Poor's, on a stand-alone basis of Baa2/BBB were superior to Ocean's senior unsecured credit ratings of Baa3/BBB-.

     Precedent Transactions Analysis. Deutsche Bank examined fourteen selected precedent business combination transactions which, for the purposes of its analysis, it deemed to be comparable to the merger in whole or in part. Deutsche Bank calculated the premium to unaffected share price and the enterprise value per barrel-of-energy equivalent proved reserves that the targets in these selected precedent transactions received and then calculated the median value premium and value of proved reserves of the fourteen transactions. The calculated median value premium to unaffected share price for the fourteen transactions was 7.2% and the calculated median value of total enterprise value to proved reserves was $7.34 per barrel-of-energy equivalent proved reserves. The values implied to Ocean based on the 0.414 exchange ratio were a 3.9% premium to unaffected share price and $8.21 per barrel-of-energy equivalent proved reserves.

     The precedent transactions examined were:

     - Burlington Resources/Louisiana Land & Exploration;

     - Ocean Energy/United Meridian Resources;

     - Kerr-McGee/Oryx Energy;

     - Ocean Energy/Seagull Energy;

     - Santa Fe Energy/Snyder Oil;

     - Devon Energy/PennzEnergy;

     - Burlington Resources/Poco Petroleums;

     - Anadarko Petroleum/Union Pacific Resources;

     - Devon Energy/Santa Fe Snyder;

     - Forest Oil/Forcenergy;

     - Stone Energy/Basin Exploration;

     - Westport Resources/Belco Oil and Gas;

     - Phillips Petroleum/Conoco Inc.; and

     - PanCanadian Energy/Alberta Energy.

     In connection with the review of the merger by Ocean's board of directors, Deutsche Bank performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Deutsche Bank considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Deutsche Bank believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of its analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition, Deutsche Bank may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Deutsche Bank's view of the actual value of Ocean or Devon.

     In performing its analyses, Deutsche Bank made numerous assumptions with respect to industry performance, general business and economic condition and other matters, many of which are beyond the control of Ocean or Devon. Any estimates contained in Deutsche Bank's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Deutsche Bank's analysis of the fairness from a financial point of view to Ocean common stockholders of the 0.414 exchange ratio and were prepared in connection with the delivery by Deutsche Bank of its opinion, dated February 23, 2003, to Ocean's board of directors. The analyses do not purport to be appraisals or to reflect the prices at which Ocean common stock or Devon common stock might actually trade. The 0.414 exchange ratio and other terms of the merger agreement were determined through arm's length negotiations between Ocean and Devon and were unanimously approved by Ocean's and Devon's boards of directors. Deutsche Bank did not recommend any specific exchange ratio or form of consideration to Ocean or that any specific exchange ratio or form of consideration constituted the only appropriate consideration for the merger.

     Pursuant to the engagement letter between Ocean and Deutsche Bank, Ocean agreed to pay Deutsche Bank a $5 million fee for services rendered by Deutsche Bank in connection with the merger, including Deutsche Bank's delivery of an opinion as to the fairness from a financial point of view of the 0.414 exchange ratio to Ocean common stockholders as of the date on which the merger agreement was signed. Ocean has also agreed to reimburse Deutsche Bank for its expenses incurred in performing its services. In addition, Ocean has agreed to indemnify Deutsche Bank and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Deutsche Bank or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Deutsche Bank's engagement and any related transactions.

     Deutsche Bank's opinion was one of the many factors taken into consideration by Ocean's board of directors in making its unanimous determination to approve the merger agreement. Deutsche Bank's analyses summarized above should not be viewed as determinative of the opinion of Ocean's board of directors with respect to the value of Ocean or Devon or of whether Ocean's board of directors would have been willing to agree to a different exchange ratio or form of consideration.

  OPINION OF MORGAN STANLEY & CO. INCORPORATED -- FINANCIAL ADVISOR TO DEVON

     At the February 23, 2003 meeting of Devon's board of directors, Morgan Stanley rendered its oral opinion to Devon's board of directors, subsequently confirmed in writing, that as of February 23, 2003, and subject to and based on the considerations in its opinion, the 0.414 exchange ratio pursuant to the merger agreement was fair from a financial point of view to Devon.

     The full text of Morgan Stanley's opinion, dated February 23, 2003, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached as Annex C to this document and is incorporated into this document by reference. We urge you to read this opinion carefully and in its entirety. Morgan Stanley's opinion is directed to Devon's board of directors, addresses only the fairness from a financial point of view of the 0.414 exchange ratio pursuant to the merger agreement to Devon, and does not address any other aspect of the merger or constitute a recommendation to any Devon stockholder as to how to vote at the Devon meeting. This summary is qualified in its entirety by reference to the full text of the Morgan Stanley opinion.

     In connection with rendering its opinion, Morgan Stanley, among other things:

     - reviewed certain publicly available financial statements and other information of Ocean and Devon, respectively;

     - reviewed certain internal financial statements and other financial and operating data, including internal oil and gas reserve estimates, concerning Ocean and Devon prepared by the managements of Ocean and Devon, respectively;

     - reviewed certain financial forecasts prepared by the managements of Ocean and Devon, respectively;

     - discussed the past and current operations and financial condition and the prospects of Ocean, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Ocean;

     - discussed the past and current operations and financial condition and the prospects of Devon, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Devon;

     - reviewed the pro forma impact of the merger on Devon's earnings per share, cash flow, oil and gas reserves and production, consolidated capitalization and financial ratios;

     - reviewed the reported prices and trading activity for Ocean common stock and Devon common stock;

     - compared the financial performance of Ocean and Devon and the prices and trading activity of Ocean common stock and Devon common stock with that of certain other publicly-traded companies comparable with Ocean and Devon, respectively, and their securities;

     - reviewed certain reserve reports prepared by Devon and Devon's independent reserve engineers;

     - reviewed certain reserve reports prepared by Ocean and Ocean's independent reserve engineers;

     - reviewed the financial terms, to the extent publicly available, of certain comparable business combination transactions deemed relevant;

     - participated in discussions and negotiations among representatives of Ocean and Devon and their financial and legal advisors;

     - reviewed a draft of the merger agreement and certain related documents;
       and

     - performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

     In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Ocean and Devon, respectively.

     Morgan Stanley did not make any independent valuation or appraisals of the assets or liabilities of Ocean or Devon, nor was it furnished with any such appraisals. With respect to reserve estimates and reports referred to in bullets 2, 6, 9 and 10 above, Morgan Stanley is not an expert in the engineering evaluation of oil and gas properties and, with Devon's consent, relied, without independent verification, upon the internal reserve estimates prepared by Ocean and Devon, respectively. In addition, Morgan Stanley assumed that the merger would be completed in accordance with the terms set forth in the merger agreement, including, among other things, that the merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. Morgan Stanley's opinion is necessarily based on financial, economic, market and other conditions in effect on, and the information made available to it, as of February 23, 2003.

     The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion dated February 23, 2003. These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Morgan Stanley noted that Ocean's common stock closed at a price of $18.60 per share on February 19, 2003. Based on the
0.414 exchange ratio and Devon's common stock closing price of $46.70 per share on February 19, 2003, the implied acquisition price per Ocean common share of $19.33 represented a premium of approximately 4%.

     Net Asset Valuation. Morgan Stanley estimated Devon's and Ocean's net asset value using two methodologies, one based on a discounted cash flow analysis and the other based on a sum-of-parts analysis. For the discounted cash flow analysis, Morgan Stanley used a combination of publicly available equity research estimates and estimates of Devon's management, and both a 6.5% and 10% discount rate, to calculate the present value of the future pre-tax cash flows that Devon could be expected to generate from its proved reserves as well as those of Ocean as of December 31, 2002. In addition, Devon's management provided projections of the unlevered free cash flows that the combined company could be expected to generate from its proved reserves during the fiscal years 2003 through 2017 and the value of the remaining proved reserves projected at 2017 based upon engineering projections prepared by the management of Devon. The unlevered free cash flows and remaining value of proved reserves were then discounted to obtain a present value using a discount rate of both 6.5% and 10%. Morgan Stanley adjusted the estimated values for Devon's and Ocean's proved reserves to include the value of certain other assets and liabilities of Devon and Ocean, respectively. This discounted cash flow analysis resulted in an implied exchange ratio of 0.408-0.462.

     Morgan Stanley also estimated Devon's and Ocean's net asset value based on a sum-of-parts analysis. For this analysis, Morgan Stanley calculated a range of values for proved reserves segmented by region using $/BOE estimates for each region. Morgan Stanley defined "Firm Value" as the sum of equity market capitalization, total debt, minority interest and preferred stock, minus cash and cash equivalents. Morgan Stanley defined "BOE" as one barrel equivalent of oil assuming a conversion ratio of 6 Mcf of natural gas to one barrel of oil.

     The selected $/BOE for each region are as follows:

                                                              SELECTED VALUATION RANGE
                                                              ------------------------
US Onshore..................................................        $6.00-$7.50
US Gulf of Mexico/Gulf Coast................................        $7.00-$9.00
Canada......................................................        $5.50-$7.00
West Africa.................................................        $3.50-$4.50
Azerbaijan..................................................        $4.50-$5.50
Other International.........................................        $3.50-$4.50

     Morgan Stanley applied the selected valuation range in the table above to estimate the value of Devon's and Ocean's proved reserves as of December 31, 2002. Morgan Stanley adjusted the estimated values for Devon's and Ocean's proved reserves to include the value of certain other assets and liabilities of Devon and Ocean, respectively. The analysis resulted in an implied exchange ratio of 0.419-0.487.

     Comparable Company Analysis. Morgan Stanley reviewed selected financial information, ratios and public market multiples for the following publicly traded companies:

     - Burlington Resources, Inc.;

     - Anadarko Petroleum Corporation;

     - Apache Corporation;

     - Encana Corporation;

     - Kerr-McGee Corporation;

     - Unocal Corporation;

     - Murphy Oil Corporation;

     - EOG Resources, Inc.; and

     - Occidental Petroleum Corporation.

     The multiples and ratios for each of the selected companies were based on the most recent publicly available information and on closing prices as of February 19, 2003. Morgan Stanley defined "EBITDAX" as earnings before interest, taxes, depletion, depreciation, amortization, and exploration expense. Morgan Stanley defined "cash flow" as net income plus deferred taxes, depletion, depreciation, amortization and exploration expense.

     The results of these analyses are as follows:

                                                              SELECTED VALUATION RANGE
                                                              ------------------------
Price/2003 Estimated Cash Flow per Share....................         3.5x-5.0x
Firm Value/2003 Estimated EBITDAX...........................         4.5x-5.5x
Firm Value/Proved BOE.......................................        $7.00-$9.50

     Morgan Stanley applied the selected valuation range in the table above to data based on First Call estimates and proved reserve estimates provided by Devon's management. The analysis resulted in an implied exchange ratio of 0.326-0.529.

     No company included in the comparable company analysis is identical to Devon or Ocean. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Devon or Ocean, such as the impact of competition on the business of Devon, Ocean and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Devon or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data.

     Precedent Corporate Transactions Analysis. Using publicly available information, Morgan Stanley performed an analysis of the following precedent corporate transactions that were comparable to the merger in certain respects:

     - PanCanadian Energy/Alberta Energy;

     - Devon Energy/Mitchell Energy & Development;

     - Devon Energy/Santa Fe Snyder;

     - Anadarko Petroleum/Union Pacific Resources;

     - Devon Energy/PennzEnergy;

     - Santa Fe Energy/Snyder Oil; and

     - Ocean Energy/Seagull Energy.

     The results of these analyses are as follows:

                                                              SELECTED VALUATION RANGE
                                                              ------------------------
Price/1-Year Forward Cash Flow per Share....................         3.5x-4.5x
Firm Value/1-Year Forward EBITDAX...........................         4.5x-5.5x
Firm Value/Proved BOE.......................................        $7.00-$9.00
Premiums Paid...............................................          15%-35%

     Morgan Stanley applied the selected valuation range in the table above to data based on First Call estimates and proved reserve estimates provided by Devon's management. The analysis resulted in an implied exchange ratio of 0.326-0.538.

     No transaction included in the comparison of precedent corporate transactions analysis is identical to the merger. In evaluating the transactions listed above, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Devon or Ocean, such as the impact of competition on Devon, Ocean and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Ocean, Devon or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using precedent corporate transaction data.

     Historical Exchange Ratio Analysis. Morgan Stanley reviewed the daily historical ratios of the closing prices per share of Ocean common stock divided by the closing prices per share of Devon common stock for the period from February 19, 2001 to February 19, 2003. Morgan Stanley calculated the average of the historical ratios and computed the premium or discount represented by the averages of the historical ratios for various periods over the 0.414 exchange ratio. The following table presents the range of historical ratios over the periods covered compared to the exchange ratio in the transaction:

                                                                  PREMIUM (DISCOUNT) TO 0.414
PERIOD                                              AVERAGE (X)       EXCHANGE RATIO (%)
------                                              -----------   ---------------------------
Current (February 19, 2003).......................     0.398                 (3.8)
1 Month...........................................     0.412                 (0.3)
3 Months..........................................     0.418                  1.0
6 Months..........................................     0.414                  0.0
1 Year............................................     0.424                  2.4
2 Years...........................................     0.413                 (0.2)

     Relative Contribution Analysis. Morgan Stanley reviewed the relative contributions of Ocean and Devon to the pro forma combined company based on proved hydrocarbon reserves, hydrocarbon production, cash flow and EBITDAX using three cases. The first case used 2002 historical data for both Devon and Ocean prepared by Devon's management and Ocean's management. Based on this case, the implied exchange ratio was 0.336 to 0.475. The second case used 2003 and 2004 data for the same metrics for Devon and Ocean based on publicly available data, including the projections of securities analysts and First Call estimates. Based on this case, the implied exchange ratio was 0.361 to 0.484. The third case used Devon's management's projections for Devon and Ocean which were based on First Call estimates for hydrocarbon pricing in 2003 and 2004. Based on this case, the implied exchange ratio was 0.333 to 0.517.

     Morgan Stanley also reviewed the relative contributions of Ocean and Devon based on the relative trading performance of each company's common stock for the last twelve months through February 19, 2003. This analysis resulted in an implied exchange ratio of 0.350 to 0.524.

     Pro Forma Financial Results. Morgan Stanley reviewed the pro forma impact of the merger on Devon's projected earnings per share and cash flow per share for the fiscal years ended 2003, 2004 and 2005 based upon two cases. One case was based on Devon's management's projections using First Call estimates for hydrocarbon pricing in 2003 and 2004, and Devon's management's own pricing for 2005. The other case was based on publicly available data, including First Call estimates, for both earnings per share and cash flow per share for both companies. Based on the first case, the merger would be expected to be accretive to Devon's earnings per share in 2003, but slightly dilutive to cash flow per share in the same year and subsequently for both earnings per share and cash flow per share in 2004 and 2005. In the second case, the merger would be expected to be slightly dilutive to Devon's earnings per share and cash flow per share in 2003 and 2004. There were no First Call projections for earnings per share or cash flow per share for 2005.

     In connection with the review of the merger, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of its analyses or factors considered by it, without considering all analyses and factors as a whole, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should therefore not be taken to be Morgan Stanley's view of the actual value of Devon or Ocean.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Ocean or Devon. Any estimates contained in Morgan Stanley's analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness from a financial view of the 0.414 exchange ratio pursuant to the merger agreement to Devon and were conducted in connection with the delivery by Morgan Stanley of its opinion dated February 23, 2003 to Devon's board of directors. The analyses do not purport to be appraisals or to reflect the prices at which Devon common stock or Ocean common stock actually may be valued or the prices at which the Devon common stock or Ocean common stock may actually trade in the marketplace.

     Morgan Stanley's opinion was one of the many factors taken into consideration by Devon's board of directors in making its unanimous determination to approve the merger agreement. Morgan Stanley's analyses summarized above should not be viewed as determinative of the opinion of Devon's board of directors with respect to the value of Devon or Ocean or of whether Devon's board of directors would have been willing to agree to a different exchange ratio or form of consideration. The 0.414 exchange ratio and other terms of the merger agreement were determined through arm's length negotiations between Ocean and Devon and were approved by Devon's board of directors. Morgan Stanley provided advice to Devon during the course of the negotiations, but the decision to enter into the merger agreement was solely that of Devon's board of directors. Morgan Stanley did not recommend any specific exchange ratio to Devon or that any given exchange ratio constituted the only appropriate exchange ratio for the merger.

     Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for Devon and have received fees for the rendering of these services. In the ordinary course of Morgan Stanley's business, Morgan Stanley or its affiliates may from time to time trade in the securities of or debt of Devon and Ocean for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of its customers and, accordingly, may at any time hold a long or short position in these securities or debt.

     Pursuant to the engagement letter between Devon and Morgan Stanley, Devon agreed to pay Morgan Stanley a $5 million fee for services rendered by Morgan Stanley in connection with the merger, including Morgan Stanley's delivery of an opinion as to the fairness from a financial point of view of the 0.414 exchange ratio pursuant to the merger agreement to Devon as of the date on which the merger agreement was signed. Devon has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, Devon has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions.

INTERESTS OF OCEAN'S EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER

     In considering the recommendation of Ocean's board of directors with respect to the merger, Ocean stockholders should be aware that some of Ocean's executive officers and directors may have interests in the merger that are different from the interests of Ocean stockholders generally. The boards of directors of both companies were aware of these interests and considered them in approving and adopting the merger agreement and the merger that it contemplates.

  APPOINTMENT OF OCEAN'S DESIGNEES TO DEVON'S BOARD OF DIRECTORS


     Under the merger agreement, Milton Carroll, Peter J. Fluor, Robert L. Howard, and Charles F. Mitchell, M.D., each of whom is currently a member of Ocean's board of directors, are expected to be appointed to Devon's board of directors at the effective time of the merger. Each of the Ocean-designated directors will hold office until his respective successor is elected and qualified or until his earlier resignation or removal. See the "Directors and Executive Officers of the Combined Company -- Directors" section of this document for more information regarding the Ocean designees.

  APPOINTMENT OF JAMES T. HACKETT AS PRESIDENT AND CHIEF OPERATING OFFICER OF DEVON


     James T. Hackett, who is currently the Chairman, President and Chief Executive Officer of Ocean, will be appointed President and Chief Operating Officer of Devon at the effective time of the merger. Mr. Hackett's existing employment agreement and severance agreement with Ocean were amended in connection with the merger. The amendments have the effect of suspending until May 2004 certain change-of-control provisions in the agreements that would otherwise be triggered by the merger and would entitle Mr. Hackett to terminate his employment and receive a lump-sum cash payment and other benefits. Upon proper notice, Mr. Hackett may elect to terminate his employment on May 1, 2004 and receive severance payments.


  OTHER INTERESTS

     Ocean's executive officers and directors also have the following interests in the merger that may be different from Ocean stockholders' interests generally:


     - Outstanding Ocean stock options and restricted stock awards held by Ocean's directors and executive officers (and all other Ocean employees) will vest at the effective time of the merger. At the effective time of the merger, options held by Ocean directors and executive officers relating to 1,288,205 shares of Ocean common stock and restricted stock awards held by Ocean directors and executive officers relating to 825,865 shares of Ocean common stock will vest. Outstanding Ocean stock options not exercised at that time will be converted into options to purchase shares of Devon common stock, subject to adjustment for the 0.414 exchange ratio.


     - After the merger, some Ocean officers may become officers of Devon.


     - John D. Schiller, Jr.'s existing employment agreement with Ocean was amended in connection with the merger. The amendment has the effect of suspending until May 2004 certain change-of-control provisions in the agreement that would otherwise be triggered by the merger and would entitle Mr. Schiller to terminate his employment and receive a lump-sum cash payment and other benefits. Upon proper notice, Mr. Schiller may elect to terminate his employment on May 1, 2004 and receive severance payments.


     - The merger will trigger change-of-control provisions in Ocean's directors compensation plan. Upon completion of the merger, the existing Ocean directors who are not selected to serve on Devon's board of directors following the merger will be entitled to a lump-sum cash payment, which will generally be an amount equal to the product of the director's years of service (not less than one year nor more than five years) and the highest annual cash retainer that the director was paid. The aggregate of those lump-sum payments is expected to be about $1.4 million.

     - The merger will trigger change-of-control provisions in the employment agreements of some of Ocean's parent company and/or subsidiary officers, including:

      - Doss R. Bourgeois, Vice President -- Deepwater Facilities (Gulf of
        Mexico)

      - Clint P. Credeur, Vice President -- Reservoir Engineering (Gulf of
        Mexico)

      - Peggy T. d'Hemecourt, Vice President -- Human Resources

      - William S. Flores, Jr., Senior Vice President -- Worldwide Drilling

      - Stephen T. Laperouse, Vice President -- Land (Gulf of Mexico)

      - James H. Painter, Senior Vice President -- Gulf of Mexico and International Exploration

      - John J. Patton, Vice President, Associate General Counsel and Assistant Secretary

      - Robert K. Reeves, Executive Vice President, General Counsel and
        Secretary


      - William L. Transier, Executive Vice President and Chief Financial
        Officer


      - Frank D. Willoughby, Vice President -- Financial Planning

     The merger will also constitute a "corporate change" for purposes of the employment agreements of those Ocean officers, entitling them to full vesting of their outstanding options and similar awards. In addition, if those Ocean officers do not continue their employment with the combined company after the merger, or if they leave the combined company for specified reasons, they may be entitled to lump-sum cash payments and certain other benefits, such as continuing health insurance coverage. The cash payments will generally be equal to three times the sum of the Ocean officer's salary and bonus.

     - The merger will trigger change-of-control provisions in the severance agreements of the following Ocean parent company and/or subsidiary officers:

      - John H. Campbell, Jr., Senior Vice President -- North American Onshore Operations

      - Mario M. Coll, III, Vice President -- Operational Planning and Chief Information Officer

      - Scott A. Griffiths, Senior Vice President -- Exploration and International New Ventures

      - Kermit E. Reynolds, Senior Vice President -- Gulf of Mexico and International Operations

      - Robert L. Thompson, Vice President and Controller

     Those change-of-control provisions generally provide that a covered officer will be entitled to a lump-sum cash payment and certain other benefits if the officer's employment is "involuntarily terminated," as that term is defined in the severance agreements, within two years of the date on which the merger is completed. While the exact terms of the severance agreements differ, the lump-sum cash payment generally provides for the payment of the product of either 2 or 2.99 and the sum of the officer's annual salary and bonus.

     - The merger will cause full or partial vesting of outstanding awards under Ocean's executive supplemental retirement plan, which covers James T. Hackett, Robert K. Reeves, John D. Schiller, Jr., and William L. Transier, if a covered officer is terminated for certain reasons relating to the merger.

     - After the merger, Ocean will indemnify and hold harmless to the fullest extent permitted under law each current and former director and officer of Ocean, its subsidiaries and divisions against all losses pertaining to actions taken by them, or failures to act, while serving in those capacities before the merger.


     - For six years after the merger, Ocean will maintain its current policies of directors' and officers' liability insurance and fiduciary liability insurance, or policies no less favorable to the insured, covering acts or omissions before the merger. Ocean will not be required to pay annual premiums to maintain that coverage in excess of 250% of the 2003 annual premium paid by Ocean, but will be required to purchase as much coverage as reasonably practicable for that amount.


     - The merger agreement generally requires Devon to honor Ocean's existing employee benefit plans and commitments in accordance with their terms until at least December 31, 2003. The merger agreement also provides assurances that Ocean officers and employees who become and remain full-time employees of the combined company after the merger will receive employee benefits no less favorable than those provided to similarly situated Devon employees until at least December 31, 2004. More information regarding Devon's obligations with respect to Ocean's existing employee benefit plans and commitments can be found in "The Merger Agreement -- Covenants and Other Agreements -- Employee Benefits" section of this document.

     Ocean's directors and executive officers beneficially owned, as of March 17, 2003, about 4% of the outstanding shares of Ocean common stock. They will be entitled to receive the same consideration as all other Ocean stockholders.



     Devon's directors and executive officers did not beneficially own any shares of Ocean stock as of March 17, 2003.


PENDING LITIGATION

     A lawsuit captioned Breakwater Partners, LP v. James T. Hackett, et. al. (Case No. 2003-10161) was filed on February 27, 2003 in the District Court of Harris County, Texas, naming as defendants Ocean and all of the members of Ocean's board of directors. The complaint generally alleges that:

     - the 0.414 exchange ratio is inadequate and unfair to Ocean common stockholders; and

     - the defendants breached their fiduciary duties to Ocean stockholders, including the duty of care and the duty of loyalty, or aided and abetted in the breach of those fiduciary duties, by, among other things, (1) failing to conduct a "full and fair auction process or active market check;" (2) agreeing to the terms of the merger agreement, including a non-solicitation provision and the termination fee that is payable by Ocean to Devon under certain circumstances; (3) failing to make an informed decision; (4) failing to ensure that conflicts of interest are resolved in the best interests of Ocean's public stockholders; (5) personally benefiting from the merger; and (6) not appointing "any truly independent person or entity" to negotiate on behalf of Ocean stockholders.

     The complaint seeks class action status. It also seeks (1) injunctive relief against completing the merger or, if the merger is completed, rescission of the merger; (2) monetary damages in an unspecified amount; and (3) recovery of the plaintiff's costs and attorneys' fees. The description of this lawsuit is qualified in its entirety by reference to the complaint, which has been filed as an exhibit to the registration statement of which this document is a part and is incorporated into this document by reference.

     Ocean believes that the lawsuit is without merit and intends to defend against it vigorously. We can provide no assurance that additional claims may not be made or filed, the substance of which may be similar to the allegations described above or that otherwise might arise from, or in connection with, the merger agreement and the transactions it contemplates.

APPRAISAL RIGHTS

     The following summary of the provisions of Section 262 of the Delaware General Corporation Law is not a complete statement of the law pertaining to appraisal rights and is qualified in its entirety by reference to the full text of Section 262 of the Delaware General Corporation Law, a copy of which is attached to this document as Annex D and is incorporated into this summary by reference.

  DEVON STOCKHOLDERS

     Devon stockholders are not entitled to appraisal rights in connection with the merger.

  OCEAN STOCKHOLDERS

     Ocean common stockholders are not entitled to appraisal rights in connection with the merger.

     Ocean convertible preferred stockholders are entitled to appraisal rights in connection with the merger, if it is completed, and to receive in cash the fair value of the Ocean convertible preferred stock as determined by the Delaware Court of Chancery. Under Section 262 of the Delaware General Corporation Law, not less than 20 days before Ocean's meeting, Ocean must notify each of the holders of record of its Ocean convertible preferred stock as of the record date that appraisal rights are available to them and include in the notice a copy of Section 262. Ocean intends that this document constitutes that required notice. An Ocean convertible preferred stockholder that elects to exercise appraisal rights must:

     - deliver to Ocean, before the vote to adopt the merger agreement, written notice of the convertible preferred stockholder's identity and intention to demand payment of the fair value of the convertible preferred stockholder's convertible preferred shares (this written notice must be in addition to and separate from any proxy or vote against the adoption of the merger agreement; neither voting against adoption nor a failure to vote for adoption will constitute such a notice); and

     - not vote in favor of adoption of the merger agreement (a failure to vote will satisfy the requirement, but a vote in favor of adoption of the merger agreement, by proxy or in person, will constitute a waiver of the convertible preferred stockholder's appraisal rights and will nullify any previously filed written notice of intent to demand payment).

An Ocean convertible preferred stockholder who fails to comply with either of these conditions will have no appraisal rights with respect to the convertible preferred stockholder's shares of Ocean convertible preferred stock. The shares of Ocean convertible preferred stock with respect to which holders have perfected their appraisal rights in accordance with Section 262 and have not effectively withdrawn or lost their appraisal rights are referred to in this document as the "dissenting convertible preferred shares."

     Any Ocean convertible preferred stockholder wishing to exercise appraisal rights must be the record holder of the applicable convertible preferred shares on the date the convertible preferred stockholder makes the written demand for appraisal and must continue to hold the convertible preferred shares until completion of the merger. In order to exercise appraisal rights with respect to shares of Ocean convertible preferred stock, a convertible preferred stockholder who elects to exercise appraisal rights should mail or deliver the convertible preferred stockholder's written notice thereof to Ocean Energy, Inc., 1001 Fannin Street, Suite 1600, Houston, Texas 77002, Attention: Secretary. The notice must be executed by, or on behalf of, the holder of record, whose name should be stated as it appears on the stockholder's convertible preferred stock certificate(s). The notice must identify the convertible preferred stockholder and indicate the convertible preferred stockholder's intention to demand payment of the fair value of the stockholder's convertible preferred shares. If the convertible preferred shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity. If the convertible preferred shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a record holder; in the demand, however, the agent must identify the record owner or owners and expressly disclose that the agent is executing the demand as an agent for the record owner or owners. A record holder who holds convertible preferred shares as nominee for several beneficial owners, such as a broker, may exercise appraisal rights for the convertible preferred shares held for one or more beneficial owners and not exercise rights for the convertible preferred shares held for other beneficial owners. In this case, the written demand should state the number of convertible preferred shares for which appraisal rights are being demanded. When no number of convertible preferred shares is stated, the demand will be presumed to cover all convertible preferred shares held of record by the broker or nominee.

     Within ten days after the effective date of the merger, Ocean must mail notice to all Ocean convertible preferred stockholders who have demanded appraisal in compliance with the requirements of Section 262, notifying them of the effective date. Within 120 days after the effective date, Ocean or any holders of dissenting convertible preferred shares may file a petition in the Delaware Court of Chancery for the appraisal of the dissenting convertible preferred shares. However, any convertible preferred stockholder may, within 60 days after the effective date and prior to the filing of a petition, withdraw a demand for appraisal and accept the merger consideration to which the convertible preferred stockholder would have otherwise been entitled.

     When an Ocean convertible preferred stockholder files a petition for appraisal, Ocean will file with the Register in Chancery, within 30 days of service of the petition on Ocean, a verified list of the names and addresses of the convertible preferred stockholders who have demanded appraisal. Upon the order of the court, the Register in Chancery will then provide notice of the hearing on the petition by mail and publication to the convertible preferred stockholders who have demanded appraisal. At the hearing on such petition, the court will determine the convertible preferred stockholders who have perfected their appraisal rights. The court may require the holders of dissenting convertible preferred shares to submit their stock certificates to the Register in Chancery in order to note the pending appraisal proceedings on the stock certificates; the failure of a convertible preferred stockholder to comply with that direction may result in the court dismissing the proceedings as to that convertible preferred stockholder.

     Within 120 days after the effective date, any holder of dissenting convertible preferred shares may, upon written request, receive from Ocean a statement setting forth the aggregate number of convertible preferred shares not voted in favor of adopting the merger agreement and with respect to which demands for appraisals have been received and the aggregate number of holders of such convertible preferred shares. Ocean must mail this statement to holders of dissenting convertible preferred shares within ten days after receiving a written request for this statement or within ten days after the vote to adopt the merger agreement, whichever is later.

     If the merger is completed, each Ocean convertible preferred stockholder who has perfected appraisal rights in accordance with Section 262 will be entitled to be paid by Ocean the fair value in cash of the stockholder's convertible preferred shares. Upon application of an Ocean convertible preferred stockholder, the court may permit discovery and other pretrial proceedings. All convertible preferred stockholders may participate in the appraisal proceedings until the Court determines they are not entitled to appraisal. The Delaware Court of Chancery will appraise the convertible preferred shares, determining their fair value, exclusive of any element of value arising from the completion or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be fair value. In determining the fair value, the court may take into account all relevant factors and, upon such determination, will then direct the payment of the fair value of the convertible preferred shares, together with any interest, to Ocean convertible preferred stockholders who have perfected their appraisal rights. Ocean will make payment to those convertible preferred stockholders upon their surrender of the certificates to Ocean.

     Stockholders considering seeking appraisal for their shares of Ocean convertible preferred stock should note that the fair value of their convertible preferred shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their convertible preferred shares. The court may determine the costs of the appraisal proceeding and allocate them among the parties as the court deems equitable under the circumstances. Upon application of a convertible preferred stockholder, the court may order all or a portion of the expenses incurred by any convertible preferred stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all convertible preferred shares entitled to appraisal. In the absence of a determination or assessment by the court, each convertible preferred stockholder bears its expenses.

     Any Ocean convertible preferred stockholder who demands an appraisal in compliance with Section 262 will not, after completion of the merger, be entitled to vote the stockholder's convertible preferred shares for any purpose or be entitled to payment of dividends or other distribution on those convertible preferred shares other than dividends or other distributions payable as of a date on or before the date the merger is completed.

     If any Ocean convertible preferred stockholder who demands appraisal of the stockholder's convertible preferred shares under Section 262 fails to perfect, effectively withdraws or loses the right to appraisal, the stockholder's convertible preferred shares will remain as shares of Ocean convertible preferred stock and will remain outstanding as shares of the surviving corporation of the merger in accordance with the terms of the merger agreement. Dissenting convertible preferred shares lose their status as dissenting shares if:

     - the merger is abandoned;

     - the stockholder seeking appraisal rights fails to make a timely written demand for appraisal;

     - after making a timely written demand for appraisal, the stockholder fails to continuously own the convertible preferred shares until the effective time of the merger;

     - neither Ocean nor a stockholder who has otherwise complied with Section 262 files a petition for appraisal in the Delaware Court of Chancery within 120 days after the date on which the merger is completed; or

     - the stockholder delivers to Ocean, within 60 days of the date on which the merger is completed, or thereafter with Ocean's approval, a written withdrawal of the stockholder's demand for appraisal of the dissenting convertible preferred shares, although no appraisal proceeding in the Court of Chancery may be dismissed as to any stockholder without the approval of the court.

     Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of appraisal rights. In view of the complexity of the provisions of Section 262, Ocean convertible preferred stockholders are encouraged to consult with their own advisors regarding their appraisal rights.

REGULATORY REQUIREMENTS


     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder by the Federal Trade Commission, the merger cannot be completed until notifications have been given and certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and specified waiting period requirements have been satisfied. Devon and Ocean filed notification and report forms under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Antitrust Division on March 7, 2003. The waiting period under the Hart-Scott-Rodino Act will expire at 11:59 p.m., Eastern Time, on April 7, 2003, unless a request for additional information or documentary material is made by the Department of Justice or Federal Trade Commission before that time or the waiting period is terminated earlier.


     At any time before or after completion of the merger, the Antitrust Division or the Federal Trade Commission or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets of Devon or Ocean. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. In addition, non-United States governmental and regulatory authorities may seek to take action under applicable antitrust laws. A challenge to the merger on antitrust grounds may be made and, if such a challenge is made, it is possible that Devon and Ocean will not prevail.

                              THE MERGER AGREEMENT

     The following is a summary of the material terms of the merger agreement. It is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this document as Annex A and is incorporated into this document by reference. You should read the merger agreement because it, and not this document, is the legal document that governs the terms of the merger.

STRUCTURE OF THE MERGER


     At the effective time of the merger, Devon NewCo Corporation, a newly formed, nominally capitalized Delaware corporation that is wholly owned by Devon, will merge with and into Ocean. Ocean will be the surviving corporation in the merger, and will become a subsidiary of Devon. Devon may substitute another of its wholly owned subsidiaries to be a party to the merger in place of Devon NewCo as long as the substitution does not delay either the Devon meeting or the Ocean meeting.



     Ocean's certificate of incorporation will be amended at the effective time of the merger and, as so amended, will be the surviving corporation's certificate of incorporation until duly amended. The amendments are designed to make the surviving corporation's certificate of incorporation similar to the organizational documents of Devon's other subsidiaries. Devon NewCo's bylaws will be the surviving corporation's bylaws until duly amended. The directors of Devon NewCo at the effective time of the merger will be the surviving corporation's directors.


     Assuming Devon's board of directors is to consist of 13 directors at the effective time of the merger, Devon must appoint four current Ocean directors designated by Ocean to Devon's board of directors at the effective time, provided that each Ocean designee is acceptable to Devon in its sole discretion. See the "Directors and Executive Officers of the Combined Company -- Directors" section of this document for information on the Ocean directors who will be appointed to Devon's board of directors. The number of Ocean designees may be adjusted upward or downward if the size of Devon's board of directors increases or decreases before the merger is completed. The Ocean designees will be allocated as evenly as possible among the different classes of Devon directors. In addition, James T. Hackett will become Devon's President and Chief Operating Officer at the effective time of the merger. J. Larry Nichols will remain Devon's Chairman and Chief Executive Officer at the effective time of the merger. See "The Merger -- Interests of Ocean's Executive Officers and Directors in the Merger" section of this document.

WHEN THE MERGER BECOMES EFFECTIVE

     Ocean and Devon NewCo will execute and file a certificate of merger with the Delaware Secretary of State on the first business day after the day on which the last condition to completing the merger is satisfied or waived or at such other time as Devon and Ocean may agree. The merger will become effective at the time and on the date on which the certificate of merger is filed or such other time and date on which the parties agree and specify in the certificate of merger. That time is referred to as the "effective time of the merger."

CONVERSION OF OCEAN STOCK AND STOCK OPTIONS


     At the effective time of the merger, the following will occur:



     - Each outstanding share of Ocean common stock, other than shares owned by Devon, Devon NewCo, Ocean or their respective subsidiaries, will be converted into 0.414 of a share of Devon common stock.



     - Each outstanding share of Ocean convertible preferred stock, other than convertible preferred shares held by Ocean convertible preferred stockholders who validly exercise their appraisal rights under

Delaware law, shall (1) remain outstanding as one share of convertible preferred stock of the surviving corporation and (2) after the effective time of the merger, be convertible into Devon common stock instead of Ocean common stock, giving effect to the 0.414 exchange ratio, and will have voting rights in Devon on an as-converted basis. To effect those voting rights in Devon, Devon anticipates issuing at the effective time of the merger one or more shares of a new class of Devon preferred stock to a voting trustee for the benefit of Ocean convertible preferred stockholders. Shares of the new class of Devon preferred stock issued to the voting trustee would have voting rights in Devon equal to the voting rights of Ocean convertible preferred stock on an as-converted basis and would otherwise have minimal economic value. The voting trustee would be obligated to vote the share(s) of the new class of Devon preferred stock in the manner directed by Ocean convertible preferred stockholders. After the effective time of the merger, Ocean convertible preferred stockholders will no longer have voting rights in Ocean, except as required by law and except that they will have the right to block Ocean from (1) creating stock with a higher preference than the Ocean convertible preferred stock with respect to dividend distributions or distributions on liquidation or (2) amending its certificate of incorporation so as to adversely affect the preferences, rights or powers of the Ocean convertible preferred stock.



     - Each outstanding share of Ocean convertible preferred stock held by Ocean convertible preferred stockholders who validly exercise their appraisal rights under Delaware law will be treated as described in "The
       Merger -- Appraisal Rights" section of this document.



     - Shares of Ocean common stock owned by Devon, Devon NewCo, Ocean or any of their respective subsidiaries will be canceled and retired without any payment.



     - Each share of Devon NewCo common stock will be converted into one share of common stock of the surviving corporation.


     If, before the effective time of the merger, the issued and outstanding shares of Devon or Ocean common stock are changed into a different number of shares as a result of a stock split, reverse stock split, stock dividend, stock distribution, reorganization, recapitalization, reclassification or similar event, an appropriate adjustment will be made to the 0.414 exchange ratio.


     Each outstanding option to purchase Ocean common stock granted under Ocean's stock plans that is unexercised as of the effective time of the merger will be assumed by Devon at the effective time of the merger and will become an option to purchase a number of shares of Devon common stock equal to the number of Ocean shares covered by the option multiplied by 0.414 (or, if the exchange ratio is adjusted, the new exchange ratio), with any fractional amount rounded to the next lowest share, for each share of Ocean common stock covered by the option before the merger. At the effective time of the merger, all unvested Ocean options will vest, and Devon will assume Ocean's existing long-term incentive plans and its employee stock purchase plan. As of March 17, 2003, the weighted average exercise price for the unexercised Ocean stock options granted under Ocean's plans was about $16.39 per share. After conversion, the exercise price per share of Devon common stock subject to each option will equal the pre-conversion exercise price per share of Ocean common stock subject to each option divided by 0.414 (or, if the exchange ratio is adjusted, the new exchange ratio), with any fractional amount rounded to the next highest cent. However, with respect to Ocean options outstanding as of the effective time of the merger under Ocean's employee stock purchase plan, the option exercise price will be 85% of the lower of (1) the January 1, 2003 market value of Ocean common stock divided by 0.414 and (2) the June 30, 2003 market value of Devon common stock.



     The exact number of shares of Devon common stock that will be issued to Ocean stockholders pursuant to the merger agreement cannot be calculated at this time. However, the following chart shows a calculation of the number of shares of Devon common stock that would be issued by Devon pursuant to the merger agreement based on the assumptions set forth in the chart:



                                                                                         SHARES OF
                                                                                           DEVON
DESCRIPTION                                       CALCULATION                           COMMON STOCK
-----------                                       -----------                           ------------
177,780,229 shares of Ocean common
stock outstanding as of the close of
business on March 17, 2003..........   177,780,229 shares x 0.414 exchange               73,601,015
                                                                     ratio

19,256,987 shares of Ocean common
stock that would be issued upon
exercise of Ocean options
outstanding as of the close of
business on March 17, 2003 assuming
that all of those options are
exercised before the effective time
of the merger.......................    19,256,987 shares x 0.414 exchange                7,972,393(1)
                                                                     ratio

3,517,000 shares of Ocean common
stock that would be issued to
existing Ocean convertible preferred
stockholders assuming that all
outstanding convertible preferred
shares had been converted to shares
of Ocean common stock on March 17,
2003................................     3,517,000 shares x 0.414 exchange                1,456,038(2)
                                                                     ratio

106,000 shares of Ocean common stock
that may be issued by Ocean prior to
the effective time of the merger
pursuant to the merger agreement....       106,000 shares x 0.414 exchange                   43,884(3)
                                                                     ratio
                                                                                        -----------

    Total.................................................................               83,073,330
                                                                                        ===========


---------------


(1) Some or all of these Ocean options may never be exercised.



(2) The exact number of shares of Ocean common stock (if converted before the effective time of the merger) or Devon common stock (if converted after the effective time of the merger) into which each share of Ocean convertible preferred stock may be converted is subject to frequent adjustment. It is determined by dividing (a) $1,000 plus the amount of accrued and unpaid dividends per Ocean convertible preferred share by (b) the conversion price of Ocean convertible preferred stock as of the conversion date. The conversion price is, and after the merger will continue to be, subject to various anti-dilutive and other adjustments, including the payment of cash dividends on Ocean common stock (before the effective time of the merger) or Devon common stock (after the effective time of the merger). As of March 17, 2003, each share of Ocean convertible preferred stock was convertible into
    70.34 shares of Ocean common stock. This means that 3,517,000 shares of Ocean common stock would have been issued to Ocean convertible preferred stockholders had each of the 50,000 outstanding Ocean convertible preferred shares been converted on March 17, 2003. The number of shares of Devon common stock that will be issued at or after the effective time of the merger with respect to the 50,000 outstanding Ocean convertible preferred shares will not be known until all of those convertible preferred shares have been converted into shares of Ocean common stock (if converted before the effective time of the merger) or Devon common stock (if converted after the effective time of the merger). In addition, some or all of those convertible preferred shares may never be converted into Ocean common stock or Devon common stock.



(3) The merger agreement provides that Ocean may issue up to 106,000 shares of Ocean common stock (including shares issuable upon the exercise of Ocean options) between the date on which the merger agreement was signed and the effective time of the merger. The exact number of shares of Ocean common stock (including shares issuable upon the exercise of Ocean options) issued by Ocean during that period will not be known until the effective time of the merger.

     For a description of Devon's and Ocean's common stock and a description of the comparative rights of holders of Devon common stock and Ocean common stock, see the "Comparison of the Rights of Ocean and Devon Stockholders" section of this document.

EXCHANGE OF SHARES; FRACTIONAL SHARES

     Exchange Agent. At or prior to the effective time of the merger, Devon will authorize the exchange agent to credit a sufficient number of shares of Devon common stock to direct registration (book-entry) accounts maintained by Devon's transfer agent, or to issue certificates representing those shares, to effect the conversion of Ocean common stock into the Devon common stock to be issued in the merger. Devon will also make funds available to the exchange agent from time to time after the effective time of the merger as needed to pay any dividends or other distributions declared by Devon on its common stock with a record date after the effective time of the merger and a payment date on or before the date the relevant shares of Ocean common stock are surrendered.

     At the effective time of the merger, the stock transfer books of Ocean will be closed and no further issuances or transfers of shares of Ocean common stock will be made. If, after the effective time, valid Ocean stock certificates are presented to the surviving corporation for any reason, they will be cancelled and exchanged as described above to the extent allowed by applicable law.

     Exchange of Shares. If you own Ocean common stock, the exchange agent will mail to you a transmittal letter and instructions explaining how to surrender your shares of Ocean common stock to the exchange agent after the effective time of the merger.


  OCEAN STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY CARD. A TRANSMITTAL LETTER AND ACCOMPANYING INSTRUCTIONS WILL BE PROVIDED TO OCEAN COMMON STOCKHOLDERS FOLLOWING THE MERGER.



     Ocean common stockholders who deliver a properly completed and signed transmittal letter and any other documents required by the instructions to the transmittal letter to the exchange agent, together with their Ocean stock certificates, to the extent their Ocean common stock is evidenced by stock certificates, will receive:


     - the number of whole shares of Devon common stock to which each holder is entitled in accordance with the merger agreement; and

     - after giving effect to any required tax withholdings, a check in the aggregate amount of:

      - the cash proceeds received from the sale by the exchange agent of any fractional shares of Devon common stock; and

      - any cash dividends and any other dividends or other distributions declared by Devon on its common stock with a record date after the effective time of the merger and a payment date on or before the date the Ocean stockholder surrendered its stock certificate.

     Devon uses a direct registration (book-entry) program with respect to record ownership of Devon common stock. Direct registration is a service that allows shares to be owned, reported and transferred electronically without having a physical stock certificate issued. Ownership of the shares is recorded in the name of the owner electronically on Devon's books and records. Direct registration is intended to alleviate problems relating to stolen, misplaced or lost stock certificates and to reduce the paperwork relating to the transfer of ownership of Devon common stock. Under direct registration, the voting, dividend and other rights and benefits of holders of Devon common stock remain the same as with holders of certificated shares.


     Ocean common stockholders who deliver a properly completed and signed transmittal letter and any other documents required by the instructions to the transmittal letter to the exchange agent, together with their Ocean stock certificates, to the extent their Ocean common stock is evidenced by stock certificates, will be issued the appropriate number of shares of Devon common stock through direct registration. As soon as reasonably practicable following the crediting of shares to their respective book-entry account,

Ocean common stockholders will receive account statements from Devon's transfer agent evidencing their holdings, as well as general information on the book-entry form of ownership through Devon's direct registration system. You are not required to maintain a book-entry account, and you may at any time obtain a physical stock certificate for all or a portion of your shares of Devon common stock received in the merger at no cost to you. Instructions describing how you can obtain stock certificates will be included with the account statement mailed to you and can also be obtained upon request from Devon's transfer agent.

     If your Ocean common stock is evidenced by a stock certificate, you should surrender that certificate for exchange after the effective time of the merger. Until you deliver a properly completed and signed transmittal letter and any other documents required by the instructions to the transmittal letter to the exchange account, together with your Ocean stock certificates, to the extent your Ocean common stock is evidenced by stock certificates, dividends or other distributions declared with a record date after the effective time of the merger will accrue, but will not be paid, on shares of Devon common stock that you are entitled to receive as a result of the conversion of your shares of Ocean common stock. No interest will be paid or accrue on:

     - the amount of cash to be received in lieu of fractional shares of Devon common stock; or

     - any cash dividends and any other dividends or other distributions declared by Devon on its common stock with a record date after the effective time of the merger and a payment date on or before the date the Ocean stock certificate is surrendered.

     The exchange agent will deliver to Devon any shares of Devon common stock to be issued in the merger or funds received from the sale of fractional shares in connection with the merger or to pay dividends or other distributions on shares of Devon common stock to be issued in the merger that are not claimed by former Ocean stockholders within one year after the effective time of the merger. Thereafter, Devon will act as the exchange agent and former Ocean stockholders may look only to Devon for payment of their shares of Devon common stock, cash in lieu of fractional shares and unpaid dividends and distributions. None of Devon, the surviving corporation, the exchange agent or any other person will be liable to any former Ocean stockholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. To the extent permitted by applicable law, any amount that would escheat or become the property of any governmental entity shall, immediately prior thereto, become the property of Devon free and clear of all claims or interests of any person previously entitled thereto.

     If any shares of Devon common stock are to be issued in a name other than that in which the Ocean common stock exchanged for such shares is registered, the person requesting the exchange must (1) pay any transfer or other taxes required by reason of the issuance of shares of Devon common stock in a name other than that of the registered holder of the surrendered shares of Ocean common stock or (2) establish to the satisfaction of Devon or the exchange agent that such tax has been paid or is not applicable.

     Fractional Shares. No fractional shares of Devon common stock will be issued to Ocean stockholders. After the effective time of the merger, the exchange agent will determine the number of shares of Devon common stock equal to the difference, which we refer to as excess shares, between (1) the total number of shares of Devon common stock that would be issuable to Ocean stockholders if fractional shares were being issued in the merger and (2) the total number of shares of Devon common stock issuable to Ocean stockholders taking into account that fractional shares will not be issued in the merger.

     The exchange agent will sell on the American Stock Exchange, in round lots to the extent practicable, the excess shares as soon as practicable after the effective time of the merger. The surviving corporation will pay all commissions, transfer taxes and other out-of-pocket transaction costs of selling the excess shares. The exchange agent will hold in trust for the benefit of Ocean stockholders the proceeds of the sale of excess shares. Instead of fractional shares, each Ocean stockholder otherwise entitled to a fractional share of Devon common stock will receive, in cash and without interest, an amount determined by the following formula:

                                Fractional share of Devon common stock to which the Ocean
Aggregate proceeds from         stockholder otherwise would be entitled
the sale of the excess    x     ------------------------------------------------------------
shares                          Aggregate amount of fractional shares of Devon common stock to which all Ocean stockholders otherwise would be entitled

     Lost, Stolen or Destroyed Certificates. If an Ocean stock certificate has been lost, stolen or destroyed, the exchange agent will issue the shares of Devon common stock properly issuable in accordance with the merger agreement upon receipt of (1) an affidavit of that fact by the person claiming that the certificate is lost, stolen or destroyed and (2) appropriate and customary indemnification or the posting of a bond in the form customarily required by Devon to indemnify against any claim that may be made against it with respect to the lost, stolen or destroyed certificate.

     Affiliates. Shares of Ocean common stock surrendered for exchange by certain affiliates of Ocean will not be exchanged until Devon has received a written agreement of the kind described below under the heading "Covenants and Other Agreements -- Affiliate Agreements."

CONDITIONS TO THE MERGER

     Conditions to Each Party's Obligation to Effect the Merger. The obligations of Devon and Ocean to complete the merger are subject to the following conditions:

     - adoption by Ocean's stockholders of the merger agreement;

     - approval by Devon's stockholders of the issuance of Devon common stock pursuant to the merger agreement;

     - the expiration or early termination of the waiting period under (1) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and (2) any mandatory waiting period or required consent under any applicable foreign competition or antitrust law or regulation, except where the failure to observe the waiting period or obtain the consent would reasonably be expected to delay or prevent the merger or have a material adverse effect on the expected benefits of the merger to Devon;

     - the absence of any statute, rule, regulation, decree, order or injunction that prohibits the merger or makes the merger unlawful;

     - the declaration of effectiveness of the registration statement of which this document is a part by the Securities and Exchange Commission and the absence of any stop order or proceedings or threatened proceedings for the purpose of suspending the effectiveness of that registration statement;

     - the approval for listing on the American Stock Exchange of the shares of Devon common stock to be issued in connection with the merger, subject to official notice of issuance;

     - material compliance by the other party with its agreements and covenants contained in the merger agreement;

     - the representations and warranties of the other party set forth in the merger agreement and the documents delivered in connection with the merger agreement to the extent (1) qualified as to materiality (generally whether an inaccuracy in the representation and warranty would have a material adverse effect on the party making the representation and warranty) shall be true and correct and (2) not qualified as to materiality shall be true and correct in all material respects; and

     - receipt of a written opinion of Vinson & Elkins L.L.P. or another nationally recognized tax counsel, in the case of Ocean, and Mayer, Brown, Rowe & Maw or another nationally recognized tax counsel, in the case of Devon, to the effect that:

      - the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of section 368(a) of the Internal Revenue Code; and

      - in the case of the opinion to Ocean, no gain or loss will be recognized by Ocean or its stockholders to the extent that they receive Devon common stock in exchange for shares of Ocean common stock, and, in the case of the opinion to Devon, no gain or loss will be recognized by any corporation that is a party to the merger.

     Devon's obligation to complete the merger is further subject to the following conditions:

     - each of Ocean's directors shall have tendered his or her resignation to be effective as of the effective time of the merger; and

     - James T. Hackett's employment and severance agreements, as amended, shall not have been modified in any way or repudiated by Mr. Hackett.

     Ocean's obligation to complete the merger is further subject to the following conditions:

     - each of Ocean's designees to Devon's board of directors shall have been elected or appointed to serve as Devon directors beginning at the effective time of the merger; and

     - James T. Hackett's employment and severance agreements, as amended, shall not have been repudiated by Devon.


     Waiver of Conditions. Either Devon or Ocean may choose to complete the merger even though any condition to that company's obligation has not been satisfied if the necessary stockholder approvals have been obtained and the law allows the company to do so.


REPRESENTATIONS AND WARRANTIES

     The merger agreement contains representations and warranties by each of Devon and Ocean as to itself and its subsidiaries, many of which provide that the representation and warranty does not extend to matters where the failure of the representation and warranty to be accurate would not have a material adverse effect on the party making the representation and warranty. These representations and warranties concern, among other things:

     - incorporation, qualifications, standing and authority;

     - corporate authorization to enter into the merger agreement and to complete the merger;

     - capital structure;

     - significant subsidiaries;

     - compliance with agreements, court orders and laws;

     - the absence of defaults, breaches and other conflicts caused by entering into the merger agreement and completing the merger;

     - the accuracy of financial statements and reports filed with the Securities and Exchange Commission;

     - the absence of litigation and undisclosed liabilities;

     - the absence of conditions or events that have had a material adverse effect on the party making the representation and warranty or certain other changes or events;

     - tax matters;

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

     - employee benefits and labor matters;

     - the absence of violations or liabilities under environmental laws;

     - the ownership and rights to use intellectual property;

     - title to properties and encumbrances;

     - insurance matters;

     - broker's and finder's fees;

     - receipt of a financial advisor's opinion in connection with the merger;

     - material contracts and debt instruments;

     - required board and stockholder approvals;

     - in Ocean's case only, the inapplicability of Section 203 of the Delaware General Corporation Law or any other fair price, moratorium, control share acquisition, interested stockholder or other similar anti-takeover provision or regulation;

     - the absence of non-competition agreements and material acquisition or disposition agreements;

     - in Ocean's case only, an amendment that Ocean made to its stockholder rights plan in connection with entering into the merger agreement; and

     - in Devon's case only, the inapplicability of Devon's stockholder rights plan to the merger.

     For purposes of the merger agreement, material adverse effect with respect to any party means a material adverse effect on that party's (1) business, assets and liabilities (taken together), (2) financial condition, or (3) ability to complete the merger or fulfill the conditions to the merger. However, to the extent any adverse effect results from (a) general economic, regulatory or political conditions or changes, (b) financial or securities markets fluctuations or conditions, (c) conditions or changes affecting the oil and gas industry generally, (d) the merger or its announcement, or compliance with the covenants in the merger agreement, or (e) stockholder class action litigation arising from breach of fiduciary duty claims relating to the merger agreement, the effect will not be considered a material adverse effect for purposes of the merger agreement.

COVENANTS AND OTHER AGREEMENTS


     Operating Covenants. Prior to the merger and unless the other party consents in writing, with certain exceptions each of Devon and Ocean has agreed:


     - to conduct its operations in the ordinary course in substantially the same manner as previously conducted;

     - to use its reasonable best efforts to preserve intact its business organization and goodwill;

     - to use its reasonable best efforts to keep available the services of its officers and employees and maintain satisfactory relationships with those persons with whom it has business relationships;

     - not to amend its certificate of incorporation or bylaws;

     - to notify the other party promptly of (1) any material adverse change in its financial condition or business, (2) any termination, cancellation, repudiation or material breach of any material contract, (3) any material litigation, material governmental complaints, investigations or hearings or (4) the breach in any material respect of any representation or warranty contained in the merger agreement;

     - to make available to the other party promptly any filings made by it with the Securities and Exchange Commission;

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

     - not to issue any shares of its capital stock, effect any change in its capitalization or grant any right to acquire shares of its capital stock, other than (1) to new employees consistent with past practice in an amount not to exceed, in the aggregate, 100,000 shares of its common stock, (2) pursuant to existing contractual commitments or (3) in the case of Devon only, awards or grants of options or restricted shares made in the ordinary course consistent with past practice;

     - not to increase any compensation or benefits, other than in the ordinary course of business consistent with past practice;

     - not to enter into or amend any employment or severance agreement with any of its present or future officers, directors or employees, except with new employees consistent with past practice;

     - not to adopt any new employee benefit plan or amend any existing employee benefit plan in any material respect;

     - not to declare, set aside or pay any dividend, other than ordinary periodic dividends consistent with its historic dividend rates, or redeem, purchase or otherwise acquire any shares of its capital stock or options or any other rights to acquire shares of its capital stock;

     - not to dispose of assets for an amount in excess of $700 million, in Devon's case, or in excess of $150 million, in Ocean's case, except in the ordinary course of business and for fair value;

     - not to acquire businesses or entities for aggregate consideration in excess of $100 million, in Devon's case, or in excess of $40 million, in Ocean's case;

     - not to change any of its accounting principles or practices, except as may be required by a change in law or in accounting principles generally accepted in the United States;

     - to use its reasonable best efforts to maintain with financially responsible insurance companies customary insurance coverage;

     - not to make or rescind any tax election, settle or compromise any matter relating to taxes, or change its method of reporting any item for U.S. federal income tax purposes from those used in the preparation of its federal income tax return for the most recent fiscal year for which a return has been filed, except as may be required by applicable law;

     - in Ocean's case only, not to incur or guarantee any indebtedness for borrowed money, except under credit lines existing as of the date of the merger agreement;

     - in Devon's case only, not to incur or guarantee any indebtedness for borrowed money or issue any debt in excess of $100 million, except under credit lines existing as of the date of the merger agreement;

     - not to enter into any material lease or create any material mortgage, lien, security interest or other encumbrance on its or the other party's property in connection with any indebtedness, except in the ordinary course of business;

     - not to make or commit to make aggregate capital expenditures in excess of $1 billion or any individual operating expenditure in excess of $50 million;


     - not to take any action that is likely to materially delay or adversely affect any party's ability to obtain any consent or approval of any regulatory body or the expiration of any waiting period required to complete the merger;


     - not to terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party and to enforce to the fullest extent permitted under applicable law the provisions of those agreements, unless, in the good faith opinion of its board of directors after consultation with its outside legal counsel, taking, or failing to take, the action would be inconsistent with the fiduciary duties of its board of directors and only then if taking, or failing to take, the action would not otherwise violate the merger agreement;

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

     - not to enter into or amend any agreement with any holder of its capital stock with respect to holding, voting or disposing of shares;

     - not to cause the acceleration of rights, benefits or payments under any of its benefit plans by a resolution of its board of directors;

     - not to enter into any additional commodity hedge transactions for (1) in Ocean's case, any period in 2003, and, in Devon's case, any period in 2003 for which the volume hedged is more than 65% of Devon's estimated production of proved reserves of these commodities during that period;
       (2) any period in 2004 for which the volume hedged is more than 35% of Ocean's or Devon's, as the case may be, estimated production of proved reserves of these commodities during that period; or (3) any period after December 31, 2004;

     - not to amend its stockholder rights plan, redeem any rights subject to its stockholder rights plan or exempt any third party from the other provisions of its stockholder rights plan;

     - not to split, combine, subdivide or reclassify its outstanding stock;

     - not to purchase any common stock of the other party;

     - not to do business in any country in which it was not doing business as of the date of the merger agreement;

     - not to enter into any joint venture, partnership or other joint business venture in which the total fair market value of its investments and commitments exceed $50 million; and

     - not to agree in writing or otherwise to take any of the foregoing actions.

     Other Acquisition Proposals. In the merger agreement, each of Devon and Ocean has agreed that it and its subsidiaries:

     - will not, and will not permit any of their officers, directors, employees, agents or representatives to, solicit, initiate or encourage any inquiry, proposal or offer for a third-party tender offer, merger, consolidation, business combination or similar transaction involving any assets or class of capital stock of Devon or Ocean, as the case may be, or any acquisition of 10% or more of the capital stock of Devon or Ocean, as the case may be, or involving a business or assets that constitute 10% or more of the net revenues, net operating income or assets, taken as a whole, of Devon or Ocean, as the case may be, in a single transaction or a series of related transactions, or participate in any discussions or negotiations concerning such an acquisition proposal; and

     - will immediately cease any existing negotiations with any third parties with respect to any of the above transactions.

     As long as Devon or Ocean, as the case may be, (1) provides notice to the other party within 24 hours that it has received an unsolicited request for information or an acquisition proposal identifying the person requesting the information or making the acquisition proposal and stating the material terms and conditions of the acquisition proposal, and (2) continues to provide updates to the other party as to material developments within 24 hours, Devon's and Ocean's agreement regarding other acquisition proposals is subject to the following exceptions:

     - Devon or Ocean, or Devon's or Ocean's board of directors, may respond publicly to a third-party tender offer as required by the federal securities laws;

     - Devon or Ocean, or Devon's or Ocean's board of directors, may make disclosures to its stockholders if, in the good faith judgment of its board of directors, the failure to make those disclosures would be inconsistent with its fiduciary duties under applicable law or stock exchange rules; and

     - Devon or Ocean, or Devon's or Ocean's board of directors, may provide information on a confidential basis to any person, or have negotiations or discussions with any person, who makes an unsolicited bona fide acquisition proposal with respect to all of its outstanding shares of capital stock or all or substantially all of its assets, provided that:

      - Devon's or Ocean's board of directors, as the case may be, in good faith
        (1) after consultation with its financial advisors and taking into account the likelihood of consummation, determines that the acquisition proposal is reasonably likely to result in a transaction that is more favorable from a financial point of view to holders of Devon or Ocean common stock, as the case may be, than the merger, and (2) after consultation with its outside legal counsel, determines that the failure to respond to the information request or to engage in discussions would be inconsistent with its fiduciary obligations under applicable law; and

      - neither Devon nor Ocean may not enter into any agreement, other than a confidentiality or standstill agreement permitted by the terms of the merger agreement, with respect to an acquisition proposal prior to the termination of the merger agreement.


     Withdrawal or Change of Recommendation to Stockholders. Prior to obtaining their respective stockholders' approval, Devon's or Ocean's board of directors may (1) withdraw or adversely change its recommendation to stockholders to vote for the issuance of Devon common stock pursuant to the merger agreement or adoption of the merger agreement, as the case may be, or (2) recommend that stockholders vote instead for a competing transaction, but only if the board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary obligations under applicable law. At least two business days prior to taking one of the two actions described in the previous sentence, the party seeking to take the action must provide to the other party written notice of its intention to take the action so as to allow the other party to propose modifications to the merger agreement designed to eliminate the need for the board of directors to take such action.



     Devon or Ocean, as the case may be, will have an option, exercisable within two business days after it receives written notice from the other party that its board of directors has withdrawn or adversely changed its original recommendation or recommended a competing transaction, to require the other party to (1) submit to a vote the matter to be voted on by that party's stockholders pursuant to the merger agreement and (2) disclose to that party's stockholders the circumstances under which the matter is being submitted to a vote. If Devon or Ocean, as the case may be, does not exercise this option, then the other party may terminate the merger agreement upon payment of a termination fee as described in the "-- Termination Fees and Expenses" section of this document.


     Other Agreements Relating to the Period Before the Effective Time. The merger agreement contains additional agreements between Devon and Ocean relating to, among other things:

     - the preparation, filing and distribution of this document and Devon's filing of the registration statement of which this document is a part;

     - convening and holding the Devon and Ocean stockholder meetings;

     - access to information respecting the other party;

     - cooperation regarding filings with governmental and other agencies and organizations;

     - using their reasonable best efforts to satisfy the conditions to closing;


     - each party refraining from, without the other party's prior written consent, committing to any divestitures, licenses, hold separate agreements or similar matters in connection with the merger, and each party committing and consenting to, and using its reasonable best efforts to, effect any divestiture, license, hold separate arrangement or similar matter that (1) is required by any regulatory body as a condition to resolving its objections to the merger or obtaining its approval of the merger and (2) would not reasonably be expected to have a material adverse effect on Devon or Ocean;

     - public announcements;

     - the listing on the American Stock Exchange of the Devon common stock to be issued in the merger;

     - actions or omissions that would result in the merger not qualifying as a reorganization under section 368(a) of the Internal Revenue Code; and


     - the coordination of dividend record and payment dates so that Ocean stockholders do not fail to receive a dividend in any calendar quarter or receive dividends on both Ocean common stock and Devon common stock received in the merger in any calendar quarter. Since Ocean's board of directors already has declared a second quarter 2003 common stock cash dividend of $0.04 per share of Ocean common stock with a record date of April 10, 2003 and a payment date of April 24, 2003, Devon anticipates that if the merger is completed during the second calendar quarter of 2003, Devon's common stock cash dividend for such quarter, if any, would have a record date prior to the effective time of the merger and a payment date after the merger is completed.


     Employee Benefits. The merger agreement provides that Devon will honor Ocean's employee benefit plans and commitments entered into prior to the date of the merger agreement, provided that Devon may modify any such plan or commitment in accordance with its terms subject to some exceptions for Ocean employees in the United States.

     The merger agreement specifies that certain Ocean employees may be entitled to severance benefits and certain other employee benefits as a result of the merger under an existing Ocean severance plan. Devon has agreed that the surviving corporation will not modify the Ocean severance plan with respect to severance benefits and other employee benefits provided to Ocean employees as a result of certain involuntary terminations of employment occurring on or prior to the one year anniversary of the effective time of the merger.

     Devon has agreed that, until at least December 31, 2003, the surviving corporation will maintain Ocean's medical, health, life and disability insurance plans, and Ocean's deferred compensation and retirement plans, as in effect at the effective time of the merger and, prior to January 1, 2004, will not amend any of those plans to reduce any benefit provided. In addition, if Devon materially modifies during 2004 the benefits of Ocean employees who become or remain regular full-time employees of Devon, Devon has agreed to provide those employees for the remainder of 2004 with benefits no less favorable than those provided to similarly situated Devon employees. Ocean employees who become participants in Devon's employee benefit plans will be given credit under the plans for their prior service with Ocean for purposes of eligibility, vesting and benefit determination, with some exceptions.

     Devon has agreed that the surviving corporation will not amend Ocean's executive supplemental retirement plan in any manner that would adversely affect the continued vesting of any Ocean employee in the United States that is a member of the plan, and that each plan member will receive credit under the plan for his or her service with the surviving corporation or Devon. In addition, if the surviving corporation terminates the plan, Devon has agreed that each plan member employed by the surviving corporation or Devon at the time the plan is terminated will be fully vested in the plan upon its termination.

     Any non-qualified stock options that are (1) held by an Ocean officer or employee whose service is terminated after the effective time of the merger and who is eligible to receive severance benefits as a result of the termination and
(2) exercisable on the date of the individual's termination, will continue to be exercisable during the one-year period following the individual's termination.

     Affiliate Agreements. Ocean has agreed to use its reasonable best efforts to cause its affiliates, as defined by Rule 145 under the Securities Act of 1933, to enter into written agreements prior to the effective time of the merger that restrict their ability to sell, pledge, transfer or otherwise dispose of any shares of Devon common stock issued to them in connection with the merger:

     - in compliance with Rule 145 under the Securities Act of 1933;

     - pursuant to an effective registration statement under the Securities Act of 1933; or

     - in reliance upon a written opinion of counsel delivered to Devon in a form and substance reasonably acceptable to Devon to the effect that such sale, pledge, transfer or other disposition is exempt from registration under the Securities Act of 1933.

     Indemnification and Insurance. After the merger, Devon will cause the surviving corporation to indemnify and hold harmless to the fullest extent permitted under applicable law each person who is, or has been at any time prior to the effective time of the merger, an officer or director of Ocean or any Ocean subsidiary or division and each person who served at the request of Ocean as a director, officer, trustee or fiduciary of any other entity. Those persons will be indemnified to the fullest extent permitted by law against all losses, including fees and expenses of counsel, arising out of or pertaining to actions taken by them, or failures to act, while serving in those capacities, whether claimed before or after the effective time of the merger. The rights to indemnification for such persons in Ocean's certificate of incorporation, bylaws and any indemnification agreement with respect to matters occurring through the effective time of the merger will survive the merger and continue in full force and effect for a period of six years after the merger.

     The surviving corporation will maintain directors' and officers' liability insurance for six years after the effective time of the merger to cover persons who are or were covered by Ocean's existing directors' and officers' liability insurance policies at any time before the effective time of the merger. The terms of the insurance will be substantially no less advantageous to such persons than the existing insurance with respect to acts or omissions prior to the effective time of the merger. However, the surviving corporation will not be required to pay annual premiums in excess of 250% of the 2003 annual premium paid by Ocean, but will be required to purchase as much coverage as reasonably practicable for such amount. Devon has the right to cause Ocean's directors and officers liability insurance to be extended by obtaining a six-year "tail" policy on terms no less advantageous than Ocean's existing directors and officers liability insurance.

TERMINATION

     Before the effective time of the merger, the merger agreement may be terminated:

     - by mutual written consent of Devon and Ocean;

     - by Devon or Ocean, if:

      - the merger is not completed by September 30, 2003, so long as the party seeking to terminate did not prevent the merger from occurring by failing to perform or observe its obligations under the merger agreement in any material respect;


      - Devon's stockholders fail to approve at Devon's special meeting the issuance of shares of Devon common stock in the merger;



      - Ocean's stockholders fail to adopt the merger agreement at Ocean's special meeting; or



      - there is a legal prohibition to completing the merger that has become final and non-appealable, so long as the party seeking termination has complied with its obligations under the merger agreement to attempt to remove the prohibition and otherwise used its reasonable best efforts to remove the prohibition;


     - by Devon, if Ocean breaches any of its representations, warranties or agreements in the merger agreement or if any of Ocean's representations or warranties becomes untrue resulting in a condition of the merger not being satisfied, and the breach is not curable or is not cured within

       30 days after written notice of the breach is given, provided that Devon is not also in material breach of the merger agreement;



     - by Ocean, if Devon breaches any of its representations, warranties or agreements in the merger agreement or if any of Devon's representations or warranties becomes untrue resulting in a condition of the merger not being satisfied, and the breach is not curable or is not cured within 30 days after written notice of the breach is given, provided that Ocean is not also in material breach of the merger agreement;



     - by Devon, upon payment of the termination fee described below, if:



      - prior to the adoption by Ocean's stockholders of the merger agreement, Ocean's board of directors withdraws or changes in a manner adverse to Devon its recommendation to stockholders, or recommends that stockholders vote instead for a competing transaction, or resolves to do so, but Devon loses this right if (1) Devon exercises its option to require Ocean to submit the matter to a vote by Ocean's stockholders or
        (2) the withdrawal, adverse change, or recommendation of a competing transaction is no longer in effect because Devon and Ocean are proceeding with the transaction under modified terms; or



      - prior to the approval by Devon's stockholders of the issuance of shares of Devon common stock in the merger, (1) Devon's board of directors withdraws or changes in a manner adverse to Ocean its recommendation to stockholders, or recommends that stockholders vote instead for a competing transaction, or resolves to do so, (2) Ocean has the option to require Devon to submit the matter to a vote by Devon's stockholders and
        (3) Ocean does not exercise that option;


     - by Ocean, upon payment of the termination fee described below, if:


      - prior to the approval by Devon's stockholders of the issuance of shares of Devon common stock in the merger, Devon's board of directors withdraws or changes in a manner adverse to Ocean its recommendation to stockholders, or recommends that stockholders vote instead for a competing transaction, or resolves to do so, but Ocean loses this right if (1) Ocean exercises its option to require Devon to submit the matter to a vote by Devon's stockholders or (2) the withdrawal, adverse change, or recommendation of a competing transaction is no longer in effect because Devon and Ocean are proceeding with the transaction under modified terms; or



      - prior to the adoption by Ocean's stockholders of the merger agreement,
        (1) Ocean's board of directors withdraws or changes in a manner adverse to Devon its original recommendation to stockholders, or recommends that stockholders vote instead for a competing transaction, or resolves to do so, (2) Devon has the option to require Ocean to submit the matter to a vote by Ocean's stockholders and (3) Devon does not exercise that option.


TERMINATION FEES AND EXPENSES

     Termination Fees and Expenses Potentially Payable by Ocean. Ocean has agreed to pay Devon a $139 million termination fee and to reimburse Devon for expenses incurred in connection with the merger agreement up to a maximum of $10 million if:


     - Devon or Ocean terminates the merger agreement after Ocean's stockholders failed to adopt the merger agreement at a meeting duly convened for that purpose and, prior to such meeting, either (1) there was a public announcement of a competing transaction involving Ocean or (2) Ocean's board of directors withdrew or changed, in a manner adverse to Devon, its recommendation to its stockholders, or recommended that its stockholders vote instead for a competing transaction, and Devon elected to exercise its option to require a vote of Ocean's stockholders on the merger agreement; or


     - Devon or Ocean terminates the merger agreement before Ocean's stockholders adopt the merger agreement and after Ocean's board of directors withdraws or changes, in a manner adverse to Devon, its recommendation to its stockholders, or recommends that its stockholders vote instead for a competing transaction, and Devon does not elect to exercise its option to require a vote of Ocean's stockholders on the merger agreement.


     However, instead of the $139 million termination fee described above, Ocean has agreed to pay Devon a $69.5 million termination fee (and to reimburse Devon for expenses incurred in connection with the merger agreement up to a maximum of $10 million) if Devon or Ocean terminates the merger after (1) a competing transaction involving Ocean is publicly announced, but Ocean's board of directors does not withdraw or change, in a manner adverse to Devon, its recommendation to stockholders, or recommend that stockholders vote instead for a competing transaction, and (2) Ocean's stockholders fail to adopt the merger agreement after this public announcement. If, within 12 months after the merger agreement is terminated under those circumstances, Ocean agrees to merge with a third party whereby Ocean is not the surviving corporation (or, if Ocean is the surviving corporation, Ocean stockholders immediately prior to the merger hold less than 50% of the voting stock of Ocean immediately after the merger), or a third party acquires or agrees to acquire at least 50% of Ocean's voting stock or assets, then Ocean must pay Devon an additional $69.5 million termination fee.

     Ocean has agreed to reimburse Devon for expenses incurred in connection with the merger agreement up to a maximum of $10 million if Devon or Ocean terminates the merger after Ocean's stockholders fail to adopt the merger agreement even though Ocean's board of directors has not withdrawn or changed, in a manner adverse to Devon, its original recommendation to its stockholders, or recommended that its stockholders vote instead for a competing transaction.

     Termination Fees and Expenses Potentially Payable by Devon. Devon has agreed to pay Ocean a $139 million termination fee and to reimburse Ocean for expenses incurred in connection with the merger agreement up to a maximum of $10 million if:


     - Devon or Ocean terminates the merger agreement after Devon's stockholders failed to approve the issuance of Devon common stock pursuant to the merger agreement at a meeting duly convened for that purpose and, prior to such meeting, either (1) there was a public announcement of a competing transaction involving Devon or (2) Devon's board of directors withdrew or changed, in a manner adverse to Ocean, its recommendation to its stockholders, or recommended that its stockholders vote instead for a competing transaction, and Ocean elected to exercise its option to require a vote of Devon's stockholders on the issuance of Devon common stock pursuant to the merger agreement; or



     - Devon or Ocean terminates the merger agreement before Devon's stockholders approve the issuance of Devon common stock pursuant to the merger agreement and after Devon's board of directors withdraws or changes, in a manner adverse to Ocean, its recommendation to its stockholders, or recommends that the stockholders vote instead for a competing transaction, and Ocean does not elect to exercise its option to require a vote of Devon's stockholders on the issuance of Devon common stock pursuant to the merger agreement.


     However, instead of the $139 million termination fee described above, Devon has agreed to pay Ocean a $69.5 million termination fee (and to reimburse Ocean for expenses incurred in connection with the merger agreement up to a maximum of $10 million) if Devon or Ocean terminates the merger after (1) a competing transaction involving Devon is publicly announced, but Devon's board of directors does not withdraw or change, in a manner adverse to Ocean, its recommendation to stockholders, or recommend that stockholders vote instead for a competing transaction, and (2) Devon's stockholders fail to approve the issuance of Devon common stock pursuant to the merger agreement after this public announcement. If, within 12 months after the merger agreement is terminated under those circumstances, Devon agrees to merge with a third party whereby Devon is not the surviving corporation (or, if Devon is the surviving corporation, Devon stockholders immediately prior to the merger hold less than 50% of the voting stock of Devon immediately after the merger), or a third party acquires or agrees to acquire at least 50% of Devon's voting stock or assets, then Devon must pay Ocean an additional $69.5 million termination fee.

     Devon has agreed to reimburse Ocean for expenses incurred in connection with the merger agreement up to a maximum of $10 million if Devon or Ocean terminates the merger after Devon's stockholders fail to approve the issuance of Devon common stock pursuant to the merger agreement even though Devon's board of directors has not withdrawn or changed, in a manner adverse to Ocean, its original recommendation to its stockholders, or recommended that its stockholders vote instead for a competing transaction.

     Collection of Termination Fee. If either party fails to promptly pay any termination fee due and, in order to obtain payment, the other party commences a suit that results in a judgment against the party owing the termination fee, the party owing the termination fee must pay to the other party its costs and expenses in connection with the suit, together with interest on the termination fee from the date payment was required until the date such payment is made at the annual prime lending rate of JPMorgan Chase Bank in effect on the date the payment was required to be made, plus 1%.

     Other Expenses. All costs and expenses incurred in connection with the merger agreement and related transactions will be paid by the party incurring them, except that termination fees and expenses will be paid as described above.

AMENDMENT; EXTENSION AND WAIVER


     Amendment. Subject to the next sentence, the merger agreement may be amended at any time by the action or authorization of Devon's board of directors and Ocean's board of directors. If the merger agreement has been approved by the Devon stockholders and the Ocean's stockholders, then no amendment can be made that by law requires the further approval of stockholders without obtaining such further stockholder approval.


     Extension and Waiver. At any time prior to the effective time of the merger, each of Devon and Ocean may, to the extent permitted by law, (1) grant the other party additional time to perform its obligations under the merger agreement, (2) waive any inaccuracies in the representations and warranties of the other party and (3) waive compliance with any agreements or conditions for the benefit of that party.

            DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY

DIRECTORS


     Devon's charter divides Devon's board of directors into three classes. At each annual meeting, Devon stockholders elect the members of one of the three classes to three-year terms. Immediately following the merger, Devon and Ocean expect that the board of directors of the combined company will consist of the following 13 members:



                                                                 CURRENT BOARD   EXPIRATION
NAME                                                       AGE    MEMBERSHIP      OF TERM
----                                                       ---   -------------   ----------
Milton Carroll...........................................  52      Ocean            2005
Thomas F. Ferguson(1)....................................  66      Devon            2004
Peter J. Fluor...........................................  55      Ocean            2004
David M. Gavrin(2).......................................  68      Devon            2004
Michael E. Gellert(3)....................................  71      Devon            2004
John A. Hill.............................................  61      Devon            2005
Robert L. Howard.........................................  66      Ocean            2003
William J. Johnson.......................................  68      Devon            2005
Michael M. Kanovsky(4)...................................  54      Devon            2003
Charles F. Mitchell, M.D.................................  54      Ocean            2005
J. Todd Mitchell.........................................  44      Devon            2003
Robert A. Mosbacher, Jr. ................................  51      Devon            2005
J. Larry Nichols(5)......................................  60      Devon            2003


---------------


(1) Chairman of the Audit Committee.



(2) Chairman of the Compensation Committee.



(3) Chairman of the Nominating Committee.



(4) Mr. Kanovsky is currently a member of the class of directors whose terms expire in 2005. In order to even out the number of directors in each class, Mr. Kanovsky has agreed to resign as a member of that class at the effective time of the merger. At the effective time of the merger, Mr. Kanovsky will be appointed to serve as a member of the class of directors whose terms expire in 2003, and he is expected to be nominated and to run for election at Devon's 2003 annual stockholder meeting to serve as a member of the class of directors whose terms expire in 2006.



(5) Chairman of the Board.



     Milton Carroll has been an Ocean director since 1997. Mr. Carroll was appointed Chairman of the Board of Directors of CenterPoint Energy, Inc. in 2002. He has served as Chairman of the Board and Chief Executive Officer of Instrument Products, Inc. since 1977. He also serves as Chairman of Health Care Service Corporation and as a Director of TEPPCO Partners, L.P.



     Thomas F. Ferguson is the Chairman of the Audit Committee and has been a Devon director since 1982. Mr. Ferguson is the Managing Director of United Gulf Management Ltd., a wholly owned subsidiary of Kuwait Investment Projects Company KSC. He represents Kuwait Investment Projects Company on the boards of various companies in which it invests, including Baltic Transit Bank in Latvia and Tunis International Bank in Tunisia. Mr. Ferguson is a Canadian qualified Certified General Accountant and was formerly employed by the Economist Intelligence Unit of London as a financial consultant.



     Peter J. Fluor has been an Ocean director since 1980. Mr. Fluor has served as Chairman and Chief Executive Officer of Texas Crude Energy, Inc., a private oil and gas company, since January 2001. From

1997 through 2000, he was President and Chief Executive Officer of Texas Crude. He also serves as Lead Independent Director of Fluor Corporation.



     David M. Gavrin is the Chairman of the Compensation Committee and has been a Devon director since 1979. Mr. Gavrin has been a private investor since 1989 and is currently a Director of MetBank Holding Corporation and United American Energy Corp., an independent power producer. From 1978 to 1988, he was a General Partner of Windcrest Partners, a private investment partnership in New York City, and, for 14 years prior to that, he was an officer of Drexel Burnham Lambert Incorporated.



     Michael E. Gellert is the Chairman of the Nominating Committee and has been a Devon director since 1971. Since 1967, Mr. Gellert has been a General Partner of Windcrest Partners, a private investment partnership in New York City. From January 1958 until his retirement in October 1989, Mr. Gellert served in executive capacities with Drexel Burnham Lambert Incorporated and its predecessors in New York City. In addition to serving as a member of Devon's board of directors, Mr. Gellert serves on the boards of directors of High Speed Access Corporation, Humana Inc., Seacor Smit Inc., Six Flags Inc., Travelers Series Fund, Inc., Dalet Technologies and Smith Barney World Funds.



     John A. Hill has been a Devon director since 2000. Mr. Hill has been with First Reserve Corporation, an oil and gas investment management company, since 1983 and is currently its Vice Chairman and Managing Director. Prior to joining First Reserve Corporation, Mr. Hill was President, Chief Executive Officer and Director of Marsh & McLennan Asset Management Company and served as the Deputy Administrator of the Federal Energy Administration during the Ford administration. Mr. Hill is Chairman of the Board of Trustees of the Putnam Funds in Boston, a Trustee of Sarah Lawrence College, and a Director of TransMontaigne Inc., various companies controlled by First Reserve Corporation and Continuum Health Partners.



     Robert L. Howard has been an Ocean director since 1999 and served as a Director of one of Ocean's predecessor entities between 1996 and 1999. Mr. Howard retired in 1995 from his position as Vice President of Domestic Operations, Exploration and Production, of Shell Oil Company. He is also a Director of Southwestern Energy Company and McDermott International Incorporated.



     William J. Johnson has been a Devon director since 1999. Mr. Johnson has been a private consultant for the oil and gas industry for more than five years. He is President and a Director of JonLoc Inc., an oil and gas company of which he and his family are the only stockholders. Mr. Johnson has served as a Director of Tesoro Petroleum Corp. since 1996. From 1991 to 1994, Mr. Johnson was President, Chief Operating Officer and a Director of Apache Corporation.



     Michael M. Kanovsky has been a Devon director since 1998. Mr. Kanovsky was a co-founder of Northstar Energy Corporation, Devon's Canadian subsidiary, and served on Northstar's board of directors since 1982. He is President of Sky Energy Corporation, a privately held energy corporation. Mr. Kanovsky continues to be active in the Canadian energy industry and is currently a Director of ARC Resources Ltd. and Bonavista Petroleum Ltd.



     Charles F. Mitchell, M.D., has been an Ocean director since 1999 and served as a Director of one of Ocean's predecessor entities between 1995 and 1999. Dr. Mitchell, a physician and surgeon, has been a Senior Partner of ENT Medical Center in Baton Rouge, Louisiana since 1985. Dr. Mitchell is involved in numerous private investments.



     J. Todd Mitchell has been a Devon director since 2002. Mr. Mitchell served on the board of directors of Mitchell Energy & Development Corp. from 1993 to 2002. He has served as president of GPM, Inc., a family-owned investment company, since 1998. Mr. Mitchell has also served as President of Dolomite Resources, Inc., a privately owned mineral exploration and investments company, since 1987 and as Chairman of Rock Solid Images, a privately owned seismic data analysis software company, since 1998.



     Robert A. Mosbacher, Jr., has been a Devon director since 1999. Mr. Mosbacher has served as President and Chief Executive Officer of Mosbacher Energy Company since 1986 and has been Vice Chairman of Mosbacher Power Group since 1995. He was previously a Director of PennzEnergy Company and served on its Executive Committee. Mr. Mosbacher is currently a Director of JPMorgan Chase and Company, Houston Regional Board, and is on the Executive Committee of the U.S. Oil & Gas Association.



     J. Larry Nichols is a co-founder of Devon. Mr. Nichols was named Chairman of the Board in 2000. He has been a Devon director since 1971 and its Chief Executive Officer since 1980. Mr. Nichols has been President of Devon since 1976 and will continue to serve in that capacity until the effective time of the merger. Mr. Nichols serves on the Board of Governors of the American Stock Exchange. He serves as a Director of Smedvig ASA, Baker Hughes Incorporated and several trade associations that are relevant to the conduct of Devon's business. Mr. Nichols holds an undergraduate degree in geology from Princeton University and a law degree from the University of Michigan.



     Devon expects that Robert B. Weaver, who is currently a Devon director, will resign from Devon's board of directors at the effective time of the merger. Mr. Weaver has been a Devon director since 1999.


EXECUTIVE OFFICERS


     The following individuals will serve in their respective capacities as executive officers of the combined company until their successors are duly elected and qualified or until their earlier resignation or removal:



                                                                                         CURRENT COMPANY
NAME                                        AGE     POSITION IN THE COMBINED COMPANY       AFFILIATION
----                                        ---     --------------------------------     ---------------
J. Larry Nichols..........................  60    Chairman and Chief Executive Officer     Devon
James T. Hackett..........................  49    President and Chief Operating Officer    Ocean
Brian J. Jennings.........................  42    Senior Vice President -- Corporate       Devon
                                                    Finance and Development
J. Michael Lacey..........................  57    Senior Vice President -- Exploration     Devon
                                                  and Production
Duke R. Ligon.............................  61    Senior Vice President & General          Devon
                                                  Counsel
Marian J. Moon............................  52    Senior Vice                              Devon
                                                  President -- Administration
John Richels..............................  52    Senior Vice President -- Canadian        Devon
                                                    Division
Darryl G. Smette..........................  55    Senior Vice President -- Marketing       Devon
William T. Vaughn.........................  56    Senior Vice President -- Finance         Devon
John D. Schiller, Jr. ....................  43    Vice President -- Exploration and        Ocean
                                                    Production



     See the "Directors and Executive Officers of the Combined
Company -- Directors" section of this document for information about J. Larry Nichols.



     James T. Hackett has been President and Chief Executive Officer of Ocean since March 1999 and Ocean's Chairman of the Board since January 2000. Mr. Hackett served as Chief Executive Officer and President of Seagull Energy Corporation from September 1998 until March 1999 and as its Chairman of the Board from January 1999 to March 1999. He also served as Executive Vice President of Pan Energy from January 1996 until its merger with Duke Power, after which he served as Group President of Duke Energy until September 1998. Mr. Hackett currently serves as a Director of New Jersey Resources, Kaiser Aluminum Corporation, Temple-Inland, Inc. and Fluor Corporation. He is also Chairman of the Domestic Petroleum Council and a member of the Policy Committee of the American Petroleum Institute and the Society of Petroleum Engineers. Mr. Hackett holds an undergraduate degree from the University of Illinois and a master's degree in business administration from Harvard University.



     Brian J. Jennings was elected to the position of Senior Vice
President -- Corporate Development in July 2001. Mr. Jennings joined Devon in March 2000 as Vice President -- Corporate Finance. Prior to joining Devon, Mr. Jennings was a Managing Director in the Energy Investment Banking Group of PaineWebber, Inc. He began his banking career at Kidder, Peabody in 1989 before moving to Lehman

Brothers in 1992 and later to PaineWebber in 1997. Mr. Jennings specialized in providing strategic advisory and corporate finance services to public and private companies in the E&P and oilfield service sectors. He began his energy career with ARCO International Oil & Gas, a subsidiary of Atlantic Richfield Company. Mr. Jennings received his Bachelor of Science in Petroleum Engineering from the University of Texas at Austin and his Master of Business Administration from the University of Chicago's Graduate School of Business.



     J. Michael Lacey was elected to the position of Senior Vice
President -- Exploration and Production in 1999. Mr. Lacey joined Devon in 1989 as Vice President of Operations and Exploration. Prior to his employment with Devon, Mr. Lacey served as General Manager for Tenneco Oil Company's Mid-Continent and Rocky Mountain Divisions. He is a registered professional engineer, and a member of the Society of Petroleum Engineers and the American Association of Petroleum Geologists. Mr. Lacey holds undergraduate and graduate degrees in petroleum engineering from the Colorado School of Mines.



     Duke R. Ligon was elected to the position of Senior Vice President & General Counsel in 1999. Mr. Ligon had previously joined Devon as Vice President & General Counsel in 1997. Prior to joining Devon, Mr. Ligon practiced energy law for 12 years, most recently as a partner at the law firm of Mayer, Brown & Platt (now known as Mayer, Brown, Rowe & Maw) in New York City. He has also served as Senior Vice President and Managing Director for Investment Banking at Bankers Trust Company in New York City for 10 years. Additionally, Mr. Ligon served for three years in various positions with the U.S. Departments of the Interior and Treasury, as well as the Department of Energy. Mr. Ligon holds an undergraduate degree in chemistry from Westminister College and a law degree from the University of Texas School of Law.



     Marian J. Moon was elected to the position of Senior Vice President -- Administration in 1999. Ms. Moon has been with Devon for 19 years, serving in various capacities, including Manager of Corporate Finance. Prior to joining Devon, Ms. Moon was employed for 11 years by Amarex, Inc., an Oklahoma City based oil and natural gas production and exploration firm, where she served most recently as Treasurer. Ms. Moon is a member of the American Society of Corporate Secretaries. She is a graduate of Valparaiso University.



     John Richels was elected to the position of Senior Vice President -- Canadian Division in 2001. Prior to his election to Senior Vice President, Mr. Richels held the position of Chief Executive Officer of Northstar Energy Corporation, Devon's Canadian subsidiary. Mr. Richels served as Northstar's Executive Vice President and Chief Financial Officer from 1996 to 1998 and was on its board of directors from 1993 to 1996. Prior to joining Northstar, Mr. Richels was Managing Partner, Chief Operating Partner and a member of the Executive Committee of the Canadian-based national law firm, Bennett Jones. Mr. Richels has previously served as a Director of a number of publicly traded companies and is Vice-Chairman of the Board of Governors of the Canadian Association of Petroleum Producers. He holds a bachelor's degree in economics from York University and a law degree from the University of Windsor.



     Darryl G. Smette was elected to the position of Senior Vice
President -- Marketing in 1999. Mr. Smette previously held the position of Vice President -- Marketing and Administrative Planning since 1989. He joined Devon in 1986 as Manager of Gas Marketing. His marketing background includes 15 years with Energy Reserves Group, Inc./BHP Petroleum (Americas), Inc., most recently as Director of Marketing. Mr. Smette is an oil and gas industry instructor, approved by the University of Texas Department of Continuing Education. He is a member of the Oklahoma Independent Producers Association, Natural Gas Association of Oklahoma and the American Gas Association. Mr. Smette holds an undergraduate degree from Minot State College and a master's degree from Wichita State University.



     William T. Vaughn was elected to the position of Senior Vice
President -- Finance in 1999. Mr. Vaughn previously served as Devon's Vice President of Finance in charge of commercial banking functions, accounting, tax and information services since 1987. Prior to that, he was Controller of Devon from 1983 to 1987. Mr. Vaughn's previous experience includes employment with Marion Corporation for two years, most recently as Controller, and employment with Arthur Young & Co. for seven years, most recently as Audit Manager. He is a Certified Public Accountant and a Member of the American Institute of Certified Public Accountants. He is a graduate of the University of Arkansas with a Bachelor of Science degree.



     John D. Schiller, Jr. was elected to the position of Executive Vice President, Exploration and Production of Ocean in March 2002. He had previously served as Executive Vice President, Operations since 2000 and Senior Vice President, North America Onshore and International Operations from 1999 to 2000. Mr. Schiller served as Senior Vice President, Operations of Seagull Energy Corporation from 1998 until the merger of Seagull and Ocean. Before he joined Seagull, Mr. Schiller was employed for 13 years by Burlington Resources, most recently as Production Manager -- Gulf Coast Division from 1997 to 1998 and Engineering Manager -- Offshore Division from 1994 to 1997. Mr. Schiller is a Director of the Houston Producers' Forum and a member of the Society of Petroleum Engineers, the American Petroleum Institute and the American Association of Drilling Engineers. Mr. Schiller holds a degree in petroleum engineering from Texas A&M and now serves as Chairman of the Texas A&M Petroleum Engineering Advisory Board.

             DEVON ENERGY CORPORATION 2003 LONG-TERM INCENTIVE PLAN



     The following is a summary of the material terms of the Devon Energy Corporation 2003 Long-Term Incentive Plan, a copy of which is attached to this document as Annex E and is incorporated into this document by reference.



     Subject to approval by Devon stockholders, Devon's board of directors has approved the Devon Energy Corporation 2003 Long-Term Incentive Plan, which we sometimes refer to in this document as the "new long-term incentive plan" or the "plan." The plan is also conditioned on approval by Devon stockholders of the issuance of shares of Devon common stock pursuant to the merger agreement and completion of the merger.


     The new long-term incentive plan authorizes the compensation committee of Devon's board of directors to grant nonqualified and incentive stock options, stock appreciation rights, restricted stock awards, performance units and performance bonuses to selected employees. The plan also authorizes the grant of nonqualified stock options and restricted stock awards to directors. A total of 12,500,000 shares of Devon common stock have been reserved for issuance pursuant to the plan.


     In 1997, Devon stockholders approved the Devon Energy Corporation 1997 Stock Option Plan, which reserved a total of two million shares of Devon common stock to be issued to selected employees. The plan was subsequently amended, with Devon stockholder approval, to increase the reserved number of shares to 10 million. As of March 19, 2003, a total of 1,277,618 shares remained available for grant under the 1997 Plan; however, Devon will not grant any new awards under the 1997 Plan following approval by Devon stockholders of the new long-term incentive plan and completion of the merger. Upon completion of the merger, the combined company will not grant any new awards under Ocean's existing long-term incentive plans.



     Devon's board of directors recommends Devon stockholders vote FOR the adoption of the Devon Energy Corporation 2003 Long-Term Incentive Plan.


PURPOSE AND KEY FEATURES OF THE PLAN

     The new long-term incentive plan is designed to accommodate the increased employee base of the combined company expected to result from the merger. The purpose of the plan is to create incentives designed to motivate employees of the combined company to significantly contribute to the combined company's growth and profitability. The shares available to be issued under the plan will enable the combined company to attract and retain experienced employees who, by their positions, abilities and diligence, are able to make important contributions to the combined company's success.

     The plan is designed to provide flexibility to meet the needs of the combined company for three to four years in a changing and competitive environment while minimizing dilution to stockholders. Devon does not intend to use all incentive vehicles (options, stock appreciation rights, restricted stock awards, performance units and performance bonuses) at all times for each participant, but will selectively grant awards to achieve long-term goals. Awards will be granted in such a way as to align the interests of participants with those of the combined company's stockholders. Maximum individual awards as designated by the plan will only be awarded if individual and company results are such that exceptional stockholder value is achieved.

     Key features of the new long-term incentive plan include:

     - a prohibition against the repricing of stock options;

     - a prohibition against granting options with an exercise price less than the fair market value of Devon common stock on the date of grant;


     - of the 12,500,000 shares reserved for issuance under the plan, only 2,500,000 may be granted as restricted stock, performance bonuses and performance units;


     - a maximum eight-year life for any award made under the plan;

     - the following award limits:


      - the maximum number of shares that may be awarded in the form of options and stock appreciation rights to an employee in any calendar year is 400,000;



      - the maximum number of shares that may be awarded in the form of restricted stock awards and performance units to an employee in any calendar year is 200,000; and


      - the maximum performance bonus award payment to an employee is $2,500,000 in any calendar year; and

     - the compensation committee (composed entirely of outside directors) administers the plan and the grant of options and restricted stock to Devon's executive officers.

ADMINISTRATION

     The new long-term incentive plan consists of three separate stock plans:

     - Non-executive officer plan: this aspect of the plan is limited to participants who are not subject to Section 16 of the Securities Exchange Act of 1934 because they are not executive officers of Devon. The non-executive officer plan is administered by the compensation committee. However, the compensation committee may, to the extent permitted by law, delegate authority to the regular award committee to administer the non-executive officer plan. Devon's chief executive officer and other individuals appointed by the compensation committee will comprise the regular award committee. Although the regular award committee may be authorized to administer the non-executive officer plan, it can only make awards within guidelines set by the compensation committee.

     - Executive officer plan: this aspect of the plan is limited to participants who are executive officers of Devon and who, therefore, are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934. The executive officer plan is administered exclusively by the compensation committee.

      Except for administration and the category of participants eligible to receive awards, the terms of the non-executive officer plan and the executive officer plan are identical.

     - Non-employee director plan: this aspect of the plan is limited to non-employee directors of Devon and permits only grants of nonqualified stock options and restricted stock. Devon's board of directors is responsible for selection of non-employee directors for awards and for determination of the nature of the award. The compensation committee is responsible for the administration of awards granted to non-employee directors.

ELIGIBILITY FOR PARTICIPATION

     Employees of Devon and its subsidiaries and affiliated entities are eligible to participate in the new long-term incentive plan. Subject to the provisions of the plan, the compensation committee has exclusive power in selecting participants. In addition, non-employee directors are eligible to receive grants of nonqualified stock options and restricted stock awards under the plan.

TYPES OF AWARDS

     The new long-term incentive plan provides that any or all of the following types of awards may be granted:

     - nonqualified stock options and stock options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code;

     - stock appreciation rights;

     - restricted stock;

     - performance units; and

     - performance bonuses.


     Stock Options. The compensation committee may grant awards under the plan in the form of options to purchase shares of Devon common stock. The compensation committee will have the authority to determine the terms and conditions of each option, the number of shares subject to the option, and the manner and time of the option's exercise. As of March 19, 2003, the aggregate market value of Devon common stock underlying the options available for issuance under the plan was $61,134,021.



     The exercise price of an option may not be less than the fair market value of Devon common stock on the date of grant. The fair market value of shares of common stock subject to options is determined by closing price as reported on the American Stock Exchange. As of March 19, 2003, the closing price of Devon common stock as reported on the American Stock Exchange was $47.85. A participant may pay the exercise price of an option in cash, in shares of Devon common stock or a combination of both; provided that the exercise price (including required withholding taxes) may be paid using shares of Devon common stock only to the extent such exercise would not result in a compensation expense to Devon for financial accounting purposes. The compensation committee may permit the exercise of stock options through a broker-dealer acting on a participant's behalf if in accordance with procedures adopted by Devon to ensure that the arrangement will not constitute a personal loan to the participant. Unless sooner terminated, the stock options granted under the plan expire eight years from the date of the grant.


     Stock Appreciation Rights. A stock appreciation right permits an employee to receive an amount (in cash, Devon common stock or a combination thereof) equal to (1) the number of stock appreciation rights exercised by the employee multiplied by (2)(a) the excess of the fair market value of Devon common stock on the exercise date over (b) the stock appreciation rights' exercise price. Stock appreciation rights may or may not be granted in connection with the grant of an option. The exercise price of stock appreciation rights granted under the plan will be determined by the compensation committee; provided, however, that such exercise price cannot be less than the fair market value of a share of Devon common stock on a date the stock appreciation right is granted. A stock appreciation right may be exercised in whole or in such installments and at such times as determined by the compensation committee.

     Restricted Stock Awards. Shares of restricted stock awarded under the plan will be subject to the terms, conditions, restrictions and/or limitations, if any, that the compensation committee deems appropriate, including restrictions on employment, transferability and continued employment. The compensation committee may also restrict vesting to the attainment of specific performance targets it establishes that are based upon one or more of the following criteria:

     - Operational Criteria: reserve additions/replacements, finding and development costs, production volume and production costs.

     - Financial Criteria: earnings (net income, EBITDA, earnings per share), cash flow, operating income, general and administrative expenses, debt to equity ratio, debt to cash flow, debt to EBITDA, EBITDA to interest, return on assets, return on equity, return on invested capital, profit returns/margins and midstream margins.

     - Stock Performance Criteria: stock price appreciation, total stockholder return and relative stock price performance.


If vesting is based upon continued employment, the restricted stock award must vest over a minimum restriction period of at least three years from the date of grant. If vesting is based on performance, the restricted stock award must have a minimum restriction period of at least one year.


     Performance Units. The plan permits grants of performance units, which are rights to receive cash or common stock payments based upon the achievement of performance goals established by the compensation committee. Such awards are subject to the fulfillment of conditions that may be established by the compensation committee, including the achievement of performance targets based upon the factors described above relating to restricted stock awards.

     Performance Bonus. The plan permits grants of performance bonuses, which may be paid in cash, Devon common stock or a combination thereof, as determined by the compensation committee. The maximum value of performance awards granted under the plan shall be established by the compensation committee at the time of the grant. An employee's receipt of such amount will be contingent upon achievement of performance targets during the performance period established by the compensation committee. The performance targets will be determined by the compensation committee based upon the factors described above relating to restricted stock awards. Following the end of the performance period, the compensation committee will determine the achievement of the performance targets for such performance period. Payment may be made within 60 days of such determination. Any payment made in shares of Devon common stock will be based upon the fair market value of Devon common stock on the payment date. The maximum amount of performance bonus awarded to a participant in any calendar year is $2,500,000.



     Award Limitations. Subject to certain adjustment provisions, the compensation committee cannot grant options and stock appreciation rights with respect to more than 400,000 shares of Devon common stock to any participant in any calendar year. In addition, and subject to certain adjustment provisions, no more than 200,000 shares of Devon common stock can be awarded to a participant under the plan as restricted stock awards or performance units in any calendar year.


TERMINATION OF EMPLOYMENT


     The compensation committee will determine the treatment of a participant's award in the event of death, disability, retirement or termination of employment for an approved reason. If a participant's employment is terminated for any other reason, all unvested awards will terminate (unless the participant's award agreement provides otherwise) and the compensation committee will provide in the award agreement the terms of exercise/payment of vested awards.


AMENDING THE NEW LONG-TERM INCENTIVE PLAN


     Devon's board of directors may amend the new long-term incentive plan at any time. Devon's board of directors may not, however, without Devon stockholder approval, (1) adopt any amendment that would increase the maximum number of shares that may be issued under the plan (except for certain anti-dilutive adjustments described in the "Automatic Adjustment Features" section of this document), (2) materially modify the plan's eligibility requirements or (3) materially increase the benefits provided to participants under the plan. Amendments to award agreements that would have the effect of repricing participants' options are prohibited.


CHANGE OF CONTROL EVENT

     The compensation committee is authorized to provide in the award agreements for the acceleration of any unvested portion of any outstanding awards under the plan upon a change of control event.

NEW PLAN BENEFITS

     To date, no awards have been made under the new long-term incentive plan.

AUTOMATIC ADJUSTMENT FEATURES

     The new long-term incentive plan provides for the automatic adjustment of the number and kind of shares available under it, and the number and kind of shares subject to outstanding awards in the event Devon common stock is changed into or exchanged for a different number or kind of shares of stock or other securities of Devon or another corporation, or if the number of shares of Devon common stock is increased through a stock dividend. The plan also provides that the compensation committee may adjust the number of shares available under the plan and the number of shares subject to any outstanding awards if, in the compensation committee's opinion, any other change in the number or kind of shares of outstanding Devon common stock equitably requires such an adjustment.

U.S. FEDERAL TAX TREATMENT

     Incentive Stock Option Grant/Exercise. A participant who is granted an incentive stock option does not realize any taxable income at the time of the grant or at the time of exercise (except for alternative minimum tax). Similarly, Devon is not entitled to any deduction at the time of grant or at the time of exercise. If the participant makes no disposition of the shares acquired pursuant to an incentive stock option before the later of two years from the date of grant of such option or one year from the date of exercise of such shares to the participant, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss. Under such circumstances, Devon will not be entitled to any deduction for U.S. federal income tax purposes.

     Non-Qualified Stock Option Grant/Exercise. A participant who is granted a non-qualified stock option does not have taxable income at the time of grant. Taxable income occurs at the time of exercise in an amount equal to the difference between the exercise price of the shares and the market value of the shares on the date of exercise. Devon is entitled to a corresponding deduction for the same amount.

     Restricted Stock Award. A participant who has been granted an award in the form of restricted stock will not realize taxable income at the time of the grant, and Devon will not be entitled to a deduction at the time of the grant, assuming that the restrictions constitute a substantial risk of forfeiture for U.S. federal income tax purposes. When such restrictions lapse, the participant will receive taxable income (and have tax basis in the shares) in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. Devon will be entitled to a corresponding deduction. The participant may elect to include the value of his restricted stock award as income at the time it is granted under Section 83(b) of the Code, and Devon will take a corresponding income tax deduction at such time.

     Section 162(m) of the Internal Revenue Code. Section 162(m) of the Code precludes a public corporation from taking a deduction for annual compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid officers. However, compensation that qualifies under Section 162(m) of the Code as "performance-based" is specifically exempt from the deduction limit. Based on Section 162(m) of the Code and the regulations thereunder, Devon's ability to deduct compensation income generated in connection with the exercise of stock options or stock appreciation rights granted under the plan should not be limited by Section 162(m) of the Code. Further, Devon believes that compensation income generated in connection with performance awards granted under the plan should not be limited by Section 162(m) of the Code. The plan has been designed to provide flexibility with respect to whether restricted stock awards or performance bonuses will qualify as performance-based compensation under Section 162(m) of the Code and, therefore, be exempt from the deduction limit. If the vesting restrictions relating to such awards are based solely upon the satisfaction of one of the performance goals set forth in the plan, then Devon believes that the compensation expense relating to such an award will be deductible by Devon if the awards become vested. However, compensation expense deductions relating to such awards will be subject to the Section 162(m) deduction limitation if such awards become vested based upon any other criteria set forth in such award (such as the occurrence of a change in control or vesting based upon continued employment with Devon).

EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth information as of December 31, 2002 about Devon common stock that may be issued under Devon's equity compensation plans.


                                                                                             COLUMN C
                                                                                       --------------------
                                                                                       NUMBER OF SECURITIES
                                                COLUMN A              COLUMN B         REMAINING AVAILABLE
                                          --------------------   -------------------   FOR FUTURE ISSUANCE
                                          NUMBER OF SECURITIES    WEIGHTED-AVERAGE         UNDER EQUITY
                                           TO BE ISSUED UPON      EXERCISE PRICE OF     COMPENSATION PLANS
                                              EXERCISE OF            OUTSTANDING            (EXCLUDING
                                          OUTSTANDING OPTIONS,    OPTIONS, WARRANTS    SECURITIES REFLECTED
PLAN CATEGORY                             WARRANTS AND RIGHTS        AND RIGHTS            IN COLUMN(A)
-------------                             --------------------   -------------------   --------------------
Equity compensation plans approved by
  security holders......................       7,799,000               $41.01               1,285,000(1)
Equity compensation plans not approved
  by security holders...................              --                   --                      --
                                               ---------               ------               ---------
Total(2)................................       7,799,000               $41.01               1,285,000
                                               =========               ======               =========


---------------

(1) Of these shares, a maximum of 48,000 may be issued in the form of restricted stock.


(2) As of December 31, 2002, options to purchase an aggregate of 3,432,000 shares of Devon common stock at a weighted average exercise price of $41.00 were outstanding under the following equity compensation plans, which options were assumed in connection with merger and acquisition transactions:
    Santa Fe Energy Resources Incentive Compensation Plan 2000, Pennzoil Company 1997 Incentive Plan, Pennzoil Company 1997 Stock Option Plan, Mitchell Energy & Development Corp. 1995 Stock Option Plan, Santa Fe Energy Resources, Inc. 1995 Incentive Stock Compensation Plan, Pennzoil Company 1990 Stock Option Plan, Santa Fe Energy Resources 1990 Incentive Stock Compensation Plan, Snyder Oil Corporation 1990 Stock Plan for non-Employee Directors, Pennzoil Company 1995 Stock Option Plan, Pennzoil Company 1992 Stock Option Plan, Mitchell Energy & Development Corp. 1999 Stock Option Plan, Santa Fe Snyder Corporation 1999 Stock Compensation Retention Plan, PennzEnergy Company 1998 Incentive Plan, and Pennzoil Company 1998 Stock Option Plan. No further grants or awards will be made under the assumed equity compensation plans, and the options under these equity compensation plans are not reflected in the table above. Devon will assume each of Ocean's long-term incentive plans at the effective time of the merger. As of March 17, 2003, options to purchase an aggregate of 19,256,987 shares of Ocean common stock (the equivalent of 7,972,393 shares of Devon common stock based on the 0.414 exchange ratio) having a weighted average exercise price of about $16.39 per share were outstanding under those plans. Upon completion of the merger, the combined company will not grant any new equity awards under Ocean's existing long-term incentive plans.

DEVON EXECUTIVE COMPENSATION

  Summary Compensation Table

     The following table sets forth information regarding annual and long-term compensation during 2000, 2001 and 2002 for the CEO and the four most highly compensated executive officers, other than the CEO, who were serving as executive officers of Devon on December 31, 2002.

                                                                                 LONG-TERM
                                                      ANNUAL COMPENSATION     COMPENSATION(1)
                                                     ---------------------   -----------------
                                                                             AWARDS OF OPTIONS    ALL OTHER
NAME                    PRINCIPAL POSITION    YEAR    SALARY      BONUS        (# OF SHARES)     COMPENSATION
----                   --------------------   ----   --------   ----------   -----------------   ------------
J. Larry Nichols.....  Chairman, President    2002   $715,000   $1,500,000        105,000          $11,000(2)
                         and CEO              2001    650,000    1,000,000        105,000           10,200(2)
                                              2000    600,000    1,000,000         70,000           10,200(2)
Brian J. Jennings....  Senior Vice            2002    325,000      400,000         53,000           16,000(3)
                       President
                                              2001    275,000      275,000         53,000           10,729(3)
                                              2000    225,000      112,500         50,000(4)         9,029(2)
J. Michael Lacey.....  Senior Vice            2002    400,000      487,500         53,000           11,000(2)
                       President
                                              2001    350,000      325,000         53,000           10,200(2)
                                              2000    325,000      300,000         35,000           10,200(2)
Darryl G. Smette.....  Senior Vice            2002    400,000      487,500         53,000           43,385(3)
                       President
                                              2001    350,000      325,000         53,000           14,238(3)
                                              2000    300,000      300,000         35,000           10,200(2)
William T. Vaughn....  Senior Vice            2002    325,000      400,000         53,000           35,838(3)
                       President
                                              2001    290,000      275,000         53,000           13,546(3)
                                              2000    275,000      250,000         35,000           10,200(2)

---------------

(1) No awards of restricted stock or payments under long-term incentive plans were made by Devon to any of the named executives in any periods covered by the table.

(2) Consists of company matching contributions to the Devon Energy Incentive Savings Plan.

(3) Consists of company matching contributions to the Devon Energy Incentive Savings Plan and the Devon Energy Deferred Compensation Savings Plan.

(4) Mr. Jennings received a one-time stock option award of 25,000 shares when he joined Devon in March 2000 in addition to his annual grant in November 2000.

  Option Grants in 2002

     The following table sets forth information concerning options to purchase Devon common stock granted in 2002 to the five individuals named in the Summary Compensation Table. The material terms of such options appear in the following table and the footnotes thereto.

                                                          INDIVIDUAL GRANTS
                             ----------------------------------------------------------------------------
                                           PERCENT OF
                             OPTIONS      TOTAL OPTIONS    EXERCISE PRICE   EXPIRATION      GRANT DATE
NAME                         GRANTED     GRANTED IN 2002    PER SHARE(1)       DATE      PRESENT VALUE(2)
----                         -------     ---------------   --------------   ----------   ----------------
J. Larry Nichols...........  105,000(3)        3.7%            $46.09       12/2/2012       $1,716,750
Brian J. Jennings..........   53,000(3)        1.9%             46.09       12/2/2012          866,550
J. Michael Lacey...........   53,000(3)        1.9%             46.09       12/2/2012          866,550
Darryl G. Smette...........   53,000(3)        1.9%             46.09       12/2/2012          866,550
William T. Vaughn..........   53,000(3)        1.9%             46.09       12/2/2012          866,550

---------------

(1) Exercise Price is the closing price of Devon common stock as reported by the American Stock Exchange on the date of grant.

(2) The Grant Date Present Value is an estimation of the possible future value of the option based upon the Black-Scholes Option Pricing Model. The following assumptions were used in the model: volatility (a measure of the historic variability of a stock price) -- 41.1%; risk-free interest rate (the interest paid by zero-coupon U.S. government issues with a remaining term equal to the expected life of the options) -- 3.1% per annum; annual dividend yield -- 0.4%; and expected life of the options -- five years from grant date. The option value estimated using this model does not necessarily represent the value to be realized by the named officers.

(3) These options were granted as of December 2, 2002. 20% of such grant was immediately vested and exercisable. An additional 20% of such grant becomes vested and exercisable on each of the next four anniversary dates of the original grant.

  Aggregate Option Exercises in 2002 and Year-End Option Values

     The following table sets forth information for the five individuals named in the Summary Compensation Table concerning the exercise of options to purchase Devon common stock in 2002 and unexercised options to purchase Devon common stock held at December 31, 2002.

                                                                                          VALUE OF UNEXERCISED
                             NUMBER OF                      NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                              SHARES                         OPTIONS AT 12/31/02             AT 12/31/02(1)
                           ACQUIRED UPON      VALUE      ---------------------------   ---------------------------
NAME                         EXERCISE      REALIZED(2)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                       -------------   -----------   -----------   -------------   -----------   -------------
J. Larry Nichols.........     40,000        $531,400       431,000        147,000      $5,692,675      $696,150
J. Michael Lacey.........         --              --       107,036         74,200         737,047       351,390
Darryl G. Smette.........         --              --       197,900         74,200       2,408,006       351,390
William T. Vaughn........     10,000         403,950       196,400         74,200       2,305,288       351,390
Brian J. Jennings........         --              --        71,800         84,200         297,385       351,390

---------------

(1) The value is based on the aggregate amount of the excess of $45.90 (the closing price as reported by the American Stock Exchange for December 31,
    2002) over the relevant exercise price for outstanding options that were exercisable and in-the-money at year-end.

(2) The value is based on the excess of the market price over the relevant exercise price for the options exercised.

  Employment Agreements

     A small number of Devon's senior executives, including the five individuals named in the Summary Compensation Table, are entitled to certain additional compensation under the following events:

     (1) employment with Devon is involuntarily terminated other than for "Cause;" or

     (2) employee voluntarily terminates for "Good Reason", as those terms are defined in each of the officer's employment agreements.

In either case, the payment due to the officer would be equal to three times the officer's annual compensation. In addition, the employment agreement provides for the officer to receive the same basic health and welfare benefits that he or she would otherwise be entitled to receive if he or she were an employee of Devon for three years after termination. If the officer is terminated within two years of a "change in control," he or she is also entitled to an additional three years of service credit and age in determining eligibility for retiree medical and supplemental retirement benefits. "Change of control" is defined in the employment agreements the same as in the retirement plans described below.

  Retirement Plans

     Devon has three employee retirement plans, as follows:

            Basic Plan........   The Basic Plan is a qualified defined benefit
                                 retirement plan which provides benefits based upon employment service with

                                 Devon. Each eligible employee who retires is entitled to receive annual retirement income, computed as a percentage of "final average compensation" (which consists of the average of the highest three consecutive years' salaries, wages, and bonuses out of the last ten years), and credited years of service up to 25 years. Contributions by employees are neither required nor permitted under the Basic Plan. Benefits are computed based on straight-life annuity amounts and are reduced by Social Security benefits. Benefits under the Basic Plan are reduced for certain highly compensated employees in order to comply with certain requirements of the Employment Retirement Income Security Act of 1974 and the Internal Revenue Code.

                                 The following table sets forth the credited years of service as of December 31, 2002 under Devon's Basic Plan for each of the five individuals named in the Summary Compensation Table.

                                                                                  CREDITED YEARS
                                          NAME OF INDIVIDUAL                        OF SERVICE
                                          ------------------                      --------------
                                          J. Larry Nichols.....................         25
                                          J. Michael Lacey.....................         14
                                          Brian J. Jennings....................          3
                                          Darryl G. Smette.....................         16
                                          William T. Vaughn....................         19

            Benefit
            Restoration
            Plan..............   The Benefit Restoration Plan is a non-qualified
                                 retirement benefit plan, the purpose of which is to restore retirement benefits for certain selected key management and highly compensated employees because their annual compensation is greater than the maximum annual compensation that can be considered in computing their benefits under the Basic Plan. An employee must be selected by Devon's Compensation and Stock
                                 Option Committee in order to be eligible for participation in the Benefit Restoration Plan.
                                 All other provisions of the Benefit Restoration
                                 Plan mirror those of the Basic Plan. All of the five individuals named in the Summary
                                 Compensation Table have been selected to participate in the Benefit Restoration Plan.
                                 The Benefit Restoration Plan has been
                                 informally funded through a rabbi trust
                                 arrangement.

            Supplemental
            Retirement Plan...   The Supplemental Retirement Plan is another
                                 non-qualified retirement plan for a small group of Devon executives, the purpose of which is to provide additional retirement benefits for long-service executives. The plan vests after 10 years of service and provides retirement income equal to 65% of the executive's final average compensation, multiplied by a fraction, the numerator of which is his credited years of service (not to exceed 20) and the denominator of which is 20 (or less, if so determined by the Compensation and Stock Option Committee), less any offset amounts. Offset amounts are (1)
                                 benefits payable under the Basic Plan, (2) benefits payable under the Benefit Restoration
                                 Plan, (3) benefits due to the participant under Social Security, and (4) any benefits paid to the participant under Devon's long-term disability plan.

                                 In general, benefits will be paid under the Supplemental Retirement Plan when the participant retires from Devon. However, in the event that the executive's employment with Devon is terminated under conditions that qualify him or her to a severance benefit under the Employment Agreement (see above), then the executive will be 100% vested in his or her benefit and entitled to receive the actuarial equivalent of such benefit earned as of the date of termination of employment. If the executive is terminated within two years following a "change of control," his or her benefit will be paid in a single lump sum payment. Otherwise, the benefit will be paid monthly for the life of the executive. "Change of control" is defined as the date on which one of the following occurs: (1) an entity or group acquires 30% or more of Devon's outstanding voting securities, (2) the incumbent board ceases to constitute at least a majority of Devon's board, or (3) a merger, reorganization or consolidation is consummated, after stockholder approval, unless (a) substantially all of the stockholders prior to the transaction continue to own more than 50% of the voting power after the transaction, (b) no person owns 30% or more of the combined voting securities, and (c) the incumbent board constitutes at least a majority of the board after the transaction. The Supplemental Retirement Plan is also informally funded through a rabbi trust arrangement.

     The following table shows the estimated aggregate annual retirement benefits payable under the Basic Plan, the Benefit Restoration Plan and the Supplemental Retirement Plan to the participants therein, including the five individuals named in the Summary Compensation Table. The amount presented assumes a normal retirement in 2002 at age 65.

                                                        YEARS OF SERVICE
FINAL AVERAGE                              -------------------------------------------
COMPENSATION                                  5          10         15      20 OR MORE
-------------                              --------   --------   --------   ----------
$  500,000...............................  $ 76,642   $153,284   $229,926   $  306,568
   600,000...............................    92,892    185,784    278,676      371,568
   700,000...............................   109,142    218,284    327,426      436,568
   800,000...............................   125,392    250,784    376,176      501,568
   900,000...............................   141,642    283,284    424,926      566,568
 1,000,000...............................   157,892    315,784    473,676      631,568
 1,500,000...............................   239,142    478,284    717,426      956,568
 2,000,000...............................   320,392    640,784    961,176    1,281,568

  Director Compensation

     Non-management directors of Devon receive:

     - an annual retainer of $40,000, payable quarterly;

     - $2,000 for each board meeting attended; directors participating in a telephonic meeting receive a fee of $1,000;

     - an additional $3,000 per year for serving as chairmen of a standing committee of Devon's board of directors;

     - $2,000 for each committee meeting attended that requires separate travel; and

     - $1,000 for each committee meeting that does not require separate travel.

     Non-management directors are eligible to receive stock options in addition to their cash remuneration. Such directors are eligible to receive stock option grants of up to 3,000 shares immediately after each annual meeting of stockholders at an exercise price equal to the fair market value of Devon common stock on that date. Any unexercised options will expire ten years after the date of grant. The Compensation and Stock Option Committee, which awards options to non-management directors, may elect to grant awards that are less than the 3,000 shares maximum. However, the Compensation and Stock Option Committee has no other discretion regarding the award of stock options to non-management directors. The directors were eligible to receive stock options beginning in 1997. The following table sets forth information concerning options granted to non-management directors in 2002:

                           INDIVIDUAL GRANTS IN 2002

                                             PERCENT OF
                               OPTIONS      TOTAL OPTIONS    EXERCISE PRICE   EXPIRATION      GRANT DATE
NAME                          GRANTED(1)   GRANTED IN 2002    PER SHARE(2)       DATE      PRESENT VALUE(3)
----                          ----------   ---------------   --------------   ----------   ----------------
Thomas F. Ferguson..........    3,000            0.1%            $49.91       5/16/2012        $60,759
David M. Gavrin.............    3,000            0.1%             49.91       5/16/2012         60,759
Michael E. Gellert..........    3,000            0.1%             49.91       5/16/2012         60,759
John A. Hill................    3,000            0.1%             49.91       5/16/2012         60,759
William J. Johnson..........    3,000            0.1%             49.91       5/16/2012         60,759
Michael M. Kanovsky.........    3,000            0.1%             49.91       5/16/2012         60,759
Robert A. Mosbacher, Jr. ...    3,000            0.1%             49.91       5/16/2012         60,759
J. Todd Mitchell............    3,000            0.1%             49.91       5/16/2012         60,759
Robert B. Weaver............    3,000            0.1%             49.91       5/16/2012         60,759

---------------

(1) The options were granted on May 16, 2002, and immediately became vested and exercisable.

(2) Exercise price is the fair market value on the date of grant, which is the closing price of Devon common stock on the American Stock Exchange.

(3) The grant date present value is an estimation of the possible future value of the option grant based upon the Black-Scholes Option Pricing Model. The following assumptions were used in the model: volatility (a measure of the historic variability of a stock price) -- 40.0%; risk-free interest rate (the interest paid by zero-coupon U.S. government issues with a remaining term equal to the expected life of the options) -- 4.2% per annum; annual dividend yield -- 0.4%; and expected life of the options -- five years from grant date. The option value estimated using this model does not necessarily represent the value to be realized by the named directors.

  Compensation Committee Interlocks

     Devon's compensation committee is composed of four independent, non-employee directors, Messrs. Gavrin, Gellert, Hill and Johnson. These directors have no interlocking relationships as defined by the Securities and Exchange Commission.

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                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the material U.S. federal income tax considerations of the merger that are applicable to Ocean stockholders. This summary is based on the Internal Revenue Code, referred to as the "Code", its legislative history, applicable U.S. Treasury regulations, judicial authority and administrative rulings and practice, all as of the date of this document, all of which are subject to change, possibly with retroactive effect. This summary does not purport to be a complete discussion of all U.S. federal income tax consequences of the merger. The discussion below does not address any state, local or foreign tax consequences of the merger. In addition, this discussion may not apply, in whole or in part, to particular stockholders, such as individuals who hold options in respect of Ocean stock or who have acquired Ocean common stock under a compensatory or other employment-related arrangement, insurance companies, tax-exempt organizations, financial institutions or broker-dealers, persons who are neither citizens nor residents of the United States, traders in securities that elect to mark-to-market, and persons who hold Ocean stock as part of a hedge, straddle or conversion transaction. The following discussion assumes that Ocean stock is held as a capital asset at the effective time of the merger. Ocean stockholders should be aware that the Code contains limitations on the extent to which a stockholder may deduct capital losses from ordinary income, and that the federal income tax rate for individual stockholders on long-term capital gains may be significantly lower than the rate imposed on ordinary income or short-term capital gains.

     The discussion under this "Material Federal Income Tax Considerations" section of this document regarding (1) the tax consequences of the merger to the corporate parties to the reorganization is the opinion of Mayer, Brown, Rowe & Maw (counsel to Devon) and (2) the tax consequences of the merger to Ocean and Ocean stockholders is the opinion of Vinson & Elkins L.L.P. (counsel to Ocean), in each case subject to the limitations and qualifications referenced in the discussion.

     Ocean stockholders are urged to consult their tax advisors as to the particular tax consequences of the merger to them, including the applicability and effect of any U.S. federal, state, local or foreign laws, and the effect of possible changes in applicable tax laws.

GENERAL

     It is a condition to closing of the merger that (1) Devon receive an opinion of its counsel, Mayer, Brown, Rowe & Maw, to the effect that (a) the merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code, and (b) no gain or loss will be recognized by any corporation which is a party to the reorganization, and (2) Ocean receive an opinion of its counsel, Vinson & Elkins L.L.P., to the effect that (a) the merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code, and (b) no gain or loss will be recognized by Ocean or Ocean stockholders to the extent that they receive Devon common stock in exchange for shares of Ocean common stock in the merger. The opinions of counsel will assume that (1) the statements and facts concerning the merger set forth in the merger agreement and described in this document, other than in this "Material Federal Income Tax Considerations" section of this document, are true, correct and complete, and (2) the merger will be consummated in the manner contemplated by, and in accordance with the terms set forth in, the merger agreement and described in this document. In addition, the tax opinions will be based on factual representations made by Devon and Ocean. If the tax opinions to be delivered as of the closing are materially different from the opinions respecting the federal income tax considerations expressed in this "Material Federal Income Tax Considerations" section of this document, Devon and Ocean would not effect the merger without recirculating this document after revising this discussion appropriately and resoliciting the approvals of their stockholders.

     Neither Devon nor Ocean has requested nor will request an advance ruling from the Internal Revenue Service as to the tax consequences of the merger, and there can be no assurance that the Internal Revenue Service will agree with the conclusions in the above-described opinions or in the discussion below. The discussion below assumes that the merger qualifies as a reorganization within the meaning of section 368(a) of the Code.

TAX TREATMENT OF CORPORATE PARTIES TO THE REORGANIZATION AND OF OCEAN COMMON STOCKHOLDERS

     Based on, and subject to the limitations in, the foregoing:

     No corporate party to the merger, including Ocean, will recognize gain or loss as a result of the merger.

     Except with respect to any cash received instead of fractional shares of Devon common stock, an Ocean common stockholder will not recognize any gain or loss as a result of the receipt of shares of Devon common stock in the merger. An Ocean common stockholder's aggregate tax basis for the shares of Devon common stock received in the merger, including any fractional share interest for which cash is received, will equal the stockholder's aggregate tax basis in shares of Ocean common stock held immediately before the effective time of the merger. An Ocean common stockholder's holding period for the shares of Devon common stock received in the merger, including any fractional share interest for which cash is received, will include the period during which the shares of Ocean common stock were held.

     An Ocean common stockholder who receives cash instead of a fractional share of Devon common stock in the merger will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the stockholder's adjusted tax basis allocable to such fractional share.

TAX TREATMENT OF OCEAN CONVERTIBLE PREFERRED STOCKHOLDERS

     Based on, and subject to the limitations in, the foregoing:


     The federal income tax consequences of the merger to Ocean convertible preferred stockholders are not clear. Under analogous legal authorities, the automatic substitution, at the effective time of the merger, of Devon common stock for Ocean common stock under the terms of the conversion provision of the Ocean convertible preferred stock would not constitute an issuance of new preferred stock pursuant to the merger agreement. Under this approach, no gain or loss would be recognized by an Ocean convertible preferred stockholder as a result of the merger. A subsequent conversion of the Ocean convertible preferred stock may, however, be a taxable transaction on which gain or loss would be recognized based upon the difference in the value of the Devon common stock received in the conversion and the stockholder's basis in the converted Ocean convertible preferred stock.



     No assurance can be given that the Internal Revenue Service will not challenge this nonrecognition approach to the merger or that such a challenge will not be successful. Specifically, the Internal Revenue Service could assert that the automatic substitution, at the effective time of the merger, of Devon common stock for Ocean common stock under the terms of the conversion provision of the Ocean convertible preferred stock constitutes a taxable exchange. In such an exchange, an Ocean convertible preferred stockholder would recognize gain or loss equal to the difference between the value of the Ocean convertible preferred stock immediately after the effective time of the merger and the Ocean convertible preferred stockholder's basis in the Ocean convertible preferred stock immediately prior to the effective time of the merger.


     An Ocean convertible preferred stockholder that exercises the conversion option prior to the effective time of the merger will not recognize gain or loss upon the receipt of Ocean common stock pursuant to the conversion, except that the portion of such Ocean common stock which is attributable to accrued unpaid dividends, if any, on the convertible preferred stock will be treated as a taxable dividend. Except with respect to any cash received instead of fractional shares of Devon common stock, such convertible preferred stockholder will not recognize gain or loss as a result of the receipt of shares of Devon common stock in exchange for its Ocean common stock in the merger.

     The merger will be a taxable event for an Ocean convertible preferred stockholder that perfects its appraisal rights under Delaware law and receives cash in exchange for the stockholder's convertible preferred shares.

BACKUP WITHHOLDING; INFORMATION REPORTING


     The cash payments due to a stockholder on the exchange of stock in the merger, other than certain exempt persons or entities, will be subject to "backup withholding" for U.S. federal income tax purposes unless certain requirements are met. Devon or a third-party paying agent, as the case may be, must withhold 30% of the cash payments to a stockholder, unless the stockholder
(1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (2) provides the stockholder's taxpayer identification number and completes a form in which the stockholder certifies that the stockholder has not been notified by the Internal Revenue Service that the stockholder is subject to backup withholding as a result of a failure to report interest and dividends. The taxpayer identification number of an individual is his or her Social Security number. A broker will not, however, be required to backup withhold with respect to the exchange of fractional shares of stock resulting in less than $20 of gross proceeds. An amount paid as backup withholding will be credited against the stockholder's U.S. federal income tax liability. Stockholders must also comply with the information reporting requirements of the Treasury regulations under the tax-free reorganization provisions of the Code. Appropriate documentation for the foregoing purposes will be provided to Ocean common stockholders by the exchange agent.

            COMPARISON OF THE RIGHTS OF OCEAN AND DEVON STOCKHOLDERS


     The rights of Ocean stockholders are currently governed by Delaware law, Ocean's certificate of incorporation, as amended, Ocean's bylaws and Ocean's stockholder rights plan. Upon completion of the merger, Ocean common stockholders will become Devon common stockholders and their rights as Devon common stockholders will be governed by Delaware law, Devon's restated certificate of incorporation, as amended, Devon's amended and restated bylaws and Devon's stockholder rights plan.



     Ocean convertible preferred stockholders, other than those who validly exercise their appraisal rights under Delaware law, will remain Ocean convertible preferred stockholders upon completion of the merger. After the effective time of the merger, each share of Ocean convertible preferred stock will be convertible into Devon common stock instead of Ocean common stock, giving effect to the 0.414 exchange ratio, and will have voting rights in Devon on an as-converted basis. To effect those voting rights in Devon, Devon anticipates issuing at the effective time of the merger one or more shares of a new class of Devon preferred stock to a voting trustee for the benefit of Ocean convertible preferred stockholders. Shares of the new class of Devon preferred stock issued to the voting trustee would have voting rights in Devon equal to the voting rights of Ocean convertible preferred stock on an as-converted basis and would otherwise have minimal economic value. The voting trustee would be obligated to vote the share(s) of the new class of Devon preferred stock in the manner directed by Ocean convertible preferred stockholders. After the effective time of the merger, Ocean convertible preferred stockholders will no longer have voting rights in Ocean, except as required by law and except that they will have the right to block Ocean from (1) creating stock with a higher preference than the Ocean convertible preferred stock with respect to dividend distributions or distributions on liquidation or (2) amending its certificate of incorporation so as to adversely affect the preferences, rights or powers of the Ocean convertible preferred stock.


     The following describes the material differences between the rights of Ocean stockholders and the rights of Devon stockholders. It is not a complete summary of the provisions affecting, and the differences between, the rights of Ocean stockholders and Devon stockholders. The summary is qualified in its entirety by reference to the Delaware General Corporation Law; Ocean's certificate of incorporation, as amended; Ocean's bylaws; Ocean's stockholder rights plan; Devon's restated certificate of incorporation, as amended; Devon's amended and restated bylaws; and Devon's stockholder rights plan. In this summary, we refer to Devon's restated certificate of incorporation, as amended, as Devon's charter, and to Ocean's certificate of incorporation, as amended, as Ocean's charter.

                                 AUTHORIZED CAPITAL STOCK
                   Devon                                         Ocean
The authorized capital stock of Devon         The authorized capital stock of Ocean
consists of 400,000,000 shares of common      consists of 520,000,000 shares of common
stock, par value $0.10 per share, 4,500,000   stock, par value $0.10 per share, and
shares of preferred stock, par value $1.00    10,000,000 shares of preferred stock, par
per share, and one share of special voting    value $1.00 per share.
stock, par value $0.10 per share.
                                SIZE OF BOARD OF DIRECTORS
                   Devon                                         Ocean
Devon's board of directors currently has 10   Ocean's board of directors currently has 13
members. Devon's charter and bylaws provide   members. Ocean's charter provides that the
that the number of directors will not be      minimum number of directors is three, and
less than three nor more than 20, and that    that the actual number of directors may be
the actual number of directors may be fixed   fixed exclusively by the board of directors.
by a majority of the entire board of
directors.

                                               CUMULATIVE VOTING
                         Devon                                                    Ocean
Under Delaware law, stockholders of a Delaware           Ocean's bylaws expressly prohibit cumulative voting by
corporation do not have the right to accumulate their    Ocean stockholders.
votes in the election of directors, unless that right
is granted in the certificate of incorporation of the
corporation. Devon's charter expressly prohibits
cumulative voting by Devon stockholders.
                                              CLASSES OF DIRECTORS
                         Devon                                                    Ocean
Devon's charter provides that its board of directors is  Ocean's charter similarly provides that its board of
divided into three classes of directors, of as equal     directors is divided into three classes of directors,
size as practicable, with each class being elected to a  of as equal size as practicable, with each class being
staggered three-year term.                               elected to a staggered three-year term.
                                              REMOVAL OF DIRECTORS
                         Devon                                                    Ocean
Under Delaware law, unless the certificate of            Ocean's charter provides that a director may be removed
incorporation provides otherwise, a director of a        only for cause and then only by an affirmative vote of
Delaware corporation with a classified board may be      the holders of two-thirds of the shares entitled to
removed only for cause and only by the holders of a      vote, voting as a single class.
majority of the shares entitled to vote. Devon's
charter is silent on this point and, accordingly,
Devon's directors may be removed only in the manner
provided by Delaware law.
                                      VACANCIES ON THE BOARD OF DIRECTORS
                         Devon                                                    Ocean
Under Delaware law, unless the certificate of            Ocean's charter provides that newly created
incorporation or bylaws provide otherwise, the board of  directorships resulting from any increase in the
directors of a corporation may fill any vacancy on the   authorized number of directors, or resulting from
board, including vacancies resulting from an increase    death, resignation, disqualification, removal or other
in the number of directors. Devon's charter provides     cause, may only be filled by no less than a majority
that newly created directorships resulting from any      vote of the remaining directors.
increase in the authorized number of directors, or
resulting from death, resignation, disqualification,
removal or other cause, may be filled only by the
affirmative vote of a majority of the remaining
directors.
                                           ACTION BY WRITTEN CONSENT
                         Devon                                                    Ocean
Under Delaware law, unless the certificate of            As permitted by Delaware law, Ocean's charter provides
incorporation provides otherwise, any stockholder        that any action required or permitted to be taken by
action may be taken without a meeting if consent in      stockholders must be taken at an annual or special
writing, setting forth the action so taken, is signed    meeting of stockholders and may not be taken by written
by the holders of outstanding shares having not less     consent.
then the minimum number of votes which would be
necessary to authorize or take the action at a meeting
at which all shares entitled to vote were present and
voted. As permitted by Delaware law, Devon's charter
provides that any action required or permitted to be
taken by stockholders must be effected at a duly called
annual or special meeting of stockholders. Devon's
charter specifically prohibits stockholders from taking
action by written consent.

                                  AMENDMENTS TO CHARTER
                   Devon                                         Ocean
Under Delaware law, a proposed amendment to   Ocean's charter provides that the charter
the certificate of incorporation requires a   may not be amended, altered, changed or
resolution adopted by the board of directors  repealed with respect to the number, power,
and, unless otherwise provided in the         removal and election of directors,
certificate of incorporation, the             stockholder consent and required vote to
affirmative vote of the holders of a          amend Ocean's bylaws except upon the
majority of the outstanding stock entitled    affirmative vote of the holders of at least
to vote thereon and (if applicable) the       two-thirds of the votes of the outstanding
affirmative vote of the holders of a          shares of the class or classes or series of
majority of the outstanding stock of each     stock then entitled to be voted thereon,
class entitled to vote thereon as a class.    voting together as a single class.
Devon's charter provides that any             Otherwise, Ocean's charter may be amended in
alteration, amendment, repeal or rescission   the manner provided by Delaware law.
of Devon's charter must be approved by a
majority of the authorized number of
directors and by a majority of the combined
voting power of the outstanding shares of
voting stock, voting together as a single
class, provided that any amendment related
to the election of directors, meetings of
the stockholders, stockholder consent,
director liability, indemnification or the
required vote to amend Devon's charter or
bylaws requires the approval of at least
two-thirds of the combined voting power of
the outstanding shares of voting stock,
voting together as a single class.
                                   AMENDMENTS TO BYLAWS
                   Devon                                         Ocean
As permitted by Delaware law, Devon's         As permitted by Delaware law, Ocean's
charter provides that any alteration,         charter and bylaws provide that Ocean's
amendment, repeal or rescission of Devon's    bylaws may be altered, amended or repealed
bylaws may be adopted either by the           and new bylaws may be adopted by the board
affirmative vote of at least a majority of    of directors or by the holders of at least
its board of directors or by the              two-thirds of the outstanding shares of
stockholders by the affirmative vote of at    capital stock of Ocean entitled to vote
least two-thirds of the combined voting       thereon, voting together as a single class.
power of the outstanding shares of voting
stock, voting together as a single class. In
addition, Devon's charter authorizes Devon's
board of directors, without additional
authorization of the stockholders, to adopt,
amend or repeal Devon's bylaws, including
bylaws relating to (1) regulation of the
procedure for submission by the stockholders
of the nomination of directors, (2)
regulation of the attendance at annual or
special meetings of stockholders by persons
other than holders of record or their
proxies and (3) regulation of the business
that may properly be brought by a
stockholder before an annual or special
meeting of stockholders.

                             SPECIAL MEETINGS OF STOCKHOLDERS
                   Devon                                         Ocean
As permitted by Delaware law, Devon's         As permitted by Delaware law, Ocean's bylaws
charter and bylaws provide that special       provide that special meetings of the
meetings of the stockholders may be called    stockholders may be called by the Chairman
by a resolution adopted by a majority of      of the Board, by the President or by a
Devon's board of directors or by its          majority of the board of directors. Ocean
Chairman of the Board or President (but not   stockholders do not have the ability to call
by its Chief Executive Officer), in either    a special meeting of the stockholders.
case with the concurrence of a majority of
its directors. Devon stockholders do not
have the ability to call a special meeting
of the stockholders.
                       VOTE ON EXTRAORDINARY CORPORATE TRANSACTIONS
                   Devon                                         Ocean
Under Delaware law, a sale or other           Ocean Stockholders are subject to the same
disposition of all or substantially all of a  Delaware law provision.
corporation's assets, a merger or
consolidation of a corporation with another
corporation or a dissolution of a
corporation requires the affirmative vote of
the corporation's board of directors (except
in limited circumstances) plus, with limited
exceptions, the affirmative vote of a
majority of the outstanding stock entitled
to vote on the transaction.
                                 INSPECTION OF DOCUMENTS
                   Devon                                         Ocean
Delaware law allows any stockholder the       Ocean stockholders are subject to the same
right to inspect for any proper purpose the   Delaware law provisions.
corporation's stock ledger, a list of its
stockholders and its other books and
records, and to make copies or extracts from
those documents. A proper purpose means a
purpose reasonably related to the person's
interest as a stockholder.
                               STATE ANTI-TAKEOVER STATUTES
                   Devon                                         Ocean
Delaware law generally prohibits public       Ocean stockholders are subject to the same
corporations from engaging in significant     Delaware law provisions.
business transactions, including mergers,
with a holder of 15% or more of the
corporation's stock for a period of three
years after the holder exceeds that
ownership level, unless:
- the board approves either the transaction
  in question or the acquisition of shares
  by the interested stockholder prior to the
  time the stockholder becomes an interested
  stockholder based on its direct or
  indirect ownership of 15% of the
  corporation's stock;
- when the interested stockholder exceeds
  the 15% threshold, it acquires at least
  85% of the outstanding shares not held by
  certain affiliates, such as pursuant to a
  tender offer; or
- the transaction is approved by the board
  of directors and the holders of at least
  two-thirds of the corporation's shares
  entitled to vote thereon, excluding the
  shares held by the interested stockholder,
  at a meeting of stockholders. Delaware law
  permits this vote to occur at or after the
  interested stockholder's share acquisition
  date.

                                 STOCKHOLDER RIGHTS PLAN
                   Devon                                         Ocean
Under Devon's stockholder rights plan, Devon  Under Ocean's stockholder rights plan, each
common stockholders have one right with       share of Ocean common stock has "attached"
respect to each share of Devon common stock   to it one preferred stock purchase right.
held. The certificates representing           Upon the occurrence of the earlier of the
outstanding shares of Devon common stock      following events, each right will entitle
also evidence one right for each share.       the holder to purchase, at half its market
Currently, the rights trade with the shares   value, additional shares of Ocean common
of Devon common stock. Upon the occurrence    stock:
of events generally associated with an
unsolicited takeover attempt of Devon or      - ten days after a public announcement that
transactions involving a change of control,     a person or group has acquired or obtained
the rights will be distributed, will become     the right to acquire beneficial ownership
exercisable and will be tradeable separately    of 10% or more of the outstanding shares
from Devon common stock. If a person or         of Ocean common stock; or
group becomes the beneficial owner of, or
commences a tender or exchange offer for,     - ten business days, or such later date as
15% or more of the voting shares of Devon,      may be determined by Ocean's board of
then each right would entitle the holders       directors, following the commencement of,
other than the acquiring person or group to     or the announcement of an intention to
purchase Devon common stock having a market     make, a tender offer or exchange offer
value equal to twice the applicable purchase    that would result in a person or group
price. The rights do not become exercisable     beneficially owning 10% or more of the
as a result of a stock acquisition by a         outstanding shares of Ocean common stock.
tender or exchange offer for all outstanding
shares of Devon common stock that is          The rights have some anti-takeover effects.
determined by the independent directors of    Because a person or group acquiring Ocean
Devon to be fair, not inadequate and          common stock in a manner that causes the
otherwise in the best interest of Devon and   rights to become exercisable is not entitled
its stockholders. The rights have some anti-  to exercise the rights that relate to its
takeover effects. They will cause             shares, such person or group's ownership of
substantial dilution to a person or group     Ocean common stock would be severely diluted
that attempts to acquire Devon in a manner    if the other stockholders exercise their
that causes the rights to become              rights. The rights may be redeemed by
exercisable. The rights may be redeemed by    Ocean's board of directors for $0.05 per
Devon's board of directors for $0.01 per      right. The terms of the rights plan may be
right. The terms of the rights plan may be    supplemented or amended by Ocean without the
amended by Devon's board of directors         approval of any holders of Ocean common
without the consent of the holders of the     stock or the rights. Ocean amended the
Devon common stock or the rights. The merger  rights plan on February 23, 2003 to exempt
agreement and the merger that it              the merger agreement and the merger that it
contemplates will not cause the rights to     contemplates from the application of the
become exercisable.                           rights plan.
                                   SPECIAL VOTING STOCK
                   Devon                                         Ocean
Devon's charter provides for one share of     Ocean does not have special voting stock.
special voting stock that is entitled to the
number of votes equal to the number of
exchangeable shares of Devon's subsidiary,
Northstar Energy Corporation, outstanding
from time to time that are held by persons
other than Devon or its subsidiaries.
                 NOTICE OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
                   Devon                                         Ocean
A Devon stockholder must give notice, in      An Ocean stockholder must give notice, in
proper form, of director nominations or       proper form, of director nominations and
proposals for each annual meeting to the      proposed business to be conducted at an
secretary between 90 and 120 days before the  annual meeting of stockholders to the
one-year anniversary of the last annual       secretary between 90 and 120 days prior to
meeting. If the date of the annual meeting    the meeting. If the date of the annual
is moved more than 30 days before or after    meeting is more than 30 days before or more
the anniversary date, a stockholder notice    than 70 days after the anniversary date, a
must be given to the secretary between 70     stockholder notice must be given to the
and 90 days prior to the date of the          secretary between 90 and 120 days prior to
meeting, or within 10 days after the public   the date of the meeting, or within 10 days
announcement of the date of the meeting, if   after the public announcement of the date of
later. For a special meeting called to elect  the meeting.
directors, a stockholder must give notice,
in proper form, of director nominations to
the secretary within 10 days after the
public announcement of the date of the
meeting.

                             ADDITIONAL INFORMATION

DEADLINE FOR FUTURE STOCKHOLDER PROPOSALS

     Whether or not the merger is completed as expected, Devon will hold an annual stockholder meeting in 2003. If the merger is not completed, Ocean will hold an annual stockholder meeting in 2003.


     The deadline for a Devon stockholder to submit a proposal for inclusion in Devon's proxy statement for the Devon 2003 annual stockholder meeting has passed, except that, if Devon's 2003 annual stockholder meeting is held after June 15, 2003, then the deadline is a reasonable time before Devon begins to print and mail its proxy materials. Under Devon's bylaws, the deadline for a Devon stockholder to submit a proposal for consideration at the Devon 2003 annual stockholder meeting also has passed, except that, if Devon's 2003 annual stockholder meeting is held after June 15, 2003, then Devon stockholders may submit proposals for consideration at that meeting not earlier than the 90th day prior to that meeting and not later than the close of business on the 70th day prior to that meeting or the 10th day following the day on which public announcement of the date of that meeting is first made.


     The deadline for an Ocean stockholder to submit a proposal for inclusion in Ocean's proxy statement for the Ocean 2003 annual stockholder meeting has also passed.

LEGAL MATTERS

     The validity of the securities to be issued in the merger will be passed upon for Devon by Mayer, Brown, Rowe & Maw. We expect that the opinions referred to in the discussion set forth in the "Material Federal Income Tax Considerations" section of this document will be provided to Devon by Mayer, Brown, Rowe & Maw and to Ocean by Vinson & Elkins L.L.P. Vinson & Elkins L.L.P. represents Devon from time to time in matters unrelated to the merger.

EXPERTS

     The consolidated financial statements of Ocean Energy, Inc. and its subsidiaries as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference into this document in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference into this document, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2002 consolidated financial statements refers to a change in the method of accounting for derivative financial instruments, effective January 1, 2001.

     Certain information with respect to Ocean's oil and gas reserves, estimates of which were prepared by Ocean's internal engineers and were reviewed by Miller and Lents, Ltd., independent petroleum engineers, has been included and incorporated into this document by reference on authority of that firm as experts with respect to such matters.

     The consolidated financial statements of Devon and its subsidiaries as of December 31, 2002, 2001 and 2000 and for each of the years then ended have been incorporated by reference into this document in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference into this document, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2002 consolidated financial statements refers to changes in the methods of accounting for derivative instruments and hedging activities, business combinations and goodwill.

     Certain information with respect to Devon's oil and gas reserves derived from the reports of Gilbert Laustsen Jung Associates Ltd., LaRoche Petroleum Consultants, Ltd., Ryder Scott Company, L.P., AJM Petroleum Consultants and Paddock Lindstrom & Associates, Ltd., independent consulting petroleum engineers, has been included and incorporated by reference into this document on the authority of those firms as experts with respect to matters covered by such reports and in giving such reports.

WHERE YOU CAN FIND MORE INFORMATION

     Devon has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 that registers the distribution of the shares of Devon common stock to be issued to Ocean stockholders in connection with the merger. That registration statement, including the attached exhibits and schedules, contains additional relevant information about Devon and Devon common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit some of the information included in the registration statement from this document.

     In addition, Devon and Ocean file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy that information at the Securities and Exchange Commission's public reference room at the following location:

                             Public Reference Room
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549
                                 1-800-732-0330

     You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Securities and Exchange Commission also maintains an Internet world wide website that contains reports, proxy statements and other information about issuers, including Devon and Ocean, that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

     The Securities and Exchange Commission allows Devon and Ocean to "incorporate by reference" information into this document. This means that Devon and Ocean can disclose important information by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document.

     This document incorporates by reference the documents listed below that Devon and Ocean have previously filed with the Securities and Exchange Commission. The documents contain important information about Devon and Ocean and their respective financial conditions.

DEVON'S FILINGS (FILE NO. 0-30176)                                  PERIOD
----------------------------------                                  ------
Annual Report on Form 10-K.............................  Year ended December 31, 2002
Current Reports on Form 8-K............................  Filed on:
                                                          - February 24, 2003
                                                          - February 7, 2003

     The description of Devon capital stock set forth in the registration statement on Form S-3 (Registration No. 333-50034) filed by Devon with the Securities and Exchange Commission on December 15, 2000, including any amendment or report filed with the Securities and Exchange Commission for the purpose of updating that description.

OCEAN'S FILINGS (FILE NO. 001-08094)                                PERIOD
------------------------------------                                ------
Annual Report on Form 10-K.............................  Year ended December 31, 2002
Current Report on Form 8-K.............................  Filed on:
                                                          - February 25, 2003

     The description of Ocean capital stock contained in the registration statement on Form 8-A/A (Registration No. 33-06444) filed by Ocean with the Securities and Exchange Commission on May 23, 2001, including any amendment or report filed with the Securities and Exchange Commission for the purpose of updating that description.

     Devon and Ocean also incorporate by reference additional documents that either company may file with the Securities and Exchange Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this document and the date of the Ocean and Devon stockholders' meetings. Those documents include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference into this document through Devon or Ocean, as the case may be, or from the Securities and Exchange Commission's website at http://www.sec.gov. Documents incorporated by reference are available from Devon and Ocean without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into this document. You may obtain documents incorporated by reference into this document by requesting them in writing or by telephone from the appropriate company as follows:

           Devon Energy Corporation                          Ocean Energy, Inc.
              20 North Broadway                        1001 Fannin Street, Suite 1600
        Attention: Investor Relations                  Attention: Investor Relations
      Oklahoma City, Oklahoma 73102-8260                 Houston, Texas 77002-6794
          Telephone: (405) 552-4570                      Telephone: (713) 265-6161


     If you would like to request documents incorporated by reference, please do so by April 18, 2003, to receive them before the meeting. Please be sure to include your complete name and address in your request. If you request any documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.


     Neither Devon nor Ocean has authorized anyone to give any information or make any representation about the merger, Devon or Ocean, that is different from, or in addition to, the information contained in this document or in any of the materials that we have incorporated into this document by reference. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.


Ocean's website is located at http://www.oceanenergy.com.



Devon's website is located at http://www.devonenergy.com.


TRANSFER AGENTS AND REGISTRARS

     Wachovia Bank is the transfer agent and registrar for Devon common stock. CIBC Mellon Trust Company is the Canadian co-registrar for Devon common stock and the transfer agent and registrar for Northstar exchangeable shares. In addition, CIBC Mellon Trust Company is the trustee under the voting and exchange trust agreement with respect to the Northstar exchangeable shares. The transfer agent for Ocean common stock is EquiServe Trust Company. You may write to or telephone the appropriate company as follows:

     DEVON COMMON STOCK AND NORTHSTAR EXCHANGEABLE SHARES             OCEAN COMMON STOCK
     ----------------------------------------------------             ------------------
Wachovia Bank, N.A.             CIBC Mellon Trust Company       EquiServe Trust Company, N.A.
1525 West W.T. Harris Blvd.,    P.O. Box 1036                   Client Administration
Building 3C, 3rd Floor          Adelaide Street Postal Station  P.O. Box 8029
Charlotte, NC 28262             Toronto, Ontario M5C 2K4        Boston, MA 02266-8029
800-829-8432                    (800) 387-0825                  (800) 733-5001
http://www.wachovia.com         http://www.cibcmellon.ca        http://www.equiserve.com

FORWARD-LOOKING STATEMENTS

     Devon and Ocean have made forward-looking statements in this document and in the documents incorporated by reference into this document, which are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of our managements and on the information currently available to them.

     Statements and calculations concerning oil, natural gas and NGL reserves and their present value also are forward-looking statements in that they reflect the determination, based on estimates and assumptions, that oil, natural gas and NGL reserves may be profitably exploited in the future. When used or referred to in this document or the documents incorporated by reference into this document, these forward-looking statements may be preceded by, followed by or otherwise include the words "believes," "expects," "anticipates," "intends," "plans," "estimates," "projects" or similar expressions, or statements that certain events or conditions "will" or "may" occur. Forward-looking statements in this document also include:


     - statements regarding Devon's expectation that the merger will be dilutive to its reserves per share, production per share and earnings per share and Ocean's expectation that the merger will be accretive to cash flows per share for Ocean stockholders;


     - statements relating to the cost savings that Devon and Ocean anticipate will result from the merger;

     - statements regarding other perceived benefits expected to result from the merger;

     - statements regarding the number and location of undrilled well locations and planned wells;

     - statements relating to future reserve replacement;

     - statements with respect to various actions to be taken or requirements to be met in connection with completing the merger or integrating Devon and Ocean; and

     - statements relating to revenue, income and operations of the combined company after the merger is completed.

     These forward-looking statements are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, including those discussed in the "Risk Factors" section of this document, could cause actual results to differ materially from those described in the forward-looking statements:

     - expected cost savings from the merger may not be fully realized;

     - revenue of the combined company following the merger may be lower than expected;

     - assumptions about energy markets, commodity prices, production levels, reserve levels, operating results, competitive conditions, technology, currency exchange rates, the weather, inflation, the availability of goods and services, drilling risks, future processing volumes, pipeline throughput, the availability of capital resources and capital expenditure obligations may prove to be incorrect;

     - changes may occur in the supply and demand for oil, natural gas, NGLs and the other products or services provided or consumed by our companies;

     - changes may occur in the price of oil, natural gas, NGLs and the other products or services provided or consumed by our companies;

     - costs or difficulties related to obtaining regulatory approvals for completing the merger and, following the merger, to the integration of the businesses of Devon and Ocean, may be greater than expected;

     - general economic conditions, either internationally or nationally or in the jurisdictions in which Devon or Ocean is doing business, may be less favorable than expected;

     - legislative or regulatory changes, including changes in environmental regulation, may adversely affect the businesses in which Devon and Ocean are engaged;

     - there may be environmental risks and liability under federal, state and foreign environmental laws and regulations; and

     - changes may occur in the securities or capital markets.

     Except for its ongoing obligations to disclose material information as required by the federal securities laws, neither Devon nor Ocean has any intention or obligation to update these forward-looking statements after it distributes this document.

                        COMMONLY USED OIL AND GAS TERMS

     The following are abbreviations and definitions of terms commonly used in the oil and gas industry and in this document:

     "Bbl" means one stock tank barrel, or 42 U.S. gallons liquid volume of oil or NGLs.

     "Bcf" means one billion cubic feet.

     "Boe" means barrel of oil equivalent, determined by using the ratio of one Bbl of oil or NGLs to six Mcf of natural gas.

     "gross acres" or "gross wells" means the total acres or number of wells in which a working interest is owned.

     "MBbls" means one thousand Bbls.

     "MBoe" means one thousand Boe.

     "Mcf" means one thousand cubic feet.

     "Mcfe" means one thousand cubic feet equivalent of natural gas, determined using the ratio of six Mcf of natural gas to one Bbl of oil or NGLs.

     "MMBbls" means one million Bbls.

     "MMBoe" means one million Boe.

     "MMcf" means one million cubic feet.

     "net acres" or "net wells" means the sum of the fractional working interests owned in gross acres or gross wells.

     "NGL" or "NGLs" means natural gas liquids.

     "oil" includes crude oil and condensate.

     "proved reserves" are the estimated quantities of crude oil, natural gas and NGLs that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made). Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based on future conditions.

     (1) Reservoirs are considered proved if economic producibility is supported by either actual production or a conclusive formation test. The area of a reservoir considered proved includes:

          (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and

          (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

     (2) Reserves that can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

     (3) Estimates of proved reserves do not include the following:

          (A) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves";

          (B) crude oil, natural gas and NGLs, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics or economic factors;

          (C) crude oil, natural gas and NGLs, that may occur in undrilled prospects; and

          (D) crude oil, natural gas and NGLs, that may be recovered from oil shales, coal, gilsonite and other such sources.

     "Tcfe" means one trillion cubic feet equivalent of natural gas, determined by using the ratio of six Mcf of natural gas to one Bbl of oil or NGLs.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma combined financial information shows the pro forma effect of the merger. The unaudited pro forma combined financial information includes a statement of operations for the year ended December 31, 2002, which assumes the merger occurred on January 1, 2002. The unaudited pro forma combined financial information also includes a balance sheet as of December 31, 2002, which assumes the merger occurred on that date.

     The unaudited pro forma combined financial information has been prepared to assist in your analysis of the financial effects of the merger. It is based on the historical financial statements of Devon and Ocean and should be read in conjunction with those historical financial statements and related notes, which are incorporated by reference into this document.

     The pro forma information is based on the estimates and assumptions set forth in the notes to such information. It is preliminary and is being furnished solely for information purposes. The pro forma information does not purport to represent what the financial position and the results of operations of the combined company would have actually been had the merger in fact occurred on the dates indicated, nor is it necessarily indicative of the results of operations or financial position that may occur in the future.

     The information was prepared based on the following:

     - Both Devon and Ocean use the full cost method of accounting for their oil and gas producing activities.

     - Devon acquired all the outstanding common shares of Mitchell Energy & Development Corp. on January 24, 2002. Devon's operating results for 2002 included in the unaudited pro forma statement of operations assume that the Mitchell acquisition occurred on January 1, 2002.

     - We have not reflected as an adjustment to the historical data annual cost savings of at least $50 million that Devon and Ocean expect to result from the merger.

     - Devon recognized net earnings from discontinued operations in 2002 of $45 million. This gain is not included in the summary unaudited pro forma combined statement of operations.

     No pro forma adjustments have been made with respect to the following unusual items. These items are reflected in the historical results of Devon and Ocean, as applicable, and should be considered in reading the pro forma results:

     - In the second quarter of 2002, Devon recognized a $651 million ($371 million after tax) reduction to the carrying value of its Canadian oil and gas properties pursuant to the full cost accounting ceiling rules.

     - In the third quarter of 2002, Ocean announced that it would discontinue current exploratory activities in Pakistan and on Block 10 offshore Angola. As a result, Ocean recognized an impairment in the amount of $76 million ($50 million after tax).

     - In the fourth quarter of 2002, Devon recognized a $205 million ($128 million after tax) expense related to the impairment of the value of 7.1 million shares of ChevronTexaco Corporation common stock owned by Devon. The impairment was related to Devon's determination that the decline in the value of the ChevronTexaco common stock was other than temporary, as such term is defined by accounting rules.

                       UNAUDITED PRO FORMA BALANCE SHEET
                            AS OF DECEMBER 31, 2002

                                                                              PRO FORMA      COMBINED
                                                     DEVON        OCEAN      ADJUSTMENTS      COMPANY
                                                   HISTORICAL   HISTORICAL    (NOTE 3)       PRO FORMA
                                                   ----------   ----------   -----------     ---------
                                                                      (IN MILLIONS)
                                                ASSETS
Current assets...................................   $ 1,064       $  415       $    --        $ 1,479
Property and equipment, net......................    10,852        3,404         1,686 (a)     15,942
Investment in common stock of ChevronTexaco
  Corporation....................................       472           --            --            472
Goodwill.........................................     3,555           --         1,276 (a)      4,831
Other assets.....................................       282           74           (24)(a)        332
                                                    -------       ------       -------        -------
     Total assets................................   $16,225       $$3,893      $ 2,938        $23,056
                                                    =======       ======       =======        =======

                                             LIABILITIES
Current liabilities..............................   $ 1,042       $  466       $   100 (a)    $ 1,608
Debentures exchangeable into shares of
  ChevronTexaco Corporation common stock.........       662           --            --            662
Other long-term debt.............................     6,900        1,443           177 (a)      8,520
Deferred revenue.................................        --           86            42 (a)        128
Other long-term liabilities......................       341          109           (18)(a)        432
Deferred income taxes............................     2,627          214           507 (a)      3,348
Preferred stock of subsidiary....................        --           --            73 (a)         73

                                         STOCKHOLDERS' EQUITY
Preferred stock..................................         1           --            --              1
Common stock.....................................        16           18             7 (a)         23
                                                                                   (18)(b)
Additional paid-in capital.......................     5,178        1,634         3,625 (a)      8,803
                                                                                (1,634)(b)
Retained earnings (accumulated deficit)..........       (84)           3            (3)(b)        (84)
Accumulated other comprehensive loss.............      (267)         (30)           30 (b)       (267)
Treasury stock...................................      (188)         (35)           35 (b)       (188)
Other............................................        (3)         (15)           15 (b)         (3)
                                                    -------       ------       -------        -------
     Total stockholders' equity..................     4,653        1,575         2,057          8,285
                                                    -------       ------       -------        -------
     Total liabilities and stockholders'
       equity....................................   $16,225       $3,893       $ 2,938        $23,056
                                                    =======       ======       =======        =======

        See notes to unaudited pro forma combined financial statements.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2002


                                                           DEVON PRO
                                                             FORMA
                                                             AFTER         OCEAN
                                                           MITCHELL      HISTORICAL     PRO FORMA    COMBINED
                                                          ACQUISITION   RECLASSIFIED   ADJUSTMENTS    COMPANY
                                                           (NOTE 6)       (NOTE 7)      (NOTE 3)     PRO FORMA
                                                          -----------   ------------   -----------   ---------
                                                                  (IN MILLIONS, EXCEPT PER SHARE DATA)
REVENUES
Oil sales...............................................    $  911         $  638         $  --       $1,549
Gas sales...............................................     2,155            500            --        2,655
NGL sales...............................................       280             24            --          304
Marketing and midstream revenues........................     1,069             --            --        1,069
                                                            ------         ------         -----       ------
    Total revenues......................................    $4,415         $1,162         $  --       $5,577
                                                            ------         ------         -----       ------
OPERATING COSTS AND EXPENSES
Lease operating expenses................................       625            210            --          835
Transportation costs....................................       157             33            --          190
Production taxes........................................       112             36            --          148
Marketing and midstream operating costs and expenses....       873             --            --          873
Depreciation, depletion and amortization expense........     1,230            370           211 (c)    1,811
General and administrative expenses.....................       224             97            --          321
Reduction of carrying value of oil and gas properties...       651             76            --          727
                                                            ------         ------         -----       ------
    Total operating costs and expenses..................     3,872            822           211        4,905
                                                            ------         ------         -----       ------
Earnings from operations................................       543            340          (211)         672
OTHER INCOME (EXPENSES)
Interest expense........................................      (534)           (73)           25 (d)     (582)
Dividends on subsidiary's preferred stock...............        --             --            (3)(e)       (3)
Effects of changes in foreign currency exchange rates...         1             --            --            1
Change in fair value of financial instruments...........        28             --            --           28
Impairment of ChevronTexaco Corporation common stock....      (205)            --            --         (205)
Other income (expense)..................................        34             (2)           --           32
                                                            ------         ------         -----       ------
    Net other expenses..................................      (676)           (75)           22         (729)
                                                            ------         ------         -----       ------
Earnings (loss) from continuing operations before income
  taxes.................................................      (133)           265          (189)         (57)
INCOME TAX EXPENSE (BENEFIT)
Current.................................................        23             24            --           47
Deferred................................................      (215)           106           (71)(f)     (180)
                                                            ------         ------         -----       ------
    Total income tax expense (benefit)..................      (192)           130           (71)        (133)
                                                            ------         ------         -----       ------
Earnings from continuing operations.....................        59            135          (118)          76
Less preferred stock dividends..........................        10              3            (3)(e)       10
                                                            ------         ------         -----       ------
Earnings from continuing operations applicable to common
  stockholders..........................................    $   49         $  132         $(115)      $   66
                                                            ======         ======         =====       ======
Earnings from continuing operations per share:
  Basic.................................................    $ 0.31         $ 0.76                     $ 0.29
  Diluted...............................................      0.31           0.74                       0.29
Weighted average common shares outstanding:
  Basic.................................................       157            174                        229
  Diluted...............................................       158            182                        232


        See notes to unaudited pro forma combined financial statements.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
                               DECEMBER 31, 2002

1.  BASIS OF PRESENTATION

     The accompanying unaudited pro forma balance sheet and statement of operations present the pro forma effects of the merger. The unaudited pro forma balance sheet is presented as though the merger occurred on December 31, 2002. The unaudited pro forma statement of operations is presented as though the merger occurred on January 1, 2002.

2.  METHOD OF ACCOUNTING FOR THE MERGER

     Devon will account for the merger using the purchase method of accounting for business combinations. Under that method of accounting, one of the combining companies -- in this case, Devon -- is deemed to be the acquiror for accounting purposes based on a number of factors determined in accordance with generally accepted accounting principles.

     The purchase method of accounting requires that Ocean's assets and liabilities assumed by Devon be revalued and recorded at their estimated "fair values." In the merger, Devon will issue 0.414 of a share of Devon common stock for each outstanding share of Ocean common stock. On a pro forma basis, assuming that the merger had occurred on December 31, 2002, this would have resulted in Devon issuing about 73 million shares of its common stock to Ocean stockholders, excluding (1) shares of Devon common stock that would have been issued had all of the Ocean stock options outstanding on that date been exercised on that date,
(2) shares of Devon common stock that would have been issued had all of the shares of Ocean convertible preferred stock outstanding on that date been converted into shares of Ocean common stock on that date, and (3) 43,884 shares of Devon common stock that would have been issued had Ocean issued prior to that date all of the 106,000 shares of Ocean common stock that it is permitted to issue between February 23, 2003 and the date on which the merger is completed pursuant to the terms of the merger agreement.

     The purchase price of Ocean's net assets will be based on the total value of the Devon common stock issued to the Ocean stockholders. The value of the Devon common stock issued is based on the average closing price of Devon's common stock for a period of two days before and after announcement of the merger. This average closing price equaled $48.05 per share.

3.  PRO FORMA ADJUSTMENTS RELATED TO THE MERGER

     The unaudited pro forma balance sheet includes the following adjustments:

     (a) This entry adjusts the historical book values of Ocean's assets and liabilities to their estimated fair values as of December 31, 2002. The calculation of the total purchase price and the preliminary allocation of this price to assets and liabilities are shown below.

                                                              (IN MILLIONS,
                                                               EXCEPT FOR
                                                              SHARE PRICE)
Calculation and preliminary allocation of purchase price:
  Shares of Devon common stock to be issued to Ocean
     stockholders...........................................         73
  Average Devon stock price.................................     $48.05
                                                                 ------
  Fair value of common stock to be issued...................      3,507
  Plus estimated merger costs to be incurred................        100
  Plus fair value of Ocean convertible preferred stock to be
     assumed by a Devon subsidiary..........................         73
  Plus fair value of Ocean employee stock options to be
     assumed by Devon.......................................        125
                                                                 ------
          Total purchase price..............................      3,805
Plus fair value of liabilities to be assumed by Devon:
  Current liabilities.......................................        466
  Long-term debt............................................      1,620
  Deferred revenue..........................................        128
  Other noncurrent liabilities..............................         91
  Deferred income tax liabilities...........................        721
                                                                 ------
          Total purchase price plus liabilities assumed.....     $6,831
                                                                 ======
Fair value of Ocean's assets:
  Current assets............................................     $  415
  Proved oil and gas properties.............................      4,100
  Unproved oil and gas properties...........................        908
  Other property and equipment..............................         82
  Other noncurrent assets...................................         50
  Goodwill..................................................      1,276
                                                                 ------
          Total fair value of Ocean's assets................     $6,831
                                                                 ======

     The total purchase price includes the value of the Devon common stock to be issued to Ocean stockholders in the merger. The total purchase price also includes:

     - $100 million of estimated merger costs. These costs include investment banking expenses, severance, legal and accounting fees, printing expenses and other merger-related costs. These costs have been added to current liabilities in the unaudited pro forma balance sheet.

     - $125 million of Devon employee stock options to be issued in exchange for existing Ocean employee stock options. The value of these options is added to additional paid-in capital in the unaudited pro forma balance sheet.

     - $73 million for the fair value of Ocean's convertible preferred stock. On a pro forma basis as of December 31, 2002, this preferred stock, which has an annual dividend of 6.5% on a $50 million face value, would be convertible into approximately 1.4 million shares of Devon common stock. Because this preferred stock will be part of the equity of a subsidiary of the combined company, the fair value is included outside of the combined company's pro forma stockholders' equity.

     The purchase price allocation is preliminary and is subject to change due to several factors, including: (1) changes in the fair values of Ocean's assets and liabilities as of the effective time of the merger; (2) the actual merger costs incurred; (3) the number of Ocean shares and stock options outstanding as of the effective time of the merger; and (4) changes in Devon's valuation estimates that may be made between now and the effective time of the merger. These changes will not be known until after the effective time of the merger. However, Devon does not believe that the final purchase price allocation will differ materially from the estimated allocation presented herein.

     (b) This adjustment includes an $18 million reduction of common stock, a $1.6 billion reduction of additional paid-in capital, a $3 million reduction of retained earnings, a $30 million reduction of accumulated other comprehensive loss, a $35 million reduction of treasury stock and a $15 million reduction of other stockholders' equity. These adjustments eliminate the historical book value of Ocean's stockholders' equity.

     The unaudited pro forma statement of operations includes the following adjustments:

     (c) This adjustment revises Ocean's historical depreciation, depletion and amortization expense to reflect the adjustment of Ocean's assets from historical book value to fair value. For the combined companies' oil and gas producing properties, pro forma depreciation, depletion and amortization expense was calculated using the equivalent units-of-production method. Ocean's proved oil, gas and NGLs reserves, divided by its annualized production for 2002, yields an estimated reserve life of approximately nine years.

     (d) This adjustment reduces interest expense, net of capitalized interest, for the effect of valuing Ocean's assets and long-term debt at estimated fair value.

     (e) This adjustment reclassifies the approximately $3 million of Ocean's preferred stock dividends. After the merger, this preferred stock will be part of the equity of a subsidiary of the combined company. Therefore, dividends paid on the preferred stock will be included as an expense of the combined company, similar to interest expense, as opposed to a direct reduction of stockholders' equity.

     (f) This adjustment records the income tax impact of the depreciation, depletion, amortization and interest expense pro forma adjustments at an effective tax rate of approximately 38%.

4.  COMMON SHARES OUTSTANDING

     Net earnings per average common share outstanding for the year ended December 31, 2002 have been calculated based on the pro forma weighted average number of shares outstanding as follows:

                                                              (IN MILLIONS)
Basic:
  Devon's weighted average common shares outstanding........       155
  Pro forma increase assuming Mitchell acquisition occurred
     January 1, 2002........................................         2
  Ocean's basic shares outstanding multiplied by 0.414
     exchange ratio.........................................        72
                                                                   ---
  Pro forma weighted average Devon shares outstanding.......       229
                                                                   ===
Diluted:
  Devon's weighted average common shares outstanding........       156
  Pro forma increase assuming Mitchell acquisition occurred
     January 1, 2002........................................         2
  Ocean's diluted shares outstanding multiplied by 0.414
     exchange ratio.........................................        74
                                                                   ---
  Pro forma weighted average Devon shares outstanding.......       232
                                                                   ===

The diluted shares outstanding do not include the following:
  Shares issuable upon conversion of Devon convertible debt
     securities.............................................        4
  Shares issuable upon conversion of Ocean convertible
     preferred stock to be assumed by a Devon subsidiary....        2
  Employee stock options with an exercise price greater than
     average market price of the common stock...............        7
                                                                   --
     Total..................................................       13
                                                                   ==

     The above potentially issuable shares are excluded from the diluted shares outstanding because their inclusion would be anti-dilutive.

     Pro forma shares of Devon common stock outstanding at December 31, 2002, assuming the merger occurred at that date, are as follows:

                                                              (IN MILLIONS)
Devon's common shares outstanding...........................       157
Ocean's common shares outstanding multiplied by 0.414
  exchange ratio............................................        73
                                                                   ---
Pro forma Devon common shares outstanding...................       230
                                                                   ===

5.  GOODWILL

     The preliminary allocation of the purchase price includes approximately $1.3 billion of goodwill. Approximately $721 million of this total is related to deferred income tax liabilities to be recorded due to the non-taxable nature of the merger.

     In July 2001, the Financial Accounting Standards Board issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. As a result of these two pronouncements, goodwill recorded in connection with business combinations completed after June 30, 2001 is not amortized but, instead, is tested for impairment at least annually. Accordingly, the accompanying unaudited pro forma statement of operations includes no amortization of the goodwill to be recorded in the merger.

     As indicated in Note 3, the allocation of the purchase price presented therein is preliminary. At the effective time of the merger, or shortly thereafter, Devon will finalize the purchase price allocation. Prior to that time, Devon may determine that there are intangible assets acquired in the merger separate and apart from goodwill. To the extent that such intangible assets, if any, have definite useful lives, the value assigned to those intangible assets would be amortized over such lives. Although the amount allocated to such intangible assets, if any, will not be known until the effective time of the merger, Devon does not believe that any such value, or the related amortization, would have a material effect on the unaudited pro forma financial information presented herein.

6.  DEVON PRO FORMA RESULTS OF OPERATIONS

     Devon's pro forma results of operations included in the accompanying unaudited pro forma statement of operations include the effect of Devon's acquisition of Mitchell, which was completed on January 24, 2002. Devon's actual results for the year 2002 and its pro forma results assuming the Mitchell acquisition occurred on January 1, 2002 are not materially different. Information concerning the pro forma effects on Devon's 2002 results from the Mitchell acquisition are included in the notes to Devon's consolidated financial statements that are incorporated by reference into this document.

7.  OCEAN HISTORICAL AND RECLASSIFIED BALANCES

     Devon and Ocean present certain revenues and expenses differently in their respective consolidated financial statements. To make the unaudited pro forma financial information consistent, we have reclassified certain of Ocean's 2002 reported balances of revenues and expenses to conform presentation.

The historical and reclassified amounts for the year ended December 31, 2002 are presented in the following table.

                                                                                  OCEAN HISTORICAL
                                           OCEAN HISTORICAL   RECLASSIFICATIONS     RECLASSIFIED
                                           ----------------   -----------------   ----------------
                                                                (IN MILLIONS)
Revenues
  Revenues...............................       $1,162             $(1,162)            $   --
  Oil sales..............................           --                 638                638
  Gas sales..............................           --                 500                500
  NGL sales..............................           --                  24                 24
                                                ------             -------             ------
     Total revenues......................        1,162                  --              1,162
                                                ------             -------             ------
Production and operating costs and
  expenses
  Lease operating expenses...............          312                (102)               210
  Transportation costs...................           --                  33                 33
  Production taxes.......................           --                  36                 36
  DD&A...................................          370                  --                370
  G&A....................................           64                  33                 97
  Writedowns.............................           76                  --                 76
                                                ------             -------             ------
     Total costs and expenses............          822                  --                822
                                                ------             -------             ------
Earnings from operations.................          340                  --                340
Other income (expenses)
  Interest expense.......................          (61)                (12)               (73)
  Debt repurchase expense................          (12)                 12                 --
  Other income...........................           (2)                 --                 (2)
                                                ------             -------             ------
     Net other expenses..................          (75)                 --                (75)
                                                ------             -------             ------
Income tax expense
  Current................................           24                  --                 24
  Deferred...............................          106                  --                106
                                                ------             -------             ------
     Total income tax expense............          130                  --                130
                                                ------             -------             ------
Net earnings.............................       $  135             $    --             $  135
                                                ======             =======             ======

8.  ADOPTION OF NEW ACCOUNTING STANDARD

     In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires liability recognition for retirement obligations associated with tangible long-lived assets, such as producing well sites, offshore production platforms, and natural gas processing plants. The obligations included within the scope of SFAS No. 143 are those for which a company faces a legal obligation for settlement. The initial measurement of the asset retirement obligation is to be the discounted present fair value, defined as the price that an entity would have to pay a willing third party of comparable credit standing to assume the liability in a current transaction other than in a forced or liquidation sale.

     The asset retirement cost equal to the discounted fair value of the retirement obligation is to be capitalized as part of the cost of the related long-lived asset and allocated to expense using a systematic and rational method.

     Devon will adopt SFAS No. 143 effective January 1, 2003 using a cumulative effect approach to recognize transition amounts for asset retirement obligations, asset retirement costs and accumulated depreciation.

     Devon and Ocean previously estimated costs of dismantlement, removal, site reclamation, and other similar activities in the total costs that are subject to depreciation, depletion, and amortization. However, they did not record a separate asset or liability for such amounts.

     On a pro forma basis, assuming the merger was completed on January 1, 2003, the pro forma balance sheet of the combined company would include an increase to stockholders' equity of between $23 million and $43 million, an increase to net property and equipment of between $556 million and $636 million, the establishment of an asset retirement obligation liability of between $519 million and $569 million, and an increase to deferred tax liabilities of between $14 million and $24 million.

9.  SUPPLEMENTAL PRO FORMA INFORMATION ON OIL AND GAS OPERATIONS

     The following pro forma supplemental information regarding oil and gas operations is presented pursuant to the disclosure requirements of Statement of Financial Accounting Standards No. 69, Disclosures About Oil and Gas Producing Activities.

  PRO FORMA COSTS INCURRED

     The following tables reflect the costs incurred in oil and gas producing property acquisition, exploration and development activities of Devon, Ocean and the combined company on a pro forma basis for the year ended December 31, 2002.

                                          TOTAL                         DOMESTIC
                               ----------------------------   ----------------------------
                                 DEVON                          DEVON
                               PRO FORMA   OCEAN   COMBINED   PRO FORMA   OCEAN   COMBINED
                               ---------   -----   --------   ---------   -----   --------
Property acquisition costs:
  Proved.....................   $1,538     $  6     $1,544     $1,536     $  6     $1,542
  Unproved...................      703       68        771        666       52        718
Exploration costs............      383      256        639        161      191        352
Development costs............    1,140      424      1,564        808      265      1,073

                                          CANADA                     INTERNATIONAL
                               ----------------------------   ----------------------------
                                 DEVON                          DEVON
                               PRO FORMA   OCEAN   COMBINED   PRO FORMA   OCEAN   COMBINED
                               ---------   -----   --------   ---------   -----   --------
Property acquisition costs:
  Proved.....................    $  2      $ --      $  2       $ --      $ --      $ --
  Unproved...................      28        --        28          9        16        25
Exploration costs............     207        --       207         15        65        80
Development costs............     299        --       299         33       159       192

     Substantially all of the approximately $2.2 billion of domestic property acquisition costs shown in the above table for "Devon Pro Forma" relate to Devon's January 24, 2002 acquisition of Mitchell.

  PRO FORMA QUANTITIES OF OIL AND GAS RESERVES

     The following tables set forth the changes in the net quantities of oil, natural gas and NGLs reserves of Devon, Ocean and the combined company on a pro forma basis for the year ended December 31, 2002.

                                            TOTAL OIL (MMBBLS)           DOMESTIC OIL (MMBBLS)
                                       ----------------------------   ----------------------------
                                         DEVON                          DEVON
                                       PRO FORMA   OCEAN   COMBINED   PRO FORMA   OCEAN   COMBINED
                                       ---------   -----   --------   ---------   -----   --------
Proved reserves as of December 31,
  2001...............................     527       289      816         191       100      291
Acquisition of Mitchell..............      11        --       11          11        --       11
                                          ---       ---      ---         ---       ---      ---
Proved reserves as of December 31,
  2001...............................     538       289      827         202       100      302
  Revisions of estimates.............     (10)       (5)     (15)          8         9       17
  Extensions and discoveries.........      36        26       62          10        12       22
  Purchase of reserves...............       2         1        3           1         1        2
  Production.........................     (42)      (28)     (70)        (24)      (10)     (34)
  Sale of reserves...................     (80)       (5)     (85)        (50)       (5)     (55)
                                          ---       ---      ---         ---       ---      ---
Proved reserves as of December 31,
  2002...............................     444       278      722         147       107      254
                                          ===       ===      ===         ===       ===      ===
Proved developed reserves as of:
  December 31, 2001..................     307       129      436         176        60      236
  December 31, 2002..................     260       140      400         135        68      203

                                              CANADA OIL (MMBBLS)         INTERNATIONAL OIL (MMBBLS)
                                          ----------------------------   ----------------------------
                                            DEVON                          DEVON
                                          PRO FORMA   OCEAN   COMBINED   PRO FORMA   OCEAN   COMBINED
                                          ---------   -----   --------   ---------   -----   --------
Proved reserves as of December 31,
  2001..................................     166        --      166         170       189      359
  Revisions of estimates................       2        --        2         (20)      (14)     (34)
  Extensions and discoveries............      26        --       26          --        14       14
  Purchase of reserves..................       1        --        1          --        --       --
  Production............................     (16)       --      (16)         (2)      (18)     (20)
  Sale of reserves......................     (30)       --      (30)         --        --       --
                                             ---      ----      ---         ---       ---      ---
Proved reserves as of December 31,
  2002..................................     149        --      149         148       171      319
                                             ===      ====      ===         ===       ===      ===
Proved developed reserves as of:
  December 31, 2001.....................     124        --      124           7        69       76
  December 31, 2002.....................     119        --      119           6        72       78

                                                TOTAL GAS (BCF)               DOMESTIC GAS (BCF)
                                          ----------------------------   ----------------------------
                                          DEVON PRO                      DEVON PRO
                                            FORMA     OCEAN   COMBINED     FORMA     OCEAN   COMBINED
                                          ---------   -----   --------   ---------   -----   --------
Proved reserves as of December 31,
  2001..................................    5,024     1,776    6,800       2,399     1,578    3,977
Acquisition of Mitchell.................    1,729        --    1,729       1,729        --    1,729
                                            -----     -----    -----       -----     -----    -----
Proved reserves as of December 31,
  2001..................................    6,753     1,776    8,529       4,128     1,578    5,706
  Revisions of estimates................      (81)      (13)     (94)         26         4       30
  Extensions and discoveries............      570       217      787         344       217      561
  Purchase of reserves..................        4         7       11           3         7       10
  Production............................     (771)     (156)    (927)       (492)     (145)    (637)
  Sale of reserves......................     (639)      (52)    (691)       (457)      (52)    (509)
                                            -----     -----    -----       -----     -----    -----
Proved reserves as of December 31,
  2002..................................    5,836     1,779    7,615       3,552     1,609    5,161
                                            =====     =====    =====       =====     =====    =====
Proved developed reserves as of:
  December 31, 2001.....................    4,882     1,207    6,089       2,959     1,106    4,065
  December 31, 2002.....................    4,618     1,140    5,758       2,802     1,046    3,848

                                                CANADA GAS (BCF)           INTERNATIONAL GAS (BCF)
                                          ----------------------------   ----------------------------
                                            DEVON                          DEVON
                                          PRO FORMA   OCEAN   COMBINED   PRO FORMA   OCEAN   COMBINED
                                          ---------   -----   --------   ---------   -----   --------
Proved reserves as of December 31,
  2001..................................    2,625       --     2,625         --       198      198
  Revisions of estimates................     (107)      --      (107)        --       (17)     (17)
  Extensions and discoveries............      226       --       226         --        --       --
  Purchase of reserves..................        1       --         1         --        --       --
  Production............................     (279)      --      (279)        --       (11)     (11)
  Sale of reserves......................     (182)      --      (182)        --        --       --
                                            -----     ----     -----       ----       ---      ---
Proved reserves as of December 31,
  2002..................................    2,284       --     2,284         --       170      170
                                            =====     ====     =====       ====       ===      ===
Proved developed reserves as of:
  December 31, 2001.....................    1,923       --     1,923         --       101      101
  December 31, 2002.....................    1,816       --     1,816         --        94       94

                                                 TOTAL NGL (MMBBLS)           DOMESTIC NGL (MMBBLS)
                                            ----------------------------   ----------------------------
                                              DEVON                          DEVON
                                            PRO FORMA   OCEAN   COMBINED   PRO FORMA   OCEAN   COMBINED
                                            ---------   -----   --------   ---------   -----   --------
Proved reserves as of December 31, 2001...     108       16       124          52       16        68
Acquisition of Mitchell...................     106       --       106         106       --       106
                                               ---       --       ---         ---       --       ---
Proved reserves as of December 31, 2001...     214       16       230         158       16       174
     Revisions of estimates...............      --        2         2           2        2         4
     Extensions and discoveries...........      11        3        14           6        3         9
     Purchase of reserves.................      --       --        --          --       --        --
     Production...........................     (20)      (2)      (22)        (15)      (2)      (17)
     Sale of reserves.....................     (13)      --       (13)         (5)      --        (5)
                                               ---       --       ---         ---       --       ---
Proved reserves as of December 31, 2002...     192       19       211         146       19       165
                                               ===       ==       ===         ===       ==       ===
Proved developed reserves as of:
     December 31, 2001....................     138       14       152          98       14       112
     December 31, 2002....................     150       12       162         117       12       129

                                                               CANADA NGL (MMBBLS)
                                                           ----------------------------
                                                             DEVON
                                                           PRO FORMA   OCEAN   COMBINED
                                                           ---------   -----   --------
Proved reserves as of December 31, 2001..................     56         --       56
  Revisions of estimates.................................     (2)        --       (2)
  Extensions and discoveries.............................      5         --        5
  Purchase of reserves...................................     --         --       --
  Production.............................................     (5)        --       (5)
  Sale of reserves.......................................     (8)        --       (8)
                                                              --       ----       --
Proved reserves as of December 31, 2002..................     46         --       46
                                                              ==       ====       ==
Proved developed reserves as of:.........................
  December 31, 2001......................................     40         --       40
  December 31, 2002......................................     33         --       33

     The combined company's pro forma international reserves total 347 MMBoe as of December 31, 2002. Of this amount, approximately 314 MMBoe are attributable to production sharing contracts with various foreign governments.

  PRO FORMA STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

     The following tables set forth the standardized measure of discounted future net cash flows relating to proved oil, natural gas and NGL reserves for Devon, Ocean and the combined company on a pro forma basis as of December 31, 2002.

                                       TOTAL                         DOMESTIC
                            ----------------------------   ----------------------------
                             DEVON     OCEAN    COMBINED    DEVON     OCEAN    COMBINED
                            -------   -------   --------   -------   -------   --------
                                   (IN MILLIONS)                  (IN MILLIONS)
Future cash inflows.......  $38,399   $16,210   $ 54,609   $20,571   $11,029   $31,600
Future costs:
  Development.............   (2,053)   (1,626)    (3,679)   (1,122)   (1,111)   (2,233)
  Production..............   (9,076)   (4,109)   (13,185)   (5,871)   (2,744)   (8,615)
Future income tax
  expense.................   (8,737)   (2,761)   (11,498)   (3,911)   (1,810)   (5,721)
                            -------   -------   --------   -------   -------   -------
Future net cash flows.....   18,533     7,714     26,247     9,667     5,364    15,031
10% discount..............   (8,168)   (3,006)   (11,174)   (4,157)   (2,104)   (6,261)
                            -------   -------   --------   -------   -------   -------
Standardized measure......  $10,365   $ 4,708   $ 15,073   $ 5,510   $ 3,260   $ 8,770
                            =======   =======   ========   =======   =======   =======

                                       CANADA                     INTERNATIONAL
                            ----------------------------   ----------------------------
                             DEVON     OCEAN    COMBINED    DEVON     OCEAN    COMBINED
                            -------   -------   --------   -------   -------   --------
                                   (IN MILLIONS)                  (IN MILLIONS)
Future cash inflows.......  $13,799   $    --   $ 13,799   $ 4,029   $ 5,181   $ 9,210
Future costs:                              --
  Development.............     (633)       --       (633)     (298)     (515)     (813)
  Production..............   (2,600)       --     (2,600)     (605)   (1,365)   (1,970)
Future income tax
  expense.................   (3,999)       --     (3,999)     (827)     (951)   (1,778)
                            -------   -------   --------   -------   -------   -------
Future net cash flows.....    6,567        --      6,567     2,299     2,350     4,649
10% discount..............   (2,677)       --     (2,677)   (1,334)     (902)   (2,236)
                            -------   -------   --------   -------   -------   -------
Standardized measure......  $ 3,890   $    --   $  3,890   $   965   $ 1,448   $ 2,413
                            =======   =======   ========   =======   =======   =======

     Future cash inflows are computed by applying year-end prices to the year-end quantities of proved reserves, except in those instances where fixed and determinable price changes are provided by contractual arrangements in existence at year-end. These year-end prices are adjusted for transportation and other charges and for geographic differentials. The December 31, 2002 NYMEX oil price and Henry Hub gas price, upon which the combined company's actual net prices were based before relevant adjustments, were $31.20 per barrel and $4.74 per Mcf, respectively.

  PRO FORMA CHANGES RELATING TO THE STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

     The following table includes the components of the changes in the standardized measure of discounted future net cash flows of Devon, Ocean and the combined company on a pro forma basis for the year ended December 31, 2002.

                                                         DEVON PRO
                                                           FORMA      OCEAN    COMBINED
                                                         ---------   -------   --------
                                                                 (IN MILLIONS)
Balance as of December 31, 2001........................   $ 5,015    $ 2,769   $ 7,784
Acquisition of Mitchell................................       871         --       871
                                                          -------    -------   -------
Balance as of December 31, 2001........................     5,886      2,769     8,655
Sales of oil, gas and NGLs, net of production costs....    (2,402)      (850)   (3,252)
Net changes in prices and production costs.............     9,122      3,045    12,167
Extensions, discoveries, and improved recovery, net of
  future development costs.............................     1,471        545     2,016
Purchase of reserves, net of future development
  costs................................................        17          6        23
Development costs incurred during the period which
  reduced future development costs.....................       175        424       599
Revisions of quantity estimates........................       (61)       (39)     (100)
Sales of reserves in place.............................    (1,879)       (74)   (1,953)
Accretion of discount..................................       692        277       969
Net change in income taxes.............................    (2,673)    (1,612)   (4,285)
Other, primarily changes in timing.....................        17        217       234
                                                          -------    -------   -------
Balance as of December 31, 2002........................   $10,365    $ 4,708   $15,073
                                                          =======    =======   =======

                                                                           ANNEX
A
                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           DEVON ENERGY CORPORATION,

                            DEVON NEWCO CORPORATION

                                      AND

                               OCEAN ENERGY, INC.

                         DATED AS OF FEBRUARY 23, 2003

                          AGREEMENT AND PLAN OF MERGER

                               TABLE OF CONTENTS


                                                                             PAGE
                                                                             ----
ARTICLE 1      THE MERGER..................................................   A-5
  SECTION 1.1  THE MERGER..................................................   A-5
  SECTION 1.2  THE CLOSING.................................................   A-5
  SECTION 1.3  EFFECTIVE TIME..............................................   A-5
  SECTION 1.4  CERTIFICATE OF INCORPORATION................................   A-5
  SECTION 1.5  BYLAWS......................................................   A-6
  SECTION 1.6  BOARD OF DIRECTORS OF SURVIVING CORPORATION.................   A-6
  SECTION 1.7  BOARD OF DIRECTORS OF PARENT................................   A-6
  SECTION 1.8  EXECUTIVE OFFICERS OF PARENT................................   A-6


ARTICLE 2      CONVERSION OF COMPANY SHARES................................   A-7
  SECTION 2.1  EFFECT ON CAPITAL STOCK.....................................   A-7
  SECTION 2.2  EXCHANGE OF CERTIFICATES FOR SHARES.........................   A-7
  SECTION 2.3  APPRAISAL RIGHTS............................................  A-10
  SECTION 2.4  ADJUSTMENTS.................................................  A-10


ARTICLE 3      REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............  A-10
  SECTION 3.1  EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY...............  A-10
  SECTION 3.2  AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS............  A-11
  SECTION 3.3  CAPITALIZATION..............................................  A-11
  SECTION 3.4  SIGNIFICANT SUBSIDIARIES....................................  A-11
  SECTION 3.5  NO VIOLATION................................................  A-12
  SECTION 3.6  NO CONFLICT.................................................  A-12
  SECTION 3.7  SEC DOCUMENTS...............................................  A-13
  SECTION 3.8  LITIGATION AND LIABILITIES..................................  A-13
  SECTION 3.9  ABSENCE OF CERTAIN CHANGES..................................  A-13
  SECTION      TAXES.......................................................
     3.10                                                                    A-14
  SECTION      EMPLOYEE BENEFIT PLANS......................................
     3.11                                                                    A-15
  SECTION      LABOR MATTERS...............................................
     3.12                                                                    A-16
  SECTION      ENVIRONMENTAL MATTERS.......................................
     3.13                                                                    A-16
  SECTION      INTELLECTUAL PROPERTY.......................................
     3.14                                                                    A-18
  SECTION      TITLE TO PROPERTIES.........................................
     3.15                                                                    A-18
  SECTION      INSURANCE...................................................
     3.16                                                                    A-18
  SECTION      NO BROKERS..................................................
     3.17                                                                    A-18
  SECTION      OPINION OF FINANCIAL ADVISOR................................
     3.18                                                                    A-19
  SECTION      CONTRACTS; DEBT INSTRUMENTS.................................
     3.19                                                                    A-19
  SECTION      VOTE REQUIRED...............................................
     3.20                                                                    A-20
  SECTION      CERTAIN APPROVALS...........................................
     3.21                                                                    A-20
  SECTION      CERTAIN CONTRACTS...........................................
     3.22                                                                    A-20
  SECTION      RIGHTS AGREEMENT............................................
     3.23                                                                    A-20


ARTICLE 4      REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.....  A-20
  SECTION 4.1  EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY...............  A-20

                                                                             PAGE
                                                                             ----
  SECTION 4.2  AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS............  A-21
  SECTION 4.3  CAPITALIZATION..............................................  A-21
  SECTION 4.4  SIGNIFICANT SUBSIDIARIES....................................  A-22
  SECTION 4.5  NO VIOLATION................................................  A-22
  SECTION 4.6  NO CONFLICT.................................................  A-22
  SECTION 4.7  SEC DOCUMENTS...............................................  A-23
  SECTION 4.8  LITIGATION AND LIABILITIES..................................  A-23
  SECTION 4.9  ABSENCE OF CERTAIN CHANGES..................................  A-24
  SECTION      TAXES.......................................................
     4.10                                                                    A-24
  SECTION      EMPLOYEE BENEFIT PLANS......................................
     4.11                                                                    A-25
  SECTION      LABOR MATTERS...............................................
     4.12                                                                    A-26
  SECTION      ENVIRONMENTAL MATTERS.......................................
     4.13                                                                    A-26
  SECTION      INTELLECTUAL PROPERTY.......................................
     4.14                                                                    A-27
  SECTION      TITLE TO PROPERTIES.........................................
     4.15                                                                    A-28
  SECTION      INSURANCE...................................................
     4.16                                                                    A-28
  SECTION      NO BROKERS..................................................
     4.17                                                                    A-28
  SECTION      OPINION OF FINANCIAL ADVISOR................................
     4.18                                                                    A-28
  SECTION      CONTRACTS; DEBT INSTRUMENTS.................................
     4.19                                                                    A-28
  SECTION      VOTE REQUIRED...............................................
     4.20                                                                    A-29
  SECTION      CERTAIN CONTRACTS...........................................
     4.21                                                                    A-29
  SECTION      RIGHTS AGREEMENT............................................
     4.22                                                                    A-29


ARTICLE 5      COVENANTS...................................................  A-30
  SECTION 5.1  CONDUCT OF BUSINESS.........................................  A-30
  SECTION 5.2  NO SOLICITATION BY THE COMPANY..............................  A-34
  SECTION 5.3  NO SOLICITATION BY PARENT...................................  A-35
  SECTION 5.4  MEETINGS OF STOCKHOLDERS....................................  A-36
  SECTION 5.5  FILINGS; REASONABLE BEST EFFORTS............................  A-38
  SECTION 5.6  INSPECTION..................................................  A-39
  SECTION 5.7  PUBLICITY...................................................  A-39
  SECTION 5.8  REGISTRATION STATEMENT......................................  A-39
  SECTION 5.9  LISTING APPLICATION.........................................  A-40
  SECTION      INTENTIONALLY OMITTED.......................................
     5.10                                                                    A-40
  SECTION      AGREEMENTS OF AFFILIATES....................................
     5.11                                                                    A-40
  SECTION      EXPENSES....................................................
     5.12                                                                    A-40
  SECTION      INDEMNIFICATION AND INSURANCE...............................
     5.13                                                                    A-40
  SECTION      EMPLOYEE BENEFITS...........................................
     5.14                                                                    A-41
  SECTION      REORGANIZATION..............................................
     5.15                                                                    A-44
  SECTION      DIVIDENDS...................................................
     5.16                                                                    A-44


ARTICLE 6      CONDITIONS..................................................  A-44
  SECTION 6.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
               MERGER......................................................  A-44
  SECTION 6.2  CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE
               MERGER......................................................  A-45

                                                                             PAGE
                                                                             ----
  SECTION 6.3  CONDITIONS TO OBLIGATION OF PARENT TO EFFECT THE MERGER.....  A-45


ARTICLE 7      TERMINATION.................................................  A-46
  SECTION 7.1  TERMINATION BY MUTUAL CONSENT...............................  A-46
  SECTION 7.2  TERMINATION BY PARENT OR THE COMPANY........................  A-46
  SECTION 7.3  TERMINATION BY THE COMPANY..................................  A-47
  SECTION 7.4  TERMINATION BY PARENT.......................................  A-47
  SECTION 7.5  EFFECT OF TERMINATION.......................................  A-48
  SECTION 7.6  EFFECT OF VOTE..............................................  A-50


ARTICLE 8      GENERAL PROVISIONS..........................................  A-50
  SECTION 8.1  SURVIVAL....................................................  A-50
  SECTION 8.2  NOTICES.....................................................  A-50
  SECTION 8.3  ASSIGNMENT; BINDING EFFECT; BENEFIT.........................  A-51
  SECTION 8.4  ENTIRE AGREEMENT............................................  A-51
  SECTION 8.5  AMENDMENTS..................................................  A-52
  SECTION 8.6  GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL...........  A-52
  SECTION 8.7  COUNTERPARTS................................................  A-52
  SECTION 8.8  HEADINGS....................................................  A-52
  SECTION 8.9  INTERPRETATION..............................................  A-52
  SECTION      WAIVERS.....................................................
     8.10                                                                    A-53
  SECTION      SEVERABILITY................................................
     8.11                                                                    A-53
  SECTION      ENFORCEMENT OF AGREEMENT; LIMITATION ON DAMAGES.............
     8.12                                                                    A-53
  SECTION      OBLIGATION OF MERGER SUB....................................
     8.13                                                                    A-53
  SECTION      EXTENSION; WAIVER...........................................
     8.14                                                                    A-53

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 23, 2003, is among Devon Energy Corporation, a Delaware corporation ("Parent"), Devon NewCo Corporation, a Delaware corporation and a direct and wholly owned subsidiary of Parent ("Merger Sub"), and Ocean Energy, Inc., a Delaware corporation (the "Company").

                                    RECITALS

     WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company have determined that the merger of Merger Sub with and into the Company (the "Merger"), in the manner contemplated herein, is advisable and in the best interests of their respective corporations and stockholders, and, by resolutions duly adopted, have approved this Agreement;

     WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"); and

     WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     SECTION 1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease. The Company (sometimes hereinafter referred to as the "Surviving Corporation") shall be the surviving corporation in the Merger and shall be a wholly owned subsidiary of Parent. The Merger shall have the effects specified in the Delaware General Corporation Law ("DGCL"). At the election of Parent, any direct wholly owned subsidiary of Parent may be substituted for Merger Sub as a constituent corporation in the Merger at any time prior to the meetings of each of the Company's and the Parent's stockholders contemplated by Section 5.4 so long as such substitution does not delay either such meeting.

     SECTION 1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Mayer, Brown, Rowe & Maw, 700 Louisiana Street, Houston, Texas 77002, at 9:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in
Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions) shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as Parent and the Company may agree in writing. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     SECTION 1.3 Effective Time. If all the conditions to the Merger set forth in Article 6 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 7, on the Closing Date, a certificate of merger (the "Certificate of Merger") meeting the requirements of Section 251 of the DGCL shall be properly executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time that the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

     SECTION 1.4 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended to read as set forth in Exhibit A attached hereto, and as so amended shall be the certificate of incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

     SECTION 1.5 Bylaws. The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

     SECTION 1.6 Board of Directors of Surviving Corporation. The Board of Directors of the Surviving Corporation shall consist of the Board of Directors of Merger Sub, as it existed immediately prior to the Effective Time, until changed in accordance with applicable law. Each of the members of the Board of Directors of the Company shall tender his or her resignation as a director of the Company, to be effective at the Effective Time.

     SECTION 1.7 Board of Directors of Parent. At the Effective Time, the Board of Directors of Parent shall consist of such number of persons as may be determined by Parent. If the Board of Directors of Parent is to consist of 13 directors at the Effective Time, Parent shall, except as provided otherwise in this Section 1.7, cause the four persons from the Company's Board of Directors designated in writing by the Company no later than March 10, 2003 to be appointed to the Board of Directors of Parent at the Effective Time; provided, however, that if the Board of Directors of Parent will consist of more or less than 13 directors immediately after the Effective Time, then Parent shall cause a number of persons designated in writing by the Company (and from the Company's Board of Directors as existing on the date hereof) equal to four-thirteenths of the total number of directors (rounded upward to the nearest whole number) to be included on the Board of Directors of Parent at the Effective Time. The persons designated by the Company for inclusion on the Board of Directors of Parent pursuant to this Section 1.7 are referred to herein as the "Company Designees". Parent shall notify the Company if the number of directors constituting the Board of Directors at the Effective Time will be more or less than 13 directors. If the number of directors to be designated by the Company pursuant to this
Section 1.7 is less than four, then Parent shall cause the Company Designees to be appointed in the order designated by the Company. If the number of directors to be designated by the Company pursuant to this Section 1.7 is greater than four directors, the Company shall provide Parent with written notice of the additional individuals designated to serve as Company Designees. The Company shall provide Parent the information concerning each Company Designee that would be required to be included in a proxy statement under Regulation 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If Parent determines in its sole discretion that any Company Designee is unacceptable to Parent, Parent and the Company will agree upon a substitute Company Designee from the Company's Board of Directors as soon as practicable and in any event prior to the mailing of the Proxy Statement/Prospectus (as defined in Section 5.8). The Company Designees shall be allocated as evenly as possible among the different classes of Parent directors, but otherwise at Parent's discretion; provided, however, that, in the event there are four or more Company Designees and except as provided in the following sentence, the term of one Company Designee may expire at Parent's annual meeting held in 2004 and the terms of the remaining Company Designees shall expire at Parent's annual meeting held in 2005 and 2006. If the Effective Time occurs prior to Parent's annual meeting held in 2003, the Company Designee(s) who would have been appointed to a term expiring at Parent's annual meeting held in 2006 under the immediately preceding sentence shall instead be appointed to a term expiring at Parent's annual meeting held in 2003 and shall be nominated for election at that meeting to a term expiring at Parent's annual meeting held in 2006.

     SECTION 1.8 Executive Officers of Parent. At the Effective Time, the Executive Officers of Parent shall include Larry J. Nichols, who shall serve as Chairman of the Board and Chief Executive Officer, and James T. Hackett, who shall serve as President and Chief Operating Officer (in each case assuming he is willing and able to serve).

                                   ARTICLE 2

                          CONVERSION OF COMPANY SHARES

     SECTION 2.1 Effect on Capital Stock. At the Effective Time, the Merger shall have the following effects on the capital stock of the Company and Merger Sub, without any action on the part of the holder of any capital stock of the Company or Merger Sub:

          (a) Conversion of the Company Common Shares. Subject to the provisions of this Section 2.1, each share of Common Stock, $0.10 par value per share, of the Company (each a "Company Common Share" and collectively the "Company Common Shares") issued and outstanding immediately prior to the Effective Time (but not including any Company Common Shares that are owned (i) by Parent, Merger Sub or any other direct or indirect Subsidiary of Parent or (ii) by the Company or any direct or indirect Subsidiary of the Company (the "Excluded Company Shares")) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into
     0.414 of a share (the "Exchange Ratio") of Parent Common Stock (the "Merger Consideration"). "Parent Common Stock" shall mean the common stock, par value $0.10 per share, of Parent.

          (b) Company Preferred Shares. Each share of Series B Convertible Preferred Stock, $1.00 par value per share, of the Company (each, a "Company Preferred Share," and collectively the "Company Preferred Shares;" and, together, the Company Common Shares and the Company Preferred Shares are collectively referred to herein as the "Company Shares"), other than Appraisal Shares (as defined in Section 2.3), issued and outstanding immediately prior to the Effective Time shall remain outstanding as one share of Series B Convertible Preferred Stock, par value $1.00 per share, of the Surviving Corporation. From and after the Effective Time, all shares of the Series B Convertible Preferred Stock of the Surviving Corporation then outstanding shall be convertible into Parent Common Stock instead of Company Common Shares in accordance with the terms of the certificate of designations governing such series, giving effect to the Exchange Ratio.

          (c) Cancellation of Excluded Company Shares. Each Excluded Company Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

          (d) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, and the Surviving Corporation shall thereby become a wholly owned subsidiary of Parent.

          (e) Stock Options; Employee Benefit Plans. At the Effective Time, all Stock Options (as defined in Section 5.14) outstanding at the Effective Time under each Company Plan (as defined in Section 3.11) shall be assumed by Parent in accordance with Section 5.14.

     SECTION 2.2  Exchange of Certificates for Shares.

     (a) Exchange Procedures. At or prior to the Effective Time, Parent shall deposit with such party as may be reasonably satisfactory to Parent and the Company (the "Exchange Agent"), in trust for the benefit of the holders of Company Common Shares, certificates representing shares of Parent Common Stock required to effect the conversion of the Company Common Shares into the Merger Consideration pursuant to Section 2.1(a) (including shares of Parent Common Stock that are needed with respect to fractional shares as contemplated by
Section 2.2(d)). Parent shall make sufficient funds available to the Exchange Agent from time to time as needed to pay cash in respect of dividends or other distributions in accordance with Section 2.2(b). Promptly after the Effective Time, but in no event later than three business days following the Closing Date, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record as of the Effective Time of a certificate representing Company Common Shares (each a "Certificate") (other than holders of a Certificate in respect of Excluded Company

Shares) (i) a letter of transmittal specifying that delivery of the Certificates shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, such letter of transmittal to be in such form and to have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for exchanging the Certificates and receiving the Merger Consideration to which such holder shall be entitled pursuant to Section 2.1(a). Subject to Section 2.2(g), upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to Section 2.1(a) and (ii) a check in the aggregate amount (after giving effect to any required tax withholdings) of (A) any cash in lieu of fractional shares determined in accordance with Section 2.2(d) plus (B) any cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Section 2.2. The Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable (for fractional shares, dividends or otherwise) upon surrender of any Certificate. In the event of a transfer of ownership of Company Common Shares that occurred prior to the Effective Time, but is not registered in the transfer records of the Company, the Merger Consideration may be issued and/or paid to such a transferee if the Certificate formerly representing such Company Common Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the reasonable satisfaction of Parent or the Exchange Agent that such tax has been paid or is not applicable.

     (b) Distributions with Respect to Unexchanged Shares. Whenever a dividend or other distribution is declared by Parent in respect of Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable pursuant to this Agreement. No dividends or other distributions so declared in respect of such Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued or paid, less the amount of any withholding taxes that may be required thereon, to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange for such Certificate, without interest,
(i) at the time of such surrender, the dividends or other distributions with a record date that is at or after the Effective Time and a payment date on or prior to the date of surrender of such whole shares of Parent Common Stock and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date at or after the Effective Time but with a payment date subsequent to surrender. No interest shall be payable with respect to any amounts to be paid under this Section 2.2. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time.

     (c) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Company Common Shares that were outstanding immediately prior to the Effective Time.

     (d) Fractional Shares.

          (i) No certificates or scrip representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates or upon conversion of shares, and such fractional share interest shall not entitle the owner thereof to vote or to any rights of a shareholder of Parent.

          (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the aggregate number of shares of Parent Common Stock that would be distributed to holders of the Certificates pursuant to Section 2.1(a) if no effect were given to Section 2.2(d)(i) over (B) the aggregate number of whole shares of Parent Common Stock to be distributed to holders of the Certificates pursuant Section 2.1(a) taking into account the effect of Section 2.2(d)(i) (such excess, the "Excess Shares"). As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the Certificates, shall sell the Excess Shares at then-prevailing prices on the American Stock Exchange ("AMEX"), all in the manner provided in Section 2.2(d)(iii).

          (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the AMEX and shall be executed in round lots to the extent practicable. The Surviving Corporation shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares. Until the proceeds of such sale or sales have been distributed to the holders of the Certificates (or paid to Parent pursuant to Section 2.2(e)), the Exchange Agent shall hold such proceeds in trust for the holders of the Certificates (the "Common Stock Trust"). The Exchange Agent shall determine the portion of the Common Stock Trust to which each holder of a Certificate shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Stock Trust by a fraction, the numerator of which is the amount of the fractional share interest in the Parent Common Stock to which such holder of a Certificate is entitled and the denominator of which is the aggregate amount of fractional share interests in the Parent Common Stock to which all holders of the Certificates are entitled. Parent shall comply with the provisions of Rule 236(c) under the Securities Act of 1933, as amended (the "Securities Act").

          (iv) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates in lieu of any fractional share interests, the Exchange Agent shall make available such amounts, without interest, to such holders of Certificates that have surrendered their Certificates in accordance with this Section 2.2.

     (e) Termination of Exchange Period; Unclaimed Merger Consideration. Any shares of Parent Common Stock, any portion of the Common Stock Trust and any portion of the cash, dividends or other distributions with respect to the Parent Common Stock deposited by Parent with the Exchange Agent (including the proceeds of any investments thereof) that remain unclaimed by the former stockholders of the Company one year after the Effective Time shall be transferred to Parent. Any former stockholders of the Company who have not theretofore complied with this Section 2.2 shall thereafter be entitled to look only to Parent for payment of their Merger Consideration and any cash, dividends and other distributions in respect thereof issuable and/or payable pursuant to Section 2.1, Section 2.2(b) and Section 2.2(d) upon due surrender of their Certificates, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Company Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. If any Certificate shall not have been surrendered immediately prior to the date on which any Merger Consideration would escheat to or become the property of any governmental entity, any such Merger Consideration shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

     (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and if Parent believes that the Person providing the indemnity is sufficiently creditworthy, the making of a reasonable undertaking to indemnify Parent or the Company, or, if Parent does not so believe, the posting by such Person of a bond in the form customarily required by Parent to indemnify against any claim that may be made against it with respect to such Certificate, Parent will issue the shares of Parent Common Stock and the Exchange Agent will distribute such Merger Consideration, dividends and other distributions in respect thereof issuable or payable in exchange for such lost, stolen or destroyed Certificate pursuant to Section 2.1, Section 2.2(b) and Section 2.2(d), in each case, without interest. Any delivery or surrender for exchange of a Certificate pursuant to this Section 2.2 may be effected (in lieu of such delivery or exchange for surrender of a Certificate) by delivery of an affidavit together with an indemnity undertaking or indemnity bond in accordance with this
Section 2.2(f).

     (g) Affiliates. Notwithstanding anything in this Agreement to the contrary, Certificates surrendered for exchange by any Rule 145 Affiliate (as determined pursuant to Section 5.11) of the Company shall not be exchanged until Parent has received a written agreement from such Person as provided in Section 5.11.

     SECTION 2.3 Appraisal Rights. The parties hereto agree that, in accordance with Section 262 of the DGCL, no appraisal rights will be available to holders of Company Common Shares in connection with the Merger. Notwithstanding anything in this Agreement to the contrary, Company Preferred Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares (the "Appraisal Shares") pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL ("Section 262") shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall automatically be canceled and shall cease to exist or be outstanding, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares under Section 262 shall cease to exist and such Appraisal Shares shall remain outstanding as provided in Section 2.1(b). The Company shall serve prompt notice to Parent of any demands for appraisal of any Company Preferred Shares, and Parent shall have the right to participate in and, subject to applicable law, direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, settle or offer to settle, any such demands, or agree to do any of the foregoing.

     SECTION 2.4 Adjustments. In the event that prior to the Effective Time, there shall have been declared or effected a stock split, reverse stock split, stock dividend or stock distribution (including any dividend, or distribution, of securities convertible into Company Common Shares or Parent Common Stock), reorganization, recapitalization, reclassification or similar event made with respect to the Company Common Shares or the Parent Common Stock, the Exchange Ratio shall be adjusted to reflect fully the appropriate effect of such event.

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the disclosure letter delivered to Parent concurrently with the execution hereof (the "Company Disclosure Letter") or as disclosed with reasonable specificity in the Company Reports (as defined in Section 3.7), the Company represents and warrants to Parent that:

     SECTION 3.1 Existence; Good Standing; Corporate Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in Section 8.9). The Company has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of the Company's certificate of incorporation and bylaws previously made available to Parent are true and correct and contain all amendments as of the date hereof.

     SECTION 3.2 Authorization, Validity and Effect of Agreements. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party. The consummation by the Company of the transactions contemplated hereby has been duly authorized by all requisite corporate action, other than, with respect to the Merger, the adoption of this Agreement by the Company's stockholders. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     SECTION 3.3 Capitalization. The authorized capital stock of the Company consists of 520,000,000 Company Common Shares, and 10,000,000 Company Preferred Shares. As of February 20, 2003, there were (a) 177,405,787 Company Common Shares issued and outstanding, (b) 50,000 Company Preferred Shares issued and outstanding and (c) 19,661,271 Company Common Shares subject to outstanding employee and director stock options issued pursuant to the stock option plans of the Company described in the Company Disclosure Letter (the "Company Option Plans"), of which the weighted average exercise price was approximately $16.26 per share and (d) 1,500,000 unissued shares of preferred stock designated as Series A Junior Participating Preferred Stock ("Company Series A Preferred Stock"). All issued and outstanding Company Shares (i) are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) were not issued in violation of the terms of any agreement or other understanding binding upon the Company and (iii) were issued in compliance with all applicable charter documents of the Company and all applicable federal and state securities laws, rules and regulations. As of the date hereof, one right to purchase Series A Junior Participating Preferred Stock of the Company (each, a "Company Right") issued pursuant to the Amended and Restated Rights Agreement, dated December 12, 1997 (as amended, the "Company Rights Agreement"), between the Company and Fleet National Bank (f/k/a BankBoston, N.A.) is associated with and attached to each outstanding Company Common Share. Except (i) as set forth in this Section 3.3, (ii) for any Company Common Shares issuable upon conversion of Company Preferred Shares, (iii) for any Company Common Shares issued pursuant to the exercise of the options referred to in subsection (c) above, (iv) for options issued under the Company Option Plans after the date of this Agreement in compliance with Section 5.1(a) and Company Common Shares issued pursuant to the exercise of such options and (v) for shares of Company Series A Preferred Stock and Company Common Shares issuable pursuant to the Company Rights, there are no outstanding shares of capital stock and there are no options, warrants, calls, subscriptions, shareholder rights plan or similar instruments, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other voting securities of the Company or any of its Subsidiaries. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

     SECTION 3.4 Significant Subsidiaries. For purposes of this Agreement, "Significant Subsidiary" shall mean a significant subsidiary as defined in Rule 1-02 of Regulation S-X of the Exchange Act. Each of the Company's Significant Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization, has the corporate, limited liability company or partnership power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All of the outstanding shares of capital stock of, or other ownership interests in, each of the Company's Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims, preferential purchase rights or other rights, interests or encumbrances ("Liens"). Schedule 3.4 of the Company Disclosure Letter sets forth for each Significant Subsidiary of the Company, its name and jurisdiction of incorporation or organization.

     SECTION 3.5 No Violation. Neither the Company nor any of its Subsidiaries is, or has received notice that it would be with the passage of time, in violation of any term, condition or provision of (a) its charter documents or bylaws, (b) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or (c) any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the Company or any of its Subsidiaries or any of their respective properties or assets is subject, or is delinquent with respect to any report required to be filed with any governmental entity, except, in the case of matters described in clause (b) or (c), as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all governmental authorities necessary for the lawful conduct of their respective businesses (the "Company Permits") and (ii) the Company and its Subsidiaries are in compliance with the terms of the Company Permits. No investigation by any governmental authority with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, other than those that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     SECTION 3.6  No Conflict.

     (a) Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of the charter documents or bylaws of the Company; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of the Company or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to the Company or any of its Subsidiaries under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, Company Permit, lease, contract, agreement, joint venture or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their properties is bound or affected; or (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to the Company or any of its Subsidiaries, except, in the case of matters described in clause (ii) or
(iii), as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (b) Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than (i) the filings provided for in Article 1 and (ii) filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Exchange Act, the Securities Act or applicable state securities and "Blue Sky" laws and applicable foreign competition or antitrust laws ((i) and (ii) collectively, the "Regulatory Filings"), except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (c) Other than as contemplated by Section 3.6(b), no consents, assignments, waivers, authorizations or other certificates are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of the Company's material contracts or leases or for the Company to consummate the transactions contemplated hereby, except where the failure to receive such consents or other certificates would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any payment from the Company or its Subsidiaries (including severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of the Company or any of its Subsidiaries under any Company Plan (as defined in Section 3.11) or otherwise;
(ii) increase any benefits otherwise payable under any Company Plan or otherwise; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     SECTION 3.7 SEC Documents. The Company has made available to Parent each registration statement, report, proxy statement or information statement (other than preliminary materials) filed by the Company with the Securities and Exchange Commission ("SEC") since January 1, 2001, each in the form (including exhibits and any amendments thereto) filed with the SEC prior to the date hereof (collectively, the "Company Reports"), and the Company has filed all forms, reports and documents required to be filed by it with the SEC pursuant to relevant securities statutes, regulations, policies and rules since such time. As of their respective dates, the Company Reports (i) were prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and complied with the then applicable accounting requirements and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading except for such statements, if any, as have been modified by subsequent filings with the SEC prior to the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of operations, cash flows and stockholders' equity included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders' equity, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to such exceptions as may be permitted by Form 10-Q of the SEC), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

     SECTION 3.8 Litigation and Liabilities. There are no actions, suits or proceedings pending against the Company or any of its Subsidiaries or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any federal, state or foreign commission, court, board, bureau, agency or instrumentality, other than those that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders against the Company or any of its Subsidiaries, other than those that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no obligations or liabilities of any nature, whether accrued, absolute, contingent or otherwise, of the Company or any of its Subsidiaries, other than those liabilities and obligations (a) that are disclosed in the Company Reports,
(b) that have been incurred in the ordinary course of business since September 30, 2002, (c) related to expenses associated with the transactions contemplated by this Agreement or (d) that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     SECTION 3.9 Absence of Certain Changes. Since December 31, 2001, the Company has conducted its business only in the ordinary and usual course of business, and during such period there has not been (i) any event, condition, action or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) any material change by the Company or any of its Subsidiaries (viewed on a consolidated basis) in any of its accounting methods, principles or practices or any of its tax methods, practices or elections, except for changes required by generally accepted accounting principles; (iii) any material damage, destruction, or loss to the business or properties of the Company and its Subsidiaries, taken as a whole, not covered by insurance; (iv) any declaration, setting aside or payment of any dividend (other than ordinary quarterly dividends of $0.04 per share on the Company Common Shares and ordinary semi-annual dividends of $32.50 per share on the Company Preferred Shares) or other distribution in respect of the capital stock of the Company, or any direct or indirect redemption, purchase or any other acquisition by the Company of any such stock; (v) any change in the capital stock or in the number of shares or classes of the Company's authorized or outstanding capital stock (other than as a result of issuances under the Company Option Plans or exercises of options to purchase the Company Common Shares outstanding or issued as permitted hereunder pursuant to Section 5.1(a)(vi)); (vi) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, except in the ordinary course of business or (vii) any event, condition, action or occurrence that is prohibited on or after the date of this Agreement under Section 5.1(a)(viii),
(ix), (x), (xii), (xiii), (xv), (xvi), or (xx) of this Agreement.

     SECTION 3.10  Taxes.

     (a) Each of the Company, its Subsidiaries and each affiliated, consolidated, combined, unitary or similar group of which any such corporation is or, since January 1, 1991, was a member has (i) duly filed (or there has been filed on its behalf) on a timely basis (taking into account any extensions of time to file before the date hereof) with appropriate governmental authorities all tax returns, statements, reports, declarations, estimates and forms ("Returns") required to be filed by or with respect to it, except to the extent that any failure to file would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) duly paid or deposited in full on a timely basis or made adequate provisions in accordance with generally accepted accounting principles (or there has been paid or deposited or adequate provision has been made on its behalf) for the payment of all taxes required to be paid by it other than those being contested in good faith by the Company or a Subsidiary of the Company and except to the extent that any failure to pay or deposit or make adequate provision for the payment of such taxes would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (b) Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the federal income tax returns of the Company and each of its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") (or the applicable statutes of limitation for the assessment of federal income taxes for such periods have expired) for all periods; (ii) all deficiencies asserted as a result of any examinations of the Company and its Subsidiaries by any taxing authority have been paid fully, settled or adequately provided for in the financial statements contained in the Company Reports; (iii) as of the date hereof, neither the Company nor any of its Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any taxes of the Company or any of its Subsidiaries that will be outstanding as of the Effective Time; (iv) neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing, allocation or indemnity agreement or any similar agreement or arrangement; (v) there are no tax liens on any assets of the Company or its Subsidiaries except for (A) taxes not yet currently due and
(B) matters being contested by the Company in good faith for which adequate reserves are reflected in the financial statements; and (vi) neither the Company nor any of its Subsidiaries is a party to an agreement that provides for the payment of any amount that would constitute a "parachute payment" within the meaning of section 280G of the Code.

     For purposes of this Agreement, "tax" or "taxes" means all federal, state, county, local, foreign or other net income, gross income, gross receipts, sales, use, ad valorem, transfer, accumulated earnings, personal holding, excess profits, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, disability, capital stock, or windfall profits taxes, customs duties or other taxes, fees, assessments or governmental charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

     SECTION 3.11  Employee Benefit Plans.

     (a) For purposes of this Section 3.11, the Subsidiaries of the Company shall include any enterprise which, with the Company, forms or formed a controlled group of corporations, a group of trades or business under common control or an affiliated service group, within the meaning of section 414(b),
(c) or (m) of the Code.

     (b) All employee benefit plans, programs, arrangements and agreements covering active, former or retired employees of the Company and any of its Subsidiaries which provide material benefits to such employees, or as to which the Company or any Subsidiary has any material liability or material contingent liability, are listed on Schedule 3.11(b) of the Company Disclosure Letter (the "Company Plans").

     (c) The Company has made available to Parent a true, correct and complete copy of each of the Company Plans, and all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and record-keeping agreements, each as in effect on the date hereof. In the case of any Company Plan that is not in written form, Parent has been supplied with an accurate description of such Company Plan as in effect on the date hereof. A true, correct and complete copy of the most recent annual report, actuarial report, accountant's opinion of the plan's financial statements, summary plan description and IRS determination letter with respect to each Company Plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradable) held with respect to any funded Company Plan have been made available to Parent. There have been no material changes in the financial condition in the respective plans from that stated in the annual reports and actuarial reports supplied that would have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (d) All Company Plans comply in form and have been administered in operation in all material respects with all applicable requirements of law, excluding any deficiencies that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no event has occurred which will or could cause any such Company Plan to fail to comply with such requirements, excluding any deficiencies that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and no notice has been issued by any governmental authority questioning or challenging such compliance.

     (e) All required employer contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof, excluding any deficiencies that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (f) To the extent applicable, the Company Plans comply, in all material respects, with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and any other applicable tax act and other laws, and any Company Plan intended to be qualified under section 401(a) of the Code has been determined by the IRS to be so qualified and nothing has occurred to cause the loss of such qualified status.

     (g) No Company Plan is covered by Title IV of ERISA or section 412 of the Code.

     (h) There are no pending or anticipated claims against or otherwise involving any of the Company Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of the Company Plan activities) has been brought against or with respect to any Company Plan.

     (i) Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur any liability under subtitle C or D of Title IV of ERISA with respect to any "single-employer plan," within the meaning of section 4001(a)(15) of ERISA, currently or formerly maintained by the Company, any Company Subsidiary or any entity which is considered one employer with the Company under section 4001 of ERISA.

     (j) Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur any withdrawal liability under subtitle E of Title IV of ERISA with respect to any "multi-employer plan," within the meaning of section 4001(a)(3) of ERISA.

     (k) None of the assets of any Company Plan is invested in employer securities or employer real property.

     (l) There have been no "prohibited transactions" (as described in section 406 of ERISA or section 4975 of the Code) with respect to any Company Plan that would have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (m) There have been no acts or omissions by the Company or any of its Subsidiaries which have given rise to or may give rise to fines, penalties, taxes or related charges under section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company or any of its Subsidiaries may be liable that would reasonably be expected to result in a Company Material Adverse Effect.

     (n) Each Company Plan which constitutes a "group health plan" (as defined in section 607(1) of ERISA or section 4980B(g)(2) of the Code), including any plans of current and former affiliates which must be taken into account under sections 4980B and 414(t) of the Code or section 601 of ERISA, has been operated in material compliance with applicable law, including coverage requirements of sections 4980B of the Code, Chapter 100 of the Code and section 601 of ERISA to the extent such requirements are applicable.

     (o) Neither the Company nor any of its Subsidiaries has any liability or contingent liability for providing, under any Company Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B of the Code.

     (p) Obligations under the Company Plans are properly reflected in the financial statements of the Company.

     (q) There has been no act or omission that would impair the ability of the Parent or any of its Subsidiaries (or any successor thereto) to unilaterally amend or terminate any Company Plan.

     SECTION 3.12  Labor Matters.

     (a) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.

     (b) Neither the Company nor any of its Subsidiaries is subject to a dispute, strike or work stoppage with respect to any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization to which it is a party or by which it is bound that would have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (c) To the Company's knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries.

     SECTION 3.13  Environmental Matters.

     (a) As used in this Agreement:

          (i) "Environmental Laws" means any and all applicable laws, statutes, regulations, rules, orders, ordinances, legally enforceable directives, and rules of common law of any governmental entity pertaining to protection of human health (to the extent arising from exposure to Hazardous Materials) or the environment (including, without limitation, any natural resource damages or any generation, use, storage, treatment, disposal, release, threatened release, discharge, or emission of Hazardous Materials into the indoor or outdoor environment) in effect at the time of Closing;

          (ii) "Hazardous Materials" means any (1) chemical, product, substance, waste, pollutant, or contaminant that is defined or listed as hazardous or toxic or that is otherwise regulated under any Environmental Law; (2) asbestos containing materials, whether in a friable or non-friable condition, polychlorinated biphenyls, naturally occurring radioactive materials or radon; and (3) any petroleum hydrocarbons, petroleum products, petroleum substances, crude oil, natural gas, and any components, fractions, or derivatives thereof;

          (iii) "Environmental Permits" means any and all permits, registrations, licenses, consents, exemptions, variances, authorizations, and similar approvals required under Environmental Laws;

          (iv) "Release" means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing;

          (v) "Company Real Properties" means those real properties owned, leased, or otherwise operated by the Company or its Subsidiaries in connection with the performance of their respective businesses; and

          (vi) "Offsite Non-Company Real Properties" means any real properties other than the Company Real Properties

     (b) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

          (i) The Company and its Subsidiaries and their respective operations, assets, businesses and Company Real Properties are and have been in compliance with all Environmental Laws and Environmental Permits;

          (ii) All Environmental Permits required under Environmental Laws for operating the Company's and its Subsidiaries' assets, businesses, and Company Real Properties as they are currently being operated have been obtained and are currently in full force and effect and, to the Company's knowledge, there are no conditions or circumstances that would limit or preclude it or its Subsidiaries from renewing such Environmental Permits;

          (iii) The Company and its Subsidiaries are not subject to any pending or, to the Company's knowledge, threatened claims, actions, suits, investigations, inquiries or proceedings under Environmental Laws and neither the Company nor its Subsidiaries have received written notice of alleged violations under applicable Environmental Laws with respect to their respective operations, assets, businesses, or Company Real Properties;

          (iv) There have been no Releases of Hazardous Materials on, under or from the Company Real Properties and there are no investigations, remediations, removals, or monitorings of Hazardous Materials required under Environmental Laws at such properties;

          (v) Neither the Company nor its Subsidiaries have received any written notice asserting an alleged liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any Offsite Non-Company Real Properties and, to the knowledge of the Company, there are no conditions or circumstances that would reasonably be expected to result in the receipt of such written notice;

          (vi) There has been no exposure of any person or property to Hazardous Materials in connection with the Company's or its Subsidiaries' operations, assets, businesses, or Company Real Properties that would reasonably be expected to form the basis for a claim for damages or compensation; and

          (vii) The Company and its Subsidiaries have made available to Parent complete and correct copies of all material environmental site assessment reports, studies, and correspondence on environmental matters (in each instance relevant to the Company or its Subsidiaries) that are in the

     Company's or its Subsidiaries' possession and relating to their respective operations, assets, businesses, or Company Real Properties.

     Neither the Company nor its Subsidiaries make any representation or warranty regarding compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law, except as expressly set forth in this Section 3.13.

     SECTION 3.14 Intellectual Property. The Company and its Subsidiaries own or possess all necessary licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection with their respective businesses as currently being conducted, free and clear of material Liens, except where the failure to own or possess such licenses and other rights would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and there are no assertions or claims challenging the validity of any of the foregoing which would have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except in the ordinary course of business, neither the Company nor any of its Subsidiaries has granted to any other person any license to use any of the foregoing. The conduct of the Company's and its Subsidiaries' respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others in a way which would have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no infringement of any proprietary right owned by or licensed by or to the Company or any of its Subsidiaries in a way which would have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     SECTION 3.15 Title to Properties. Except for goods and other property sold, used or otherwise disposed of since September 30, 2002 in the ordinary course of business for fair value, as of the date hereof, the Company has defensible title for oil and gas purposes to all its properties, interests in properties and assets, real and personal, reflected in the Company's September 30, 2002 financial statements included in the Company Reports, free and clear of any Lien, except: (a) Liens reflected in the balance sheet of the Company as of September 30, 2002 included in the Company Reports; (b) Liens for current taxes not yet due and payable; and (c) such imperfections of title, easements and Liens that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All leases and other agreements pursuant to which the Company or any of its Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or personal property are in good standing, valid, and effective, except where the failure to be in good standing, valid or effective would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by the Company or any of its Subsidiaries that would have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All significant operating equipment of the Company and its Subsidiaries is in good operating condition, ordinary wear and tear excepted. The Company has not received any material advance, take-or-pay or other similar payments that entitle purchasers of production to receive deliveries of hydrocarbons without paying therefor, and, on a net, company-wide basis, the Company is neither underproduced nor overproduced, in either case, to any material extent, under gas balancing or similar arrangements.

     SECTION 3.16 Insurance. The Company and its Subsidiaries maintain insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance).

     SECTION 3.17 No Brokers. The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Parent, Merger Sub or the Company to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained Deutsche Banc Securities Inc. to act as its financial advisor in connection with the Merger and render the opinion referred to in Section 3.18, the terms of which

(including the fees owed by the Company in connection therewith) have been disclosed in writing to Parent prior to the date hereof.

     SECTION 3.18 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Deutsche Bank Securities Inc. to the effect that the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Shares (other than Parent and its Subsidiaries); it being understood and acknowledged by Parent that such opinion has been rendered for the benefit of the Board of Directors of the Company, and is not intended to, and may not, be relied upon by Parent, its affiliates or their respective Subsidiaries.

     SECTION 3.19  Contracts; Debt Instruments.

     (a) Except for documents filed or listed as exhibits to the Company Reports filed since December 31, 2001, there are no contracts that are material to the business, properties, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole ("Company Material Contracts"). Neither the Company nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice or both would cause such a violation of or default under) any Company Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is in full force and effect, and is a legal, valid and binding obligation of the Company or one of its Subsidiaries and, to the knowledge of the Company, each of the other parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity and except where the failure of any Company Material Contract to be a legal, valid and binding obligation and enforceable in accordance with its terms would not have or reasonably be expected to have, individually or in the aggregate, a Company Adverse Effect. No condition exists or event has occurred which (whether with or without notice or lapse of time or both) would constitute a default by the Company or one of its Subsidiaries or, to the knowledge of the Company, any other party thereto under any Company Material Contract or result in a right of termination of any Company Material Contract, except for any condition or event that would not have or reasonably be expected to have, individually or in the aggregate, a Company Adverse Effect.

     (b) Set forth in Schedule 3.19(b) of the Company Disclosure Letter is, as of the date hereof, (i) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or its Subsidiaries in an aggregate principal amount in excess of $50,000,000 is outstanding or may be incurred, and (ii) the respective principal amounts outstanding thereunder as of February 21, 2003.

     (c) Neither the Company nor any of its Subsidiaries has entered into any contract and there is no commitment, judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party or subject to that has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of business by the Company or any of its Subsidiaries or any contract that may be terminable as a result of Parent's status as a competitor of any party to such contract, except, in each case, for any prohibition, impairment or termination right that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (d) The Company and James T. Hackett have executed (i) a third amendment to the employment agreement by and between the Company and James T. Hackett, initially effective as of September 16, 1998 (the "Employment Agreement"), in the form of Exhibit B attached hereto (the "Employment Agreement Amendment") and
(ii) a second amendment to the severance agreement by and between the Company and James T. Hackett, initially effective as of August 25, 1998 (the "Severance Agreement"), in the form of Exhibit C attached hereto (the "Severance Agreement Amendment"), and each of the Employment Agreement, as amended by the Employment Agreement Amendment, and the Severance Agreement, as amended by the Severance Agreement Amendment, shall be effective at the Effective Time (it being understood that, prior to the Effective Time and only with the consent of each of Parent, the

Company and James T. Hackett, the Company and James T. Hackett may enter into an employment agreement (the "New Employment Agreement") incorporating the terms of each of the Employment Agreement (as amended by the Employment Agreement Amendment) and the Severance Agreement (as amended by the Severance Agreement Amendment), which New Employment Agreement, if entered into as contemplated by this parenthetical, shall be effective as of the Effective Time).

     SECTION 3.20 Vote Required. The affirmative vote of holders of a majority in interest of the voting power of the outstanding Company Shares (with the Company Preferred Shares voting on an as-converted basis), voting as a single class, is the only vote necessary to adopt this Agreement and the transactions contemplated hereby (as applied to this Agreement and the transactions contemplated hereby, the "Company Requisite Vote").

     Section 3.21 Certain Approvals. The Company's Board of Directors has taken any and all necessary and appropriate action to render inapplicable to the Merger and the transactions contemplated by this Agreement the restrictions contained in Section 203 of the DGCL and any other "fair price," "moratorium," control share acquisition, interested shareholder or other similar antitakeover provision or regulation and any restrictive provision of any antitakeover provision in the certificate of incorporation or bylaws of the Company.

     Section 3.22 Certain Contracts. Neither the Company nor any of its Subsidiaries is a party to or bound by (i) any non-competition agreement or any other agreement or obligation which purports to limit the manner in which, or the localities in which, the current business of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, is conducted or (ii) any executory agreement or obligation which pertains to the acquisition or disposition of any asset, or which provides any third party any lien, claim or preferential right with regard thereto, except, in the case of this clause (ii), for such agreements or obligations that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 3.23 Rights Agreement. The Company has adopted an amendment to the Company Rights Agreement with the effect that (i) neither Parent nor Merger Sub shall be deemed to be an Acquiring Person (as defined in the Company Rights Agreement), the Distribution Date (as defined in the Company Rights Agreement) shall not be deemed to occur, and the Rights (as defined in the Company Rights Agreement) will not separate from the Company Common Shares, as a result of entering into this Agreement or consummating the Merger and/or the other transactions contemplated by this Agreement and (ii) the Rights will expire immediately prior to the Effective Time. The Company has made available to Parent a true and complete copy of the Company Rights Agreement, as amended to date.

                                   ARTICLE 4

                       REPRESENTATIONS AND WARRANTIES OF
                             PARENT AND MERGER SUB

     Except as set forth in the disclosure letter delivered to the Company concurrently with the execution hereof (the "Parent Disclosure Letter") or as disclosed with reasonable specificity in the Parent Reports (as defined in Section 4.7), Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

     SECTION 4.1 Existence; Good Standing; Corporate Authority. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined in Section 8.9). Each of Parent and Merger Sub has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of each of Parent's and Merger Sub's certificate of incorporation and bylaws previously made available to the Company are true and correct and contain all amendments as of the date hereof.

     SECTION 4.2 Authorization, Validity and Effect of Agreements. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party. The consummation by each of Parent and Merger Sub of the transactions contemplated hereby, including the issuance and delivery by Parent of shares of Parent Common Stock pursuant to the Merger, has been duly authorized by all requisite corporate action, other than, with respect to the Merger, the approval of the issuance of Parent Common Stock pursuant to the Merger by Parent's stockholders. This Agreement constitutes the valid and legally binding obligation of each of Parent and Merger Sub, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     SECTION 4.3 Capitalization. The authorized capital stock of Parent consists of 400,000,000 shares of Parent Common Stock, one share of Parent Special Voting Stock, par value $0.10 per share, and 4,500,000 shares of Parent's preferred stock, par value $1.00 per share ("Parent Preferred Stock"). As of February 20, 2003, there were (a) 156,798,464 shares of Parent Common Stock issued and outstanding, (b) one share of Parent Special Voting Stock issued and outstanding, (c) 1,270,668 shares of Parent Common Stock reserved for issuance pursuant to options issued under the stock options plans of Parent (the "Parent Option Plans") described in Schedule 4.3 of the Parent Disclosure Letter, (d) 49,209 shares of Parent Common Stock reserved for issuance under the Parent Restricted Stock Award Plan, (e) 1,680,637 shares reserved for issuance upon exchange of outstanding exchangeable shares ("Northstar Exchangeable Shares") issued by Northstar Energy Corporation, an Alberta corporation ("Northstar"), (f) 1,500,000 shares of Parent Preferred Stock designated as 6.49% Cumulative Preferred Stock, Series A, issued and outstanding, (g) 2,000,000 unissued shares of Parent Preferred Stock designated as Series A Junior Participating Preferred Stock ("Parent Series A Preferred Stock") and (h) 4,377,068 shares of Parent Common Stock reserved for issuance upon conversion of the $760,000,000 of Zero Coupon Convertible Senior Debentures due 2020 (the "Zero Coupon Debentures"). All issued and outstanding shares of Parent Common Stock, Parent Special Voting Stock, and Parent Preferred Stock (i) are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) were not issued in violation of the terms of any agreement or other understanding binding upon Parent and (iii) were issued in compliance with all applicable charter documents of Parent and all applicable federal and state securities laws, rules and regulations. One right to purchase Series A Junior Participating Preferred Stock of Parent (each, a "Parent Right") issued pursuant to a Rights Agreement, dated as of August 17, 1999 (as amended, the "Parent Rights Agreement"), between Parent and Wachovia Bank, N.A., is associated with and attached to each outstanding share of Parent Common Stock. The shares of Parent Common Stock to be issued in connection with the Merger, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and free of preemptive rights. Except (i) as set forth in this
Section 4.3, (ii) for any Parent Common Stock issuable upon conversion or exchange of the Northstar Exchangeable Shares, Parent Preferred Stock or Zero Coupon Debentures, (iii) for any shares of Parent Common Stock issued pursuant to the exercise of options or other awards referred to in subsections (c)-(d) above, (iv) for options issued under the Parent Option Plans after the date of this Agreement and Parent Common Stock issued pursuant to the exercise of such options and (v) for Parent Series A Preferred Stock or Parent Common Stock issuable pursuant to Parent Rights, there are no outstanding shares of capital stock and there are no options, warrants, calls, subscriptions, shareholder rights plan or similar instruments, convertible securities, or other rights, agreements or commitments which obligate Parent or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other voting securities of Parent or any of its Subsidiaries. Except as set forth in this Section 4.3, Parent has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

     SECTION 4.4  Significant Subsidiaries.

     (a) Each of Parent's Significant Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization, has the corporate, limited liability company or partnership power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All of the outstanding shares of capital stock of, or other ownership interests in, each of Parent's Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Parent free and clear of all Liens. Schedule 4.4 of the Parent Disclosure Letter sets forth for each Significant Subsidiary of Parent its name and jurisdiction of incorporation or organization.

     (b) Devon Energy Production Company, L.P. ("Devon Production"), a Significant Subsidiary, is a limited partnership (except for tax purposes) duly organized and validly existing under Oklahoma law, the general partner of which is Devon Energy Management Company, L.L.C., an Oklahoma limited liability company which is wholly owned by Devon Energy Corporation (Oklahoma), an Oklahoma corporation, and has elected to be treated as a sole proprietorship for federal income tax purposes. Devon Production has one limited partner. All of the outstanding partnership interests of Devon Production are owned directly or indirectly by Parent.

     (c) All of the outstanding shares of capital stock of Merger Sub are owned directly by Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any activities other than in connection with the transactions contemplated by this Agreement.

     SECTION 4.5 No Violation. Neither Parent nor any of its Subsidiaries is, or has received notice that it would be with the passage of time, in violation of any term, condition or provision of (a) its charter documents or bylaws, (b) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or (c) any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Parent or any of its Subsidiaries or any of their respective properties or assets is subject, or is delinquent with respect to any report required to be filed with any governmental entity, except, in the case of matters described in clause (b) or (c), as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all governmental authorities necessary for the lawful conduct of their respective businesses (the "Parent Permits") and
(ii) Parent and its Subsidiaries are in compliance with the terms of the Parent Permits. No investigation by any governmental authority with respect to Parent or any of its Subsidiaries is pending or, to the knowledge of Parent, threatened, other than those that would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     SECTION 4.6  No Conflict.

     (a) Neither the execution and delivery by Parent and Merger Sub of this Agreement nor the consummation by Parent and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of the charter documents or bylaws of Parent or Merger Sub; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of Parent or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Parent or any of its Subsidiaries under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, Parent Permit, lease, contract, agreement, joint venture or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which Parent or any of its Subsidiaries or any of their properties is bound or affected; or (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to Parent or any of its Subsidiaries, except, in the case of matters described in clause (ii) or (iii), as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     (b) Neither the execution and delivery by Parent or Merger Sub of this Agreement nor the consummation by Parent or Merger Sub of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than Regulatory Filings, and listing of the Parent Common Stock to be issued in the Merger on the AMEX, except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     (c) Other than as contemplated by Section 4.6(b), no consents, assignments, waivers, authorizations or other certificates are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of Parent's material contracts or leases or for Parent to consummate the transactions contemplated hereby, except where the failure to receive such consents or other certificates would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any payment from Parent or its Subsidiaries (including severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of Parent or any of its Subsidiaries under any Parent Plan (as defined in Section 4.11) or otherwise;
(ii) increase any benefits otherwise payable under any Parent Plan or otherwise; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     SECTION 4.7 SEC Documents. Parent has made available to the Company each registration statement, report, proxy statement or information statement (other than preliminary materials) filed by Parent with the SEC since January 1, 2001, each in the form (including exhibits and any amendments thereto) filed with the SEC prior to the date hereof (collectively, the "Parent Reports"), and Parent has filed all forms, reports and documents required to be filed by it with the SEC pursuant to relevant securities statutes, regulations, policies and rules since such time. As of their respective dates, the Parent Reports (i) were prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and complied with the then applicable accounting requirements and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading except for such statements, if any, as have been modified by subsequent filings with the SEC prior to the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Parent and its Subsidiaries as of its date and each of the consolidated statements of operations, cash flows and stockholders' equity included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders' equity, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to such exceptions as may be permitted by Form 10-Q of the SEC), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

     SECTION 4.8 Litigation and Liabilities. There are no actions, suits or proceedings pending against Parent or any of its Subsidiaries or, to Parent's knowledge, threatened against Parent or any of its

Subsidiaries, at law or in equity, or before or by any federal, state or foreign commission, court, board, bureau, agency or instrumentality, other than those that would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders against Parent or any of its Subsidiaries, other than those that would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There are no obligations or liabilities of any nature, whether accrued, absolute, contingent or otherwise, of Parent or any of its Subsidiaries, other than those liabilities and obligations (a) that are disclosed in the Parent Reports, (b) that have been incurred in the ordinary course of business since September 30, 2002, (c) related to expenses associated with the transactions contemplated by this Agreement or (d) that would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     SECTION 4.9 Absence of Certain Changes. Since December 31, 2001, Parent has conducted its business only in the ordinary and usual course of business and during such period there has not been any (i) event, condition, action or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; (ii) any material change by Parent or any of its Subsidiaries (viewed on a consolidated basis) in any of its accounting methods, principles or practices or any of its tax methods, practices or elections, except for changes required by generally accepted accounting principles; (iii) any material damage, destruction, or loss to the business or properties of Parent and its Subsidiaries, taken as a whole, not covered by insurance; (iv) any declaration, setting aside or payment of any dividend (other than ordinary dividends on the Parent Common Stock and Northstar Exchangeable Shares at a rate not greater than $0.05 per share in any quarter and dividends upon its 6.49% Cumulative Preferred Stock, Series A, in accordance with the terms thereof) or other distribution in respect of the capital stock of Parent, or any direct or indirect redemption, purchase or any other acquisition by Parent of any such stock; (v) any change in the capital stock or in the number of shares or classes of Parent's authorized or outstanding capital stock (other than as a result of issuances under the Parent Option Plans, exercises of options to purchase the Parent Common Stock outstanding or issued, or such other issuances of capital stock, in each case, as permitted hereunder pursuant to
Section 5.1(b)(vi)); or (vi) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, except in the ordinary course of business or (vii) any event, condition, action or occurrence that is prohibited on or after the date of this Agreement under
Section 5.1(b)(viii), (ix), (x), (xii), (xiii), (xv), (xvi), or (xx) of this Agreement.

     SECTION 4.10  Taxes.

     (a) Each of Parent and its Subsidiaries and each affiliated, consolidated, combined, unitary or similar group of which any such corporation is or, since January 1, 1991, was a member has (i) duly filed (or there has been filed on its behalf) on a timely basis (taking into account any extensions of time to file before the date hereof) with appropriate governmental authorities all Returns required to be filed by or with respect to it, except to the extent that any failure to file would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (ii) duly paid or deposited in full on a timely basis or made adequate provisions in accordance with generally accepted accounting principles (or there has been paid or deposited or adequate provision has been made on its behalf) for the payment of all taxes required to be paid by it other than those being contested in good faith by Parent or a Subsidiary of Parent and except to the extent that any failure to pay or deposit or make adequate provision for the payment of such taxes would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     (b) Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) the federal income tax returns of the Parent and each of its Subsidiaries have been examined by the IRS (or the applicable statutes of limitation for the assessment of federal income taxes for such periods have expired) for all periods; (ii) all deficiencies asserted as a result of any examinations of Parent and its Subsidiaries by any taxing authority have been paid fully, settled or adequately provided for in the financial statements contained in the Parent Reports; (iii) as of the date hereof, neither Parent nor any of its Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any taxes of Parent or any of its Significant Subsidiaries that will be outstanding as of the Effective Time; (iv) neither Parent nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing, allocation or indemnity agreement or any similar agreement or arrangement; and (v) there are no tax liens on any assets of the Parent or its Subsidiaries except for (A) taxes not yet currently due and
(B) matters being contested by Parent in good faith for which adequate reserves are reflected in the financial statements.

     SECTION 4.11  Employee Benefit Plans.

     (a) For purposes of this Section 4.11, the Subsidiaries of Parent shall include any enterprise which, with Parent, forms or formed a controlled group of corporations, a group of trades or business under common control or an affiliated service group, within the meaning of section 414(b), (c) or (m) of the Code.

     (b) All employee benefit plans, programs, arrangements and agreements covering active, former or retired employees of Parent and any of its Subsidiaries which provide material benefits to such employees, or as to which Parent or any Subsidiary has any material liability or material contingent liability, are listed on Schedule 4.11(b) of the Parent Disclosure Letter (the "Parent Plans").

     (c) Parent has made available to the Company a true, correct and complete copy of each of the Parent Plans, and all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and record-keeping agreements, each as in effect on the date hereof. In the case of any Parent Plan that is not in written form, the Company has been supplied with an accurate description of such Parent Plan as in effect on the date hereof. A true, correct and complete copy of the most recent annual report, actuarial report, accountant's opinion of the plan's financial statements, summary plan description and IRS determination letter with respect to each Parent Plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradable) held with respect to any funded Parent Plan have been made available to the Company. There have been no material changes in the financial condition in the respective plans from that stated in the annual reports and actuarial reports supplied that would have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     (d) All Parent Plans comply in form and have been administered in operation in all material respects with all applicable requirements of law, excluding any deficiencies that would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no event has occurred which will or could cause any such Parent Plan to fail to comply with such requirements, excluding any deficiencies that would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and no notice has been issued by any governmental authority questioning or challenging such compliance.

     (e) All required employer contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof, excluding any deficiencies that would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     (f) To the extent applicable, Parent Plans comply, in all material respects, with the requirements of ERISA, the Code and any other applicable tax act and other laws, and any Parent Plan intended to be qualified under section 401(a) of the Code has been determined by the IRS to be so qualified and nothing has occurred to cause the loss of such qualified status.

     (g) No Parent Plan is covered by Title IV of ERISA or section 412 of the Code.

     (h) There are no pending or anticipated claims against or otherwise involving any of the Parent Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of the Parent Plan activities) has been brought against or with respect to any Parent Plan.

     (i) Neither Parent nor any of its Subsidiaries has incurred or reasonably expects to incur any liability under subtitle C or D of Title IV of ERISA with respect to any "single-employer plan," within the meaning of section 4001(a)(15) of ERISA, currently or formerly maintained by Parent, any Parent Subsidiary or any entity which is considered one employer with Parent under section 4001 of ERISA.

     (j) Neither Parent nor any of its Subsidiaries has incurred or reasonably expects to incur any withdrawal liability under subtitle E of Title IV of ERISA with respect to any "multi-employer plan," within the meaning of section 4001(a)(3) of ERISA.

     (k) None of the assets of any Parent Plan is invested in employer securities or employer real property.

     (l) There have been no "prohibited transactions" (as described in section 406 of ERISA or section 4975 of the Code) with respect to any Parent Plan that would have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     (m) There have been no acts or omissions by Parent or any of its Subsidiaries which have given rise to or may give rise to fines, penalties, taxes or related charges under section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which Parent or any of its Subsidiaries may be liable that would reasonably be expected to result in a Parent Material Adverse Effect.

     (n) Each Parent Plan which constitutes a "group health plan" (as defined in section 607(1) of ERISA or section 4980B(g)(2) of the Code), including any plans of current and former affiliates which must be taken into account under sections 4980B and 414(t) of the Code or section 601 of ERISA, has been operated in material compliance with applicable law, including coverage requirements of sections 4980B of the Code, Chapter 100 of the Code and section 601 of ERISA to the extent such requirements are applicable.

     (o) Neither Parent nor any of its Subsidiaries has any liability or contingent liability for providing, under any Parent Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B of the Code.

     (p) Obligations under the Parent Plans are properly reflected in the financial statements of Parent.

     SECTION 4.12  Labor Matters.

     (a) Neither Parent nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.

     (b) Neither Parent nor any of its Subsidiaries is subject to a dispute, strike or work stoppage with respect to any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization to which it is a party or by which it is bound that would have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     (c) To Parent's knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Parent or any of its Subsidiaries.

     SECTION 4.13  Environmental Matters.

     (a) As used in this Agreement:

          (i) "Parent Real Properties" means those real properties owned, leased, or otherwise operated by Parent, the Merger Sub or their Subsidiaries in connection with the performance of any of their respective businesses; and

          (ii) "Offsite Non-Parent Real Properties" means any real properties other than the Parent Real Properties

     (b) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

          (i) Parent, Merger Sub, and their Subsidiaries and any of their respective operations, assets, businesses and Parent Real Properties are and have been in compliance with all Environmental Laws and Environmental Permits;

          (ii) All Environmental Permits required under Environmental Laws for operating Parent's, Merger Sub's, and their Subsidiaries' assets, businesses, and Parent Real Properties as they are currently being operated have been obtained and are currently in full force and effect and, to Parent's knowledge, there are no conditions or circumstances that would limit or preclude it, Merger Sub or their Subsidiaries from renewing such Environmental Permits;

          (iii) Parent, Merger Sub, and their Subsidiaries are not subject to any pending or, to Parent's knowledge, threatened claims, actions, suits, investigations, inquiries or proceedings under Environmental Laws and none of Parent, Merger Sub, or their Subsidiaries have received written notice of alleged violations under applicable Environmental Laws with respect to their respective operations, assets, businesses, and Parent Real Properties;

          (iv) There have been no Releases of Hazardous Materials on, under or from the Parent Real Properties and there are no investigations, remediations, removals, or monitorings of Hazardous Materials required under Environmental Laws at such properties;

          (v) None of Parent, Merger Sub, or their Subsidiaries have received any written notice asserting an alleged liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any Offsite Non-Parent Real Properties and, to the knowledge of Parent, there are no conditions or circumstances that would reasonably be expected to result in the receipt of such written notice;

          (vi) There has been no exposure of any person or property to Hazardous Materials in connection with Parent's, Merger Sub's, or their Subsidiaries' operations, assets, businesses, and Parent Real Properties that would reasonably be expected to form the basis for a claim for damages or compensation; and

          (vii) Parent, Merger Sub, and their Subsidiaries have made available to the Company complete and correct copies of all material environmental site assessment reports, studies, and correspondence on environmental matters (in each instance relevant to the Parent, Merger Sub or their Subsidiaries) that are in Parent's, Merger Sub's, or their Subsidiaries' possession and relating to their respective operations, assets, businesses and Parent Real Properties.

     None of Parent, Merger Sub, or their Subsidiaries make any representation or warranty regarding compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law, except as expressly set forth in this Section 4.13.

     SECTION 4.14 Intellectual Property. Parent and its Subsidiaries own or possess all necessary licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection with their respective businesses as currently being conducted, free and clear of material Liens, except where the failure to own or possess such licenses and other rights would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and there are no assertions or claims challenging the validity of any of the foregoing which would have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except in the ordinary course of business, neither Parent nor any of its Subsidiaries has granted to any other person any license to use any of the foregoing. The conduct of Parent's and its Subsidiaries' respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others in a way which would have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no infringement of any proprietary right owned by or licensed by or to Parent or any of its Subsidiaries in a way which would have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     SECTION 4.15 Title to Properties. Except for goods and other property sold, used or otherwise disposed of since September 30, 2002 in the ordinary course of business for fair value, as of the date hereof, Parent has defensible title for oil and gas purposes to all its properties, interests in properties and assets, real and personal, reflected in Parent's September 30, 2002 financial statements included in the Parent Reports, free and clear of any Lien, except: (a) Liens reflected in the balance sheet of Parent as of September 30, 2002 included in the Parent Reports; (b) Liens for current taxes not yet due and payable; and (c) such imperfections of title, easements and Liens that would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All leases and other agreements pursuant to which Parent or any of its Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or personal property are in good standing, valid, and effective, except where the failure to be in good standing, valid or effective would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by Parent or any of its Subsidiaries that would have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All significant operating equipment of Parent and its Subsidiaries is in good operating condition, ordinary wear and tear excepted. Parent has not received any material advance, take-or-pay or other similar payments that entitle purchasers of production to receive deliveries of hydrocarbons without paying therefor, and, on a net, company-wide basis, Parent is neither underproduced nor overproduced, in either case, to any material extent, under gas balancing or similar arrangements.

     SECTION 4.16 Insurance. Parent and its Subsidiaries maintain insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance).

     SECTION 4.17 No Brokers. Parent has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company, Parent or Merger Sub to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Parent has retained Morgan Stanley to act as its financial advisor in connection with the Merger and render the opinion referred to in Section 4.18, the terms of which (including the fees owed by Parent in connection therewith) have been disclosed in writing to the Company prior to the date hereof.

     SECTION 4.18 Opinion of Financial Advisor. The Board of Directors of Parent has received the opinion of Morgan Stanley to the effect that the Exchange Ratio is fair, from a financial point of view, to Parent; it being understood and acknowledged by Parent that such opinion has been rendered for the benefit of the Board of Directors of Parent, and is not intended to, and may not, be relied upon by the Company, its affiliates or their respective Subsidiaries.

     SECTION 4.19  Contracts; Debt Instruments

     (a) Except for documents filed or listed as exhibits to the Parent Reports filed since December 31, 2001, as of the date hereof, there are no contracts that are material to the business, properties, assets, financial condition or results of operations of Parent and its Subsidiaries taken as a whole ("Parent Material Contracts"). Neither Parent nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice or both would cause such a violation of or default under) any Parent Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each Parent Material Contract is in full force and effect, and is a legal, valid and binding obligation of Parent or one of its Subsidiaries and, to the knowledge of Parent, each of the other parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity and except where the failure of any Parent Material Contract to be a legal, valid and binding obligation and enforceable in accordance with its terms would not have or reasonably be expected to have, individually or in the aggregate, a Parent Adverse Effect. No condition exists or event has occurred which (whether with or without notice or lapse of time or both) would constitute a default by Parent or one of its Subsidiaries or, to the knowledge of Parent, any other party thereto under any Parent Material Contract or result in a right of termination of any Parent Material Contract, except for any condition or event that would not have or reasonably be expected to have, individually or in the aggregate, a Parent Adverse Effect.

     (b) Set forth in Schedule 4.19(b) of the Parent Disclosure Letter is, as of the date hereof, (i) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of Parent or its Subsidiaries in an aggregate principal amount in excess of $50,000,000 is outstanding or may be incurred, and (ii) the respective principal amounts outstanding thereunder as of February 21, 2003.

     (c) Neither Parent nor any of its Subsidiaries has entered into any contract and there is no commitment, judgment, injunction, order or decree to which Parent or any of its Subsidiaries is a party or subject to that has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of business by Parent or any of its Subsidiaries or any contract that may be terminable as a result of the Company's status as a competitor of any party to such contract, except, in each case, for any prohibition, impairment or termination right that would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     SECTION 4.20 Vote Required. The affirmative vote of the holders of a majority of the votes cast in person or by proxy by holders of Parent Common Stock and the outstanding Northstar Exchangeable Shares, voting as a single class with the Parent Special Voting Stock (representing the Northstar Exchangeable Shares as provided in Parent's certificate of incorporation), represented in person or by proxy at a meeting at which a quorum is present, approving the issuance of shares of Parent Common Stock required to be issued pursuant to Article 2, is the only vote of the holders of any class or series of Parent capital stock necessary to approve this Agreement and the transactions contemplated hereby (as applied to the issuance of shares of Parent Common Stock pursuant to this Agreement and the transactions contemplated hereby, the "Parent Requisite Vote").

     Section 4.21 Certain Contracts. Neither the Parent nor any of its Subsidiaries is a party to or bound by (i) any non-competition agreement or any other agreement or obligation which purports to limit the manner in which, or the localities in which, the current business of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, is conducted or (ii) any executory agreement or obligation which pertains to the acquisition or disposition of any asset, or which provides any third party any lien, claim or preferential right with regard thereto, except, in the case of this clause (ii), for such agreements or obligations that would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     Section 4.22 Rights Agreement. No person shall be deemed to be an Acquiring Person (as defined in the Parent Rights Agreement), the Distribution Date (as defined in the Parent Rights Agreement) shall not be deemed to occur and the Rights (as defined in the Parent Rights Agreement) will not separate from the Parent Common Stock, as a result of entering into this Agreement or consummating the Merger and/or the other transactions contemplated by this Agreement. Parent has made available to the Company a true and complete copy of the Parent Rights Agreement, as amended to date.

                                   ARTICLE 5

                                   COVENANTS

     SECTION 5.1  Conduct of Business.

     (a) Prior to the Effective Time, except as set forth in the Company Disclosure Letter or as expressly contemplated by this Agreement, including
Section 5.14, or as consented to in writing by Parent, the Company:

          (i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

          (ii) shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

          (iii) shall not amend its certificate of incorporation or bylaws;

          (iv) shall promptly notify Parent of any material adverse change in its financial condition or business or any termination, cancellation, repudiation or material breach of any Company Material Contract (or communications expressly indicating the same may be contemplated), or the institution of any material litigation or material governmental complaints, investigations or hearings (or communications in writing indicating the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein;

          (v) shall promptly make available (in paper form or via the Internet) to Parent true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

          (vi) shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed in the Company Disclosure Letter or referred to in clause (B) below, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof; (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock except (1) the grant of options or restricted shares to new employees consistent with past practice in an aggregate amount not to exceed 100,000 Company Common Shares or (2) pursuant to contractual commitments existing on the date of this Agreement and disclosed in the Company Disclosure Letter; (C) increase any compensation or benefits of any officer, director, employee or agent of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with the past practice of the Company or any of its Subsidiaries (as applicable), or enter into or amend any employment agreement or severance agreement with any of its present or future officers, directors or employees except with new employees consistent with past practice, or (D) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend (except as required by law) any existing employee benefit plan in any material respect;

          (vii) shall not, and, in the case of clause (B) below, shall not permit any of its Subsidiaries to (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock (other than the Company's ordinary quarterly dividends payable with respect to the Company Common Shares of $0.04 per share and ordinary semi-annual dividends payable with respect to the Company Preferred Shares of $32.50 per share) or (B) redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries or any option, warrant, conversion right or other right to acquire such shares, or make any commitment for any such action;

          (viii) shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) for an amount in excess of $150,000,000, individually or in the aggregate, except in the ordinary course of business and for fair value;

          (ix) shall not, and shall not permit any of its Subsidiaries to, except pursuant to contractual commitments in effect on the date hereof and disclosed in the Company Disclosure Letter and except for amounts that in the aggregate do not exceed $40,000,000 authorize, propose, agree to, enter into or consummate any merger, consolidation or business combination transaction (other than the Merger) or acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

          (x) shall not, except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

          (xi) shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for such party;

          (xii) shall not, and shall not permit any of its Subsidiaries to, except where it would not have and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect,
     (A) make or rescind any express or deemed election relating to taxes, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where it has the capacity to make such binding election, (B) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or (C) change in any respect any of its methods of reporting any item for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable law;

          (xiii) shall not, nor shall it permit any of its Subsidiaries to, (A) incur any indebtedness for borrowed money (except under credit lines in existence as of the date of this Agreement) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its Subsidiaries or guarantee any debt securities of others, (B) except in the ordinary course of business, enter into any material lease (whether such lease is an operating or capital lease) or create any material mortgages, liens, security interests or other encumbrances on the property of the Company or Parent or any of their Subsidiaries in connection with any indebtedness thereof, (C) make or commit to make aggregate capital expenditures in excess of $1,000,000,000 or (D) make or commit to make individual operating expenditures in excess of $50,000,000;

          (xiv) subject to Section 5.5, shall not take any action that is likely to delay materially or adversely affect the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any governmental commission, board or other regulatory body or the expiration of any applicable waiting period required to consummate the Merger;

          (xv) unless in the good faith opinion of its Board of Directors after consultation with its outside legal counsel complying with the following provisions would be inconsistent with the fiduciary duties of such Board of Directors and only then if taking such actions would not violate any of the other terms of this Agreement, shall not, and shall not permit any of its Subsidiaries to, terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party; and during such period shall enforce, to the fullest extent permitted under applicable law, the provisions of such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or any state having jurisdiction;

          (xvi) shall not enter into or amend any agreement with any holder of Company capital stock with respect to holding, voting or disposing of Company Shares;

          (xvii) shall not by resolution of its Board of Directors cause the acceleration of rights, benefits or payments under any Company Plans;

          (xviii) shall not, and shall not permit any of its Subsidiaries to, enter into any additional commodity hedge transactions for (A) any period in 2003, (B) any period in 2004 in which the volume hedged is more than 35% of its and its Subsidiaries' (taken as a whole) estimated production of proved reserves of these commodities during that period, or (C) any period after December 31, 2004;

          (xix) shall not take any action to amend the Company Rights Agreement, redeem the Company Rights subject thereto, or exempt any third party from the other provisions of the Company Rights Agreement, as applicable;

          (xx) shall not split, combine, subdivide or reclassify its outstanding shares of capital stock;

          (xxi) shall not purchase any Parent Common Stock;

          (xxii) shall not, and shall not permit any of its Subsidiaries to, (A) do business in any country in which the Company or any of its Subsidiaries is not doing business as of the date hereof or (B) enter into any joint venture, partnership or other joint business venture with any person in which the fair market value of the Company's or its Subsidiaries' aggregate investments and commitments exceed $50,000,000; and

          (xxiii) shall not, nor shall it permit any of its Subsidiaries to, agree in writing or otherwise to take any of the foregoing actions.

     (b) Prior to the Effective Time, except as set forth in the Parent Disclosure Letter or as expressly contemplated by this Agreement, including
Section 5.14, or as consented to in writing by the Company, Parent:

          (i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

          (ii) shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

          (iii) shall not amend its certificate of incorporation or bylaws except as necessary to consummate the transactions contemplated by this Agreement;

          (iv) shall promptly notify the Company of any material adverse change in its financial condition or business or any termination, cancellation, repudiation or material breach of any Parent Material Contract (or communications expressly indicating the same may be contemplated), or the institution of any material litigation or material governmental complaints, investigations or hearings (or communications in writing indicating the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein;

          (v) shall promptly make available (in paper form or via the Internet) to the Company true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

          (vi) shall not (A) except (1) pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed in the Parent Disclosure Letter or referred to in clause (B) below or (2) for awards of options or restricted shares made in the ordinary course and consistent with past practice, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof; (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock except (1) the grant of options or restricted shares to new employees consistent with past practice in an aggregate amount not to exceed 100,000 shares of Parent Common Stock, (2) pursuant to contractual commitments existing on the date of this Agreement and disclosed in the Parent Disclosure Letter or (3) the grant of options or restricted shares made in the ordinary course of business and consistent with past practice; (C) increase any compensation or benefits of any officer, director, employee or agent of the Parent or any of its Subsidiaries, except in the ordinary course of business consistent with the past practice of the Parent or any of its Subsidiaries (as applicable), or enter into or amend any employment agreement or severance agreement with any of its present or future officers, directors or employees except with new employees consistent with past practice, or
     (D) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend (except as required by law) any existing employee benefit plan in any material respect;

          (vii) shall not, and, in the case of clause (B) below, shall not permit any of its Subsidiaries to (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock (other than ordinary dividends on the Parent Common Stock and Northstar Exchangeable Shares at a rate not greater than $0.05 per share in any quarter and dividends upon its 6.49% Cumulative Preferred Stock, Series A, in accordance with the terms thereof) or (B) redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries or any option, warrant, conversion right or other right to acquire such shares, or make any commitment for any such action;

          (viii) shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) for an amount in excess of $700,000,000, individually or in the aggregate, except in the ordinary course of business and for fair value;

          (ix) shall not, and shall not permit any of its Subsidiaries to, except pursuant to contractual commitments in effect on the date hereof and disclosed in the Parent Disclosure Letter and except for amounts that in the aggregate do not exceed $100,000,000 authorize, propose, agree to, enter into or consummate any merger, consolidation or business combination transaction (other than the Merger) or acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

          (x) shall not, except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

          (xi) shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for such party;

          (xii) shall not, and shall not permit any of its Subsidiaries to, except where it would not have and would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect,
     (A) make or rescind any express or deemed election relating to taxes, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where it has the capacity to make such binding election, (B) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or (C) change in any respect any of its methods of reporting any item for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable law;

          (xiii) shall not, nor shall it permit any of its Subsidiaries to, (A) incur any indebtedness for borrowed money (except under credit lines in existence as of the date of this Agreement) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its Subsidiaries or guarantee any debt securities of others except for amounts that in the aggregate do not exceed $100,000,000, (B) except in the ordinary course of business, enter into any material lease (whether such lease is an operating or capital lease) or create any material mortgages, liens, security interests or other encumbrances on the property of the Company or Parent or any of their Subsidiaries in connection with any indebtedness thereof, (C) make or commit to make aggregate capital expenditures in excess of $1,000,000,000 or (D) make or commit to make individual operating expenditures in excess of $50,000,000;

          (xiv) subject to Section 5.5, shall not take any action that is likely to delay materially or adversely affect the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any governmental commission, board or other regulatory body or the expiration of any applicable waiting period required to consummate the Merger;

          (xv) unless in the good faith opinion of its Board of Directors after consultation with its outside legal counsel complying with the following provisions would be inconsistent with the fiduciary duties of such Board of Directors and only then if taking such actions would not violate any of the other terms of this Agreement, shall not, and shall not permit any of its Subsidiaries to, terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party; and during such period shall enforce, to the fullest extent permitted under applicable law, the provisions of such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or any state having jurisdiction;

          (xvi) shall not enter into or amend any agreement with any holder of Parent capital stock with respect to holding, voting or disposing of shares of Parent Common Stock or Parent Preferred Stock;

          (xvii) shall not by resolution of its Board of Directors cause the acceleration of rights, benefits or payments under any Parent Plans;

          (xviii) shall not, and shall not permit any of its Subsidiaries to, enter into any additional commodity hedge transactions for (A) any period in 2003 in which the volume hedged is more than 65% of its and its Subsidiaries' (taken as a whole) estimated production of proved reserves of these commodities during that period, (B) any period in 2004 in which the volume hedged is more than 35% of its and its Subsidiaries' (taken as a whole) estimated production of proved reserves of these commodities during that period, or (C) any period after December 31, 2004;

          (xix) shall not take any action to amend the Parent Rights Agreement, redeem the Parent Rights subject thereto, or exempt any third party from the other provisions of the Parent Rights Agreement, as applicable;

          (xx) shall not split, combine, subdivide or reclassify its outstanding shares of capital stock;

          (xxi) shall not purchase any Company Common Stock;

          (xxii) shall not, and shall not permit any of its Subsidiaries to, (A) do business in any country in which Parent or any of its Subsidiaries is not doing business as of the date hereof or (B) enter into any joint venture, partnership or other joint business venture with any person in which the fair market value of Parent's or its Subsidiaries' aggregate investments and commitments exceed $50,000,000; and

          (xxiii) shall not, nor shall it permit any of its Subsidiaries to, agree in writing or otherwise to take any of the foregoing actions.

     SECTION 5.2  No Solicitation by the Company.

     (a) The Company agrees that it and its Subsidiaries (i) will not (and the Company will not permit its or its Subsidiaries' officers, directors, employees, agents or representatives, including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries, to) solicit, initiate or encourage (including by way of furnishing non-public information) any inquiry, proposal or offer (including any proposal or offer to its stockholders) with respect to a third party tender offer, merger, consolidation, business combination or similar transaction involving any assets or class of capital stock of the Company, or any acquisition of 10% or more of the capital stock of the Company (other than upon exercise of the Stock Options (as hereinafter defined) that are outstanding as of the date hereof) or a business or assets that constitute 10% or more of the net revenues, net operating income or assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any combination of the foregoing (any such proposal, offer or transaction being hereinafter referred to as a "Company Acquisition Proposal") or participate or engage in any discussions or negotiations concerning a Company Acquisition Proposal; and (ii) will immediately cease and cause to be terminated any existing discussions or negotiations with any third parties conducted heretofore with respect to any Company Acquisition Proposal; provided that, subject to
Section 5.4(b), nothing contained in this Agreement shall prevent the Company or its Board of Directors from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Company Acquisition Proposal, (B) making any disclosure to the holders of Company Shares if in the good faith judgment of the Company's Board of Directors failure to make such disclosure would be inconsistent with its fiduciary duties under applicable law or the rules of the New York Stock Exchange or (C) providing information (pursuant to a confidentiality agreement in reasonably customary form and which does not contain terms that prevent the Company from complying with its obligations under this Section 5.2) to or engaging in any negotiations or discussions with any person or group who has made an unsolicited bona fide Company Acquisition Proposal with respect to all the outstanding shares of capital stock of the Company or all or substantially all of the assets of the Company if, with respect to the actions set forth in clause (C), (x) in the good faith judgment of the Company's Board of Directors, taking into account the likelihood of consummation and after consultation with its financial advisors, such Company Acquisition Proposal is reasonably likely to result in a transaction more favorable to the holders of the Company Common Shares from a financial point of view than the Merger (a "Company Superior Proposal") and (y) the Board of Directors of the Company, after consultation with its outside legal counsel, determines in good faith that the failure to do so would be inconsistent with its fiduciary obligations under applicable law.

     (b) The Company agrees that it will notify Parent promptly (and in any event within 24 hours) if any proposal or offer relating to or constituting a Company Acquisition Proposal is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its officers, directors, employees, agents or representatives. In connection with such notice, the Company shall indicate the identity of the person or group making such request or inquiry or engaging in such negotiations or discussions and the material terms and conditions of any Company Acquisition Proposal. Thereafter, the Company shall keep Parent fully informed on a prompt basis (and in any event within 24 hours) of any material changes, additions or adjustments to the terms of any such proposal or offer. Prior to taking any action referred to in clause (C) of the proviso of Section 5.2(a), if the Company intends to participate in any such discussions or negotiations or provide any such information to any such third party, the Company shall give notice to Parent.

     (c) Nothing in this Section 5.2 shall permit the Company to enter into any agreement with respect to a Company Acquisition Proposal during the term of this Agreement, it being agreed that, during the term of this Agreement, the Company shall not enter into any agreement with any person that provides for, or in any way facilitates, a Company Acquisition Proposal, other than a confidentiality agreement and/or standstill agreement permitted under Section 5.2(a) in reasonably customary form and which does not contain terms that prevent the Company from complying with its obligations under this Section 5.2.

     SECTION 5.3  No Solicitation by Parent.

     (a) Parent agrees that it and its Subsidiaries (i) will not (and Parent will not permit its or its Subsidiaries' officers, directors, employees, agents or representatives, including any investment banker, attorney or accountant retained by Parent or any of its Subsidiaries, to) solicit, initiate or encourage (including by way of furnishing non-public information) any inquiry, proposal or offer (including any proposal or offer to its stockholders) with respect to a third party tender offer, merger, consolidation, business combination or similar transaction involving any assets or class of capital stock of Parent, or any acquisition of 10% or more of the capital stock of Parent (other than upon exercise of options to acquire Parent Common Stock under the Parent Option Plans that are outstanding as of the date hereof) or a business or assets that constitute 10% or more of the net revenues, net operating income or assets of Parent and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any combination of the foregoing (any such proposal, offer or transaction being hereinafter referred to as a "Parent Acquisition Proposal") or participate or engage in any discussions or negotiations concerning a Parent Acquisition Proposal; and (ii) will immediately cease and cause to be terminated any existing discussions or negotiations with any third parties conducted heretofore with respect to any Parent Acquisition Proposal; provided that, subject to
Section 5.4(b), nothing contained in this Agreement shall prevent Parent or its Board of Directors from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Parent Acquisition Proposal, (B) making any disclosure to the holders of Parent Common Stock if in the good faith judgment of Parent's Board of Directors failure to make such disclosure would be inconsistent with its fiduciary duties under applicable law or the rules of the AMEX or (C) providing information (pursuant to a confidentiality agreement in reasonably customary form and which does not contain terms that prevent Parent from complying with its obligations under this Section 5.3) to or engaging in any negotiations or discussions with any person or group who has made an unsolicited bona fide Parent Acquisition Proposal with respect to all the outstanding shares of capital stock of Parent or all or substantially all of the assets of Parent if, with respect to the actions set forth in clause (C), (x) in the good faith judgment of Parent's Board of Directors, taking into account the likelihood of consummation and after consultation with its financial advisors, such Parent Acquisition Proposal is reasonably likely to result in a transaction more favorable to the holders of the Parent Common Stock from a financial point of view than the Merger (a "Parent Superior Proposal") and (y) the Board of Directors of Parent, after consultation with its outside legal counsel, determines in good faith that the failure to do so would be inconsistent with its fiduciary obligations under applicable law.

     (b) Parent agrees that it will notify the Company promptly (and in any event within 24 hours) if any proposal or offer relating to or constituting a Parent Acquisition Proposal is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Parent or any of its officers, directors, employees, agents or representatives. In connection with such notice, Parent shall indicate the identity of the person or group making such request or inquiry or engaging in such negotiations or discussions and the material terms and conditions of any Parent Acquisition Proposal. Thereafter, Parent shall keep the Company fully informed on a prompt basis (and in any event within 24 hours) of any material changes, additions or adjustments to the terms of any such proposal or offer. Prior to taking action any referred to in clause (C) of the proviso of Section 5.3(a), if Parent intends to participate in any such discussions or negotiations or provide any such information to any such third party, Parent shall give notice to the Company.

     (c) Nothing in this Section 5.3 shall permit Parent to enter into any agreement with respect to a Parent Acquisition Proposal during the term of this Agreement, it being agreed that, during the term of this Agreement, Parent shall not enter into any agreement with any person that provides for, or in any way facilitates, a Parent Acquisition Proposal, other than a confidentiality agreement and/or standstill agreement permitted under Section 5.3(a) in reasonably customary form and which does not contain terms that prevent Parent from complying with its obligation under this Section 5.3.

     SECTION 5.4  Meetings of Stockholders.

     (a) The Company will take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene as promptly as practicable a meeting of its stockholders for purposes of obtaining the Company Requisite Vote in favor of approval and adoption of this Agreement and the transactions contemplated hereby. Parent will take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene as promptly as practicable a meeting of its stockholders for purposes of obtaining the Parent Requisite Vote in favor of the issuance of the Parent Common Stock necessary to consummate the transactions contemplated hereby. Parent and the Company shall each use their reasonable best efforts to hold their respective stockholders meetings on the same day.

     (b) Except as otherwise permitted by this Section 5.4, the Company and Parent, through their respective Boards of Directors, shall (i) recommend approval of the matters described in Section 5.4(a) to be submitted to their respective stockholders, (ii) not withdraw, withhold, modify, or change such recommendation in a manner adverse to the other party, (iii) not recommend or declare advisable any Company Superior Proposal or Parent Superior Proposal, as the case may be, and (iv) unless such recommendation has been withdrawn, withheld, modified or changed as permitted by this Section 5.4(b), use their reasonable best efforts to solicit the Company Requisite Vote (in the case of the Company) and the Parent Requisite Vote (in the case of Parent). The Board of Directors of the Company or Parent, as applicable (the "Withdrawing Party;" the other party being the "Non-Withdrawing Party"), may at any time prior to obtaining the Company Requisite Vote or Parent Requisite Vote, as applicable,
(1) withdraw, withhold, modify, or change, in a manner adverse to the Non-Withdrawing Party, any approval or recommendation regarding this Agreement or the transactions contemplated hereby or (2) recommend and declare advisable any Company Superior Proposal or Parent Superior Proposal, as the case may be (the actions set forth in clauses (1) and (2) being referred to herein as "Adverse Actions"), if its Board of Directors determines in good faith after consultation with its outside legal counsel that the failure to take the Adverse Action in question would be inconsistent with its fiduciary obligations under applicable law. After the Board of Directors has made a determination to take an Adverse Action pursuant to the previous sentence but at least two business days prior to taking such Adverse Action, the Board of Directors of the Withdrawing Party shall give the Non-Withdrawing Party written notice of the Withdrawing Party's intention to take such Adverse Action (including a reasonable description of the circumstances related thereto) so as to allow the Non-Withdrawing Party to propose a modification to the terms of the Merger or this Agreement that would eliminate the need to take the Adverse Action. Notwithstanding any Adverse Action taken by the Withdrawing Party, the Non-Withdrawing Party shall have the option (the "Option"), exercisable in its sole discretion within two business days of written notice of such Adverse Action by the Withdrawing Party (which written notice shall be provided by the Withdrawing Party to the Non-Withdrawing Party promptly, but in any event, within 24 hours, of the Withdrawing Party taking such Adverse Action and shall include a reasonable description of the circumstances related thereto), to cause the Withdrawing Party to submit the matters to be voted on by such stockholders (as contemplated hereby) to the stockholders of the Withdrawing Party at the relevant stockholders meeting and, in connection with such submission, communicate the circumstances under which the matters to be voted on by such stockholders (as contemplated hereby) are being submitted to its stockholders. If the Non-Withdrawing Party exercises the Option within the time permitted, the Non-Withdrawing Party shall no longer be entitled to terminate this Agreement under Section 7.3(b) or Section 7.4(b) below, as applicable. If the Non-Withdrawing Party exercises the Option within the time permitted, the Withdrawing Party shall use its reasonable best efforts, if so requested by the Non-Withdrawing Party, to promptly furnish or cause to be furnished (in such formats, including electronic formats, as the Non-Withdrawing Party or its agents, advisors or attorneys may reasonably request) to the Non-Withdrawing Party and its agents, advisors and attorneys, at the Non-Withdrawing Party's expense, the most current, accurate and complete shareholders lists of the Withdrawing Party, including non-objecting beneficial owner lists, as may b e requested by the Non-Withdrawing Party or its agents, advisors or attorneys from time to time so that the Non-Withdrawing Party can solicit proxies from the Withdrawing Party's stockholders. If the Non-Withdrawing Party fails to exercise the Option within the time permitted, the Withdrawing Party may terminate this Agreement at any time after the expiration of the relevant two business day period but prior to obtaining the Company Requisite Vote (if the Withdrawing Party is the Company) or the Parent Requisite Vote (if the Withdrawing Party is Parent) pursuant to Section 7.3(c) or Section 7.4(c) below, as applicable; provided, however, that in the event that the Non-Withdrawing Party proposes to the Withdrawing Party any modifications to the terms of the Merger or this Agreement during such two business day period (the "Modified Terms"), the Withdrawing Party shall not be permitted to terminate this Agreement pursuant to
Section 7.3(c) or Section 7.4(c) below, as applicable, unless and until the Board of Directors of the Withdrawing Party (i) in good faith considers the Modified Terms and (ii) makes a good faith determination, after consultation with its outside legal counsel, that proceeding with a transaction with the Non-Withdrawing Party reflecting the Modified Terms would be inconsistent with its fiduciary obligations under applicable law. If the Non-Withdrawing Party proposes Modified Terms to the Withdrawing Party pursuant to the previous sentence which causes the Withdrawing Party's Board of Directors to reinstate its recommendation regarding this Agreement and the transactions contemplated hereby and to proceed with a transaction with the Non-

Withdrawing Party, then in the event that subsequent to the acceptance by the Withdrawing Party of the Modified Terms the Board of Directors of the Withdrawing Party again either (i) withdraws, withholds, modifies, or changes, in a manner adverse to the Non-Withdrawing Party, any approval or recommendation regarding this Agreement or the transactions contemplated hereby or (ii) recommends and declares advisable any Company Superior Proposal or Parent Superior Proposal, as the case may be, then the Non-Withdrawing Party shall again have the right to exercise the Option pursuant to the terms of this
Section 5.4(b).

     SECTION 5.5  Filings; Reasonable Best Efforts.

     (a) Subject to the terms and conditions herein provided, the Company and Parent shall:

          (i) promptly (but in not more than 10 business days from the date hereof) make their respective filings under the HSR Act with respect to the Merger and thereafter shall promptly make any other required submissions under the HSR Act;

          (ii) use their reasonable best efforts to satisfy the conditions to closing in Article 6 (including, in the case of the Company, obtaining the opinion described in Section 6.2(b) and, in the case of Parent, obtaining the opinion described in Section 6.3(b)) as promptly as practicable and to cooperate with one another in (1) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states, and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby; and (2) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations;

          (iii) promptly notify each other of any communication concerning this Agreement or the Merger to that party from any governmental authority and permit the other party to review in advance any proposed communication concerning this Agreement or the Merger to any governmental entity;

          (iv) not agree to participate in any meeting or discussion with any governmental authority in respect of any filings, investigation or other inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate thereat;

          (v) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the Merger; and

          (vi) furnish the other party with such necessary information and reasonable assistance as such other parties and their respective affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any governmental or regulatory authorities, including any filings necessary or appropriate under the provisions of the HSR Act.

     (b) Without limiting Section 5.5(a), Parent and the Company shall:

          (i) each use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the Closing, including defending through litigation on the merits any claim asserted in any court by any party; and

          (ii) each use reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any governmental entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than 60 days following the termination of all applicable waiting periods under the HSR Act, unless the parties are in litigation with the government, in which case at the conclusion of such litigation).

     (c) Neither Parent nor the Company shall, without the other party's prior written consent, commit to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices (or allow its Subsidiaries to commit to any divestitures, licenses, hold separate arrangements or similar matters) in connection with the transactions contemplated under this Agreement, but the parties shall commit or consent to, and shall use reasonable efforts to effect (and shall cause their Subsidiaries to commit or consent to and use reasonable efforts to effect), any such divestitures, licenses, hold separate arrangements or similar matters as any governmental entity shall request if such divestitures, licenses, hold separate arrangements or similar matters are required by any such governmental entity as a condition to resolving such governmental entity's objections to the Merger or obtaining its approval of the Merger and are contingent upon consummation of the Merger; provided that, notwithstanding anything to the contrary in this Section 5.5(c) or the remainder of this Agreement, neither Parent, the Company nor any of their respective Subsidiaries shall be required to agree (with respect to (x) Parent or its Subsidiaries or (y) the Company or its Subsidiaries) to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices, if such divestitures, licenses, arrangements or similar matters, individually or in the aggregate, would have or reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect.

     SECTION 5.6 Inspection. From the date hereof to the Effective Time, the Company and Parent shall allow all designated officers, attorneys, accountants and other representatives of the other party access at all reasonable times upon reasonable notice to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of the Company and its Subsidiaries or Parent and its Subsidiaries, including inspection of such properties; provided that no investigation pursuant to this Section 5.6 shall affect any representation or warranty given by any party hereunder, and provided further that notwithstanding the provision of information or investigation by any party, no party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, no party shall be required to provide any information which it reasonably believes it may not provide to any other party by reason of applicable law, rules or regulations, which that party reasonably believes constitutes information protected by attorney/client privilege, or which it is required to keep confidential by reason of contract or agreement with third parties. The parties hereto will make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. The Company and Parent agree that they will not, and will cause their representatives not to, use any information obtained pursuant to this Section 5.6 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. All nonpublic information obtained pursuant to this Section 5.6 shall be governed by the Confidentiality Agreement dated October 25, 2002 between Parent and the Company (the "Confidentiality Agreement").

     SECTION 5.7 Publicity. The Company and Parent will consult with each other and will mutually agree upon any press releases or public announcements pertaining to this Agreement or the transactions contemplated hereby and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

     SECTION 5.8  Registration Statement.

     (a) Each of Parent and the Company shall cooperate and as promptly as practicable prepare, and Parent shall file with the SEC as soon as practicable, a Registration Statement on Form S-4 under the Securities Act (the "Registration Statement"), with respect to the Parent Common Stock issuable in the Merger. A portion of the Registration Statement shall also serve as the joint proxy statement with respect to the meetings of the stockholders of Parent and of the Company in connection with the Merger (the "Proxy Statement/Prospectus"). The respective parties will cause the Proxy Statement/Prospectus and the Registration Statement to comply as to form in all material respects with the applicable provisions of the

Securities Act, the Exchange Act and the rules and regulations thereunder. Parent shall use its reasonable best efforts, and the Company will cooperate with Parent, to have the Registration Statement declared effective by the SEC as promptly as practicable. Parent shall use its reasonable best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/ Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

     (b) Each of Parent and the Company will use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to its stockholders as promptly as practicable after the date hereof.

     (c) Each of Parent and the Company agrees that the information provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of stockholders of Parent and of the Company, or, in the case of information provided by it for inclusion in the Registration Statement or any amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 5.9 Listing Application. Parent shall use its reasonable best efforts to cause the Parent Common Stock to be issued in the Merger to be approved for listing on the AMEX prior to the Effective Time, subject to official notice of issuance. Parent shall promptly prepare and submit to the AMEX a supplemental listing application covering the shares of Parent Common Stock issuable in the Merger and shares issuable pursuant to Assumed Options (as defined below).

     SECTION 5.10  Intentionally Omitted.

     SECTION 5.11 Agreements of Affiliates. Prior to the Effective Time, the Company shall cause to be prepared and delivered to Parent a list identifying all persons who, at the time of the meeting of the Company's stockholders pursuant to Section 5.4, the Company believes may be deemed to be "affiliates" of the Company, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). Parent shall be entitled to place restrictive legends on any shares of Parent Common Stock received by such Rule 145 Affiliates. The Company shall use its reasonable best efforts to cause each person who is identified as a Rule 145 Affiliate in such list to deliver to Parent, at or prior to the Effective Time, a written agreement, in the form attached hereto as Exhibit D.

     SECTION 5.12 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except as expressly provided in Section 7.5.

     SECTION 5.13  Indemnification and Insurance.

     (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless to the fullest extent permitted under applicable law each person who is immediately prior to the Effective Time, or has been at any time prior to the Effective Time, an officer or director of the Company (or any Subsidiary or division thereof) and each person who immediately prior to the effective time is serving or prior to the Effective Time has served at the request of the Company as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (individually, an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the

Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), (i) Parent shall cause the Surviving Corporation to pay, as incurred, the fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Parent, in advance of the final disposition of any such Action to the fullest extent permitted by applicable law, and, if required, upon receipt of any undertaking required by applicable law, and (ii) Parent will, and will cause the Surviving Corporation to, cooperate in the defense of any such matter; provided, however, neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed), and provided further that neither Parent nor the Surviving Corporation shall be obligated pursuant to this Section 5.13(a) to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action, unless, in the good faith judgment of any of the Indemnified Parties, there is or may be a conflict of interests between two or more of such Indemnified Parties, in which case there may be separate counsel for each similarly situated group.

     (b) The parties agree that the rights to indemnification hereunder, including provisions relating to advances of expenses incurred in defense of any action or suit, in the certificate of incorporation, bylaws and any indemnification agreement of the Company and its Subsidiaries with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification and advancement of expenses in respect of any Action pending or asserted or claim made within such period shall continue until the disposition of such Action or resolution of such claim.

     (c) For a period of six years after the Effective Time, the Surviving Corporation shall maintain officers' and directors' liability insurance covering the Indemnified Parties who are or at any time prior to the Effective Time were covered by the Company's existing officers' and directors' liability insurance ("D&O Insurance") policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance with respect to acts or omissions, or alleged acts or omissions, prior to the Effective Time (whether claims, actions or other proceedings relating thereto are commenced, asserted or claimed before or after the Effective Time); provided that, after the Effective Time, the Surviving Corporation shall not be required to pay annual premiums in excess of 250% of the 2003 annual premium paid by the Company prior to the date hereof (the amount of which premiums are set forth in the Company Disclosure Letter) (the "Maximum Premium"), but in such case shall purchase as much coverage as reasonably practicable for such amount. Parent shall have the right to cause coverage to be extended under the Company's D&O Insurance by obtaining a six-year "tail" policy on terms and conditions no less advantageous than the Company's existing D&O Insurance, and such "tail" policy shall satisfy the provisions of this Section 5.13(c).

     (d) The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under the DGCL, or otherwise. The provisions of this Section 5.13 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

     (e) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, Parent shall cause proper provision to be made so that the successors and assigns of Parent, as the case may be, shall assume the obligations set forth in this Section 5.13.

     SECTION 5.14  Employee Benefits.

     (a) Parent hereby agrees to honor, and agrees to cause its Subsidiaries to honor, all employee benefit plans, contracts, agreements and commitments of the Company or any of its Subsidiaries maintained or entered into by the Company or any of its Subsidiaries prior to the date hereof that apply to any current or former employee or current or former director of the Company or any of its Subsidiaries, including the executive change-in-control severance agreements between the Company and certain of its key employees (copies of which executive change-in-control severance agreements have been furnished to Parent);

provided, however, that, except as otherwise expressly provided in this Section 5.14, Parent reserves the right to modify any such plan, contract, agreement or commitment in accordance with its terms.

     (b) Notwithstanding the provisions of Section 5.14(a):

          (i) Parent and the Company agree that the consummation of the transaction contemplated by this Agreement shall constitute a "Change of Control" as that term is defined in the Ocean Energy, Inc. 2001 Change of Control Severance Plan (the "Company Severance Plan"), and that, to the extent required by Section 4.5 of the Company Severance Plan, such plan shall not be modified with respect to severance benefits payable and Welfare Benefit Coverages provided as a result of Involuntary Terminations occurring before the one-year anniversary of the Effective Time. The Company agrees that, prior to the Effective Time, it shall amend the Company Severance Plan to provide that a transfer between Parent and one of its Subsidiaries or between two of its Subsidiaries at or after the Effective Time shall not constitute a termination of employment resulting in eligibility for severance; provided that if the transfer results in a Change in Duties, any such transfer may be treated as a basis for Involuntary Termination to the extent provided by the terms of the Company Severance Plan, including the definitions of "Involuntary Termination" and "Change in Duties" (as in effect on December 1, 2002).

          (ii) Parent agrees that for the period beginning at the Effective Time and ending December 31, 2003 (or such later date determined by Parent), the Company and its Subsidiaries (and any successor entities to the Company or any of its Subsidiaries) shall maintain the medical, health, life, and disability insurance plans, and the deferred compensation and retirement plans, as in effect immediately prior to the Effective Time, and prior to January 1, 2004 shall not amend any such plan to reduce any benefit provided under any such plan. With respect to the Company's Retirement Savings Plan, Parent shall cause the Company to make an employer discretionary contribution for 2003 for the eligible participants at the same fraction of their eligible compensation as the Company's discretionary contributions made for 2001 and 2002.

          (iii) If, during calendar year 2004, the benefits applicable to officers and employees of the Company or its Subsidiaries (and any successor entities to the Company or any of its Subsidiaries) are materially modified then, for the remainder of calendar year 2004, Parent hereby agrees to, and agrees to cause its Subsidiaries to, provide to officers and employees of the Company and its Subsidiaries (and any successor entities to the Company or any of its Subsidiaries) who become or remain regular (full-time) employees of Parent or any of its Subsidiaries (including, without limitation, the Company and any successor entity to the Company for so long as it is a Subsidiary of Parent) employee benefits, no less favorable than those provided by Parent and its Subsidiaries to their similarly situated officers and employees.

          (iv) Each employee of the Company or its Subsidiaries (and any successor entities to the Company or any of its Subsidiaries) who becomes a participant in any employee benefit plan, program, policy, or arrangement of Parent or any of its Subsidiaries on or after the Effective Time shall be given credit under such plan, program, policy, or arrangement for all service with the Company, any of its Subsidiaries, any of their predecessors to the extent such predecessor employment was recognized by the Company or any of its Subsidiaries, and, if applicable, with Parent or any of its Subsidiaries, prior to becoming such a participant for purposes of eligibility, vesting and benefit determination; provided that this
     Section 5.14(b)(iv) shall not apply to the determination of accrual service under any defined benefit pension plan as defined in section 3(35) of ERISA (regardless of whether such plan is qualified under Code section 401(a)), and shall not apply to the determination of the right to receive, or the amount of, any retiree or other post-retirement medical service (except for COBRA medical continuation coverage as described in section 4980B of the
     Code).

          (v) At such time, if any, as Parent causes an employee of the Company or its Subsidiaries (and any successor entities to the Company or any of its Subsidiaries) to be covered under a group health plan maintained by Parent or one of its Subsidiaries (other than the group health plan maintained by the Company at the Effective Time), Parent shall cause (A) such employee and his or her eligible dependents (including, without limitation, all such dependents of the employee covered immediately prior to such time under the Company's group health plan) to be credited under such Parent or Subsidiary group health plan, for the year during which such coverage under such group health plan begins, with any deductibles and copayments already incurred during such year under the group health plan of the Company (or successor entity to the Company), and (B) such Parent or Subsidiary group health plan to waive any preexisting condition restrictions to the extent necessary to provide immediate coverage (to the extent such preexisting condition restrictions have been waived, or would have been waived, under the Company's group health plan).

          (vi) Nothing in this Section 5.14(b) shall be construed to restrict the ability of Parent and its Subsidiaries (including, without limitation, the Company and any successor entity to the Company for so long as it is a Subsidiary of Parent) to modify or terminate any plan (at or after the Effective Time) with respect to persons employed at operations outside the United States.

          (vii) Nothing in this Section 5.14(b) shall be construed as a contract of employment, and this Section 5.14(b) shall not give any employee the right to be retained in the employ of Parent or any of its Subsidiaries. Nothing in this Section 5.14(b) shall be construed to require the provision of coverage or benefits to an employee following termination of employment except to the extent such coverage or benefits is otherwise required pursuant to the terms of the applicable plan or arrangement.

          (viii) Notwithstanding anything in this Section 5.14 to the contrary,
     (1) the Average Monthly Compensation used to determine the benefit of each member under the Company's Executive Supplemental Retirement Plan ("ESRP") shall not be less than such members' Average Monthly Compensation as of January 1, 2003, (2) each member shall receive credit, for purposes of vesting in his Accrued Benefit, for his service with Parent and its Subsidiaries (including the Company and its Subsidiaries) following the Effective Time, (3) no amendment may be made to the ESRP that would adversely affect the member's right to continued vesting under the ESRP based on his continued service with the Company and its Subsidiaries, and
     (4) if the ESRP is terminated, each member who is then an employee of the Parent and its Subsidiaries (including the Company and its Subsidiaries) automatically shall be 100% vested on such termination.

          (ix) The parties intend and agree that the employees of the Company and its Subsidiaries on the Closing Date are third party beneficiaries with respect to the provisions of this Section 5.14 that are applicable to such employee and shall be entitled to enforce such provisions against the parties.

     (c) Parent and the Company shall take such actions, including (with respect to the Company) the amendment of the options ("Stock Options") to purchase Company Common Shares, and the plans pursuant to which such options have been issued, to permit Parent to assume, and Parent shall assume, effective at the Effective Time, each Option Plan and each Stock Option that remains unexercised in whole or in part as of the Effective Time and substitute shares of Parent Common Stock for the Company Common Shares purchasable under each such assumed option ("Assumed Option"), which assumption and substitution shall be effected as follows:

          (i) the number of shares of Parent Common Stock purchasable under the Assumed Option shall be equal to 0.414 (to be adjusted appropriately if the Exchange Ratio is adjusted pursuant to Section 2.4) times the number of Company Common Shares underlying the Assumed Option (or that would be purchasable if the option was then vested and exercisable and with any fractional amount rounded to the next lowest share);

          (ii) the per share exercise price of such Assumed Option shall be an amount (with fractional amounts rounded to the next highest cent) equal to the per share exercise price of the Stock Option being assumed divided by
     0.414 (to be adjusted appropriately if the Exchange Ratio is adjusted pursuant to Section 2.4);

          (iii) Parent will provide each holder of each Stock Option being assumed with a statement showing the converted number of shares, the exercise price, and the expiration date for each Assumed Option;

          (iv) for any individual whose service is terminated after the Effective Time and, in connection with such termination, such individual is eligible to receive severance benefits, such individual's non-qualified stock options that are exercisable on the date of such individual's termination shall continue to be exercisable during the one-year period following such termination; and

          (v) any other provisions of each Assumed Option shall remain in effect; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of the qualifications under Section 422 or 423 of the Code, the exercise price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall comply with Section 424(a) of the Code.

     (d) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Assumed Options, and, as soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or other appropriate form) with respect to the shares of Parent Common Stock subject to the Assumed Options, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as any of the Assumed Options remain outstanding.

     (e) Parent agrees that its Board of Directors (or the Compensation Committee thereof) shall, at or prior to the Effective Time, adopt resolutions specifically approving, for purposes of Rule 16b-3 under the Exchange Act, the receipt, pursuant to this Section 5.14, of Assumed Options.

     SECTION 5.15 Reorganization. From and after the date hereof and until the Effective Time, none of Parent, the Company or any of their respective Subsidiaries shall knowingly (i) take any action, or fail to take any reasonable action, as a result of which the Merger would fail to qualify as a reorganization within the meaning of section 368(a) of the Code or (ii) enter into any contract, agreement, commitment or arrangement to take or fail to take any such action. Following the Effective Time, Parent shall not knowingly take any action or knowingly cause any action to be taken which would cause the Merger to fail to qualify as a reorganization within the meaning of section 368(a) of the Code (and any comparable provisions of applicable state or local law).

     SECTION 5.16 Dividends. The Company shall coordinate with Parent respecting the declaration, setting of record dates and payment dates of dividends on the Company Common Shares so that holders of Company Common Shares do not receive dividends on both Company Common Shares and Parent Common Stock received in the Merger in respect of any calendar quarter or fail to receive a dividend on Company Common Shares or Parent Common Stock received in the Merger in respect of any calendar quarter.

                                   ARTICLE 6

                                   CONDITIONS

     SECTION 6.1  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver by mutual agreement of the parties at or prior to the Closing Date of the following conditions:

          (a) (i) The Company Requisite Vote shall have been obtained and (ii) the Parent Requisite Vote shall have been obtained.

          (b) (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger shall have expired or been terminated under the HSR Act and (ii) any mandatory waiting period or required consent under any applicable foreign competition or antitrust law or regulation shall have expired or been obtained except where the failure to observe such waiting period or obtain a consent referred to in this clause (ii) would not reasonably be expected to delay or prevent the consummation of the Merger or have a material adverse effect on the expected benefits of the transactions contemplated by this Agreement to Parent.

          (c) None of the parties hereto shall be subject to any decree, order or injunction of a court of competent jurisdiction, U.S. or foreign, which prohibits the consummation of the Merger, and no statute, rule or regulation shall have been enacted by any governmental authority which prohibits or makes unlawful the consummation of the Merger.

          (d) The Registration Statement shall have become effective and no stop order with respect thereto shall be in effect and no proceedings for that purpose shall have been commenced or threatened by the SEC.

          (e) The shares of Parent Common Stock to be issued pursuant to the Merger and shares reserved for issuance pursuant to Assumed Options shall have been authorized for listing on the AMEX, subject to official notice of issuance.

     SECTION 6.2  Conditions to Obligation of the Company to Effect the
Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment or waiver by the Company at or prior to the Closing Date of the following conditions:

          (a) Parent and Merger Sub shall have performed in all material respects their respective covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Parent and Merger Sub contained in this Agreement and in any document delivered in connection herewith (i) to the extent qualified by Parent Material Adverse Effect or any other materiality qualification shall be true and correct and (ii) to the extent not qualified by Parent Material Adverse Effect or any other materiality qualification shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), and the Company shall have received a certificate of Parent, executed on its behalf by its President or a Senior Vice President of Parent, dated the Closing Date, certifying to such effect.

          (b) The Company shall have received the opinion of Vinson & Elkins L.L.P. or other nationally recognized tax counsel, acting as counsel to the Company, in form and substance reasonably satisfactory to the Company, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, a copy of which shall be furnished to Parent, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by the Company or the stockholders of the Company to the extent they receive Parent Common Stock in exchange for Company Common Shares pursuant to the Merger. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of the Company, Merger Sub and Parent as to such matters as such counsel may reasonably request.

          (c) The Company Designees shall have been duly elected or appointed as directors of Parent from and after the Effective Time in accordance with
     Section 1.7 above.

          (d) Either (i) each of the Employment Agreement, as amended by the Employment Agreement Amendment, and the Severance Agreement, as amended by the Severance Agreement Amendment, or (ii) the New Employment Agreement, as applicable, shall not have been repudiated by Parent.

     SECTION 6.3 Conditions to Obligation of Parent to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment or waiver by Parent at or prior to the Closing Date of the following conditions:

          (a) The Company shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith (i) to the extent qualified by Company Material Adverse Effect or any other materiality qualification shall be true and correct and (ii) to the extent not qualified by Company Material Adverse Effect or any other materiality qualification shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), and Parent shall have received a certificate of the Company, executed on its behalf by its President or an Executive Vice President of the Company, dated the Closing Date, certifying to such effect.

          (b) Parent shall have received the opinion of Mayer, Brown, Rowe & Maw or other nationally recognized tax counsel, acting as counsel to Parent, in form and substance reasonably satisfactory to Parent, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, a copy of which will be furnished to the Company, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code and (ii) no gain or loss will be recognized by any corporation which is a party to the reorganization. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of the Company, Merger Sub and Parent as to such matters as such counsel may reasonably request.

          (c) Each of the members of the Board of Directors of the Company shall have tendered his or her resignation, to be effective as of the Effective Time, in accordance with Section 1.6 above.

          (d) Either (i) each of the Employment Agreement, as amended by the Employment Agreement Amendment, and the Severance Agreement, as amended by the Severance Agreement Amendment, or (ii) the New Employment Agreement, as applicable, shall not have been (1) modified in any way or (2) repudiated by James T. Hackett.

                                   ARTICLE 7

                                  TERMINATION

     SECTION 7.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of the Company and Parent approved by action of their respective Boards of Directors.

     SECTION 7.2 Termination by Parent or the Company. At any time prior to the Effective Time, this Agreement may be terminated by the Company or Parent, in either case by action of its Board of Directors, if:

          (a) the Merger shall not have been consummated by September 30, 2003; provided, however, that the right to terminate this Agreement pursuant to this clause (a) shall not be available to any party whose failure or whose affiliates' failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the principal cause of, or resulted in, the failure of the Merger to occur on or before such date; or

          (b) the Company Requisite Vote shall not have been obtained at a meeting (including adjournments and postponements) of the Company's stockholders duly convened for the purpose of obtaining the Company Requisite Vote; or

          (c) the Parent Requisite Vote shall not have been obtained at a meeting (including adjournments and postponements) of Parent's stockholders duly convened for the purpose of obtaining the Parent Requisite Vote; or

          (d) a United States federal or state court or foreign court of competent jurisdiction or United States federal or state or foreign governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (including the enactment of any statute, rule, regulation, decree or executive order) permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action (including the enactment of any statute, rule, regulation, decree or executive order) shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (d) shall have complied with Section 5.5 and with respect to other matters not covered by Section 5.5 shall have used its reasonable best efforts to remove such injunction, order or decree.

     SECTION 7.3 Termination by the Company. At any time prior to the Effective Time, this Agreement may be terminated by the Company, by action of its Board of Directors, if:

          (a) (i) there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) would not be satisfied and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given to Parent by the Company; provided, however, that the right to terminate this Agreement pursuant to this Section 7.3(a) shall not be available to the Company if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 6.3(a) shall not be satisfied;

          (b) prior to obtaining the Parent Requisite Vote, the Board of Directors of Parent shall have withdrawn, modified, withheld or changed, in a manner adverse to the Company, such Board's approval or recommendation of this Agreement or the Merger, or recommended a Parent Superior Proposal, or resolved to do any of the foregoing; provided that the Company may not exercise this right of termination if it exercises the Option or the circumstances giving rise to the right to terminate under this Section 7.3(b) are no longer in effect because the parties are proceeding on Modified Terms; or

          (c) prior to obtaining the Company Requisite Vote, (i) the Company is the Withdrawing Party pursuant to Section 5.4(b), (ii) Parent had the right to exercise the Option and (iii) Parent did not exercise the Option within the time in which it had the right to do so (it being understood that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.3(c) unless and until the Company shall have paid Parent any amounts due under Section 7.5(a)).

     SECTION 7.4 Termination by Parent. At any time prior to the Effective Time, this Agreement may be terminated by Parent, by action of its Board of Directors, if:

          (a) (i) there has been a breach by the Company of any representation, warranty covenant or agreement set forth in this Agreement or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) would not be satisfied and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company; provided, however, that the right to terminate this Agreement pursuant to this Section 7.4(a) shall not be available to Parent if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 6.2(a) shall not be satisfied;

          (b) prior to obtaining the Company Requisite Vote, the Board of Directors of the Company shall have withdrawn, modified, withheld or changed, in a manner adverse to Parent, the Board's approval or recommendation of this Agreement or the Merger, or recommended a Company Superior Proposal, or resolved to do any of the foregoing; provided that Parent may not exercise this right of termination if it exercises the Option or the circumstances giving rise to the right to terminate under this Section 7.4(b) are no longer in effect because the parties are proceeding on Modified Terms; or

          (c) prior to obtaining the Parent Requisite Vote, (i) Parent is the Withdrawing Party pursuant to Section 5.4(b), (ii) the Company had the right to exercise the Option and (iii) the Company did not exercise the Option within the time in which it had a right to do so (it being understood that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.4(c) unless and until Parent shall have paid the Company any amounts due under Section 7.5(b)).

     SECTION 7.5  Effect of Termination.

     (a) If this Agreement is terminated

          (i) by the Company or Parent, after the public announcement of a Company Acquisition Proposal or after Parent has exercised the Option, pursuant to Section 7.2(b);

          (ii) by Parent pursuant to Section 7.4(b); or

          (iii) by the Company pursuant to Section 7.3(c);

then the Company shall pay Parent the Company Termination Amount (as defined below) and, in addition, reimburse Parent for all expenses incurred by Parent in connection with this Agreement up to the Reimbursement Maximum Amount (as defined below) prior to or upon termination of this Agreement. All payments under this Section 7.5(a) shall be made in cash by wire transfer to an account designated by Parent at the time of such termination (or, in the case of a termination pursuant to Section 7.3(c), prior to such termination). The term "Company Termination Amount" shall mean $139,000,000; provided, however, that if, upon the termination of this Agreement by the Company or Parent pursuant to
Section 7.2(b) after the public announcement of a Company Acquisition Proposal, the Board of Directors of the Company shall not have (x) withdrawn, withheld, modified or changed, in a manner adverse to Parent, the Board's approval or recommendation of this Agreement or the Merger, (y) recommended a Company Superior Proposal or (z) resolved to do any of the foregoing, then the "Company Termination Amount" shall mean $69,500,000 plus, if (x) the Company executes and delivers an agreement with respect to any Company Acquisition (as defined below) or (y) a Company Acquisition is consummated, in any such case within 12 months from the date of termination, an additional $69,500,000 (which additional amount shall be paid promptly by wire transfer to an account designated by Parent). If the Board of Directors of the Company recommends the acceptance by the stockholders of the Company of a third-party tender or exchange offer for Company Common Shares, such recommendation shall have the same consequences for purposes of this paragraph as though an agreement with respect to a Company Acquisition had been executed and delivered. For purposes hereof, "Company Acquisition" means (i) a consolidation, exchange of shares or merger of the Company with any person, other than Parent or one of its Subsidiaries or any of the Company's Subsidiaries, and, in the case of a merger, in which the Company shall not be the continuing or surviving corporation, (ii) a merger of the Company with a person, other than Parent or one of its Subsidiaries or any of the Company's Subsidiaries, in which the Company shall be the continuing or surviving corporation but the then outstanding Company Common Shares shall be changed into or exchanged for stock or other securities of the Company or any other person or cash or any other property or the Company Common Shares outstanding immediately before such merger shall after such merger represent less than 50% of the voting stock of the Company outstanding immediately after the merger, (iii) the acquisition of beneficial ownership of 50% or more of the voting stock of the Company by any person (as such term is used under Section 13(d) of the Exchange Act), or (iv) a sale, lease or other transfer of 50% or more of the assets, net revenues or net operating income of the Company and its Subsidiaries, taken as a whole, to any person, other than Parent or one of its Subsidiaries or any of the Company's Subsidiaries. The term "Reimbursement Maximum Amount" shall mean $10,000,000. In addition, the Company shall reimburse Parent for all expenses incurred by Parent in connection with this Agreement up to the Reimbursement Maximum Amount if this Agreement has been terminated pursuant to Section 7.2(b) even if Parent is not entitled to any Company Termination Amount under this Section 7.5(a). The Company acknowledges that the agreements contained in this Section 7.5(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 7.5(a), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the payment set forth in this Section 7.5(a), the Company shall pay to Parent its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the Company Termination Amount and other amounts to be reimbursed to Parent under this Section 7.5(a) from the date payment was required to be made until the date of such payment at the prime rate of JPMorgan Chase Bank in effect on the date such payment was required to be made plus one percent (1%). If this Agreement is terminated pursuant to a provision that calls for a payment to be made under this Section 7.5(a), it shall not be a defense to the Company's obligation to pay hereunder that this Agreement could have been terminated under a different provision or could have been terminated at an earlier or later time.

     (b) If this Agreement is terminated

          (i) by the Company or Parent, after the public announcement of a Parent Acquisition Proposal or after the Company has exercised the Option, pursuant to Section 7.2(c);

          (ii) by the Company pursuant to Section 7.3(b); or

          (iii) by Parent pursuant to Section 7.4(c);

then Parent shall pay the Company the Parent Termination Amount (as defined below) and, in addition, reimburse the Company for all expenses incurred by the Company in connection with this Agreement up to the Reimbursement Maximum Amount prior to or upon the termination of this Agreement. All payments under this
Section 7.5(b) shall be made in cash by wire transfer to an account designated by the Company at the time of such termination (or, in the case of a termination pursuant to Section 7.4(c), prior to such termination). The term "Parent Termination Amount" shall mean $139,000,000; provided, however, that if, upon termination of this Agreement by the Company or Parent pursuant to Section 7.2(c) after the public announcement of a Parent Acquisition Proposal, the Board of Directors of Parent shall not have (x) withdrawn, withheld, modified or changed, in a manner adverse to the Company, the Board's approval or recommendation of this Agreement or the Merger, (y) recommended a Parent Superior Proposal or (z) resolved to do any of the foregoing, then the "Parent Termination Amount" shall mean $69,500,000 plus, if (x) Parent executes and delivers an agreement with respect to any Parent Acquisition (as defined below) or (y) a Parent Acquisition is consummated, in any such case, within 12 months from the date of termination, an additional $69,500,000 (which additional amount shall be paid promptly by wire transfer to an account designated by the Company). If the Board of Directors of Parent recommends the acceptance by the stockholders of Parent of a third-party tender or exchange offer for shares of Parent Common Stock, such recommendation shall have the same consequences for purposes of this paragraph as though an agreement with respect to a Parent Acquisition had been executed and delivered. For purposes hereof, "Parent Acquisition" means (i) a consolidation, exchange of shares or merger of Parent with any person, other than the Company or one of its Subsidiaries or any of Parent's Subsidiaries, and, in the case of a merger, in which Parent shall not be the continuing or surviving corporation, (ii) a merger of Parent with a person, other than the Company or one of its Subsidiaries or any of Parent's Subsidiaries, in which Parent shall be the continuing or surviving corporation but the then outstanding shares of Parent Common Stock shall be changed into or exchanged for stock or other securities of Parent or any other person or cash or any other property or the shares of Parent Common Stock outstanding immediately before such merger shall after such merger represent less than 50% of the voting stock of Parent outstanding immediately after the merger, (iii) the acquisition of beneficial ownership of 50% or more of the voting stock of Parent by any person (as such term is used under Section 13(d) of the Exchange Act), or (iv) a sale, lease or other transfer of 50% or more of the assets, net revenues or net operating income of Parent and its Subsidiaries, taken as a whole, to any person, other than the Company or one of its Subsidiaries or any of Parent's Subsidiaries. In addition, Parent shall reimburse the Company for all expenses incurred by the Company in connection with this Agreement up to the Reimbursement Maximum Amount if this Agreement has been terminated pursuant to
Section 7.2(c) even if the Company is not entitled to any Parent Termination Amount under this Section 7.5(b). Parent acknowledges that the agreements contained in this Section 7.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails promptly to pay any amount due pursuant to this Section 7.5(b), and, in order to obtain such payment, the Company commences a suit which results in a judgment against Parent for the payment set forth in this Section 7.5(b), Parent shall pay to the Company its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the Parent Termination Amount and other amounts to be reimbursed to the

Company under this Section 7.5(b) from the date payment was required to be made until the date of such payment at the prime rate of JPMorgan Chase Bank in effect on the date such payment was required to be made plus one percent (1%). If this Agreement is terminated pursuant to a provision that calls for a payment to be made under this Section 7.5(b), it shall not be a defense to Parent's obligation to pay hereunder that this Agreement could have been terminated under a different provision or could have been terminated at an earlier or later time.

     SECTION 7.6 Effect of Vote. Any right to terminate this Agreement provided under Sections 7.1, 7.2(a), 7.2(d), 7.3(a) or 7.4(a) hereunder shall be effective notwithstanding whether the Company Requisite Vote or the Parent Requisite Vote has been obtained. Any right to terminate this Agreement provided under Sections 7.2(b) or 7.4(b) hereunder shall be effective notwithstanding whether the Parent Requisite Vote has been obtained. Any right to terminate this Agreement provided under Sections 7.2(c) or 7.3(b) hereunder shall be effective notwithstanding whether the Company Requisite Vote has been obtained.

                                   ARTICLE 8

                               GENERAL PROVISIONS

     SECTION 8.1 Survival. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to Article 7, all rights and obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to Section 7.5 and Section 5.12 and except for the provisions of Sections 8.3, 8.4, 8.6, 8.8, 8.9, 8.11, 8.12 and 8.13 and the Confidentiality Agreement; provided that nothing herein shall relieve any party from any liability for any willful and material breach by such party of any of its covenants or agreements set forth in this Agreement and, subject to Section 8.12, all rights and remedies of such nonbreaching party under this Agreement in the case of such a breach, at law or in equity, shall be preserved. The parties hereto agree that, if this Agreement has been terminated, any remedy or amount payable pursuant to Section 7.5 or Section 5.12 shall be the sole and exclusive remedy of the party receiving payment thereunder unless the other party is in material and willful breach of any of its covenants and agreements set forth in this Agreement.

          (a) None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger; provided, however, that Article 2, this Article 8 and the agreements contained in Sections 5.11-5.14 shall survive the consummation of the Merger, unless otherwise provided herein.

     SECTION 8.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

        (a) if to Parent or Merger Sub:

           Devon Energy Corporation
           20 North Broadway
           Suite 1500
           Oklahoma City, Oklahoma 73102
           Facsimile: (405) 552-4550
           Attn: Duke R. Ligon
                 Senior Vice President and General Counsel with a copy to:

           Mayer, Brown, Rowe & Maw
           190 South LaSalle Street
           Chicago, Illinois 60603
           Facsimile: (312) 701-7711
           Attn: Scott J. Davis
                 James T. Lidbury

        (b) if to the Company:

           Ocean Energy, Inc.
           1001 Fannin
           Suite 1600
           Houston, Texas 77002
           Facsimile: (713) 265-8840
           Attn: Robert K. Reeves
                 Executive Vice President and General Counsel

           with a copy to:

           Vinson & Elkins L.L.P.
           2300 First City Tower
           1001 Fannin
           Houston, Texas 77002
           Facsimile: (713) 758-2346
           Attn: T. Mark Kelly
                 David P. Oelman

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

     SECTION 8.3  Assignment; Binding Effect; Benefit.  Except as provided in
Section 1.1 hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for the provisions of Article 2 and as provided in Section 5.13 and Section 5.14, notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     SECTION 8.4 Entire Agreement. This Agreement, the Confidentiality Agreement (other than Sections 9 and 10 thereof, which are hereby suspended and shall be of no further force or effect during the term of this Agreement, but shall come back into effect if this Agreement is terminated without the consummation of the Merger), the exhibits to this Agreement, the Company Disclosure Letter, the Parent Disclosure Letter and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT, MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS

CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY OTHER PARTY OR ANY OTHER PARTY'S REPRESENTATIVES OF ANY DOCUMENT OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

     SECTION 8.5 Amendments. This Agreement may be amended by the parties hereto, by action taken or authorized by their Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company or Parent, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 8.6 Governing Law; Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. EACH OF THE COMPANY, MERGER SUB AND PARENT HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COMPETENT COURTS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA, IN EITHER CASE LOCATED IN WILMINGTON, DELAWARE (THE "DELAWARE COURTS") FOR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

     SECTION 8.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.

     SECTION 8.8 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

     SECTION 8.9  Interpretation.  In this Agreement:

          (a) Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

          (b) The words "include", "includes" and "including" are not limiting.

          (c) The phrase "to the knowledge of" and similar phrases relating to knowledge of the Company or Parent, as the case may be, shall mean the actual knowledge of its executive officers.

          (d) "Material Adverse Effect" with respect to the Company or Parent shall mean a material adverse effect respecting (a) the business, assets and liabilities (taken together) or financial condition of a party and its Subsidiaries on a consolidated basis or (b) the ability of the party to consummate the transactions contemplated by this Agreement or fulfill the conditions to closing set forth in Article 6, except to the extent (in the case of either clause (a) or clause (b) above) that such adverse effect results from (i) general economic, regulatory or political conditions or changes therein in the United States or the other countries in which such party operates; (ii) financial or securities market fluctuations or conditions; (iii) changes in, or events or conditions affecting, the oil and gas industry generally; (iv) the announcement or pendency of the Merger or compliance with the terms and conditions of Section 5.1 hereof; or (v) stockholder class action litigation arising from allegations of a breach of fiduciary duty relating to this Agreement. "Company Material Adverse Effect" and "Parent Material Adverse Effect" mean a Material Adverse Effect with respect to the Company and Parent, respectively.

          (e) "Person" or "person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization.

          (f) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

     SECTION 8.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder. The failure of any party to this Agreement to assert any of its rights under this Agreement shall not constitute a waiver of such rights.

     SECTION 8.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     SECTION 8.12 Enforcement of Agreement; Limitation on Damages. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity. IN NO EVENT SHALL ANY PARTY BE LIABLE IN RESPECT OF THIS AGREEMENT FOR PUNITIVE OR EXEMPLARY DAMAGES.

     SECTION 8.13 Obligation of Merger Sub. Whenever this Agreement requires Merger Sub (or its successors) to take any action prior to the Effective Time, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action and a guarantee of the performance thereof.

     SECTION 8.14 Extension; Waiver. At any time prior to the Effective Time, each party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                          DEVON ENERGY CORPORATION

                                          By:     /s/ J. LARRY NICHOLS
                                            ------------------------------------
                                          Name: J. Larry Nichols
                                          Title:   Chairman of the Board,
                                                   President and
                                                   Chief Executive Officer

                                          DEVON NEWCO CORPORATION

                                          By:     /s/ J. LARRY NICHOLS
                                            ------------------------------------
                                          Name: J. Larry Nichols
                                          Title:   President

                                          OCEAN ENERGY, INC.

                                          By:     /s/ JAMES T. HACKETT
                                            ------------------------------------
                                          Name: James T. Hackett
                                          Title:   Chairman of the Board,
                                                   President and
                                                   Chief Executive Officer

                                                                       EXHIBIT A



                          CERTIFICATE OF INCORPORATION


                               OCEAN ENERGY, INC.



                                   ARTICLE I



                                      NAME



     The name of the corporation is Ocean Energy, Inc. (the "Corporation").



                                   ARTICLE II



                                REGISTERED AGENT



     The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.



                                  ARTICLE III



                                    PURPOSE



     The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful business, act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.



                                   ARTICLE IV



                                 CAPITAL STOCK



     The total number of shares of capital stock which the Corporation shall have authority to issue is 51,000 shares, consisting of 50,000 shares of Preferred Stock of the par value of $1.00 per share and 1,000 shares of Common Stock of the par value of $.01 per share.



     The following is a statement fixing certain of the designations and powers, voting powers, preferences, and relative, participating, optional or other rights of the Preferred Stock and the Common Stock of the Corporation, and the qualifications, limitations or restrictions thereof, and the authority with respect thereto expressly granted to the Board of Directors of the Corporation to fix any such provisions not fixed by this Certificate of Incorporation:



          A. Preferred Stock



     The Board of Directors is hereby expressly vested with the authority to adopt a resolution or resolutions providing for the issuance of authorized but unissued shares of Preferred Stock, which shares may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors in such resolution or resolutions. The powers, voting powers, designations, preferences, and relative, participating, optional or other rights, if any, of each series of Preferred Stock and the qualifications, limitations or restrictions, if any, of such powers, preferences and/or rights (collectively the "Series Terms"), shall be such as are stated and expressed in a resolution or resolutions providing for the creation or revision of such Series Terms (a "Preferred Stock Series Resolution") adopted by the Board of Directors (or a committee of the Board of Directors to which such responsibility is specifically and lawfully delegated). The powers of the Board with respect to the Series Terms of a particular series shall include, but not be limited to, determination of the following:



          (i) The number of shares constituting that series and the distinctive designation of that series, or any increase or decrease (but not below the number of shares thereof then outstanding) in such number;



          (ii) The dividend rate or method of determining dividends on the shares of that series, any conditions upon which such dividends shall be payable, and the date or dates or the method for determining the date or dates upon which such dividends shall be payable, whether such dividends, if any, shall be cumulative, and, if so, the date or dates from which dividends payable on such shares shall accumulate, and the relative rights of priority, if any, of payment of dividends on shares of that series;



          (iii) The voting rights and powers, if any, of the holders of any series of Preferred Stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share, and which may, without limiting the generality of any other series of Preferred Stock or all series of Preferred Stock as a class, to elect one or more directors of the Corporation generally or under such specific circumstances and on such conditions, as shall be provided in the resolution or resolutions of the Board of Directors (or such committee of the Board of Directors, as the case may be) adopted pursuant hereto, including, without limitation, in the event there shall have been a default in the payment of dividends on or redemption of any one or more series of Preferred Stock;



          (iv) Whether that series shall have conversion or exchange privileges with respect to shares of any other class or classes of stock or of any other series of any class of stock, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate upon occurrence of such events as the Board of Directors shall determine;



          (v) Whether the shares of that series shall be redeemable, and, if so, the price or prices and the terms and conditions of such redemption, including their relative rights of priority, if any, of redemption, the date or dates upon or after which they shall be redeemable, provisions regarding redemption notices, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;



          (vi) Whether that series shall have a sinking fund for the redemption or repurchase of shares of that series, and, if so, the terms, conditions and amount of such sinking fund;



          (vii) The rights, if any, of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation or in the event of any merger or consolidation of or sale of assets by the Corporation, and the relative rights of priority, if any, of payment of shares of that series;



          (viii) The conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or prior thereto, with respect to dividends or distribution of assets upon liquidation;



          (ix) The conditions or restrictions with respect to the issuance of, payment of dividends upon, or the making of other distributions to, or the acquisition or redemption of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distribution of assets upon liquidation; and



          (x) Any other designations, powers, preferences, and relative, participating, optional or other rights, including, without limitation, any qualifications, limitations, or restrictions thereof.



     Subject to the provisions of this Article IV, shares of one or more series of Preferred Stock may be authorized or issued from time to time as shall be determined by and for such consideration as shall be fixed by the Board of Directors (or a designated committee thereof), in an aggregate amount not exceeding the total number of shares of Preferred Stock authorized by this Certificate of Incorporation. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holder is required pursuant to any Preferred Stock Series Resolution. Except as required by law, holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote. Except in respect of series particulars fixed by the Board of Directors as permitted hereby, all shares of Preferred Stock shall be of equal rank and shall be identical. All shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.



          B.  Common Stock



             (i) Subject to the provisions of any Preferred Stock Series Resolution, the Board of Directors may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends on the Common Stock of the Corporation.



             (ii) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and payment or setting aside for payment of any preferential amount due to the holders of any other class or series of stock, the holders of the Common Stock shall be entitled to receive ratably any or all assets remaining to be paid or distributed.



             (iii) Subject to any special voting rights set forth in any Preferred Stock Series Resolution, the holders of the Common Stock of the Corporation shall be entitled at all meetings of stockholders to one vote for each share of such stock held by them. Except as may be provided in a Preferred Stock Series Resolution, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes.



          C.  No Preemptive Rights



     No holder of shares of stock of the Corporation shall have any preemptive or other rights, except as such rights are expressly provided by contract, to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the Corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock; but such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock may be issued or disposed of by the Board of Directors to such persons, and on such terms and for such lawful consideration, as in its discretion it shall deem advisable or as to which the Corporation shall have by binding contract agreed.



          D.  Registered Owner



     The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

                                   ARTICLE V



                               BOARD OF DIRECTORS



     The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:



     The number and terms of the Board of Directors of the Corporation and the procedures to elect directors, to remove directors, and to fill vacancies in the Board of Directors shall be as follows:



          (i) Subject to the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors that shall constitute the whole Board of Directors shall from time to time be fixed exclusively by the Board of Directors by a resolution adopted by a majority of the whole Board of Directors serving at the time of that vote. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation otherwise provide.



          (ii) Vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause and newly-created directorships resulting from any increase in the authorized number of directors may only be filled by no less than a majority vote of the remaining directors then in office, though less than a quorum, or by the sole remaining director (but not by the stockholders except as required by law), and each director shall hold office until the first meeting of stockholders held after his election for the purpose of electing directors and until his successor is elected and qualified or until his earlier death, resignation, or removal from office.



     Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by series, to elect one or more directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of such series of Preferred Stock.



                                   ARTICLE VI



                                INDEMNIFICATION



     The Corporation shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Corporation), by reason of his acting as a director or officer of the Corporation (and the Corporation, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he is or was an employee or agent of the Corporation or is or was serving at the request of the corporation in any other capacity for or on behalf of the Corporation) against any liability or expense actually and reasonably incurred by such person in respect thereof; provided, however, the Corporation shall be required to indemnify an officer or director in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by the Board of Directors of the Corporation. Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise. The right to indemnification conferred by this Article VI shall be deemed to be a contract between the Corporation and each person referred to herein.



                                  ARTICLE VII



                         LIMITED LIABILITY OF DIRECTORS



     No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the General Corporation Law of the State of Delaware, or (d) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of this Article VII shall be prospective only, and neither the amendment, modification nor repeal of this Article VII shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VII would accrue or arise, prior to such amendment, modification or repeal. If the General Corporation Law of the State of Delaware hereafter is amended to authorize corporate action further eliminating or limiting the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time.



                                  ARTICLE VIII



                             POWER TO AMEND BYLAWS



     In furtherance and not in limitation of the powers conferred by statute, the Bylaws of the Corporation may be altered, amended or repealed and new Bylaws may be adopted by (i) the Board of Directors in accordance with the Bylaws or
(ii) the stockholders of the Corporation by an affirmative vote of the holders of at least a majority of the votes of the outstanding shares of the class or classes or series of stock then entitled to be voted thereon, voting together as a single class.



                                   ARTICLE IX



                   AMENDMENT OF CERTIFICATE OF INCORPORATION



     Subject to the provisions of this Certificate of Incorporation and applicable law, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and, all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article IX.

                          CERTIFICATE OF DESIGNATIONS


                                    FOR THE


                      SERIES B CONVERTIBLE PREFERRED STOCK


                                       OF


                               OCEAN ENERGY, INC.



     OCEAN ENERGY, INC., a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), DOES HEREBY CERTIFY:



     That pursuant to authority conferred upon the Board of Directors of the Company (the "Board") by the Certificate of Incorporation, as amended (the "Certificate of Incorporation"), of the Company and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board duly adopted the following resolution on May 9, 2001:



     RESOLVED, that pursuant to the authority vested in the Board by the provisions of the Certificate of Incorporation, the Board hereby creates the Series B Convertible Preferred Stock (the "Series B Preferred Stock") from the authorized but unissued preferred stock, par value $1.00 per share, of the Company, and the Board hereby fixes the designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such Series B Preferred Stock as follows:



     SECTION I. Designation and Number. A series of fifty thousand (50,000) shares shall be designated "Series B Convertible Preferred Stock." The number of shares in such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by the Board.



     SECTION II. Definitions.



     A. For purposes of this resolution, the following terms shall have the meanings indicated:



          The term "Available Cash" still have the meaning given to it in
     Section VII.C.



          The term "Capital Stock" shall mean any and all shares or other equivalents (however designated) of corporate stock of the Company or the entity in question, as the case may be.



          The term "Common Stock" shall mean the Company's Common Stock, par value $.10 per share.



          The term "Conversion Price" shall mean the Series B Conversion Price.



          The term "Current Market Price" shall mean, as of any date, the price per share of Common Stock determined by the Company's Board as provided in this definition. The Current Market Price shall be the average of the daily closing prices per share of Common Stock for ten consecutive trading days ending no more than two business days before the day in question (as adjusted for any stock dividend, split, combination or reclassification that took effect during or subsequent to such ten trading day period). The closing price for each day shall be the last reported sales price regular way or, in the event no such reported sales take place on such day, the average of the last reported bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the average of the highest bid and the lowest asked prices quoted on the National Association of Securities Dealers Automated Quotation System; provided, however, that if the Common Stock is not traded in such manner that such quotations are available for the period required hereunder, the Current Market Price per share of Common Stock shall be deemed to be the fair value as reasonably determined by the Board of the Company. Notwithstanding the foregoing, to the extent the Company sells Common Stock in a public offering, the Current Market Price with respect to such transaction shall be the price per share at which the Company sells such Common Stock before deducting therefrom any discounts, commissions, taxes or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

          The term "Issuance Date" shall mean the date the Series B Preferred Stock is issued in connection with the Merger.



          The term "Junior Securities" shall have the meaning given to it in
     Section VIII.



          The term "Liquidation" shall mean any voluntary or involuntary liquidation, dissolution or winding-up of the Company. Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more entities shall be deemed to be a liquidation, dissolution or winding-up of the Company.



          The term "Mandatorily Redeemable Preferred Stock" shall have the meaning given to it in Section VII.C.



          The term "Measurement Date" shall mean November 10, 1998.



          The term "Merger" shall mean the merger of Ocean Energy, Inc., a Texas corporation ("OEI-Texas"), with and into the Company.



          The term "Parity Securities" shall have the meaning given to it in
     Section VIII.



          The term "Optional Redemption Date" shall have the meaning given to it in Section VII.B.



          The term "Optional Redemption Notice" shall have the meaning given to it in Section VII.B.



          The term "Reclassification" means any capital reorganization of the Company, any reclassification of the Common Stock, the consolidation of the Company with or the merger of the Company with or into any other Person, or the sale, lease or other transfer of all or substantially all of the assets of the Company to any other Person. The subdivision or combination of shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock at any time outstanding into a greater or lesser number of shares of Common Stock (whether with or without par value) shall not be deemed to be a "Reclassification" of the Common Stock for the purposes of
     Section VI.E.4.



          The term "Redemption Date" shall have the meaning given to it in
     Section VII.C.



          The term "Rights" means the rights to acquire Capital Stock or preferred stock of the Company, or subdivisions thereof, which are issued pursuant to that certain Amended and Restated Rights Agreement of OEI-Texas dated December 22, 1997, as amended, assumed by the Company in connection with the Merger or pursuant to any other rights plan approved by the Board and any amendments thereto, similar to shareholder rights plans of the type adopted by public companies, approval of any rights plan by the Board to be conclusive evidence that such plan satisfies the foregoing and such rights issuable thereunder are Rights contemplated hereby.



          The term "Senior Securities" shall have the meaning given to it in
     Section VIII.



          The term "Series B Conversion Date" shall have the meaning set forth in Section VI.D hereof.



          The term "Series B Conversion Price" shall have the meaning set forth in Section VI.C hereof.



          The term "Series B Forced Conversion Price" means prior to the third anniversary of the Measurement Date, 175% of the Series B Conversion Price, as then in effect, and on and after the third anniversary of the Measurement Date, 150% of the Series B Conversion Price, as then in effect.



          The term "Series B Preferred Stock" means the Series B Convertible Preferred Stock, par value $1.00 per share, of the Company.



          The term "Trigger Price" shall mean, as applicable, (i) in the case of Common Stock, options, warrants or other rights to purchase or acquire Common Stock, securities by their terms convertible into or exchangeable for Common Stock (other than any series of convertible preferred stock) and Capital Stock, other than any series of convertible preferred stock, of the Company, $12.00 per share, as proportionately adjusted for all Common Stock stock splits, dividends paid in Common Stock, reverse splits of Common Stock and other recapitalizations affecting the Common Stock subsequent to the Issuance Date or (ii) in the case of any series of convertible preferred stock of the Company, the Series B Conversion Price as then in effect.



          B. All accounting terms used herein and not expressly defined herein shall have the meanings given to them in accordance with generally accepted accounting principles as of the date the Series B Preferred Stock is initially issued.



     SECTION III. Dividends. The holders of the then outstanding Series B Preferred Stock shall be entitled to receive, when and as declared by the Board, and out of any funds legally available therefor, cumulative dividends at the annual rate of $65.00 per share, payable semi-annually in cash on April 1 and October 1 of each year commencing October 1, 2001, accruing from and including April 2, 2001. Dividends on the Series B Preferred Stock shall accumulate and accrue on each such share from the date of its original issue and shall accrue from day to day thereafter, whether or not earned or declared. No dividend or distribution on any Junior Securities in cash, shares of stock (other than Common Stock) or other property shall be declared, set apart for payment or paid unless all previous and current dividends on the Series B Preferred Stock at the rate specified above shall have been paid or declared and a sum sufficient for the payment thereof set apart.



     SECTION IV. Preference on Liquidation. Upon any Liquidation, holders of shares of Series B Preferred Stock shall be entitled to receive payment of $1,000.00 per share of Series B Preferred Stock held by them plus an amount equal to all accrued and unpaid dividends thereon, whether or not earned or declared, to and including the last date on which dividends have accrued thereon prior to the Liquidation, before any distribution shall be made or any assets distributed to the holders of any of the Junior Securities. Except as provided in the preceding sentence, holders of Series B Preferred Stock shall not be entitled to any distribution in the event of any Liquidation of the affairs of the Company. If the assets of the Company are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Series B Preferred Stock and all Parity Securities, then the holders of all such shares shall share equally and ratably in such distribution of assets in proportion to the full liquidation preference to which each is entitled, including without limitation, accumulated but unpaid dividends.



     SECTION V. Voting.



     A. In addition to the special voting rights provided in paragraph "B" of this Section V and the voting rights provided by applicable law, the holders of shares of Series B Preferred Stock shall be entitled to vote upon all matters upon which holders of the Common Stock have the right to vote, and shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which such shares of Series B Preferred Stock could be converted pursuant to the provisions of Section VI hereof at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken, such votes to be counted together with all other shares of Capital Stock having general voting powers and not separately as a class. In all cases where the holders of shares of Series B Preferred Stock have the right to vote separately as a class, all such holders shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which such shares of Series B Preferred Stock could be converted pursuant to the provisions of Section VI hereof at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken.



     B. So long as any Series B Preferred Stock is outstanding, without the consent of the holders of at least 66 2/3% of the shares of Series B Preferred Stock then outstanding, voting together as a class, given in writing or by vote at a meeting of stockholders called for such purpose, the Company will not (i) create any new class or series of stock having a preference over the Series B Preferred Stock with respect to dividend distributions or distributions on Liquidation or (ii) amend, alter or repeal any provision of the Certificate of Incorporation of the Company so as to adversely affect the preferences, rights, or powers of the Series B Preferred Stock.

     SECTION VI. Conversion Rights. The Series B Preferred Stock shall be convertible into Common Stock as follows:



     A. Optional Conversion. Subject to and upon compliance with the provisions of this Section VI, the holder of any shares of Series B Preferred Stock shall have the right at such holder's option, at any time or from time to time, to convert any of such shares of Series B Preferred Stock into the number of fully paid and nonassessable shares of Common Stock set forth in paragraph "C" of this
Section VI.



     B. Automatic Conversion. Each outstanding share of Series B Preferred Stock shall automatically be converted, without any further act of the Company or its stockholders, into the number of fully paid and nonassessable shares of Common Stock set forth in paragraph "C" of this Section VI, provided, however, that such automatic conversion shall occur if, and only if, for any 20 consecutive trading days, the closing price of the Common Stock equals or exceeds the Series B Forced Conversion Price.



     C. Conversion Price. Each share of Series B Preferred Stock converted pursuant to paragraphs "A" and "B" of this Section VI shall be converted into such number of shares of Common Stock as is determined by dividing (i) the sum of (A) $1,000.00 plus (B) all accrued and unpaid dividends on such share of Series B Preferred Stock, whether or not earned or declared, which such holder is entitled to receive, but has not yet received, by (ii) the Series B Conversion Price in effect on the Series B Conversion Date. The Series B Conversion Price shall initially be $14.92. The Series B Conversion Price shall be subject to adjustment as set forth in paragraph "E" of this Section VI and as so adjusted is referred to herein as the "Series B Conversion Price."



     D. Mechanics of Conversion. Upon the occurrence of the event specified in paragraph "B" of this Section VI, the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and regardless of whether the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue to any such holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series B Preferred Stock are delivered to either the Company or any transfer agent of the Company or the affidavit and indemnity referenced in paragraph "F" of Section IX hereof with respect to such certificates are delivered to the Company. The holder of any shares of Series B Preferred Stock may exercise the conversion right specified in paragraph "A" of this Section VI as to any part thereof by surrendering to the Company or any transfer agent of the Company the certificate or certificates for the shares to be converted, accompanied by written notice stating that the holder elects to convert all or a specified portion of the shares represented thereby. Conversion shall be considered to have been effected (i) on the date of the occurrence of the event specified in paragraph "B" of this Section VI, or (ii) on the date when a holder of Series B Preferred Stock delivers notice of an election to convert shares of Series B Preferred Stock to the Company accompanied by certificates representing such shares, as the case may be, and such date is referred to herein as the "Series B Conversion Date." Subject to the provisions of paragraph "E" of this Section VI, as promptly as practicable thereafter (and after surrender of the certificate or certificates representing shares of the Series B Preferred Stock to the Company or any transfer agent of the Company or delivery to the Company of the affidavit and indemnity referenced in paragraph "F" of Section IX hereof with respect to such certificates), the Company shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check in immediately available funds or cash with respect to any fractional interest in a share of Common Stock as provided in paragraph "C" of Section IX hereof. Subject to the provisions of paragraph "E" of this Section VI, the person in whose name the certificate or certificates for Common Stock are to be issued shall be considered to have become a holder of record of such Common Stock on the Series B Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series B Preferred Stock surrendered for conversion, the Company shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Company, a new certificate or certificates covering the number of shares of Series B Preferred Stock representing the unconverted portion of the certificate so surrendered.

     E. Series B Conversion Price Adjustments. The Series B Conversion Price shall be subject to adjustment from time to time as follows:



          1. Other Issuances of Common Stock. If the Company shall issue any Additional Shares of Common Stock after the Issuance Date for a consideration per share less than the Trigger Price immediately prior to such issuance, then and in each such case the Series B Conversion Price shall immediately be reduced to a price determined by multiplying the Series B Conversion Price by a fraction (i) the numerator of which shall be
     (A) the number of shares of Common Stock outstanding at the close of business on the day next preceding the date of such issue, plus (B) the number of shares of Common Stock which the aggregate consideration received (or by the express provisions hereof deemed to have been received) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Trigger Price and (ii) the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date of such issue after giving effect to such issue of Additional Shares of Common Stock. For the purpose of the calculation described in this clause "1", the number of shares of Common Stock outstanding shall include (A) the number of shares of Common Stock into which the then outstanding shares of Series B Preferred Stock could be fully converted on the day next preceding the issue of Additional Shares of Common Stock and (B) the number of shares of Common Stock which could be obtained through the conversion of all convertible securities which are convertible on the day next preceding the issue of Additional Shares of Common Stock. "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company after the Issuance Date, whether or not subsequently reacquired or retired by the Company, other than (i) shares of Common Stock issued upon conversion of the Series B Preferred Stock, (ii) shares of Common Stock issued to, and options or rights to purchase Common Stock granted to, current or former management, directors, or employees of, or consultants to the Company or any subsidiary of the Company pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board or the Compensation Committee of the Board, (iii) shares of Common Stock issued in connection with the Merger and (iv) the shares of Series B Preferred Stock issued in connection with the Merger. For the purpose of any adjustment of the Series B Conversion Price pursuant to this clause "1", the following provisions shall be applicable:



             a. Cash. In the case of the issuance of Common Stock for cash, the amount of the consideration received by the Company shall be considered to be the amount of the cash proceeds received by the Company for such Common Stock before deducting therefrom any discounts, commissions, taxes or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.



             b. Consideration Other Than Cash. In the case of the issuance of Common Stock (otherwise than upon the conversion of shares of capital stock or other securities of the Company) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as reasonably determined by the Board, irrespective of any accounting treatment; provided, however, that such fair value as reasonable determined by the Board shall not exceed the aggregate Current Market Price of the shares of Common Stock being issued as of the date the Board authorizes the issuance of such shares.



             c. Options and Convertible Securities. If, after the Issuance Date, the Company shall grant any options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable), or issue any securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable) and the consideration per share for which Common Stock may at any time thereafter be issuable pursuant to such options, warrants or other rights or pursuant to the terms of such convertible or exchangeable securities shall be less than the Trigger Price, then:



                (1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be considered to have been issued at the time such options, warrants or rights were granted and for a consideration equal to the consideration (determined in the manner provided in subclauses "a" and "b" of this clause "1"), if any, received by the Company upon the grant of such options, warrants or rights plus the minimum purchase price provided for in such options, warrants or rights for the Common Stock covered thereby;



                (2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be considered to have been issued at the time such securities were issued or such options, warrants or rights were granted and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities and the exercise of any related options, warrants or rights (the consideration in each case to be determined in the manner provided in subclauses "a" and "b" of this clause "1");



                (3) on any change in the number of shares of Common Stock deliverable upon exercise of any such options, warrants or rights or conversion of or exchange for such convertible or exchangeable securities or any change in the consideration to be received by the Company upon such exercise, conversion or exchange, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Series B Conversion Price as then in effect shall forthwith be readjusted to such Series B Conversion Price as would have been obtained had an adjustment been made upon the grant of such options, warrants or rights not exercised prior to such change, or the issuance of such securities not converted or exchanged prior to such change, on the basis of such change;



                (4) on the expiration or cancellation of any such options, warrants or rights, or the termination of the right to convert or exchange such convertible or exchangeable securities, if the Series B Conversion Price shall have been adjusted upon the grant or issuance thereof, then the Series B Conversion Price shall forthwith be readjusted to such Series B Conversion Price as would have been obtained had an adjustment been made upon the grant or issuance of such options, warrants, rights or securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such securities; and



                (5) if the Series B Conversion Price shall have been adjusted upon the grant or issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Series B Conversion Price shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof;



        provided, however, that no increase in the Series B Conversion Price shall be made pursuant to subclauses "1", "2" or "3" of this subclause "c".



             d. Notwithstanding the foregoing provisions of this paragraph "E" of this Section VI, the dividend or other distributions of Rights to holders of Common Stock shall not be deemed to be the issuance of Additional Shares of Common Stock resulting in an adjustment to the Series B Conversion Price until such time as such Rights become exercisable or exchangeable for Common Stock.

          2. Stock Dividends. If the number of shares of Common Stock outstanding at any time after the date of issuance of Series B Preferred Stock is increased by a stock dividend or other distribution payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then immediately after the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend or the effective date of such subdivision or split-up, as the case may be, the Series B Conversion



     Price shall be appropriately reduced so that the holder of any shares of Series B Preferred Stock thereafter converted shall be entitled to receive the number of shares of Common Stock which the holder would have received immediately following such action had such shares of Series B Preferred Stock been converted immediately prior thereto.



          3. Combination of Stock. If the number of shares of Common Stock outstanding at any time after the date of issuance of Series B Preferred Stock is decreased by a combination of the outstanding shares of Common Stock, then, immediately after the effective date of such combination, the Series B Conversion Price for such series shall be appropriately increased so that the holder of any shares of Series B Preferred Stock thereafter converted shall be entitled to receive the number of shares of Common Stock which such holder would have received immediately following such action had such shares of Series B Preferred Stock been converted immediately prior thereto.



          4. Reclassification. In case of any Reclassification, each share of Series B Preferred Stock shall, after such Reclassification, be convertible into the kind and number of shares of stock or other securities, cash or property to which the holder of such share of Series B Preferred Stock would have been entitled to receive if the holder owned the Common Stock issuable upon conversion of the Series B Preferred Stock immediately prior to the occurrence of the Reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Series B Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as possible, to any shares of stock or other securities, cash or property thereafter deliverable on the conversion of the shares of Series B Preferred Stock.



          5. Adjustment Upon Payment of Dividend on Common Stock. To the extent the Company pays a dividend on Common Stock, other than Rights or a dividend payable in Common Stock as provided for in Section VI.E.2, the Series B Conversion Price shall immediately be reduced (i) by the per share amount of cash dividend paid on the Common Stock or (ii) in the case of a non-cash dividend (other than dividends of options, warrants or other rights to purchase or acquire Common Stock for which there has been an adjustment under Section VI.E.1.c), by the fair value of the per share amount of such dividend as reasonably determined by the Board.



          6. Rounding of Calculations. All calculations under this paragraph "E" shall be made to the nearest cent or to the nearest one hundredth (1/100th) of a share, as the case may be.



          7. Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this paragraph "E" shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (i) issuing to the holder of any shares of Series B Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment, and (ii) paying to such holder any amount of cash in lieu of a fractional share of Common Stock pursuant to paragraph "C" of
     Section IX hereof; provided, however, that the Company upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares and such cash, upon the occurrence of the event requiring such adjustment.



     F. Statement Regarding Adjustments. Whenever the Series B Conversion Price shall be adjusted as provided in paragraph "E" of this Section VI, the Company shall forthwith file, at the office of any transfer agent for such Series B Preferred Stock and at the principal office of the Company, a statement showing in detail the facts requiring such adjustment and the Series B Conversion Price that shall be in effect after such adjustment, and the Company shall also cause a copy of such statement to be sent by certified mail, postage prepaid, to each holder of shares of Series B Preferred Stock at the address appearing on the Company's records. Each such statement shall be signed by the Company's independent public accountants. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of paragraph "G" of this Section VI.



     G. Notice to Holders. In the event the Company shall propose to take any action of the type described in clauses "1" (but only if the action of the type described in clause "1" would result in an adjustment in the Series B Conversion Price), "2", "3, "4" or "5" of paragraph "E" of this Section VI, the Company shall give notice to each holder of shares of Series B Preferred Stock affected by such action in the manner set forth in this paragraph "G" of this Section VI, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Series B Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Series B Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten days prior to the date so fixed, and in the case of any other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.



     H. Treasury Stock. For the purpose of this Section VI, the sale or other disposition of Common Stock theretofore held in the Company's treasury shall be deemed to be an issuance thereof.



     I. Costs. The Company shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock of the Company upon conversion of any shares of Series B Preferred Stock; provided, however, that the Company shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series B Preferred Stock in respect of which such shares are being issued.



     SECTION VII. Redemption.



     A. Optional Redemption. So long as any shares of Series B Preferred Stock shall be outstanding and to the extent that the Company shall have funds legally available for such payment, the Company may, but shall not be obligated pursuant to this Section VII.A to, redeem for cash any such outstanding shares. The redemption price of each share of Series B Preferred Stock so redeemed shall be an amount equal to the sum of (i) the product of (A) the number of shares of Common Stock into which one share of Series B Preferred Stock is then convertible and (B) the Series B Forced Conversion Price and (ii) all accrued and unpaid dividends. All accrued and unpaid dividends payable hereunder shall be payable whether or not earned or declared, to and including the applicable Optional Redemption Date.



     B. Procedure With Respect to Optional Redemption. The Company shall, not less than 30 days nor more than 60 days prior to the applicable redemption date (an "Optional Redemption Date"), mail written notice (the "Optional Redemption Notice"), by certified mail, postage prepaid, to each holder of shares of record of Series B Preferred Stock to be redeemed at such holder's post office address last shown on the records of the Company. The Optional Redemption Notice shall state: (i) the total number of shares of Series B Preferred Stock which the Company intends to redeem; (ii) the number of shares of Series B Preferred Stock which the Company intends to redeem from that particular holder; (iii) the applicable Optional Redemption Date and the applicable redemption price; and
(iv) the time, place and manner in which the holder is to surrender to the Company the certificate or certificates, as the case may be, representing the shares of Series B Preferred Stock to be redeemed. On or before the applicable Optional Redemption Date, each holder of Series B Preferred Stock shall surrender the certificate or certificates representing such shares to the Company, in the manner and at the place designated in the Optional Redemption Notice, and thereupon the applicable redemption price for such shares shall be payable in immediately available funds to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired. In the event less than all of the shares of Series B Preferred Stock represented by such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.



     C. Mandatory Redemption. If on the twentieth anniversary of the Measurement Date and on each anniversary of the Measurement Date thereafter until the Series B Preferred Stock is fully retired (a "Redemption Date"), all shares of the Series B Preferred Stock have not been previously converted or redeemed and if the closing price of Common Stock into which the shares of any outstanding series of Series B Preferred Stock are convertible is less than the applicable Conversion Price for such series of Series B Preferred Stock for a period of 30 consecutive trading days during the immediately preceding 12-month period (such series of Series B Preferred Stock being referred to as the "Mandatorily Redeemable Preferred Stock"), then the Company shall, at the option of each holder of shares of Mandatorily Redeemable Preferred Stock not converted or redeemed, redeem in cash the lesser of (i) one-fifth of the shares of the Mandatorily Redeemable Preferred Stock held of record by such holder or (ii) the number of shares equal to the quotient resulting from dividing such holder's pro rata share of the Available Cash (as hereinafter defined) by the redemption price per share. The term "Available Cash" means the lesser of (A) the amount of cash legally available for the redemption of stock by the Company or (B) the amount of cash available, if any, for the redemption of stock by the Company without materially disrupting the business of the Company as carried on in the normal course, as determined in good faith by the Board of the Company. Notwithstanding anything herein to the contrary, if the redemption of any shares of Mandatorily Redeemable Preferred Stock for which redemption has been demanded under this Section VII.C would result in a default, an event of default or an event that with the passage of time or the giving of notice, or both, would become a default or an event of default under any contract, agreement, commitment or other contractual obligation to which the Company is a party, bound or subject to, the Company shall not be obligated to redeem any of the shares of Mandatorily Redeemable Preferred Stock for which redemption has been demanded under this Section VII.C. A holder's pro rata share of Available Cash with respect to shares of Mandatorily Redeemable Preferred Stock for which redemption has been demanded shall be determined ratably based upon the respective amounts which would be payable on such shares if all amounts payable upon redemption of all shares for which redemption has been demanded were paid in full. The redemption price per share of the Series B Preferred Stock shall be $1,000.00 plus all accrued and unpaid dividends as of the applicable Redemption Date, whether or not earned or declared. Any holder of Series B Preferred Stock may exercise its option to redeem shares pursuant to this Section VII.C at any time after an applicable Redemption Date but prior to, and such option shall expire at 5:00 p.m., Houston, Texas, time on, the 30th day after the applicable Redemption Date.



     D. Procedure With Respect to Mandatory Redemption. A holder of Mandatorily Redeemable Preferred Stock may exercise its option pursuant to paragraph "C" of this Section VII by delivering, prior to the expiration of such option, written notice of redemption to the Company at its principal executive office, together with all certificates representing shares of Mandatorily Redeemable Preferred Stock to be redeemed, or the affidavit and indemnity referenced in paragraph "F" of Section IX hereof with respect to such certificates, and such transmittal forms, endorsements or stock powers as may reasonably be requested by the Company. Upon receipt thereof, the Company will promptly pay, by check or wire in immediately available funds, the redemption price to the registered holder at the address specified in the written notice of redemption, or in the event no address is specified, at the address of the holder as it then appears on the records of the Company. Subject to the terms of paragraph "C" of this Section VII, in no event shall the redemption price be delivered later than 60 days after receipt by the Company of written notice of redemption pursuant to paragraph "C" of this Section VII.



     SECTION VIII. Rank. The Series B Preferred Stock shall, with respect to dividend distributions and distributions upon the Liquidation of the Company, rank (i) senior to all classes of Common Stock of the Company, to the Company's Series A Junior Participating Preferred Stock and to each other class of Capital Stock of the Company or series of preferred stock of the Company hereafter established the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series B Preferred Stock as to dividend distributions or distributions upon the Liquidation of the Company (collectively referred to, together with all classes of Common Stock of the Company, as "Junior Securities"); (ii) on a parity with any class of Capital Stock of the Company or series of preferred stock of the Company hereafter established the terms of which expressly provide that such class or series will rank on a parity with the Series B Preferred Stock as to dividend distributions or distributions upon the Liquidation of the Company (collectively referred to as "Parity Securities"); and (iii) junior to each other class of Capital Stock of the Company or series of preferred stock of the Company hereafter established the terms of which expressly provide that such class or series will rank senior to the Series B Preferred Stock as to dividend distributions or distributions upon the Liquidation of the Corporation (collectively referred to as "Senior Securities").



     SECTION IX. GENERAL.



     A. All shares of Common Stock which may be issued upon conversion of the shares of Series B Preferred Stock will upon issuance by the Company be duly and validly issued, fully paid and nonassessable, not subject to any preemptive rights, and free from all taxes, liens and charges with respect to the issuance thereof and the Company shall take no action which will cause a contrary result.



     B. The section headings contained in this resolution are for reference purposes only and shall not affect in any way the meaning of this resolution.



     C. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of the Series B Preferred Stock. If more than one share of Series B Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any share of Series B Preferred Stock, the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the then Current Market Price.



     D. The Company shall reserve at all times so long as any shares of Series B Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series B Preferred Stock.



     E. Shares of Series B Preferred Stock which have been issued and have been converted, redeemed, repurchased or reacquired in any manner by the Company shall become authorized and unissued shares of the Company's undesignated preferred stock, par value $1.00 per share, but shall not be reissued as shares of Series B Preferred Stock.



     F. Upon receipt by the Company of (i) an affidavit in form and content reasonably acceptable to the Company stating that the stock certificate or certificates representing Series B Preferred Stock have been lost, stolen or destroyed, and (ii) an indemnity in form and content reasonably acceptable to the Company that indemnifies the Company against any claim that may be made against the Company with respect to the certificate or certificates alleged to have been lost, stolen or destroyed, the Company shall issue a new certificate or certificates in place of any certificate or certificates alleged to have been lost, stolen or destroyed.



     G. All dollar amounts shall be United States dollars.

     IN WITNESS WHEREOF, the Company has caused this certificate to be signed and attested by its duly authorized officers this 9th day of May, 2001.



                                          OCEAN ENERGY, INC.,


                                          A Delaware corporation



                                          By:     /s/ JAMES T. HACKETT

                                            ------------------------------------

                                              Name: James T. Hackett


                                              Title:   President



ATTEST:



       /s/ ROBERT K. REEVES

--------------------------------------

     Robert K. Reeves, Secretary

                                                                       EXHIBIT B

                               THIRD AMENDMENT TO
                              EMPLOYMENT AGREEMENT

     WHEREAS, Ocean Energy, Inc. ("OEI") and James T. Hackett ("Executive") have heretofore entered into an Employment Agreement (the "Agreement"), initially effective as of September 16, 1998; and

     WHEREAS, the Agreement has been subsequently amended on two occasions and OEI, Devon Energy Corporation ("Devon") and Executive desire to further amend the Agreement in certain respects, contingent on, and effective upon, the consummation of the transactions (the "Merger") contemplated by the Agreement and Plan of Merger by and among Devon, Devon Newco Corporation, and OEI dated as of February 23, 2003, as the same may be amended from time to time (the "Merger Agreement");

     NOW, THEREFORE, the Agreement is amended as follows, effective as of the "Effective Time" (which, for purposes of this Amendment, shall have the meaning ascribed to it in the Merger Agreement):

          1. References to the "Company" in the Agreement shall mean Devon Energy Corporation.

          2. Paragraph 1.2 of the Agreement shall be amended to read as follows:

             "1.2 Positions. Effective as of the Effective Time, the Company shall cause Executive to be appointed the President and Chief Operating Officer of the Company. The Company shall maintain Executive in such positions, or such other positions as the parties mutually may agree, for the full term of Executive's employment hereunder. The term "Effective Time" shall have the meaning ascribed to it in the Agreement and Plan of Merger by and among Devon Energy Corporation, Devon Newco Corporation, and Ocean Energy, Inc. dated as of February 23, 2003, as the same may be amended from time to time (the "Merger Agreement")."

          3. Article I is amended by adding thereto a new Paragraph 1.6, Office Location, to read as follows:

             "1.6 Office Location. The Company's principal executive offices shall be maintained in the greater Oklahoma City, Oklahoma area. It is anticipated that Executive will regard Oklahoma City as the primary location of his office. Prior to the relocation of his residence to Oklahoma City, the Company shall provide Executive with appropriate airplane transportation between Oklahoma City and Houston, Texas, or promptly reimburse Executive for the cost thereof. In addition, prior to Executive's relocation to the greater Oklahoma City area (as provided below), the Company shall provide Executive with, or promptly reimburse Executive for the cost of, a temporary rented, furnished apartment or condominium in the greater Oklahoma City area and the use of an automobile while there (the "Temporary Benefits"). All utility expenses, gasoline, parking and other expenses incurred by Executive and reasonably related to the Temporary Benefits shall be paid by the Company. The Temporary Benefits provided Executive shall be of a nature and have a status appropriate for Executive's position with the Company. To the extent that the Company's provision or payment of any of these items is taxable compensation to Executive, the Company shall pay Executive, at such applicable times, an additional amount in cash such that the benefits are provided to Executive without any "tax cost," whether federal, state or otherwise, to him.

             By May 1, 2004, Executive shall notify the Company whether he is relocating to the greater Oklahoma City area or exercising his right to terminate pursuant to paragraph 2.3(i). If Executive notifies the Company that he is relocating, he shall use his reasonable best efforts to so relocate by May 31, 2004, and if Executive has not relocated to the greater Oklahoma City area by June 30, 2004, the Company may terminate Executive's employment and such termination shall be deemed to have been for cause pursuant to paragraph 2.2(iii)."

          4. Paragraph 2.1 is amended by adding a new sentence thereto to read as follows:

             "Notwithstanding the foregoing, the term of this Agreement shall not expire prior to the fifth anniversary of the Effective Time, unless sooner terminated pursuant to the other provisions hereof."

          5. Item (D) of Paragraph 2.3(i) is amended to read as follows:

             "(D) the Company's principal executive offices cease to be in the greater Oklahoma City area or Executive is required to work at an office other than the principal executive offices of the Company, excluding business travel reasonably consistent with Executive's past practice;"

          6. Paragraph 2.3 is further amended by adding thereto a new sentence to read as follows:

             "The Company and Executive agree that Executive may not terminate his employment pursuant to paragraph 2.3(i) due to a change in his duties, responsibilities, positions or principal place of employment based on the same as they existed immediately prior to the Effective Time; provided, however, the foregoing shall not prevent Executive from terminating pursuant to paragraph 2.3(i) based on any change from those duties, responsibilities, positions or principle place of employment as in effect immediately following the Effective Time; and provided, further, that upon not less than four weeks notice, Executive may in all events terminate his employment on May 1, 2004 and such termination shall be deemed to be for a reason encompassed by paragraph 2.3(i) for which there is no correction by the Company and upon such termination the Company shall provide Executive with the Termination Benefits."

          7. Paragraph 3.9(v) is amended by adding thereto the following:

             "Notwithstanding the foregoing or anything in the ESRP or Executive's Membership Agreement thereunder to the contrary, Executive may elect, at any time prior to the commencement of his benefit under the ESRP in an annuity form, to receive an amount equal to 95% of the Actuarial Equivalent (as such term is defined in the ESRP) of his then vested Accrued Benefit under the ESRP in a single lump sum. Upon such election, the non-vested portion, if any, of Executive's Accrued Benefit shall be forfeited. The Company shall cause the ESRP and Executive's Membership Agreement thereunder to be amended as necessary to reflect this Paragraph 3.9(v)."

          8. Notwithstanding anything herein to the contrary, the Company continues to have the right to terminate Executive's employment at any time pursuant to paragraph 2.2 and any such termination by the Company, other than pursuant to paragraph 2.2(iii) or (iv), shall entitle Executive to the Termination Benefits.

          9. As amended hereby, the Agreement is specifically ratified and reaffirmed. If the Merger Agreement is terminated without the consummation of the transactions contemplated thereby, this Amendment shall be null and void and of no effect.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment on this
February   , 2003, to be effective as of the Effective Time.

                                          OCEAN ENERGY, INC.

                                          By:
                                            ------------------------------------
                                              Name:
                                              Title:

                                          DEVON ENERGY CORPORATION

                                          By:
                                            ------------------------------------
                                              Name:
                                              Title:

                                          JAMES T. HACKETT

                                          --------------------------------------
                                          James T. Hackett

                                                                       EXHIBIT C

                              SECOND AMENDMENT TO
                              SEVERANCE AGREEMENT

     WHEREAS, Ocean Energy, Inc. ("OEI") and James T. Hackett ("Executive") have heretofore entered into a Severance Agreement (the "Agreement"), initially effective as of August 25, 1998; and

     WHEREAS, the Agreement has been subsequently amended, and OEI, Devon Energy Corporation ("Devon") and Executive desire to further amend the Agreement in certain respects, contingent on, and effective upon, the consummation of the transactions (the "Merger") contemplated by the Agreement and Plan of Merger by and among Devon, Devon Newco Corporation, and OEI dated as of February 23, 2003, as the same may be amended from time to time (the "Merger Agreement");

     NOW, THEREFORE, the Agreement is amended as follows, effective as of the "Effective Time" (which, for purposes of this Amendment, shall have the meaning ascribed to it in the Merger Agreement):

          1. References to the "Company" in the Agreement shall mean Devon Energy Corporation.

          2. Clauses (i), (ii) and (iv) of Section 1(a) of the Agreement shall be amended to read as follows:

             "(i) Executive is assigned any duties as the President and Chief Operating Officer of the Company that are significantly less than or below the duties generally associated with such positions in a comparable company;"

             (ii) the sum of Executive's annual base salary and bonus for 2003 or 2004 is less than the average of the total base salary and bonus paid to Executive in 2001 and 2002;

                                    . . . .

             (iv) Executive's principal place of employment is changed to a location other than the principal executive offices of the Company or such Company offices are changed to a location other than the greater Oklahoma City area."

          3. The Company agrees that the Merger constitutes a Change of Control for purposes of this Agreement, as hereby amended, and the two-year termination "protected" period provided in Section 3 with respect to such Change of Control shall begin on the Effective Time.

          4. As amended hereby, the Agreement is specifically ratified and reaffirmed. If the Merger Agreement is terminated without the consummation of the transactions contemplated thereby, this Amendment shall be null and void and of no effect.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment on this
February   , 2003, to be effective as of the Effective Time.

                                          OCEAN ENERGY, INC.

                                          By:
                                            ------------------------------------
                                              Name:
                                              Title:

                                          DEVON ENERGY CORPORATION

                                          By:
                                            ------------------------------------
                                              Name:
                                              Title:

                                          JAMES T. HACKETT

                                          --------------------------------------
                                          James T. Hackett

                                                                       EXHIBIT D

                       FORM OF COMPANY AFFILIATE'S LETTER

     This SHAREHOLDER AGREEMENT, dated as of           , 2003 (this "Agreement")
is among Devon Energy Corporation, a Delaware corporation ("Parent"), and the undersigned shareholder ("Shareholder") of Ocean Energy, Inc., a Delaware corporation (the "Company"). Capitalized terms not otherwise defined in this Agreement have the meanings ascribed to them in the Merger Agreement.

                                    RECITALS

     A. Parent, Devon NewCo Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and the Company have entered into an Agreement and Plan of Merger, dated as of February 23, 2003 (the "Merger Agreement"), pursuant to which Merger Sub will merge (the "Merger") with and into the Company, with the Company surviving the Merger.

     B. Pursuant to the Merger Agreement, at the Effective Time, outstanding Company Common Shares will be converted into shares of Parent Common Stock;

     C. The execution and delivery of this Agreement by Shareholder is a material inducement to Parent to enter into the Merger Agreement; and

     D. Shareholder has been advised that Shareholder may be deemed to be an "affiliate" of the Company, as such term is used (i) for purposes of paragraphs
(c) and (d) of Rule 145 of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act").

     NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

          1. Acknowledgments by Shareholder. Shareholder acknowledges and understands that the representations, warranties and covenants made by Shareholder set forth in this Agreement will be relied upon by Parent, the Company, and their respective affiliates and counsel, and that substantial losses and damages may be incurred by such persons if Shareholder's representations, warranties or covenants are breached. Shareholder has carefully read this Agreement and the Merger Agreement and has consulted with such legal counsel and financial advisers as Shareholder has deemed appropriate in connection with the execution of this Agreement.

          2.  Compliance with Rule 145 and the Act.

             (a) Shareholder has been advised that (i) the issuance of shares of Parent Common Stock in connection with the Merger is expected to be effected pursuant to a Registration Statement filed by Parent on Form S-4, and the resale of such shares will be subject to the restrictions set forth in Rule 145 under the Act unless such shares are otherwise transferred pursuant to an effective registration statement under the Act or an appropriate exemption from registration, and (ii) Shareholder may be deemed to be an affiliate of the Company. Shareholder accordingly agrees not to sell, pledge, transfer or otherwise dispose of any shares of Parent Common Stock issued to Shareholder in the Merger, unless (i) such sale, pledge, transfer or other disposition is made in conformity with the requirements of Rule 145 under the Act, (ii) such sale, pledge, transfer or other disposition is made pursuant to an effective registration statement under the Act, or (iii) Shareholder delivers to Parent a written opinion of counsel, in form and substance reasonably acceptable to Parent to the effect that such sale, pledge, transfer or other disposition is otherwise exempt from registration under the Act.

             (b) Parent will give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received by Shareholder pursuant to the Merger and there will be placed on the certificates representing such Parent Common Stock, or any substitutions therefor, legends stating in substance:

             "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED PURSUANT TO A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES, AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER, IN FORM AND SUBSTANCE TO THE EFFECT THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933."

The legend set forth above shall be removed (by delivery of a substitute certificate without such legend), and Parent shall so instruct its transfer agent, if a registration statement respecting the sale of the shares has been declared effective under the Act or if Shareholder delivers to Parent (i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate will be issued in the name of the transferee), or (ii) an opinion of counsel, in form and substance reasonably acceptable to Parent to the effect that sale of the shares by the holder thereof is no longer subject to Rule 145.

          3.  Miscellaneous.

             (a) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. Delivery of an executed counterpart of this Agreement by facsimile shall be effective to the fullest extent permitted by applicable law.

             (b) This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties and their respective successors and assigns. As used in this Agreement, the term "successors and assigns" means, where the context to permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

             (c) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware. The parties irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America, in either case located in Wilmington, Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated by this Agreement (and agree not to commence any litigation relating thereto except in such Delaware Courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

             (d) If any term, provision, covenant, or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated.

             (e) Counsel to the parties to the Merger Agreement shall be entitled to rely upon this Agreement as needed.

             (f) This Agreement shall not be modified or amended, or any right waived or any obligations excused, except by a written agreement signed by both parties.

             (g) Notwithstanding any other provision contained in this Agreement, this Agreement and all obligations under this Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms.

             (h) From and after the Effective Time of the Merger and as long as is necessary in order to permit Shareholder to sell Parent Common Stock held by Shareholder pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Parent will file on a timely basis all reports required to be filed by it pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as the same shall be in effect at the time, and shall otherwise make available adequate public information regarding Parent in such manner as may be required to satisfy the requirements of paragraph (c) of Rule 144 under the Act.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, this Agreement is executed as of the date first stated above.

                                          DEVON ENERGY CORPORATION, a Delaware
                                          corporation

                                          By:
                                            ------------------------------------
                                              Name:
                                              Title:

                                          SHAREHOLDER

                                          --------------------------------------
                                          Name:
                                          Number of Shares Owned:
                                                         -----------------------
                                          Number of Shares Issuable upon
                                          Exercise of Stock Options:
                                                        ------------------------

                                                                         ANNEX B

                                                            (DEUTSCHE BANK LOGO)

February 23, 2003

Board of Directors
Ocean Energy, Inc.
1001 Fannin Street, Suite 1600
Houston, Texas 77002-6794

Lady and Gentlemen:

     Deutsche Bank Securities Inc. ("Deutsche Bank") has acted as financial advisor to Ocean Energy, Inc. ("Ocean" or the "Company") in connection with the proposed combination of Ocean and Devon Energy Corporation ("Devon") pursuant to the Agreement and Plan of Merger, dated as of February 23, 2003, among Ocean, Devon and Devon Merger Sub, a direct wholly owned subsidiary of Devon ("Devon Merger Sub") (the "Merger Agreement"), which provides, among other things, for the merger of Devon Merger Sub with and into Ocean (the "Transaction"), as a result of which Ocean will become a wholly owned subsidiary of Devon. As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of the Common Stock, par value $0.10 per share, of the Company ("Company Common Stock") not owned directly or indirectly by Devon or Ocean and not held on behalf of third parties will be converted into the right to receive 0.414 shares (the "Exchange Ratio") of Common Stock, par value $0.10 per share, of Devon ("Devon Common Stock"). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

     You have requested Deutsche Bank's opinion, as investment bankers, as to the fairness, from a financial point of view, to the holders of the Company Common Stock (other than Devon and its subsidiaries) of the Exchange Ratio.

     In connection with Deutsche Bank's role as financial advisor to Ocean, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning the Company and Devon and certain internal analyses and other information furnished to it by the Company and Devon. Deutsche Bank has also held discussions with members of the senior managements of Ocean and Devon regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for Ocean Common Stock and Devon Common Stock, (ii) compared certain financial and stock market information for the Company and Devon with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement and certain related documents, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

     Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning Ocean or Devon, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has

                                                            (DEUTSCHE BANK LOGO)
Ocean Energy, Inc.
February 23, 2003
Page  2

not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of Ocean or Devon. With respect to the financial forecasts and projections, including the analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and financial synergies expected by Ocean and Devon to be achieved as a result of the Transaction (collectively, the "Synergies"), made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Ocean or Devon, as the case may be, as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections, including the Synergies, or the assumptions on which they are based. Deutsche Bank's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

     For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of Ocean, Devon and Devon Merger Sub contained in the Merger Agreement are true and correct, Ocean, Devon and Devon Merger Sub will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of Ocean, Devon and Devon Merger Sub to consummate the Transaction will be satisfied without any waiver thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Ocean or Devon is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Ocean or Devon or materially reduce the contemplated benefits of the Transaction to Ocean or the holders of the Company Common Stock. In addition, you have informed Deutsche Bank, and accordingly for purposes of rendering its opinion Deutsche Bank has assumed, that the Transaction will be tax-free to each of Ocean and Devon and their respective stockholders. In arriving at this opinion, Deutsche Bank analyzed the Transaction as a strategic business combination not involving a sale of control of Ocean. Deutsche Bank was not authorized by Ocean or its Board of Directors to solicit, and did not solicit, third-party indications of interest with respect to the acquisition of all or any part of Ocean or any other extraordinary transaction involving Ocean.

     Deutsche Bank does not express any opinion as to the price or range of prices at which the Company Common Stock or the Devon Common Stock may trade subsequent to the announcement of the Transaction or as to the price or range of prices at which the Devon Common Stock may trade subsequent to the consummation of the Transaction.

     This opinion is addressed to, and for the use and benefit of, the Board of Directors of Ocean and is not a recommendation to the stockholders of Ocean to approve the Transaction. This opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock (other than Devon and its subsidiaries) of the Exchange Ratio, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by Ocean to engage in the Transaction.

     Deutsche Bank will be paid a fee for its services as financial advisor to Ocean in connection with the Transaction, all of which is contingent upon consummation of the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the "DB Group"). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to Ocean and Devon or their affiliates for which it has received compensation. In the ordinary course of business, members of the DB Group may actively trade in the

                                                            (DEUTSCHE BANK LOGO)
Ocean Energy, Inc.
February 23, 2003
Page  3

securities and other instruments and obligations of Ocean and Devon for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

     Based upon and subject to the foregoing, it is Deutsche Bank's opinion as of the date hereof as investment bankers that the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Stock (other than Devon and its subsidiaries).

                                          Very truly yours,

                                          DEUTSCHE BANK SECURITIES INC.

                                          -s- DEUTSCHE BANK SECURITIES INC.

                                                                         ANNEX C

                                                              1585 Broadway
                                                              New York, NY 10036

(MORGAN STANLEY LETTERHEAD)

                                                               February 23, 2003

Board of Directors
Devon Energy Corporation
20 North Broadway, Suite 1500
Oklahoma City, Oklahoma 73103-8260

Members of the Board:

     We understand that Ocean Energy, Inc. ("Ocean" or the "Company"), Devon Energy Corporation ("Devon") and Devon NewCo Corporation, a wholly owned subsidiary of Devon ("Merger Sub"), propose to enter into an Agreement and Plan of Merger substantially in the form of the draft dated February 23, 2003 (the "Merger Agreement"), which provides for, among other things, the merger (the "Merger") of Merger Sub with and into Ocean. Pursuant to the Merger, Ocean will become a wholly owned subsidiary of Devon, and each issued and outstanding share of common stock, par value $0.10 per share, of Ocean (the "Ocean Common Stock"), other than shares of Ocean Common Stock held in treasury or owned by Devon or any subsidiary of Devon or Ocean, will be converted into 0.414 shares (the "Exchange Ratio") of common stock, par value $0.10 per share, of Devon (the "Devon Common Stock"). We also note that each share of Series B Preferred Stock, par value $1.00 per share, of Ocean (the "Ocean Preferred Stock") shall remain outstanding upon consummation of the Merger, subject to any shares to which dissenters' rights have been perfected. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Devon.

     For purposes of the opinion set forth herein, we have:

          (i) reviewed certain publicly available financial statements and other information of the Company and Devon, respectively;

          (ii) reviewed certain internal financial statements and other financial and operating data, including internal oil and gas reserve estimates, concerning the Company and Devon prepared by the managements of the Company and Devon, respectively;

          (iii) reviewed certain financial forecasts prepared by the managements of the Company and Devon, respectively;

          (iv) discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

          (v) discussed the past and current operations and financial condition and the prospects of Devon, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Devon;

          (vi) reviewed the pro forma impact of the Merger on Devon's earnings per share, cash flow, oil and gas reserves and production, consolidated capitalization and financial ratios;

          (vii) reviewed the reported prices and trading activity for the Ocean Common Stock and the Devon Common Stock;

          (viii) compared the financial performance of the Company and Devon and the prices and trading activity of the Ocean Common Stock and Devon Common Stock with that of certain other publicly-traded companies, comparable with the Company and Devon, respectively, and their securities;

          (ix) reviewed certain reserve reports prepared by Devon and Devon's independent reserve engineers;

          (x) reviewed certain reserve reports prepared by the Company and the Company's independent reserve engineers;

          (xi) reviewed the financial terms, to the extent publicly available, of certain comparable business combination transactions deemed relevant;

          (xii) participated in discussions and negotiations among representatives of the Company and Devon and their financial and legal advisors;

          (xiii) reviewed the Merger Agreement and certain related documents;
     and

          (xiv) performed such other analyses and considered such other factors as we have deemed appropriate.

     We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and Devon, respectively. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Devon; nor have we been furnished with any such appraisals. With respect to the reserve estimates and reports referred to in (ii), (vi), (ix) and
(x) above, we are not experts in the engineering evaluation of oil and gas properties and, with your consent, we have relied, without independent verification, solely upon the internal reserve estimates of the Company and Devon, respectively. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We have been retained to provide a financial opinion to the Board of Directors of Devon in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for Devon and have received fees for the rendering of these services.

     We are expressing no opinion herein as to the prices at which the Ocean Common Stock or Devon Common Stock will trade at any time. In addition, Morgan Stanley expresses no opinion or recommendation as to how the holders of Devon Common Stock should vote at the shareholders' meeting held in connection with the Merger.

     It is understood that this letter is for the information of the Board of Directors of Devon only and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety, if required, in any filing of a proxy or a registration statement with the Securities and Exchange Commission in connection with the Merger and the related prospectus and proxy statement to be sent to shareholders.

     Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Devon.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By:      /s/ MICHAEL DICKMAN
                                            ------------------------------------
                                                      Michael Dickman
                                                     Managing Director

                                                                         ANNEX D

DELAWARE GENERAL CORPORATION LAW -- SECTION 262

                                APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec. sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX E

                            DEVON ENERGY CORPORATION


                         2003 LONG-TERM INCENTIVE PLAN

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
                                    ARTICLE I
                                     PURPOSE
SECTION 1.1    Purpose.....................................................   E-5
SECTION 1.2    Establishment...............................................   E-5
SECTION 1.3    Shares Subject to the Plan..................................   E-5

                                   ARTICLE II
                                   DEFINITIONS
SECTION 2.1    "Account"...................................................   E-5
SECTION 2.2    "Affiliated Entity".........................................   E-5
SECTION 2.3    "Award".....................................................   E-6
SECTION 2.4    "Award Agreement"...........................................   E-6
SECTION 2.5    "Board".....................................................   E-6
SECTION 2.6    "Change of Control Event"...................................   E-6
SECTION 2.7    "Code"......................................................   E-7
SECTION 2.8    "Committee".................................................   E-7
SECTION 2.9    "Common Stock"..............................................   E-7
SECTION 2.10   "Compensation Committee"....................................   E-7
SECTION 2.11   "Date of Grant".............................................   E-7
SECTION 2.12   "Eligible Employee".........................................   E-7
SECTION 2.13   "Eligible Director".........................................   E-7
SECTION 2.14   "Exchange Act"..............................................   E-7
SECTION 2.15   "Executive Officer Participants"............................   E-7
SECTION 2.16   "Fair Market Value".........................................   E-7
SECTION 2.17   "Incentive Stock Option"....................................   E-8
SECTION 2.18   "Non-Executive Officer Participants"........................   E-8
SECTION 2.19   "Nonqualified Stock Option".................................   E-8
SECTION 2.20   "Option"....................................................   E-8
SECTION 2.21   "Participant"...............................................   E-8
SECTION 2.22   "Performance Bonus".........................................   E-8
SECTION 2.23   "Performance Units".........................................   E-8
SECTION 2.24   "Plan"......................................................   E-8
SECTION 2.25   "Regular Award Committee"...................................   E-8
SECTION 2.26   "Restricted Stock Award"....................................   E-8
SECTION 2.27   "SARs"......................................................   E-8
SECTION 2.28   "Secretary".................................................   E-8
SECTION 2.29   "Subsidiary"................................................   E-8

                                   ARTICLE III
                                 ADMINISTRATION
SECTION 3.1    Administration of the Plan by the Committee.................   E-8
SECTION 3.2    Administration of Grants to Eligible Directors..............   E-9
SECTION 3.3    Compensation Committee to Make Rules and Interpret Plan.....   E-9
SECTION 3.4    Section 162(m) Provisions...................................   E-9

                                                                             PAGE
                                                                             ----

                                   ARTICLE IV
                                 GRANT OF AWARDS
SECTION 4.1    Grant of Awards.............................................  E-10

                                    ARTICLE V
                                  STOCK OPTIONS
SECTION 5.1    Grant of Options............................................  E-11
SECTION 5.2    Conditions of Options.......................................  E-11

                                   ARTICLE VI
                            STOCK APPRECIATION RIGHTS
SECTION 6.1    Grant of SARs...............................................  E-12
SECTION 6.2    Exercise....................................................  E-12
SECTION 6.3    Restrictions................................................  E-12

                                   ARTICLE VII
                             RESTRICTED STOCK AWARDS
SECTION 7.1    Grant of Restricted Stock Awards............................  E-12
SECTION 7.2    Conditions of Restricted Stock Awards.......................  E-12

                                  ARTICLE VIII
                                PERFORMANCE UNITS
SECTION 8.1    Grant of Awards.............................................  E-13
SECTION 8.2    Conditions of Awards........................................  E-13

                                   ARTICLE IX
                                PERFORMANCE BONUS
SECTION 9.1    Grant of Performance Bonus..................................  E-13
SECTION 9.2    Payment of Performance Bonus................................  E-14

                                    ARTICLE X
                                STOCK ADJUSTMENTS
SECTION 10.1   Stock Adjustments...........................................  E-14

                                   ARTICLE XI
                                     GENERAL
SECTION 11.1   Amendment or Termination of Plan............................  E-14
SECTION 11.2   Termination of Employment; Termination of Service...........  E-15
SECTION 11.3   Limited Transferability -- Options..........................  E-15
SECTION 11.4   Withholding Taxes...........................................  E-15
SECTION 11.5   Dividends and Dividend Equivalents -- Awards................  E-16
SECTION 11.6   Change of Control...........................................  E-16
SECTION 11.7   Amendments to Awards........................................  E-16
SECTION 11.8   Regulatory Approval and Listings............................  E-16
SECTION 11.9   Right to Continued Employment...............................  E-16
SECTION 11.10  Beneficiary Designation.....................................  E-16
SECTION 11.11  Reliance on Reports.........................................  E-16
SECTION 11.12  Construction................................................  E-17

                                                                             PAGE
                                                                             ----
SECTION 11.13  Governing Law...............................................  E-17
SECTION 11.14  Severability................................................  E-17
SECTION 11.15  Other Laws..................................................  E-17
SECTION 11.16  No Trust or Fund Created....................................  E-17

                            DEVON ENERGY CORPORATION


                         2003 LONG-TERM INCENTIVE PLAN


                                   ARTICLE I

                                    PURPOSE


     SECTION 1.1 Purpose. This 2003 Long-Term Incentive Plan (the "Plan") is established by Devon Energy Corporation (the "Company") to create incentives which are designed to motivate Participants to put forth maximum effort toward the success and growth of the Company and to enable the Company to attract and retain experienced individuals who by their position, ability and diligence are able to make important contributions to the Company's success. Toward these objectives, the Plan provides for the grant of Options, SARs, Restricted Stock Awards, Performance Units and Performance Bonuses to Eligible Employees and the grant of Nonqualified Stock Options and Restricted Stock Awards to Eligible Directors, subject to the conditions set forth in the Plan. The Plan is designed to provide flexibility to meet the needs of the Company over three to four years in a changing and competitive environment while minimizing dilution to the Company's stockholders. The Company does not intend to use all incentive vehicles (Options, SARs, Restricted Stock Awards, Performance Units and Performance Bonuses) at all times for each participant but will selectively grant awards to achieve long-term goals. Awards will be granted in such a way to align the interests of the participants with those of the Company's stockholders. Maximum individual awards as designated by this Plan will only be awarded if individual and Company results are such that exceptional stockholder value is achieved.



     SECTION 1.2 Establishment. The Plan is effective as of April 25, 2003 and for a period of eight years thereafter. The Plan shall continue in effect until all matters relating to the payment of Awards and administration of the Plan have been settled.


     The Plan shall be approved by the holders of at least a majority of the voting power of outstanding shares of Common Stock and the Company's Special Voting Stock, par value $.10 per share, voting as a single class, present, or represented, and entitled to vote at a meeting called for such purpose, which approval must occur within the period ending twelve months after the date the Plan is adopted by the Board. Pending such approval by the Company's stockholders, Awards under the Plan may be granted, but no such Awards may be exercised prior to receipt of such stockholder approval. In the event such stockholder approval is not obtained within such twelve-month period, all such Awards shall be void.


     SECTION 1.3 Shares Subject to the Plan. Subject to the limitations set forth in the Plan, Awards may be made under this Plan for a total of 12,500,000 shares of Common Stock. A maximum of 2,500,000 shares of the 12,500,000 shares of Common Stock subject to the Plan may be granted as Restricted Stock Awards, Performance Bonus Awards and Performance Units (the "Stock Award Limit").


                                   ARTICLE II

                                  DEFINITIONS

     SECTION 2.1 "Account" means the record keeping account established by the Company to which will be credited an Award of Performance Units to a Participant.

     SECTION 2.2 "Affiliated Entity" means any partnership or limited liability company in which a majority of the partnership or other similar interest thereof is owned or controlled, directly or indirectly, by the Company or one or more of its Subsidiaries or Affiliated Entities or a combination thereof. For purposes hereof, the Company, a Subsidiary or an Affiliated Entity shall be deemed to have a majority ownership interest in a partnership or limited liability company if the Company, such Subsidiary or Affiliated Entity shall be allocated a majority of partnership or limited liability company gains or losses or shall be or control a managing director or a general partner of such partnership or limited liability company.

     SECTION 2.3 "Award" means, individually or collectively, any Option, SAR, Restricted Stock Award, Performance Unit or Performance Bonus granted under the Plan to an Eligible Employee by the Committee or any Nonqualified Stock Option or Restricted Stock Award granted under the Plan to an Eligible Director by the Board pursuant to such terms, conditions, restrictions, and/or limitations, if any, as the Committee may establish by the Award Agreement or otherwise.

     SECTION 2.4 "Award Agreement" means any written instrument that establishes the terms, conditions, restrictions, and/or limitations applicable to an Award in addition to those established by this Plan and by the Committee's exercise of its administrative powers.

     SECTION 2.5  "Board" means the Board of Directors of the Company.

     SECTION 2.6 "Change of Control Event" shall be deemed to have occurred each time any one of the events described in paragraphs (i), (ii), (iii), or
(iv) below occurs; provided that if a Change of Control Event occurs by reason of an acquisition by any Person that comes within the provisions of paragraph
(i) below, no additional Change of Control Event shall be deemed to occur under such paragraph (i) by reason of subsequent changes in holdings by such Person (except if the holdings by such Person are reduced below 30% and thereafter increase to 30% or above). For the purpose of this Section 2.7, the term "Company" shall include Devon Energy Corporation and any successor thereto.

     (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") if, immediately after such acquisition, such Person has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (I) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (II) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control Event: (A) any acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities; (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B), and (C) of paragraph (iii) below.

     (ii) Individuals who, as of the effective date of this Plan, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date whose election, appointment or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this definition, any such individual whose initial assumption of office occurs as a result of an actual or publicly threatened election contest (as such terms are used in Rule 14a-11 promulgated under the Exchange Act) with respect to the election or removal of directors or other actual or publicly threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

     (iii) A reorganization, share exchange, merger or consolidation (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the ultimate parent entity resulting from such Business Combination (including, without limitation, an entity which, as a result of such transaction, has ownership of the Company or all or substantially all of the assets of the Company either directly or through one or more subsidiaries) in substantially the same relative proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding common stock of the ultimate parent entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Incumbent Board providing for such Business Combination, or were elected, appointed or nominated by the Incumbent Board.

     (iv) Approval by the stockholders of the Company of (A) a complete liquidation or dissolution of the Company, or (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to an entity with respect to which following such sale or other disposition, (1) more than 50% of, respectively, the then outstanding shares of common stock of such entity and the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same relative proportions as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) less than 30% of, respectively, the then outstanding shares of common stock of such entity and the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by any Person (excluding any employee benefit plan (or related trust) of the Company or such entity), except to the extent that such Person owned 30% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the sale or disposition, and (3) at least a majority of the members of the board of directors of such entity were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Incumbent Board providing for such sale or other disposition of assets of the Company, or were elected, appointed or nominated by the Incumbent Board.

     SECTION 2.7 "Code" means the Internal Revenue Code of 1986, as amended. References in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

     SECTION 2.8  "Committee" shall have the meaning set forth in Section 3.1.

     SECTION 2.9 "Common Stock" means the common stock, par value $.10 per share, of the Company, and after substitution, such other stock as shall be substituted therefore as provided in Article VIII.

     SECTION 2.10 "Compensation Committee" means the Compensation Committee of the Board.

     SECTION 2.11 "Date of Grant" means the date on which the grant of an Award is authorized by the Committee or the Board or such later date as may be specified by the Committee or the Board in such authorization.

     SECTION 2.12 "Eligible Employee" means any employee of the Company, a Subsidiary, or an Affiliated Entity as approved by the Committee.


     SECTION 2.13 "Eligible Director" means any member of the Board who is not an employee of the Company or any Subsidiary.


     SECTION 2.14 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     SECTION 2.15 "Executive Officer Participants" means Participants who are subject to the provisions of Section 16 of the Exchange Act.

     SECTION 2.16 "Fair Market Value" means (A) during such time as the Common Stock is listed upon the American Stock Exchange or any other established stock exchange, the closing price of the Common Stock as reported by such stock exchange on the day for which such value is to be determined, or, if no sale of the Common Stock shall have been made on any such stock exchange that day, on the next preceding day on which there was a sale of such Common Stock, or (B) during any such time as the Common Stock is not listed upon an established stock exchange, the mean between dealer "bid" and "ask" prices of the Common Stock in the over-the-counter market on the day for which such value is to be determined, as reported by the National Association of Securities Dealers, Inc., or (C) during any such time as the Common Stock cannot be valued pursuant to (A) or (B) above, the fair market value shall be as determined by the Board considering all relevant information including, by example and not by limitation, the services of an independent appraiser.

     SECTION 2.17 "Incentive Stock Option" means an Option within the meaning of Section 422 of the Code.

     SECTION 2.18 "Non-Executive Officer Participants" means Participants who are not subject to the provisions of Section 16 of the Exchange Act.

     SECTION 2.19 "Nonqualified Stock Option" means an Option which is not an Incentive Stock Option.

     SECTION 2.20 "Option" means an Award granted under Article V of the Plan and includes both Nonqualified Stock Options and Incentive Stock Options to purchase shares of Common Stock.

     SECTION 2.21 "Participant" means an Eligible Employee of the Company, a Subsidiary, or an Affiliated Entity to whom an Award has been granted by the Committee or an Eligible Director to whom an Award has been granted by the Board under the Plan.

     SECTION 2.22 "Performance Bonus" means the cash bonus which may be granted to Eligible Employees under Article IX of the Plan.

     SECTION 2.23 "Performance Units" means those monetary units that may be granted to Eligible Employees pursuant to Article VIII hereof.


     SECTION 2.24 "Plan" means Devon Energy Corporation 2003 Long-Term Incentive Plan.


     SECTION 2.25 "Regular Award Committee" means a committee comprised of the individual who is the Company's chief executive officer and such additional members, if any, as shall be appointed by the Compensation Committee.

     SECTION 2.26 "Restricted Stock Award" means an Award granted to an Eligible Employee or Eligible Director under Article VII of the Plan.

     SECTION 2.27 "SARs" means a stock appreciation right Award granted to an Eligible Employee under Article VI of the Plan.

     SECTION 2.28 "Secretary" means the corporate secretary of the Company duly elected by the Board.

     SECTION 2.29 "Subsidiary" shall have the same meaning set forth in Section 424 of the Code.

                                  ARTICLE III

                                 ADMINISTRATION


     SECTION 3.1 Administration of the Plan by the Committee. For purposes of administration, the Plan shall be deemed to consist of three separate stock incentive plans, a "Non-Executive Officer Participant Plan" which is limited to Non-Executive Officer Participants, an "Executive Officer Participant Plan" which is limited to Executive Officer Participants and a "Non-Employee Director Participant Plan" which is limited to Eligible Directors. Except for administration and the category of Eligible Employees eligible to receive Awards, the terms of the Non-Executive Officer Participant Plan and the Executive Officer Participant Plan are identical. The Non-Employee Director Plan has other variations in terms and only permits the grant of Nonqualified Stock Options and Restricted Stock.

     The Non-Executive Officer Participant Plan shall be administered by the Compensation Committee. The Compensation Committee may, at its discretion, delegate authority to the Regular Award Committee to administer the Non-Executive Officer Participant Plan to the extent permitted by applicable law, rule or regulation. The Regular Award Committee may only act within guidelines established by the Compensation Committee. The Executive Officer Participant Plan shall be administered by the Compensation Committee. With respect to the Non-Executive Officer Participant Plan and to decisions relating to Non-Executive Officer Participants, including the grant of Awards, the term "Committee" shall mean the Compensation Committee, and refer to the Regular Award Committee as authorized by the Compensation Committee; and with respect to the Executive Officer Participant Plan and to decisions relating to the Executive Officer Participants, including the granting of Awards, the term "Committee" shall mean only the Compensation Committee.

     Unless otherwise provided in the by-laws of the Company or the resolutions adopted from time to time by the Board establishing the Committee, the Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, however caused, shall be filled by the Board. The Committee shall hold meetings at such times and places as it may determine. A majority of the members of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present or acts reduced to or approved in writing by a majority of the members of the Committee shall be the valid acts of the Committee.

     Subject to the provisions of the Plan, the Committee shall have exclusive power to:

          (a) Select the Eligible Employees to participate in the Plan.

          (b) Determine the time or times when Awards will be made.

          (c) Determine the form of an Award, whether an Option, a SAR, Restricted Stock Award, Performance Unit, or Performance Bonus, the number of shares of Common Stock or Performance Units subject to the Award, the amount and all the terms, conditions (including performance requirements), restrictions and/or limitations, if any, of an Award, including the time and conditions of exercise or vesting, and the terms of any Award Agreement.

          (d) Determine whether Awards will be granted singly or in combination.

          (e) Accelerate the vesting, exercise or payment of an Award or the performance period of an Award.

          (f) Determine whether and to what extent an Award may be deferred either automatically or at the election of the Participant or the Committee.

          (g) Take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan.

     SECTION 3.2 Administration of Grants to Eligible Directors. The Board shall have the exclusive power to select the Eligible Directors to participate in the Plan and to determine the number of Nonqualified Stock Options or shares of Restricted Stock awarded to Eligible Directors selected for participation. The Compensation Committee shall administer all other aspects of the Awards made to Eligible Directors.

     SECTION 3.3 Compensation Committee to Make Rules and Interpret Plan. The Committee in its sole discretion shall have the authority, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan, as it may deem necessary or advisable for the administration of the Plan. The Committee's interpretation of the Plan or any Awards and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties.

     SECTION 3.4 Section 162(m) Provisions. The Company intends for the Plan and the Awards made thereunder to qualify for the exception from Section 162(m) of the Code for "qualified performance based compensation." Accordingly, the Committee shall make determinations as to performance targets and all other applicable provisions of the Plan as necessary in order for the Plan and Awards made thereunder to satisfy the requirements of Section 162(m) of the Code.

                                   ARTICLE IV

                                GRANT OF AWARDS

     SECTION 4.1 Grant of Awards. Awards granted under this Plan shall be subject to the following conditions:


          (a) Subject to Article X, the aggregate number of shares of Common Stock made subject to the grant of Options and SARs to any Eligible Employee in any calendar year may not exceed 400,000.



          (b) Subject to Article X, the aggregate number of shares of Common Stock made subject to the grant of Restricted Stock Awards and Performance Unit Awards to any Eligible Employee in any calendar year may not exceed 200,000.



          (c) The maximum amount made subject to the grant of Performance Bonuses to any Eligible Employee in any calendar year may not exceed $2,500,000.



          (d) Any shares of Common Stock related to Awards which terminate by expiration, forfeiture, cancellation or otherwise or are exchanged in the Committee's discretion for Awards not involving Common Stock, shall be available again for grant under the Plan and shall not be counted against the Stock Award Limit.


          (e) Common Stock delivered by the Company in payment of any Award under the Plan may be authorized and unissued Common Stock or Common Stock held in the treasury of the Company.

          (f) The Compensation Committee shall, in its sole discretion, determine the manner in which fractional shares arising under this Plan shall be treated.

          (g) The Compensation Committee shall from time to time establish guidelines for the Regular Award Committee regarding the grant of Awards to Eligible Employees.

          (h) Separate certificates or a book-entry registration representing Common Stock shall be delivered to a Participant upon the exercise of any Option.


          (i) Restricted Stock Awards granted which vest based upon the Participant's continued employment shall be limited in such a way that, except in the case of death, disability or termination without cause, (i) no portion of the Restricted Stock Award will vest prior to the first anniversary of the Date of Grant; (ii) up to one-third of the shares subject to the Restricted Stock Award is eligible to vest on or after the first anniversary of the Date of Grant; (iii) up to an additional one-third of the shares subject to the Restricted Stock Award is eligible to vest on or after the second anniversary of the Date of Grant; and (iv) up to an additional one-third of the shares subject to the Restricted Stock Award is eligible to vest on or after the third anniversary of the Date of Grant.



          (j) Restricted Stock Awards granted which vest based upon performance standards shall require that, except in the case of death, disability or termination without cause, the holder must remain in the employment of the Company, a Subsidiary, or an Affiliated Entity for at least one year from Date of Grant.


          (k) The Committee shall be prohibited from canceling, reissuing or modifying Awards if such action will have the effect of repricing the Participant's Award.


          (l) Eligible Directors may only be granted Nonqualified Stock Options or Restricted Stock Awards under this Plan.



          (m) Subject to Article X, the aggregate number of shares of Common Stock made subject to the grant of Options to any Eligible Director in any calendar year may not exceed 15,000.

          (n) In no event shall more than 7,500 shares of Restricted Stock be awarded to any individual Eligible Director in any calendar year.

          (o) The maximum term of any Award shall be eight years.

                                   ARTICLE V

                                 STOCK OPTIONS

     SECTION 5.1 Grant of Options. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Options to Eligible Employees. These Options may be Incentive Stock Options or Nonqualified Stock Options, or a combination of both. Each grant of an Option shall be evidenced by an Award Agreement executed by the Company and the Eligible Employee, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 5.2. The Board may, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Nonqualified Stock Options to the Eligible Directors.

     SECTION 5.2 Conditions of Options. Each Option so granted shall be subject to the following conditions:

          (a) Exercise Price. As limited by Section 5.2(e) below, each Option shall state the exercise price which shall be set by the Committee at the Date of Grant; provided, however, no Option shall be granted at an exercise price which is less than the Fair Market Value of the Common Stock on the Date of Grant.

          (b) Form of Payment. The exercise price of an Option may be paid (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) by delivering shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the exercise price, but only to the extent such exercise of an Option would not result in a compensation expense to the Company for financial accounting purposes with respect to the shares used to pay the exercise price unless otherwise determined by the Committee; or (iii) a combination of the foregoing. In addition to the foregoing, the Committee may permit an Option granted under the Plan to be exercised by a broker-dealer acting on behalf of a Participant through procedures approved by the Committee.

          (c) Exercise of Options. Options granted under the Plan shall be exercisable, in whole or in such installments and at such times, and shall expire at such time, as shall be provided by the Committee in the Award Agreement. Exercise of an Option shall be by notice to the Secretary of such exercise stating the election to exercise in the form and manner determined by the Committee. Every share of Common Stock acquired through the exercise of an Option shall be deemed to be fully paid at the time of exercise and payment of the exercise price.

          (d) Other Terms and Conditions. Among other conditions that may be imposed by the Committee, if deemed appropriate, are those relating to (i) the period or periods and the conditions of exercisability of any Option;
     (ii) the minimum periods during which Participants must be employed by the Company, its Subsidiaries, or an Affiliated Entity, or must hold Options before they may be exercised; (iii) the minimum periods during which shares acquired upon exercise must be held before sale or transfer shall be permitted; (iv) conditions under which such Options or shares may be subject to forfeiture; (v) the frequency of exercise or the minimum or maximum number of shares that may be acquired at any one time; (vi) the achievement by the Company of specified performance criteria; and (vii) non-compete and protection of business matters.


          (e) Special Restrictions Relating to Incentive Stock Options. Options issued in the form of Incentive Stock Options shall only be granted to Eligible Employees of the Company or a Subsidiary, and not to Eligible Employees of an Affiliated Entity unless such entity shall be considered as a "disregarded entity" under the Code and shall not be distinguished for federal tax purposes from the Company or the applicable Subsidiary.

(f) Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to Options will be used for general corporate purposes.

          (g) Stockholder Rights. No Participant shall have a right as a stockholder with respect to any share of Common Stock subject to an Option prior to purchase of such shares of Common Stock by exercise of the Option.

                                   ARTICLE VI

                           STOCK APPRECIATION RIGHTS

     SECTION 6.1 Grant of SARs. The Committee may from time to time, in its sole discretion, subject to the provisions of the Plan and subject to other terms and conditions as the Committee may determine, grant a SAR to any Participant. SARs may be granted in tandem with an Option, in which event, the Participant has the right to elect to exercise either the SAR or the Option. Upon the Participant's election to exercise one of these Awards, the other tandem Award is automatically terminated. SARs may also be granted as an independent Award separate from an Option. Each grant of a SAR shall be evidenced by an Award Agreement executed by the Company and the Participant and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of the Plan.

     SECTION 6.2 Exercise. The amount payable with respect to each SAR shall be equal in value to the applicable percentage of the excess, if any, of the Fair Market Value of a share of Common Stock on the exercise date over the exercise price of the SAR. The exercise price of the SAR shall be determined by the Committee and shall not be less than the Fair Market Value of a share of Common Stock on the date the SAR is granted. The applicable percentage and exercise price shall be established by the Committee at the time the SAR is granted.

     SECTION 6.3 Restrictions. In the event a SAR is granted in tandem with an Incentive Stock Option, the Committee shall subject the SAR to restrictions necessary to ensure satisfaction of the requirements under Section 422 of the Code. In the case of a SAR granted in tandem with an Incentive Stock Option to an Eligible Employee who owns more than 10% of the combined voting power of the Company or its Subsidiaries on the date of such grant, the amount payable with respect to each SAR shall be equal in value to the applicable percentage of the excess, if any, of the Fair Market Value of a share of Common Stock on the exercise date over the exercise price of the SAR, which exercise price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date the SAR is granted.

                                  ARTICLE VII

                            RESTRICTED STOCK AWARDS

     SECTION 7.1 Grant of Restricted Stock Awards. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant a Restricted Stock Award to any Eligible Employee. Restricted Stock Awards shall be awarded in such number and at such times during the term of the Plan as the Committee shall determine. The Board may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant a Restricted Stock Award to an Eligible Director. Each Restricted Stock Award may be evidenced in such manner as the Committee deems appropriate, including, without limitation, a book-entry registration or issuance of a stock certificate or certificates, and by an Award Agreement setting forth the terms of such Restricted Stock Award.

     SECTION 7.2 Conditions of Restricted Stock Awards. The grant of a Restricted Stock Award shall be subject to the following:

          (a) Restriction Period. Each Restricted Stock Award shall require the holder to remain in the employment of the Company, a Subsidiary, or an Affiliated Entity for a prescribed period (a

     "Restriction Period"). Subject to Sections 4.1(i) and (j), the Committee shall determine the Restriction Period or Periods that shall apply to the shares of Common Stock covered by each Restricted Stock Award or portion thereof. In addition to any time vesting conditions determined by the Committee, Restricted Stock Awards may be subject to the achievement by the Company of specified performance criteria based upon the Company's achievement of operational, financial or stock performance criteria more specifically listed in Exhibit A attached, as established by the Committee. At the end of the Restriction Period, assuming the fulfillment of any other specified vesting conditions, the restrictions imposed by the Committee shall lapse with respect to the shares of Common Stock covered by the Restricted Stock Award or portion thereof.

          (b) Restrictions. The holder of a Restricted Stock Award may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the shares of Common Stock represented by the Restricted Stock Award during the applicable Restriction Period. The Committee shall impose such other restrictions and conditions on any shares of Common Stock covered by a Restricted Stock Award as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

          (c) Rights as Stockholders. During any Restriction Period, the Committee may, in its discretion, grant to the holder of a Restricted Stock Award all or any of the rights of a stockholder with respect to the shares, including, but not by way of limitation, the right to vote such shares and to receive dividends. If any dividends or other distributions are paid in shares of Common Stock, all such shares shall be subject to the same restrictions on transferability as the shares of Restricted Stock with respect to which they were paid.

                                  ARTICLE VIII

                               PERFORMANCE UNITS

     SECTION 8.1 Grant of Awards. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Performance Units to Eligible Employees. Each Award of Performance Units shall be evidenced by an Award Agreement executed by the Company and the Eligible Employee, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 8.2.

     SECTION 8.2 Conditions of Awards. Each Award of Performance Units shall be subject to the following conditions:

          (a) Establishment of Award Terms. Each Award shall state the target, maximum and minimum value of each Performance Unit payable upon the achievement of performance goals.

          (b) Achievement of Performance Goals. The Committee shall establish performance targets for each Award for a period of no less than a year based upon some or all of the operational, financial or performance criteria listed in Exhibit A attached. The Committee shall also establish such other terms and conditions as it deems appropriate to such Award. The Award may be paid out in cash or Common Stock as determined in the sole discretion of the Committee.

                                   ARTICLE IX

                               PERFORMANCE BONUS

     SECTION 9.1 Grant of Performance Bonus. The Committee may from time to time, subject to the provisions of the Plan and such other terms and conditions as the Committee may determine, grant a Performance Bonus to certain Eligible Employees selected for participation. The Committee will determine the amount that may be earned as a Performance Bonus in any period of one year or more upon the achievement of a performance target established by the Committee. The Committee shall select the applicable performance target for each period in which a performance bonus is awarded. The performance target shall be based upon all or some of the operational, financial or performance criteria more specifically listed in Exhibit A attached.

     SECTION 9.2 Payment of Performance Bonus. In order for any Participant to be entitled to payment of a Performance Bonus the applicable performance target established by the Committee must first be obtained or exceeded. Payment of a Performance Bonus shall be made within 60 days of the Committee's certification that the performance target has been achieved unless the Participant has elected to defer payment pursuant to a non-qualified deferred compensation plan adopted by the Company. Payment of a Performance Bonus may be made in either cash or Common Stock as determined in the sole discretion of the Committee.

                                   ARTICLE X

                               STOCK ADJUSTMENTS

     SECTION 10.1 Stock Adjustments. In the event that the shares of Common Stock, as constituted on the effective date of the Plan, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, combination of shares or otherwise), or if the number of such shares of Common Stock shall be increased through the payment of a stock dividend, or if rights or warrants to purchase securities of the Company shall be issued to holders of all outstanding Common Stock, then there shall be substituted for or added to each share available under and subject to the Plan, and each share theretofore appropriated under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be, on a fair and equivalent basis in accordance with the applicable provisions of Section 424 of the Code; provided, however, with respect to Options, in no such event will such adjustment result in a modification of any Option as defined in Section 424(h) of the Code. In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock, or any stock or other securities into which the Common Stock shall have been changed or for which it shall have been exchanged, then if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the shares available under and subject to the Plan, or in any Award, theretofore granted, such adjustments shall be made in accordance with such determination, except that no adjustment of the number of shares of Common Stock available under the Plan or to which any Award relates that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made would require an increase or decrease of at least 1% in the number of shares of Common Stock available under the Plan or to which any Award relates immediately prior to the making of such adjustment (the "Minimum Adjustment"). Any adjustment representing a change of less than such minimum amount shall be carried forward and made as soon as such adjustment together with other adjustments required by this Article X and not previously made would result in a Minimum Adjustment. Notwithstanding the foregoing, any adjustment required by this Article X which otherwise would not result in a Minimum Adjustment shall be made with respect to shares of Common Stock relating to any Award immediately prior to exercise, payment or settlement of such Award.

     No fractional shares of Common Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

                                   ARTICLE XI

                                    GENERAL

     SECTION 11.1 Amendment or Termination of Plan. The Board may alter, suspend or terminate the Plan at any time. In addition, the Board may, from time to time, amend the Plan in any manner, but may not without stockholder approval adopt any amendment which would (i) increase the aggregate number of shares of Common Stock available under the Plan (except by operation of Article X), (ii) materially modify the requirements as to eligibility for participation in the Plan, or (iii) materially increase the benefits to Participants provided by the Plan.

     SECTION 11.2 Termination of Employment; Termination of Service. If an Eligible Employee's employment with the Company, a Subsidiary, or an Affiliated Entity terminates for a reason other than death, disability, retirement, or any approved reason, all unexercised, unearned, and/or unpaid Awards, including, but not by way of limitation, Awards earned, but not yet paid, all unpaid dividends and dividend equivalents, and all interest, if any, accrued on the foregoing shall be cancelled or forfeited, as the case may be, unless the Eligible Employee's Award Agreement provides otherwise. The Compensation Committee shall
(i) determine what events constitute disability, retirement, or termination for an approved reason for purposes of the Plan, and (ii) determine the treatment of a Participant under the Plan in the event of his death, disability, retirement, or termination for an approved reason. The Committee shall also determine the method, if any, for accelerating the vesting or exercisability of any Awards, or providing for the exercise of any unexercised Awards in the event of an Eligible Employee's death, disability, retirement, or termination for an approved reason.

     In the event an Eligible Director terminates service as a director of the Company, the unvested portion of any Award shall be forfeited unless otherwise accelerated pursuant to the terms of the Eligible Director's Award Agreement or by the Board. The Eligible Director shall have a period of three years following the date he ceases to be a director to exercise any Nonqualified Stock Options which are otherwise exercisable on his date of termination of service.

     SECTION 11.3 Limited Transferability -- Options. The Committee may, in its discretion, authorize all or a portion of the Nonqualified Stock Options granted under this Plan to be on terms which permit transfer by the Participant to (i) the ex-spouse of the Participant pursuant to the terms of a domestic relations order, (ii) the spouse, children or grandchildren of the Participant ("Immediate Family Members"), (iii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iv) a partnership or limited liability company in which such Immediate Family Members are the only partners or members. In addition there may be no consideration for any such transfer, the Award Agreement pursuant to which such Nonqualified Stock Options are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this paragraph. Subsequent transfers of transferred Nonqualified Stock Options shall be prohibited except as set forth below in this
Section 11.3. Following transfer, any such Nonqualified Stock Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Section 11.2 hereof the term "Participant" shall be deemed to refer to the transferee. The events of termination of employment of Section 11.2 hereof shall continue to be applied with respect to the original Participant, following which the Nonqualified Stock Options shall be exercisable by the transferee only to the extent, and for the periods specified in Section 11.2 hereof. No transfer pursuant to this Section
11.3 shall be effective to bind the Company unless the Company shall have been furnished with written notice of such transfer together with such other documents regarding the transfer as the Committee shall request. With the exception of a transfer in compliance with the foregoing provisions of this
Section 11.3, Awards shall be transferable only by will or the laws of descent and distribution; however, no such transfer shall be effective to bind the Company unless the Committee has been furnished with written notice of such transfer and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee of the terms and conditions of such Award.

     SECTION 11.4 Withholding Taxes. Unless otherwise paid by the Participant, the Company shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Participant to pay to it such tax prior to and as a condition of the making of such payment. In accordance with any applicable administrative guidelines it establishes, the Committee may allow a Participant to pay the amount of taxes required by law to be withheld from an Award by

(i) directing the Company to withhold from any payment of the Award a number of shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the required withholding taxes or (ii) delivering to the Company previously owned shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the required withholding taxes. However, any payment made by the Participant pursuant to either of the foregoing clauses (i) or (ii) shall not be permitted if it would result in an accounting charge with respect to such shares used to pay such taxes unless otherwise approved by the Committee.

     SECTION 11.5 Dividends and Dividend Equivalents -- Awards. The Committee may choose, at the time of the grant of any Award or any time thereafter up to the time of payment of such Award, to include as part of such Award an entitlement to receive dividends or dividend equivalents subject to such terms, conditions, restrictions, and/or limitations, if any, as the Committee may establish. Dividends and dividend equivalents granted hereunder shall be paid in such form and manner (i.e., lump sum or installments), and at such time as the Committee shall determine. All dividends or dividend equivalents which are not paid currently may, at the Committee's discretion, accrue interest.

     SECTION 11.6 Change of Control. Notwithstanding any other provision in this Plan to the contrary, Awards granted under the Plan to any Eligible Employee or Eligible Director may, in the discretion of the Committee, provide in the Award Agreement that such Awards shall be immediately vested, fully earned and exercisable upon the occurrence of a Change of Control Event.

     SECTION 11.7 Amendments to Awards. Subject to the limitations of Article IV, such as the prohibition on repricing of Options, the Committee may at any time unilaterally amend the terms of any Award Agreement, whether or not presently exercisable or vested, to the extent it deems appropriate. However, amendments which are adverse to the Participant shall require the Participant's consent.

     SECTION 11.8 Regulatory Approval and Listings. The Company shall use its best efforts to file with the Securities and Exchange Commission as soon as practicable following approval by the stockholders of the Company of the Plan as provided in Section 1.2 of the Plan, and keep continuously effectively, a Registration Statement on Form S-8 with respect to shares of Common Stock subject to Awards hereunder. Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue shares of Common Stock under this Plan prior to:

          (a) the obtaining of any approval from, or satisfaction of any waiting period or other condition imposed by, any governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable;

          (b) the admission of such shares to listing on the stock exchange on which the Common Stock may be listed; and

          (c) the completion of any registration or other qualification of such shares under any state or Federal law or ruling of any governmental body which the Committee shall, in its sole discretion, determine to be necessary or advisable.

     SECTION 11.9 Right to Continued Employment. Participation in the Plan shall not give any Eligible Employee any right to remain in the employ of the Company, any Subsidiary, or any Affiliated Entity. The Company or, in the case of employment with a Subsidiary or an Affiliated Entity, the Subsidiary or Affiliated Entity reserves the right to terminate any Eligible Employee at any time. Further, the adoption of this Plan shall not be deemed to give any Eligible Employee or any other individual any right to be selected as a Participant or to be granted an Award.

     SECTION 11.10 Beneficiary Designation. In the event of the death of a Participant, the portion of the Participant's Award with respect to which vesting dates have occurred shall be paid to the then surviving beneficiary designated by the Participant, and if there is no beneficiary then surviving, then such benefits will automatically be paid to the estate of the Participant.

     SECTION 11.11 Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan by any person or persons other than himself or herself. In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

     SECTION 11.12 Construction. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for the convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

     SECTION 11.13 Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware except as superseded by applicable Federal law.

     SECTION 11.14 Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Participant or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Participant or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

     SECTION 11.15 Other Laws. The Committee may refuse to issue or transfer any shares of Common Stock or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

     SECTION 11.16 No Trust or Fund Created. Neither the Plan nor an Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that a Participant acquires the right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company.

                                                                       EXHIBIT A

                            DEVON ENERGY CORPORATION

                         2003 LONG-TERM INCENTIVE PLAN

                              PERFORMANCE CRITERIA

Operational Criteria may include:

     - Reserve additions/replacements

     - Finding & development costs

     - Production volume

     - Production Costs

Financial Criteria may include:

     - Earnings (Net income, Earnings before interest, taxes, depreciation and amortization ("EBITDA"), Earnings per share)

     - Cash flow

     - Operating income

     - General and Administrative Expenses

     - Debt to equity ratio

     - Debt to cash flow

     - Debt to EBITDA

     - EBITDA to Interest

     - Return on Assets

     - Return on Equity

     - Return on Invested Capital

     - Profit returns/margins

     - Midstream margins

Stock Performance Criteria:

     - Stock price appreciation

     - Total stockholder return

     - Relative stock price performance

                              (DEVON ENERGY LOGO)

                              (OCEAN ENERGY LOGO)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Except to the extent indicated below, there is no charter provision, bylaw, contract, arrangement or statute under which any director or officer of Devon is insured or indemnified in any manner against any liability that he or she may incur in his or her capacity as such.

DEVON ENERGY CORPORATION

     Article VIII of Devon's restated certificate of incorporation, as amended, contains a provision, permitted by Section 102(b)(7) of the Delaware General Corporation Law, limiting the personal monetary liability of directors for breach of fiduciary duty as a director. This provision and Delaware law provide that the provision does not eliminate or limit liability:

     - for any breach of the director's duty of loyalty to Devon or its stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 of the Delaware General Corporation Law; or

     - for any transaction from which the director derived an improper personal benefit.

     Section 145 of the Delaware General Corporation Law permits indemnification against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with actions, suits or proceedings in which a director, officer, employee or agent is a party by reason of the fact that he or she is or was such a director, officer, employee or agent, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, in connection with actions by or in the right of the corporation, such indemnification is not permitted if such person has been adjudged liable to the corporation unless the court determines that, under all of the circumstances, such person is nonetheless fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Article X of Devon's restated certificate of incorporation, as amended, provides for such indemnification.

     Section 145 of the Delaware General Corporation Law also permits a corporation to purchase and maintain insurance on behalf of its directors and officers against any liability that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the corporation whether or not the corporation would have the power to indemnify such persons against such liabilities under the provisions of such sections. Devon has purchased such insurance.

     Section 145 of the Delaware General Corporation Law further provides that the statutory provision is not exclusive of any other right to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or independent directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     Article VIII of Devon's bylaws contains provisions regarding indemnification that parallel those described above.

     The amended and restated merger agreement, dated as of May 19, 1999, between Devon and PennzEnergy Company provides that for seven years after the effective time of the merger contemplated by that agreement, Devon will indemnify and hold harmless each person who was a director or officer of Devon or PennzEnergy prior to the effective time of that merger from their acts or omissions in those capacities occurring prior to the effective time of that merger to the fullest extent permitted by applicable law.

     The merger agreement, dated as of May 25, 2000, as amended, between Devon and Santa Fe Snyder Corporation provides that for six years after the effective time of the merger contemplated by that agreement, Devon will indemnify and hold harmless each person who was a director or officer of Santa Fe Snyder prior to the effective time of that merger from their acts or omissions in those capacities occurring prior to the effective time of that merger to the fullest extent permitted by applicable law.

     The amended and restated agreement and plan of merger, dated as of August 13, 2001, by and among Devon, Devon NewCo Corporation, Devon Holdco Corporation, Devon Merger Corporation, Mitchell Merger Corporation and Mitchell Energy & Development Corp. provides that for six years after the effective time of the merger contemplated by that agreement, Devon will cause the surviving corporation of the merger to indemnify and hold harmless to the fullest extent permitted under applicable law each person who was a director or officer of Mitchell prior to the effective time of that merger.


     The Pre-Acquisition Agreement, dated as of August 31, 2001, by and between Devon and Anderson Exploration Ltd. provides that after the effective time of the acquisition of Anderson, Devon will cause Anderson to indemnify and hold harmless to the fullest extent permitted under applicable law each person who was a director or officer of Anderson prior to the effective time of the Anderson acquisition.


     The agreement and plan of merger, dated as of February 23, 2003, by and among Devon, Devon NewCo Corporation and Ocean Energy, Inc. provides that after the effective time of the merger contemplated by that agreement, Devon will cause the surviving corporation of the merger to indemnify and hold harmless to the fullest extent permitted under applicable law each person who was a director or officer of Ocean prior to the effective time of that merger.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

          See Index to Exhibits, which is incorporated by reference in this item.

     (b) Financial Statement Schedule

          Not applicable.


     (c) Opinions



          The opinion of Deutsche Bank Securities Inc., financial advisor to Ocean, is attached to this document as Annex B.



          The opinion of Morgan Stanley & Co. Incorporated, financial advisor to Devon, is attached to this document as Annex C.


ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in provided, however, that paragraphs (1)(i) and (1)(ii)
        do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Devon pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of Devon's annual report pursuant to
     Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (6) That every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Oklahoma City, state of Oklahoma, on March 20, 2003.


                                          DEVON ENERGY CORPORATION

                                          By:     /s/ J. LARRY NICHOLS
                                            ------------------------------------
                                                     J. Larry Nichols
                                              Chairman, President and Chief
                                                    Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated.



                    SIGNATURE                                      TITLE                       DATE
                    ---------                                      -----                       ----
               /s/ J. LARRY NICHOLS                    Chairman, President and Chief      March 20, 2003
 ------------------------------------------------            Executive Officer
                 J. Larry Nichols


              /s/ WILLIAM T. VAUGHN                   Senior Vice President -- Finance    March 20, 2003
 ------------------------------------------------
                William T. Vaughn


               /s/ DANNY J. HEATLY                      Vice President -- Accounting      March 20, 2003
 ------------------------------------------------
                 Danny J. Heatly


                        *                                         Director                March 20, 2003
 ------------------------------------------------
                Thomas F. Ferguson


                        *                                         Director                March 20, 2003
 ------------------------------------------------
                 David M. Gavrin


                        *                                         Director                March 20, 2003
 ------------------------------------------------
                Michael E. Gellert


                        *                                         Director                March 20, 2003
 ------------------------------------------------
                   John A. Hill


                        *                                         Director                March 20, 2003
 ------------------------------------------------
                William J. Johnson


                        *                                         Director                March 20, 2003
 ------------------------------------------------
               Michael M. Kanovsky


                        *                                         Director                March 20, 2003
 ------------------------------------------------
                 J. Todd Mitchell

                    SIGNATURE                                      TITLE                       DATE
                    ---------                                      -----                       ----


                        *                                         Director                March 20, 2003
 ------------------------------------------------
             Robert A. Mosbacher, Jr.


                        *                                         Director                March 20, 2003
 ------------------------------------------------
                 Robert B. Weaver


---------------


*An asterisk denotes execution by J. Larry Nichols, William T. Vaughn or Marian
 J. Moon, as attorney-in-fact.

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  2.1     Agreement and Plan of Merger, dated as of February 23, 2003, by and among Devon Energy Corporation, Devon NewCo
          Corporation and Ocean Energy, Inc. (attached as Annex A to the joint proxy statement/prospectus forming a part of this registration statement)
 *5.1     Opinion of Mayer, Brown, Rowe & Maw regarding the legality of the shares of Devon Energy Corporation common stock to be registered under this Registration Statement
 *8.1     Opinion of Mayer, Brown, Rowe & Maw regarding the United
          States federal income tax consequences of the merger to
          Devon Energy Corporation
 *8.2     Opinion of Vinson & Elkins L.L.P. regarding the United
          States federal income tax consequences of the merger to
          Ocean Energy, Inc. stockholders
*10.1     Third Amendment to Employment Agreement by and among Devon
          Energy Corporation, Ocean Energy, Inc. and James T. Hackett
*10.2     Second Amendment to Severance Agreement by and among Devon
          Energy Corporation, Ocean Energy, Inc. and James T. Hackett
*23.1     Consent of Mayer, Brown, Rowe & Maw (contained in its
          opinions in Exhibits 5.1 and 8.1)
*23.2     Consent of Vinson & Elkins L.L.P. (contained in its opinion in Exhibit 8.2)
*23.3     Consent of KPMG LLP (as to its report on the consolidated
          financial statements of Devon Energy Corporation)
*23.4     Consent of KPMG LLP (as to its report on the consolidated
          financial statements of Ocean Energy, Inc.)
*23.5     Consent of Miller and Lents, Ltd.
*23.6     Consent of AJM Petroleum Consultants
*23.7     Consent of LaRoche Petroleum Consultants, Ltd.
*23.8     Consent of Paddock Lindstrom & Associates, Ltd.
*23.9     Consent of Ryder Scott Company, L.P.
*23.10    Consent of Gilbert Laustsen Jung Associates Ltd.
*23.11    Consent of Morgan Stanley & Co. Incorporated
*23.12    Consent of Deutsche Bank Securities Inc.
*24.1     Powers of Attorney of Devon Energy Corporation's directors
 99.1     Form of Proxy Card for Devon Energy Corporation's common
          stockholders
 99.2     Form of Proxy Card for holders of Northstar Energy
          Corporation's exchangeable shares
 99.3     Form of Proxy Card for Ocean Energy, Inc. common
          stockholders and Ocean Energy, Inc. Series B convertible
          preferred stockholders
*99.4     Lawsuit captioned Breakwater Partners, LP v. James T.
          Hackett, et. al. (Case No. 2003-10161), filed February 27,
          2003 in the District Court of Harris County, Texas
 99.5     Consent of Nominee (Milton Carroll)
 99.6     Consent of Nominee (Peter J. Fluor)
 99.7     Consent of Nominee (Robert L. Howard)
 99.8     Consent of Nominee (Charles F. Mitchell, M.D.)


---------------


* Included with the original filing of Devon Energy Corporation's registration statement (Registration No. 333-103679) on March 7, 2003.